   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1996
                                                      REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          EDGE PETROLEUM CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                                            76-0511037
         DELAWARE                    1311                (I.R.S. EMPLOYER
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL   IDENTIFICATION NO.)
      JURISDICTION OF     CLASSIFICATION CODE NUMBER)
     INCORPORATION OR
       ORGANIZATION)

  TEXACO HERITAGE PLAZA, 1111 BAGBY, SUITE 2100, HOUSTON, TEXAS 77002; (713)
                                   654-8960
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               JAMES D. CALAWAY
                                   PRESIDENT
                          EDGE PETROLEUM CORPORATION
                             TEXACO HERITAGE PLAZA
                            1111 BAGBY, SUITE 2100
                             HOUSTON, TEXAS 77002
                                (713) 654-8960
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
           GENE J. OSHMAN                         J. MICHAEL GOTTESMAN
        BAKER & BOTTS, L.L.P.                      477 MADISON AVENUE
        3000 ONE SHELL PLAZA                    NEW YORK, NEW YORK 10022
      HOUSTON, TEXAS 77002-4995                      (212) 308-2320
           (713) 229-1234

                               ----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                    MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED        REGISTERED(1)   PER SHARE(1)     PRICE(2)         FEE
-----------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share........       --             --         $2,745,957        $833
-----------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.
(2) Estimated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and based upon the book value as of September 30, 1996, of the securities to be received and/or canceled by the Registrant in exchange for the shares of Common Stock registered hereunder.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          EDGE PETROLEUM CORPORATION

                             TEXACO HERITAGE PLAZA
                            1111 BAGBY, SUITE 2100
                             HOUSTON, TEXAS 77002
                                (713) 654-8960

                                                                         , 1997

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of shareholders of Edge Petroleum Corporation, a Texas corporation ("Old Edge"), which will be
held at        , Houston, Texas on       , 1997 at     a.m., Houston time. A
notice of the special meeting, a proxy card and a Joint Proxy and Consent Solicitation Statement/Prospectus containing important information about the matters to be acted upon at the Special Meeting are enclosed.

  At the Special Meeting, you will be asked to approve and adopt a Combination Agreement that provides for the acquisition, directly or indirectly, by Edge Petroleum Corporation, a recently formed Delaware corporation (the "Company"), of substantially all of the interests in Edge Joint Venture II (the "Joint Venture"), through which Old Edge conducts substantially all of its exploration and production operations. Consummation of the Combination Agreement is conditioned on the simultaneous closing of an initial public offering of the common stock of the Company.

  If the Combination Agreement is approved and adopted and the transactions contemplated thereby (whereby the Company proposes to acquire the direct and indirect interests in the Joint Venture in exchange for shares of common stock of the Company) are consummated, (i) each outstanding share of common stock of Old Edge will be converted into the right to receive 22.307862 shares of common stock of the Company, (ii) Old Edge will be merged with Edge Mergeco, Inc. and will become a wholly owned subsidiary of the Company, (iii) the Company will succeed to the ownership, directly or indirectly, of substantially all of the interests in the Joint Venture and (iv) the Company will become an independent, publicly held company.

  Your Board of Directors believes that the proposed Combination Agreement and the plan of merger included therein are in the best interests of Old Edge and its shareholders and recommends that you vote FOR approval and adoption of this matter.

  You are urged to read carefully the Joint Proxy and Consent Solicitation Statement/Prospectus and the appendices thereto in their entirety for a complete description of the transactions. Whether or not you plan to attend the Special Meeting, please be sure to date, sign and return the proxy card in the enclosed postage paid envelope as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes.

                                          Sincerely,

                                          John E. Calaway
                                          Chairman of the Board

                          EDGE PETROLEUM CORPORATION
                             TEXACO HERITAGE PLAZA
                            1111 BAGBY, SUITE 2100
                             HOUSTON, TEXAS 77002
                                (713) 654-8960

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON       , 1997

TO OUR SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that a special meeting of shareholders (together with any adjournment or postponement thereof, the "Special Meeting") of Edge Petroleum Corporation, a Texas corporation ("Old Edge"), will be held at
      , Houston, Texas on      ,       , 1997 at     a.m., Houston time, for
the following purposes:

    1. To consider and vote upon a proposal to approve and adopt a Combination Agreement dated December 2, 1996 among Old Edge, Edge Group II Limited Partnership, a Connecticut limited partnership, Edge Group Partnership, a Connecticut general partnership, Gulfedge Limited Partnership, a Texas limited partnership, Edge Mergeco, Inc., a Texas corporation that is a wholly owned subsidiary of the Company ("Mergeco"), and Edge Petroleum Corporation, a Delaware corporation (the "Company"), and the plan of merger (the "Plan of Merger") included therein, pursuant to which Mergeco will merge with and into Old Edge. Pursuant to the Combination Agreement, among other things, (i) each issued and outstanding share of common stock of Old Edge would be converted into 22.307862 shares of common stock of the Company, (ii) Mergeco would merge with and into Old Edge and (iii) Old Edge would become a wholly owned subsidiary of the Company. The terms of the Combination Agreement are described in detail in the attached Joint Proxy and Consent Solicitation Statement/Prospectus, and the full text of the Combination Agreement is included as Appendix A thereto.

    2. To transact such other business as may properly come before the Special Meeting.

  Holders of record of shares of common stock of Old Edge at the close of
business on       , 1997, the record date for the Special Meeting, are
entitled to notice of and to vote at the Special Meeting. The affirmative vote of the holders of record of at least two-thirds of the outstanding shares of common stock of Old Edge entitled to vote at the Special Meeting is necessary to approve and to adopt the Combination Agreement and the Plan of Merger included therein.

  To assure that your interests will be represented at the Special Meeting, regardless of whether you plan to attend in person, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. This action will not limit your right to vote in person if you wish to attend the Special Meeting and vote personally.

                                          By Order of the Board of Directors

                                          Richard S. Dale
                                          Controller, Treasurer and Secretary

Houston, Texas
    , 1997

     PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT
               YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
     PRELIMINARY JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS
                 SUBJECT TO COMPLETION, DATED DECEMBER 4, 1996

                                  -----------

                 PROXY STATEMENT OF EDGE PETROLEUM CORPORATION,
                              A TEXAS CORPORATION

                                  -----------

      CONSENT SOLICITATION STATEMENT OF EDGE GROUP II LIMITED PARTNERSHIP,
                       A CONNECTICUT LIMITED PARTNERSHIP

                                  -----------

                   PROSPECTUS OF EDGE PETROLEUM CORPORATION,
                             A DELAWARE CORPORATION

                                  -----------

  This Joint Proxy and Consent Solicitation Statement/Prospectus is being furnished to (i) shareholders of Edge Petroleum Corporation, a Texas corporation ("Old Edge"), (ii) the general and limited partners of Edge Group
II Limited Partnership, a Connecticut limited partnership ("Edge Group II"),
(iii) the limited partners of Gulfedge Limited Partnership, a Texas limited partnership ("Gulfedge"), and (iv) Edge Group Partnership, a Connecticut
general partnership ("Edge Group"). This Joint Proxy and Consent Solicitation Statement/Prospectus relates to the proposed acquisition, directly or indirectly, by Edge Petroleum Corporation, a recently formed Delaware corporation (the "Company"), of substantially all the interests in Edge Joint Venture II, a Texas general partnership (the "Joint Venture"), pursuant to the terms of the Combination Agreement dated December 2, 1996 (the "Combination Agreement") by and among the Company, Old Edge, Edge Group II, Gulfedge and
Edge Group. The Combination Agreement provides for (i) a merger (the "Merger") of Edge Mergeco, Inc., a Texas corporation that is a wholly owned subsidiary of the Company organized for this purpose ("Mergeco"), with and into Old Edge,
(ii) an exchange offer (the "Edge Group II Exchange Offer") to the general and limited partners of Edge Group II, (iii) an exchange offer (the "Gulfedge Exchange Offer") to the limited partners of Gulfedge and (iv) a purchase offer (the "Edge Group Purchase Offer") to Edge Group. The Merger, the Edge Group II Exchange Offer, the Gulfedge Exchange Offer and the Edge Group Purchase Offer are collectively referred to herein as the "Combination Agreement
Transactions." See "The Combination Agreement." Contemporaneously with the consummation of the Combination Agreement Transactions, the Company intends to complete an initial public offering (the "Offering") of shares of its common stock, par value $0.01 per share (the "Common Stock").
  SEE "RISK FACTORS" BEGINNING ON PAGE 21 OF THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE COMBINATION AGREEMENT TRANSACTIONS.
  This Joint Proxy and Consent Solicitation Statement/Prospectus serves as the Proxy Statement of Old Edge for the special meeting of shareholders of Old Edge
to be held on      , 1997 (the "Special Meeting"). At the Special Meeting, the
shareholders of Old Edge will be asked to approve and adopt the Combination Agreement and the Plan of Merger included therein. If the Combination
Agreement, including the Plan of Merger, is approved and adopted and the Merger becomes effective, each outstanding share of common stock, par value $0.01 per share, of Old Edge ("Old Edge Common Stock") will be converted into 22.307862 shares of Common Stock of the Company, and Old Edge will become a wholly owned subsidiary of the Company. In the Merger, the shareholders of Old Edge will be entitled to receive in the aggregate 2,334,085 shares of Common Stock (subject to adjustment to eliminate fractional shares) of the Company in exchange for all the issued and outstanding shares of Old Edge Common Stock. See "The Merger and the Special Meeting." This Joint Proxy and Consent Solicitation Statement/Prospectus, together with the accompanying form of proxy, is first
being mailed to shareholders of Old Edge on or about      , 1997.
  Under the terms of the Edge Group II Exchange Offer, the limited and general partners will be entitled to receive in the aggregate 2,209,306 shares of
Common Stock (subject to adjustment to eliminate fractional shares) in exchange for all the outstanding limited and general partner interests in Edge Group II. The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the Edge Group II Letter of
                                                   (continued on following page)
                                  -----------

  THE SECURITIES TO WHICH THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/ PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Joint Proxy and Consent Solicitation Statement/Prospectus is
                                       , 1997.

Acceptance furnished herewith to the general and limited partners of Edge Group II, to exchange for all of the general partner interests in Edge Group II a number of shares of Common Stock equal to the whole number nearest to the sum of (i) the GP's Before Payout Shares (which shares are attributable to the general partners' 1% interest in distributions before Edge Group II distributes to its partners $20,188,636 (the "Payout Amount")), (ii) the GP's Management Fee Shares (which shares are attributable to the general partners' accrued but unpaid and future cash flow-based management fees), and (iii) the GP's After Payout Shares (which shares are attributable to the general partners' 25% interest in distributions after Edge Group II distributes to its partners the Payout Amount) (such shares are collectively referred to herein as the "GP Exchange Shares"). The "GP's Before Payout Shares" are a number of shares of Common Stock equal to the quotient of (i) $201,886 (which equals 1% of the Payout Amount) divided by (ii) the initial public offering price in the Offering per share of Common Stock (the "IPO price"). The "GP's Management Fee Shares" are a number of shares of Common Stock equal to the quotient of (i) the sum of (A) $1,332,450 (which equals the general partners' accrued but unpaid management fees) plus (B) 3% multiplied by 2,209,306 (which equals the total number of shares of Common Stock being offered for all limited and general partner interests in Edge Group II) multiplied by the IPO price (which product in (B) is attributable to the general partners' future cash flow-based management fees) (such sum in (i) is referred to herein as the "Management Fee Amount") divided by (ii) the IPO price. The "GP's After Payout Shares" are a number of shares of Common Stock equal to the quotient of (i) 25% of the difference between (A) the product of the IPO price multiplied by 2,209,306 and (B) the sum of (1) the Payout Amount plus (2) the Management Fee Amount divided by (ii) the IPO price. The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the Edge Group II Letter of Acceptance furnished herewith to the general and limited partners of Edge Group II, to exchange for each unit that represents a limited partner interest attributable to an original capital contribution of $70,500 in Edge Group II (each, an "Edge Group II Unit"), a number of shares of Common Stock equal to the quotient of (i) the difference between (A) 2,209,306 (the aggregate number of shares of Common Stock being offered in exchange for all limited and general partner interests in Edge Group II) and (B) the aggregate number of the GP Exchange Shares, divided by (ii) 189 (the total number of Edge Group II Units outstanding). The number of shares being offered respectively for the limited and general partner interests in Edge Group II, which will vary depending on the IPO price, is more fully described elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus under "The Combination Transactions--Background of and Reasons for the Combination Transactions." Assuming an IPO price of $16.00 per share of Common Stock, the limited partners of Edge Group II would be entitled to receive in the aggregate 1,847,641 shares of Common Stock (9,776 shares for each Edge Group II Unit tendered), and the general partners of Edge Group II would be entitled to receive in the aggregate 361,665 shares of Common Stock, in exchange for all of the outstanding interests in Edge Group II.

  This Joint Proxy and Consent Solicitation Statement/Prospectus serves as the Consent Solicitation Statement of Edge Group II in connection with the solicitation by the general partners of Edge Group II of written consents from partners of Edge Group II approving the transfer of the general partner interests in Edge Group II to the Company or its permitted assigns and the withdrawal of the current general partners as general partners of Edge Group II (the "Change of Edge Group II General Partners"). A partner's tender of his or her interests in Edge Group II will not be accepted unless he or she also consents to the Change of Edge Group II General Partners unless such requirement with respect to a specific partner's tender is waived by the Company, which waiver will only be given if other partners of Edge Group II whose aggregate contributions to capital of Edge Group II represent at least 60% of the aggregate contributions to capital of all partners of Edge Group II have consented to the Change of Edge Group II General Partners. See "The Edge Group II Exchange Offer and Consent Solicitation--The Consent Solicitation." Those limited partners of Edge Group II who tender their respective Edge Group II Units in exchange for shares of Common Stock will by so tendering have consented to, approved and ratified the terms of the Edge Group II Exchange Offer and the other Combination Transactions, including the number of shares of Common Stock that will be issued to the general partners of Edge Group II. Accordingly, by tendering Edge Group II Units, limited partners of Edge Group II will approve the overall terms and structure of the Edge Group II Exchange Offer and will give up any right to challenge any aspect of the general partners' and their affiliates' (including Old Edge and its management) actions regarding the Combination Transactions, including, without limitation, the allocation of shares among any parties receiving shares in the Combination Transactions and further specifically including any decisions regarding the shares of Common Stock being offered by the Company for the general partner interests in Edge Group II. See "Risk Factors--Risks Associated with the Combination Transactions--Effect of the Edge Group II Exchange Offer on Exchanging Limited Partners of Edge Group II" and "The Edge Group II Exchange Offer and Consent Solicitation--Description."

  The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the Gulfedge Letter of Acceptance furnished herewith to the limited partners of Gulfedge, to exchange for each unit that represents a limited partner interest attributable to an original capital contribution of $64,500 in Gulfedge (each, a "Gulfedge Unit") 10,617 shares of Common Stock, which number is equal to the whole number nearest to the quotient of (i) 74,317 (the aggregate number of shares of Common Stock (subject to adjustment to eliminate fractional shares) being offered hereby in exchange for all the outstanding Gulfedge Units) divided by (ii) 7 (the total number of Gulfedge Units outstanding). Old Edge will continue as the general partner of Gulfedge. Those limited partners of Gulfedge who tender their respective Gulfedge Units in exchange for shares of Common Stock will by so tendering have consented to, approved and ratified the terms of the Gulfedge Exchange Offer and the other Combination Transactions. Accordingly, by tendering Gulfedge Units, limited partners of Gulfedge will approve the overall terms and structure of the Gulfedge Exchange Offer and will give up any right to challenge any aspect of Old Edge's and its officers', directors' and other affiliates' actions regarding the Combination Transactions, including, without limitation, the allocation of shares among any parties receiving shares in the Combination Transactions. See "Risk Factors--Risks Associated with the Combination Transactions--Effect of the Gulfedge Exchange Offer on Exchanging Limited Partners of Gulfedge" and "The Gulfedge Exchange Offer."

  The Company hereby offers, upon the terms and conditions set forth herein and in the Edge Group Letter of Acceptance furnished herewith to Edge Group, to purchase all of Edge Group's general partner interest in the Joint Venture ("Edge Group's Joint Venture Interest") for consideration consisting of an aggregate of 42,896 shares of Common Stock. See "The Edge Group Purchase Offer."

  Consummation of the Combination Agreement Transactions is subject to certain conditions, including, among other things: (i) the approval of the Plan of Merger by the shareholders of Old Edge, (ii) the acceptance of the Edge Group II Exchange Offer by the general partners and by limited partners holding at least 70% of the outstanding Edge Group II Units (which will thereby include the requisite approval of the Change of Edge Group II General Partners by partners of Edge Group II whose aggregate contributions to capital of Edge Group II represent at least 60% of the aggregate contributions to capital of all partners of Edge Group II) and (iii) the closing of the Offering at an IPO price of at least $15.00 per share. See "The Combination Agreement-- Conditions." Assuming that the foregoing conditions are satisfied and that all parties accept shares of Common Stock in the Combination Agreement Transactions, upon consummation of the Combination Agreement Transactions and the Offering, (i) the Company will become an independent, publicly held company, (ii) holders of Old Edge Common Stock will become stockholders of the Company rather than shareholders of Old Edge, (iii) the partners of Edge Group II and Gulfedge who exchange their interests for shares of Common Stock will become stockholders of the Company rather than partners of Edge Group II and Gulfedge, respectively, (iv) the Company will become the general partner of and own all of the partner interests in Edge Group II, (v) the Company will own all of the limited partner interests in Gulfedge, (vi) Edge Group will become a stockholder of the Company and (vii) direct and indirect ownership of all of the interests in the Joint Venture will be combined in the Company. This Joint Proxy and Consent Solicitation Statement/Prospectus constitutes a prospectus of the Company with respect to the shares of Common Stock to be issued in the Combination Agreement Transactions.

                               ----------------

  No persons have been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Joint Proxy and Consent Solicitation Statement/Prospectus in connection with the solicitation of proxies and consents or the offering of the securities made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by the Company, Old Edge or Edge Group II. This Joint Proxy and Consent Solicitation Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy or consent, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy or consent solicitation. Neither the delivery of this Joint Proxy and Consent Solicitation Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of the Company, Old Edge or Edge Group II since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date.

  Until       , 1997 (25 days after the date of this Joint Proxy and Consent
Solicitation Statement/Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Joint Proxy and Consent Solicitation Statement/Prospectus. This is in addition to the obligation of dealers to deliver a Joint Proxy and Consent Solicitation Statement/Prospectus when acting as soliciting dealers.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Summary...................................................................   1
  The Companies...........................................................   1
  The Combination Transactions............................................   2
  Background of and Reasons for the Combination Transactions..............   3
  Recommendation of Old Edge's Board of Directors.........................   4
  Recommendation of the General Partners of Edge Group II.................   5
  Recommendation of the General Partner of Gulfedge.......................   5
  Risk Factors............................................................   5
  The Merger and the Special Meeting of Old Edge..........................   8
  The Edge Group II Exchange Offer and Consent Solicitation...............   9
  The Gulfedge Exchange Offer.............................................  11
  The Edge Group Purchase Offer...........................................  11
  Accounting Treatment....................................................  12
  Principal Federal Income Tax Consequences...............................  12
  Interests of Certain Persons and Affiliates in the Combination
   Transactions...........................................................  13
  Summary Historical Combined Financial and Operating Data of the Company.  15
  Ownership of the Joint Venture; Current Structure.......................  18
  Ownership of the Company; Post-Combination..............................  19
  Ownership of the Joint Venture; Post-Combination........................  20
Risk Factors..............................................................  21
  Risks Associated with the Combination Transactions......................  21
  Risks Associated with the Business of the Company.......................  25
Dividend Policy...........................................................  30
The Combination Transactions..............................................  30
  General.................................................................  30
  Background of and Reasons for the Combination Transactions..............  30
  Effects of the Combination Transactions.................................  34
  Consequences of the Dissolution of the Joint Venture if the Combination
   Transactions Are Not Consummated.......................................  36
  Conflicts of Interest; Interests of Certain Persons and Affiliates in
   the Combination Transactions...........................................  36
  Accounting Treatment....................................................  40
  Dissenters' Rights......................................................  40
  Inclusion on Nasdaq National Market.....................................  43
  Restrictions on Resale by Affiliates....................................  43
  Expenses................................................................  43
The Combination Agreement.................................................  44
  General.................................................................  44
  Effective Time of the Combination Agreement Transactions................  44
  Representations and Warranties..........................................  44
  Conditions..............................................................  44
  Conduct of Business Prior to the Combination............................  45
  Termination or Amendment of the Combination Agreement...................  45
  Indemnification.........................................................  45
The Merger and the Special Meeting........................................  46
  General.................................................................  46
  Recommendation of the Board of Directors................................  46
  Record Date; Quorum.....................................................  46
  Vote Required...........................................................  47
  Counting of Votes.......................................................  47
  Proxies.................................................................  47
  Other Matters to be Considered..........................................  47

                                                                            PAGE
                                                                            ----
  Solicitation of Proxies.................................................   47
  Procedure to Exchange Certificates in the Merger........................   48
The Edge Group II Exchange Offer and Consent Solicitation.................   49
  Description.............................................................   49
  The Consent Solicitation................................................   50
  Recommendation of the General Partners of Edge Group II.................   50
  Procedure for Tendering Interests; Consent Procedure....................   51
  Acceptance of Tenders; Delivery of Shares...............................   51
  Revocation of Tenders and Consents......................................   51
  Representations and Covenants...........................................   51
  Expiration Date, Amendments, Etc........................................   52
  Validity of Tenders.....................................................   52
  Solicitation of Letters of Acceptance...................................   52
The Gulfedge Exchange Offer...............................................   53
  General.................................................................   53
  Recommendation of the General Partner of Gulfedge.......................   53
  Procedure for Tendering Interests.......................................   54
  Acceptance of Tenders; Delivery of Shares...............................   54
  Revocation of Tenders...................................................   54
  Representations and Covenants...........................................   54
  Expiration Date, Amendments, Etc........................................   54
  Validity of Tenders.....................................................   55
  Solicitation of Letters of Acceptance...................................   55
The Edge Group Purchase Offer.............................................   56
  General.................................................................   56
  Procedure for Acceptance................................................   56
  Purchase; Delivery of Shares............................................   56
  Revocation of Acceptance................................................   56
  Representations and Covenants...........................................   56
  Expiration Date, Amendments, Etc........................................   57
  Validity of Acceptance..................................................   57
  Solicitation of Letter of Acceptance....................................   57
Capitalization............................................................   58
Selected Historical Financial and Operating Data..........................   59
  The Company.............................................................   59
  The Joint Venture.......................................................   60
  Old Edge................................................................   61
  Edge Group II...........................................................   62
  Gulfedge................................................................   63
  Edge Group's Joint Venture Interest.....................................   64
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   65
  The Company.............................................................   65
  Old Edge................................................................   72
  The Joint Venture, Edge Group II, Gulfedge and Edge Group...............   77
Business of the Company...................................................   84
Management................................................................  105
Information Concerning the Joint Venture..................................  113
Information Concerning Old Edge...........................................  116
Information Concerning Edge Group II......................................  117
Information Concerning Gulfedge...........................................  117
Security Ownership of Certain Beneficial Owners and Management............  118
  The Company.............................................................  118
  Old Edge................................................................  120

                                                                           PAGE
                                                                           ----
  Edge Group II...........................................................  122
  Gulfedge................................................................  123
Certain Transactions......................................................  124
Certain Federal Income Tax Consequences...................................  128
  Introduction............................................................  128
  Holders of Interests in Edge Group II...................................  128
  Holders of Gulfedge Units...............................................  131
  Edge Group..............................................................  133
  Holders of Old Edge Common Stock........................................  134
  The Company.............................................................  135
  Foreign Exchanging Holders..............................................  136
  Other Taxation..........................................................  136
Comparison of Securityholder Rights.......................................  137
  Introduction............................................................  137
  Federal Income Taxation.................................................  137
  Management..............................................................  137
  Voting Rights...........................................................  139
  Special Meetings........................................................  140
  Amendments to Organizational Documents..................................  140
  Mergers and Other Fundamental Transactions..............................  141
  Dividends and Distributions.............................................  142
  Liquidation Rights......................................................  143
  Limited Liability.......................................................  143
  Continuity of Existence.................................................  143
  Financial Reporting.....................................................  143
  Redemption..............................................................  144
  Conversion Rights.......................................................  144
  Right to Compel Dissolution.............................................  144
  Liquidity, Marketability and Restrictions on Transfer...................  144
  Certain Legal Rights of Securityholders and Limitations on Liability of
   Management.............................................................  144
  Right to List of Holders; Inspection of Books and Records...............  146
  Dissenters' Rights of Appraisal.........................................  147
Description of Capital Stock of the Company...............................  148
Plan of Distribution......................................................  151
Legal Matters.............................................................  152
Experts...................................................................  152
Available Information.....................................................  153
Glossary of Certain Industry Terms........................................  154
Financial Statements......................................................  F-1
  The Company.............................................................  F-3
  The Joint Venture....................................................... F-29
  Old Edge................................................................ F-46
  Edge Group II........................................................... F-62
  Gulfedge................................................................ F-79
Appendices
  The Combination Agreement...............................................    A
  Edge Group II Letter of Acceptance......................................    B
  Gulfedge Letter of Acceptance...........................................    C
  Edge Group Letter of Acceptance.........................................    D
  Ryder Scott Report......................................................    E
  Rights of Dissenting Shareholders, Articles 5.11, 5.12 and 5.13 of the
   Texas Business Corporation Act.........................................    F

                                    SUMMARY

  The following summary is a summary of certain information contained elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus and the appendices hereto. Offerees are urged to carefully read this Joint Proxy and Consent Solicitation Statement/Prospectus and the appendices hereto in their entirety. Unless otherwise indicated, the information in this Joint Proxy and Consent Solicitation Statement/Prospectus relating to the Company (i) gives effect to the Combination Transactions (as defined below under "--The Combination Transactions") and assumes that all interests that are the subject of those transactions are acquired by the Company in exchange for the issuance of approximately 4,682,000 shares of Common Stock, and (ii) assumes that the over-allotment option of the underwriters for the Offering will not be exercised. Unless otherwise indicated by the context, references herein to the "Company" mean Edge Petroleum Corporation, a Delaware corporation that is the issuer of the Common Stock offered hereby, and its corporate and partnership subsidiaries and predecessors. Certain terms used herein relating to the oil and natural gas industry are defined in the Glossary of Certain Industry Terms included elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus.

THE COMPANIES

  The Joint Venture. The Joint Venture is a Texas general partnership that engages in oil and gas exploration and production operations primarily along the onshore United States Gulf Coast. The general partners of the Joint Venture are Old Edge, Edge Group II, Gulfedge and Edge Group. The initial sharing ratio, which determines the allocation of net income and other items, as well as the allocation of distributable cash, is approximately 29.1%, 67.3%, 2.3% and 1.3%, respectively. This sharing ratio is subject to adjustment when the value of cash and carried interests and other property distributed to each venturer reaches certain levels. See "--Ownership of the Joint Venture; Current Structure." The mailing address and telephone number of the Joint Venture's executive offices are c/o Edge Petroleum Corporation, Texaco Heritage Plaza, 1111 Bagby, Suite 2100, Houston, Texas 77002, (713) 654-8960.

  Old Edge. Old Edge is a Texas corporation and, as managing venturer of the Joint Venture, generally directs and exercises control over all activities of the Joint Venture. Immediately following consummation of the Merger, Old Edge will change its name to "Edge Petroleum Corporation of Texas." The mailing address and telephone number of Old Edge's executive offices are Texaco Heritage Plaza, 1111 Bagby, Suite 2100, Houston, Texas 77002, (713) 654-8960.

  Edge Group II. Edge Group II is a Connecticut limited partnership whose assets consist solely of its interest in the Joint Venture. Edge Group II's consent is required prior to certain actions of the Joint Venture, including its acquisition of leases, purchase of capital, incurrence of debt and adoption of budgets. The general partners of Edge Group II are Mr. John Sfondrini and Napamco, Ltd. ("Napamco"), a company wholly owned by Mr. Sfondrini. The mailing address and telephone number of Edge Group II's executive offices are 36 Catoonah Street, Unit #16, P.O. Box 1248, Ridgefield, Connecticut 06875, (203) 894-8244.

  Gulfedge. Gulfedge is a Texas limited partnership whose assets consist solely of its interest in the Joint Venture. Old Edge is the general partner of Gulfedge. There are two limited partners of Gulfedge. The mailing address and telephone number of Gulfedge's executive offices are Texaco Heritage Plaza, 1111 Bagby, Suite 2100, Houston, Texas 77002, (713) 654-8960.

  Edge Group. Edge Group is a Connecticut general partnership whose assets include, among other things, an interest in the Joint Venture. The three partners of Edge Group are partnerships of which Mr. Sfondrini and

Napamco are the general partners. The mailing address and telephone number of Edge Group's executive offices are 36 Catoonah Street, Unit #16, P.O. Box 1248, Ridgefield, Connecticut 06875, (203) 894-8244.

  The Company. The Company is a Delaware corporation formed in August 1996 that has not conducted any significant activities to date other than those incident to its formation, its activities in connection with the Offering, its execution of the Combination Agreement and of the Purchase Agreement (as defined below under "--The Combination Transactions") and its participation in the preparation of this Joint Proxy and Consent Solicitation Statement/Prospectus. As a result of the Combination Transactions, Old Edge will become a wholly owned subsidiary of the Company and the ownership of substantially all the interests in the Joint Venture will, directly or indirectly, be combined in the Company. Initially, the business of the Company will be substantially the same business currently conducted by Old Edge and the Joint Venture, and the description of the business and the operations of the Company in this Joint Proxy and Consent Solicitation Statement/Prospectus includes the business and operations of the Joint Venture and Old Edge that are directly and indirectly being acquired in the Combination Transactions. The mailing address and telephone number of the Company's executive offices are Texaco Heritage Plaza, 1111 Bagby, Suite 2100, Houston, Texas 77002, (713) 654-8960.

  Mergeco. Mergeco, a recently formed Texas corporation, is a wholly owned subsidiary of the Company that was formed solely to effect the Merger. The mailing address and telephone number of Mergeco's executive offices are Texaco Heritage Plaza, 1111 Bagby, Suite 2100, Houston, Texas 77002, (713) 654-8960.

THE COMBINATION TRANSACTIONS

  General. In the Combination Transactions, the Company plans to complete (i) the Merger, (ii) the Edge Group II Exchange Offer, (iii) the Gulfedge Exchange Offer, (iv) the Edge Group Purchase Offer and (v) the James C. Calaway Exchange (as defined below). Upon consummation of the Combination Transactions, the Company expects to acquire directly or indirectly substantially all of the interests in the Joint Venture. See "--Ownership of the Joint Venture; Post-Combination." The Company does not expect to seek to consummate any of the Combination Transactions unless the Merger, the Edge Group II Exchange Offer (with at least a 70% acceptance level) and the Offering are each closed. The number of shares of Common Stock to be issued in the Combination Transactions will depend on (i) the number of shareholders of Old Edge who exercise dissenters' rights in connection with the Merger, (ii) the number of partners who elect to retain their current interests in Gulfedge and Edge Group II in lieu of receiving Common Stock, (iii) whether Edge Group accepts the Edge Group Purchase Offer and (iv) the number of shares issued in the James C. Calaway Exchange.

  Conditions. Consummation of the Combination Transactions is subject to certain conditions, including, among other things: (i) the approval of the Plan of Merger by the shareholders of Old Edge, (ii) the acceptance of the Edge Group II Exchange Offer by the general partners and by limited partners holding at least 70% of the outstanding Edge Group II Units (which will thereby include the requisite approval of the Change of Edge Group II General Partners by partners of Edge Group II whose aggregate contributions to capital of Edge Group II represent at least 60% of the aggregate contributions to capital of all partners of Edge Group II) and (iii) the closing of the Offering at an IPO price to the public of at least $15.00 per share. See "The Combination Agreement--Conditions."

  The James C. Calaway Exchange. Mr. James C. Calaway acquired a 1% reversionary working interest and a .2% overriding royalty interest (collectively, the "J.C. Calaway Interests") in certain undrilled prospects and subsequently acquired properties of the Joint Venture effective December 20, 1994. In connection with the Combination Agreement Transactions and the Company's proposed acquisition of substantially all the interests in the Joint Venture, the Company and Mr. James C. Calaway entered into a Purchase Agreement dated December 2, 1996 (the "Purchase Agreement") pursuant to which Mr. James
C. Calaway has agreed to exchange (the "James C. Calaway Exchange") certain of the J.C. Calaway Interests for that number of shares of Common Stock equal to the whole number nearest to the higher of (i) the quotient of (a) $346,697 (which is the estimated future net revenues as of September 30, 1996 attributable to the J.C. Calaway Interests being exchanged as determined by Ryder Scott Company) divided by (b) the IPO price (such quotient in (i) is referred to herein as the "1996 Valuation Shares") and (ii) the quotient of (a) the estimated future net reserves attributable to the J.C. Calaway Interests being exchanged as determined by Ryder Scott Company in a reserve report as of a date subsequent to September 30, 1996 but prior to the closing of the Purchase Agreement (such date is hereinafter referred to as the "1997 Determination Date") and for which the results of such reserve report are included in the final prospectus for the Offering and (b) the IPO price (such quotient in (ii) is referred to herein as the "1997 Valuation Shares"). Assuming an IPO price of $16.00 per share and that the 1996 Valuation Shares are higher in number than the 1997 Valuation Shares, Mr. James C. Calaway would be entitled to receive 21,669 shares of Common Stock. Mr. James C. Calaway has also agreed to pay the Company the dollar amount of any revenues attributable to the J.C. Calaway Interests received by him for income for production after either September 30, 1996 (if the 1996 Valuation Shares are higher in number) or the 1997 Determination Date (if the 1997 Valuation Shares are higher in number) and prior to the closing of the Purchase Agreement. Closing of the Purchase Agreement is conditioned upon the closing of both the Offering and the Combination Agreement Transactions. See "The Combination Agreement--Conditions." The James C. Calaway Exchange and the Combination Agreement Transactions are collectively referred to as the "Combination Transactions."

  Shares to be Issued. The following table sets forth the number of shares to be issued in the Combination Transactions and the Offering, assuming all parties accept Common Stock in the Combination Transactions (excluding any restricted stock and stock options and assuming that the over-allotment option of the underwriters for the Offering is not exercised) and the percentages of shares issued prior to and after giving effect to the Offering (subject to adjustment to eliminate fractional shares):

                                                  PERCENTAGE OF   PERCENTAGE OF
                                                  SHARES TO BE    SHARES TO BE
                                       NUMBER OF ISSUED PRIOR TO  ISSUED AFTER
                                       SHARES TO  GIVING EFFECT   GIVING EFFECT
             TRANSACTION               BE ISSUED TO THE OFFERING TO THE OFFERING
             -----------               --------- --------------- ---------------
Shares to be issued in the Merger....  2,334,085      49.8%           34.9%
Shares to be issued in the Edge Group
 II Exchange Offer...................  2,209,306      47.2            33.1
Shares to be issued in the Gulfedge
 Exchange Offer......................     74,317       1.6             1.1
Shares to be issued in the Edge Group
 Purchase Offer......................     42,896       0.9             0.7
Shares to be issued in the James C.
 Calaway Exchange (1)................     21,669       0.5             0.3
Shares to be issued in the Offering..  2,000,000        --            29.9
                                       ---------      ----            ----
Total................................  6,682,273       100%            100%
                                       =========      ====            ====

--------
(1) Calculated based on the 1996 Valuation Shares and assuming an IPO price of $16.00 per share.

BACKGROUND OF AND REASONS FOR THE COMBINATION TRANSACTIONS

  Background of the Joint Venture. The Joint Venture was formed on April 8, 1991 by Old Edge, Edge Group II, Gulfedge and Edge Group. Old Edge is managing venturer of the Joint Venture. The sharing ratios for the participants in the Joint Venture are described in "--Ownership of the Joint Venture; Current Structure" and "Information Concerning the Joint Venture." The term of the Joint Venture originally was to have expired on April 8, 1996. For information concerning the rights of the venturers upon the dissolution of the Joint Venture under its original terms, see "The Combination Transactions--Background of and Reasons for the Combination Transactions." At the time of its formation, the Joint Venture was primarily involved in the generation of drilling prospects for major, large independent and other energy participants.

  Determination to Postpone the Dissolution of the Joint Venture. By 1992, as a result of the decrease in drilling risks made possible by certain technological advances, the Joint Venture began to acquire or retain working interests in the prospects generated by Old Edge on behalf of the Joint Venture and to drill for the account of the Joint Venture, while de-emphasizing the prospect generation portion of its business. During 1995, the venturers began to consider the approaching dissolution date of the Joint Venture in April 1996. The venturers recognized that, given the change in the nature of the Joint Venture's operations, both the proposed dissolution date and the terms of the dissolution of the Joint Venture were no longer appropriate. See "The Combination Transactions--Background of and Reasons for the Combination Transactions." During the fourth quarter of 1995, the venturers agreed that the Joint Venture would dissolve on December 31, 1996 and began discussions regarding the modification of certain provisions in the Joint Venture Agreement, primarily regarding distributions and the parties' post-dissolution rights. These changes were formalized in the Extension Agreement dated as of April 8, 1996. For a description of the amended dissolution provisions, see "Information Concerning the Joint Venture."

  The Combination Transactions. In early 1996, the venturers began to discuss the structure of a transaction in which they would each have the opportunity to participate in the future potential of Old Edge's business through the formation of a combined company, while giving an option to the partnership investors of electing not to participate in the transaction and thereby retaining, indirectly, the right to a proportionate interest in distributions upon the dissolution of the Joint Venture. At this time, management of Old Edge was also considering the feasibility of an initial public offering involving the combined company. The parties recognized that the increased asset base that would be achieved by retaining the assets of the Joint Venture under common ownership would increase the chances of a successful initial public offering and assure continuity in the exploitation of prospects that Old Edge believed had significant potential.

  The predominant issue in connection with the discussions regarding the formation of the combined company was the percentage interest in the combined company that would be allocated to the investors in each of the venturers. Although Old Edge's initial sharing ratio in the Joint Venture was 29.1%, the parties recognized that Old Edge should be allocated a higher percentage because of (i) Old Edge's claimed rights under the original and amended terms of the Joint Venture Agreement to retain certain of the Joint Venture's prospects and the Joint Venture's regional data base and technology, including seismic data, (ii) the "going concern value" of Old Edge's business, in particular its position within the industry and the expertise of its management and technical team and (iii) the fact that the parties projected that a sharing ratio shift would take place prior to the end of the wind-down period of the Joint Venture. Based on these factors the parties concluded that the appropriate percentage interest in the combined company that would be allocated to the investors in each of the venturers would be as follows: Old Edge--50%, Edge Group II--47.5%, Gulfedge--1.6% and Edge Group--0.9%. As among Edge Group II, Gulfedge and Edge Group, the allocation of the remaining 50% of the combined company was based upon relative sharing ratios under the Joint Venture Agreement. As a result of a subsequent adjustment relating to the assumption by the combined company of certain payables of Edge Group II, the final relative percentage interest in the combined company among the venturers is: Old Edge-- 50.1%, Edge Group II--47.4%, Gulfedge--1.6%, and Edge Group--0.9%.

  Following the initial determination of shares allocable to the venturers, Old Edge met with its legal and accounting advisers to determine the structure of the transaction. See "The Combination Transactions--Background of and Reasons for the Combination Transactions" for a description of the factors that were considered in determining the relative number of shares to be issued to the general partners and limited partners of Edge Group II.

  Beginning in July 1996, the venturers finalized the terms of the Combination Agreement Transactions and began to prepare definitive documentation. At this time, management of Old Edge also began preparations for the initial public offering of the Company. On December 2, 1996, the Combination Agreement was agreed to by the venturers.

  RECOMMENDATION OF OLD EDGE'S BOARD OF DIRECTORS. THE BOARD OF DIRECTORS OF OLD EDGE HAS DETERMINED THAT THE COMBINATION AGREEMENT AND THE PLAN OF

MERGER INCLUDED THEREIN ARE ADVISABLE AND IN THE BEST INTERESTS OF SHAREHOLDERS OF OLD EDGE AND RECOMMENDS THAT THE SHAREHOLDERS OF OLD EDGE VOTE FOR THE PROPOSAL TO APPROVE AND TO ADOPT THE COMBINATION AGREEMENT AND THE PLAN OF MERGER INCLUDED THEREIN. THE BOARD OF DIRECTORS' RECOMMENDATION IS BASED UPON A NUMBER OF FACTORS DISCUSSED IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. SEE "THE COMBINATION TRANSACTIONS--BACKGROUND OF AND REASONS FOR THE COMBINATION TRANSACTIONS" AND "THE MERGER AND THE SPECIAL MEETING-- RECOMMENDATION OF THE BOARD OF DIRECTORS."

  RECOMMENDATION OF THE GENERAL PARTNERS OF EDGE GROUP II. THE GENERAL PARTNERS OF EDGE GROUP II HAVE DETERMINED THAT ACCEPTANCE OF THE EDGE GROUP II EXCHANGE OFFER IS ADVISABLE AND IN THE BEST INTERESTS OF THE PARTNERS OF EDGE GROUP II AND RECOMMENDS THAT THE PARTNERS OF EDGE GROUP II ACCEPT THE EDGE GROUP II EXCHANGE OFFER AND GIVE THE RELATED APPROVALS CONCERNING THE COMBINATION TRANSACTIONS INCLUDING THOSE RELATING TO THE CHANGE OF EDGE GROUP II GENERAL PARTNERS AND THOSE RELATING TO APPROVAL OF THE NUMBER OF SHARES BEING OFFERED TO ALL PARTIES IN THE COMBINATION TRANSACTIONS INCLUDING THE GENERAL PARTNERS OF EDGE GROUP II AND THEIR AFFILIATES. THE GENERAL PARTNERS' RECOMMENDATION IS BASED UPON A NUMBER OF FACTORS DISCUSSED IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. SEE "THE COMBINATION TRANSACTIONS-- BACKGROUND OF AND REASONS FOR THE COMBINATION TRANSACTIONS" AND "THE EDGE GROUP II EXCHANGE OFFER AND CONSENT SOLICITATION-- RECOMMENDATION OF THE GENERAL PARTNERS OF EDGE GROUP II."

  RECOMMENDATION OF THE GENERAL PARTNER OF GULFEDGE. OLD EDGE, IN ITS CAPACITY AS GENERAL PARTNER OF GULFEDGE, HAS DETERMINED THAT ACCEPTANCE OF THE GULFEDGE EXCHANGE OFFER IS ADVISABLE AND IN THE BEST INTEREST OF THE LIMITED PARTNERS OF GULFEDGE AND RECOMMENDS THAT THE LIMITED PARTNERS OF GULFEDGE ACCEPT THE GULFEDGE EXCHANGE OFFER AND GIVE THE RELATED APPROVAL CONCERNING THE COMBINATION TRANSACTIONS. OLD EDGE'S RECOMMENDATION IS BASED UPON A NUMBER OF FACTORS DISCUSSED IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. SEE "THE COMBINATION TRANSACTIONS--BACKGROUND OF AND REASONS FOR THE COMBINATION TRANSACTIONS" AND "THE GULFEDGE EXCHANGE OFFER-- RECOMMENDATION OF THE GENERAL PARTNER OF GULFEDGE."

RISK FACTORS

 Risks Associated with the Combination Transactions

  Conflicts of Interest. Management of Old Edge and the general partners of Edge Group II had inherent conflicts of interest in structuring and approving the terms of the Combination Transactions and in recommending acceptance of such transactions. See "The Combination Transactions--Conflicts of Interest; Interests of Certain Persons and Affiliates in the Combination Transactions." Certain members of management of Old Edge negotiated the terms of the Combination Transactions on behalf of Old Edge. Mr. Sfondrini negotiated the terms of the Combination Agreement Transactions on behalf of Edge Group II and Edge Group. Old Edge did not negotiate on behalf of Gulfedge, because it recognized that once an agreement had been reached with Edge Group II and Edge Group, Gulfedge would participate in the Combination Agreement Transactions in the same manner as Edge Group II and Edge Group, but on the basis of its relative sharing ratio. Old Edge viewed these procedures as appropriate because it believes Gulfedge is in a similar position to Edge Group II and Edge Group under the Joint Venture Agreement. In negotiating and approving the Combination Agreement Transactions, management of Old Edge had conflicting duties to the shareholders of Old Edge and the limited partners of Gulfedge, and Mr. Sfondrini, as a director of Old Edge, a general partner of Edge Group II and as general partner of each of the three partners of Edge Group, had conflicting duties to the shareholders of Old Edge, the limited partners of Edge Group II and the partners of Edge Group. The allocation in the Combination Transactions of shares of Common Stock among the equity holders of the venturers involved inherent conflicts of interest. Because the number of shares of Common Stock being offered in exchange for all of the partner interests in Edge Group II was initially determined based on a percentage of the aggregate number of shares of Common Stock being offered in connection with the Combination Agreement Transactions, the issuance of shares of Common Stock in exchange for the general partner interests in Edge Group II reduced the number of shares of Common Stock being offered in exchange for the limited partner interests in Edge Group II. Management of Old Edge, the general partners of Edge Group II and their affiliates and family members will receive substantial benefits if the Combination Transactions are consummated, including the issuance of an aggregate of 2,759,382 shares of Common Stock and the granting of 250,585 restricted shares of Common Stock and of options to purchase an aggregate of 395,135 shares of Common Stock, the liquidity for their respective investments through the creation of a public market for the Common Stock pursuant to the Offering, and, in certain cases, new employment and compensation arrangements with the Company. See "Management--Director Compensation"; "--Employment Agreements" and "--Incentive Plans."

  No Independent Representation of Unaffiliated Parties. The terms of the Combination Transactions were determined through negotiations between affiliated parties. No attempt was made to solicit offers for any of the respective interests in the Joint Venture or other entities being acquired in the Combination Transactions and no independent representative or counsel has acted on behalf of Edge Group, the unaffiliated shareholders of Old Edge and the unaffiliated limited partners of Edge Group II or Gulfedge. There is a possibility that, if such representatives or unaffiliated shareholders or limited partners had taken part in such determination or negotiations, the terms of the Combination Transactions might have been different and, perhaps, more favorable to the unaffiliated shareholders or limited partners.

  No Fairness Opinion Obtained. Neither the board of directors of Old Edge nor the general partners of Edge Group II obtained an opinion as to the fairness of the terms of the Combination Agreement Transactions from a financial point of view to the shareholders of Old Edge, to the limited partners of Edge Group II or Gulfedge or to Edge Group. If such a fairness opinion had been sought and obtained, the management of Old Edge and Mr. Sfondrini would have received an independent judgement as to whether or not the transactions were fair to their respective parties; if such a fairness opinion had been sought and not obtained, the terms of the Combination Agreement Transactions might have been renegotiated.

  Change in Nature of Investment. If the Combination Agreement Transactions are consummated, investors who elect to receive shares of Common Stock will experience a change in the nature of their investment. An investment in shares of Common Stock would constitute a fundamental change in the nature of the investment of the limited partners of Edge Group II and Gulfedge and of Edge Group, including the change from an investment in a partnership with limited duration to an investment in a corporation with perpetual duration and including changes relating to marketability of securities, voting rights and other equityholder rights. See "Comparison of Securityholder Rights."

  Effect of the Combination Agreement Transactions on Nonexchanging Limited Partners. Upon consummation of the Combination Agreement Transactions, conflicts of interest may arise between the stockholders of the Company and nonexchanging partners as a result of the Company's position as the general partner of Edge Group II and Old Edge's position as the managing venturer of the Joint Venture, including conflicts relating to the dissolution and liquidation of the Joint Venture, the distribution of assets from the Joint Venture during and/or following its two-year windup period beginning in December 1996, the distribution of assets received from the Joint Venture by Edge Group II and Gulfedge, elections to be made in respect of assets to be held outside the Joint Venture and continuing decisions regarding oil and gas operations. Nonexchanging limited partners will generally not participate in new prospects or operations unrelated to the Joint Venture's current operations.

  Effect of the Edge Group II Exchange Offer on Exchanging Limited Partners of Edge Group II. Those limited partners of Edge Group II who tender their respective Edge Group II Units in exchange for shares of Common Stock will by so tendering have consented to, approved and ratified the terms of the Edge Group II Exchange Offer and the other Combination Transactions, including the number of shares of Common Stock that will be issued to the general partners of Edge Group II. Accordingly, by tendering Edge Group II Units, limited partners of Edge Group II will approve the overall terms and structure of the Edge Group II Exchange Offer and will give up any right to challenge any aspect of the general partners' and their affiliates' (including Old Edge and its management) actions regarding the Combination Transactions, including without limitation, the allocation of shares among any parties receiving shares in the Combination Transactions and further specifically including any decisions regarding the shares of Common Stock being offered by the Company for the general partner interests in Edge Group II. See "The Edge Group II Exchange Offer and Consent Solicitation--Description."

  Effect of the Gulfedge Exchange Offer on Exchanging Limited Partners of Gulfedge. Those limited partners of Gulfedge who tender their respective Gulfedge Units in exchange for shares of Common Stock will by so tendering have consented to, approved and ratified the terms of the Gulfedge Exchange Offer and the other Combination Transactions. Accordingly, by tendering Gulfedge Units, limited partners of Gulfedge will approve the overall terms and structure of the Gulfedge Exchange Offer and will give up any right to challenge any aspect of Old Edge's and its officers', directors' and other affiliates' actions regarding the Combination Transactions, including, without limitation the allocation of shares among any parties receiving shares in the Combination Transactions. See "The Gulfedge Exchange Offer."

  No Assurance as to Offering Price. Although the Combination Agreement provides for the sale by the Company of shares in the Offering at a $15.00 minimum public offering price per share of Common Stock as a condition to closing, there can be no assurance as to what price will be achieved in the public offering or as to what price the Common Stock will trade thereafter.

  Restrictions on Resale. The holders of all of the shares of Common Stock issued in the Combination Transactions will be restricted from disposing of any shares of Common Stock for a period of 180 days from the date of the final prospectus relating to the Offering without the prior consent of the representatives of the underwriters for the Offering and the Company. Following such 180-day period, substantially all of the shares of Common Stock issued in the Combination Agreement Transactions will be eligible for resale without restriction other than pursuant to Rules 144 and 145, which place certain restrictions on the resale of Common Stock received in the Combination Transactions by persons who are "affiliates" of Old Edge or the Company.

 Risks Associated with the Business of the Company

  Dependence on Exploratory Drilling Activities. The success of the Company will be materially dependent upon the continued success of its exploratory drilling program, which involves numerous risks.

  Volatility of Natural Gas and Oil Prices. The Company's revenues, profitability, future growth and ability to borrow funds to obtain additional capital, as well as the carrying value of its properties, are substantially dependent on prevailing prices of natural gas and oil. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company" and "Business of the Company--Marketing."

  Reserve Replacement Risk. In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced.

  Operating Risks of Natural Gas and Oil Operations. The natural gas and oil business involves certain operating hazards, any of which could result in substantial losses to the Company. See "Business of the Company--Operating Hazards and Insurance."

  Dependence on Key Personnel. The Company depends to a large extent on the services of certain key management personnel and on its ability to employ and retain skilled technical personnel. See "Business of the Company--Exploration Technology."

  Reliance on Technological Development and Possible Technological Obsolescence. The Company's business is dependent upon utilization of changing technology. As a result, the Company's ability to adapt to evolving technologies, obtain new products and maintain technological advantages will be important to its future success. See "Business of the Company--Exploration Technology."

  Significant Capital Requirements. Due to its active exploration and development and technology development programs, the Company has experienced and expects to continue to experience substantial working capital needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- The Company--Liquidity and Capital Resources."

  Government Regulation and Environmental Matters. Oil and natural gas operations are subject to various federal, state and local government regulations which may be changed from time to time in response to economic or political conditions. See "Business of the Company--Regulation."

  Ability to Manage Growth and Achieve Business Strategy. The Company's ability to continue its growth will depend on a number of factors, including its ability to continue to retain and attract skilled personnel, the results of its drilling program, hydrocarbon prices, access to capital and other factors.

  Competition. The Company encounters competition from other oil and natural gas companies in all areas of its operations, including the acquisition of exploratory prospects and proven properties. The Company's ability to explore for oil and natural gas prospects and to acquire additional properties in the future will be dependent upon its ability to conduct its operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. See "Business of the Company--Competition."

  Uncertainty of Reserve Information and Future Net Revenue Estimates. There are numerous uncertainties inherent in estimating natural gas and oil reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Joint Proxy and Consent Solicitation Statement/Prospectus are only estimates. See "Business of the Company--Oil and Natural Gas Reserves."

  Acquisition Risks. The Company generally seeks to explore for oil and natural gas rather than to purchase producing properties. There can be no assurances that any acquisition of property interests by the Company will be successful and, if unsuccessful, that such failure will not have an adverse effect on the Company's future results of operations and financial condition.

  Absence of Dividends on Common Stock. The Company currently intends to retain any earnings for the future operation and development of its business and does not currently anticipate paying any dividends in the foreseeable future. Any future dividends also may be restricted by the Company's then-existing loan agreements. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations; The Company--Liquidity and Capital Resources" and Note 3 to the Company's Combined Financial Statements.

  Recent Losses. The Company has incurred net losses in three of the last five years of its operations. There can be no assurance that the Company will be profitable in the future. See "Selected Historical and Pro Forma Combined Financial and Operating Information--The Company."

THE MERGER AND THE SPECIAL MEETING OF OLD EDGE

  The Special Meeting; Time, Date, Place and Purpose. The Special Meeting will
be held on      ,   , 1997 at    a.m., Houston time, at            , Houston,
Texas. At the Special

Meeting, holders of shares of Old Edge Common Stock will be asked to consider and to vote upon a proposal to approve and to adopt the Combination Agreement and the Plan of Merger included therein. See "The Merger and the Special Meeting."

  Record Date and Vote Required. Only holders of record of Old Edge Common
Stock at the close of business on      , 1996 (the "Record Date") are entitled
to notice of, and to vote at, the Special Meeting. As of the Record Date, there were 104,630.6 shares of Old Edge Common Stock outstanding held by 28 holders of record. Holders of record on the Record Date are entitled to one vote per share on any matter which may properly come before the Special Meeting. Approval of the proposal to approve and adopt the Combination Agreement and the Plan of Merger included therein requires the affirmative vote of two-thirds of the shares of Old Edge Common Stock outstanding on the Record Date. As of the Record Date, Old Edge's executive officers and directors and their affiliates (as a group) had, with respect to such proposal, the right to vote an aggregate of 89,180 shares of Old Edge Common Stock, representing approximately 85% of the shares of Old Edge Common Stock then outstanding and have indicated that they expect to vote in favor of the proposal and, subject to their fiduciary duties as directors of Old Edge, that they will use their reasonable efforts to cause the Combination Agreement Transactions to be consummated.

  Description of the Merger; Merger Consideration. If the Merger is consummated, Mergeco will be merged with and into Old Edge, the separate corporate existence of Mergeco will cease and Old Edge, as the surviving corporation in the Merger, will continue its corporate existence under the name "Edge Petroleum Corporation of Texas." Upon consummation of the Merger, each outstanding share of Old Edge Common Stock (other than shares owned by Old Edge as treasury stock, all of which shares will be canceled, and other than shares held by shareholders who perfect their appraisal rights under Texas law) will be converted into the right to receive 22.307862 shares of Common Stock of the Company. No fractional shares of Common Stock will be issued in the Merger. Each shareholder of Old Edge otherwise entitled to a fractional share will receive a whole share of Common Stock in lieu thereof.

  Effective Time of the Merger. The Merger will become effective upon the issuance of a Certificate of Merger by the Secretary of State of the State of Texas (the "Effective Time"). It is presently contemplated that such issuance will occur following the Special Meeting and at the time of the closing of the Offering. See "The Merger and the Special Meeting."

  Exchange of Old Edge Stock Certificates. Assuming the Merger is consummated, a letter of transmittal will be sent to all current holders of Old Edge Common Stock, who will then be deemed to be holders of Common Stock of the Company, with instructions for surrendering their certificates evidencing shares of Old Edge Common Stock in exchange for certificates representing the applicable number of shares of Common Stock of the Company. HOLDERS OF CERTIFICATES FOR SHARES OF OLD EDGE COMMON STOCK SHOULD NOT SUBMIT THOSE CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL.

  Appraisal Rights. In accordance with the Texas Business Corporation Act, as amended (the "TBCA"), dissenting shareholders of Old Edge will be entitled to appraisal rights in connection with the Merger. See "The Combination Transactions--Dissenters' Rights."

THE EDGE GROUP II EXCHANGE OFFER AND CONSENT SOLICITATION

 General. The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the Edge Group II Letter of Acceptance furnished herewith to the general and limited partners of Edge Group II, to exchange for all of the general partner interests in Edge Group II the GP Exchange Shares, which are a number of shares of Common Stock equal to the whole number nearest to the sum of (i) the GP's Before Payout Shares (which shares are attributable to the general partners' 1% interest in distributions before Edge Group II distributes to its partners the Payout Amount, which equals $20,188,636), (ii) the GP's Management Fee Shares (which shares are attributable to the general partners' accrued but unpaid and future cash flow-based management fees) and
(iii) the GP's After Payout Shares (which shares are attributable to the general partners' 25% interest in distributions after Edge Group II distributes to its partners the Payout Amount). The GP's Before Payout Shares are a number of shares of Common Stock equal to the quotient of (i) $201,886 (which equals 1% of the Payout Amount) divided by (ii) the IPO price. The GP's Management Fee Shares are a number of shares of Common Stock equal to the quotient of (i) the Management Fee Amount, which is equal to the sum of (A) $1,332,450 (which equals the general partners' accrued but unpaid management fees) plus (B) 3% multiplied by 2,209,306 (which equals the total number of shares of Common Stock being offered for all limited and general partner interests in Edge Group
II) multiplied by the IPO price (which product in (B) is attributable to the general partners' future cash flow-based management fees) divided by (ii) the IPO price. The GP's After Payout Shares are a number of shares of Common Stock equal to the quotient of (i) 25% of the difference between (A) the product of the IPO price multiplied by 2,209,306 and (B) the sum of (1) the Payout Amount plus (2) the Management Fee Amount divided by (ii) the IPO price. The Company is offering hereby to exchange for each Edge Group II Unit a number of shares of Common Stock equal to the quotient of (i) the difference between (A) 2,209,306 and (B) the aggregate number of the GP Exchange Shares divided by
(ii) 189 (the total number of Edge Group II Units outstanding). The limited and general partners of Edge Group II will be entitled to receive in the aggregate 2,209,306 shares of Common Stock, in exchange for all of the outstanding interests in Edge Group II. See "The Combination Transactions--Background of and Reasons for the Combination Transactions." Assuming an IPO price of $16.00 per share of Common Stock, the limited partners of Edge Group II would be entitled to receive in the aggregate 1,847,641 shares of Common Stock (9,776 shares for each Edge Group II Unit tendered), and the general partners of Edge Group II would be entitled to receive in the aggregate 361,665 shares of Common Stock, in exchange for all the outstanding interests in Edge Group II. If the IPO price is greater than $16.00 per share, the limited partners of Edge Group II would be entitled to receive fewer than such number of shares of Common Stock, and the general partners would be entitled to receive more than such number of shares of Common Stock, in exchange for their respective interests in Edge Group II. If the IPO price is less than $16.00 per share, the limited partners of Edge Group II would be entitled to receive more than such number of shares of Common Stock, and the general partner of Edge Group II would be entitled to receive fewer than such number of shares of Common Stock, in exchange for their respective interests in Edge Group II. See "The Edge Group II Exchange Offer and Consent Solicitation--Description."

  Exchanging Limited Partners. Those limited partners of Edge Group II who tender their respective Edge Group II Units in exchange for shares of Common Stock will by so tendering have consented to, approved and ratified the terms of the Edge Group II Exchange Offer and the other Combination Transactions, including the number of shares of Common Stock that will be issued to the general partners of Edge Group II. Accordingly, by tendering Edge Group II Units, limited partners of Edge Group II will approve the overall terms and structure of the Edge Group II Exchange Offer and will give up any right to challenge any aspect of the general partners' and their affiliates' (including Old Edge and its management) actions regarding the Combination Transactions, including, without limitation, the allocation of shares among any parties receiving shares in the Combination Transactions and further specifically including any decisions regarding the shares of Common Stock being offered by the Company for the general partner interests in Edge Group II. See "The Edge Group II Exchange Offer and Consent Solicitation--Description" and "Risk Factors--Risks Associated with the Combination Transactions--Effect of the Edge Group II Exchange Offer on Exchanging Limited Partners of Edge Group II."

  Nonexchanging Limited Partners. A limited partner may decline to exchange his or her interest in Edge Group II for shares of Common Stock. Under such circumstances neither the Edge Group II Partnership Agreement nor Connecticut law provides for appraisal or similar rights for such nonexchanging partners. See "The Combination Transactions--Dissenters' Rights" and "Risk Factors--Risks Associated with the Combination Transactions--Effect of the Combination Agreement Transactions on Nonexchanging Limited Partners of Edge Group II or Gulfedge."

  Consent Solicitation. This Joint Proxy and Consent Solicitation Statement/Prospectus is also being furnished to the partners of Edge Group II in connection with the solicitation by the general partners of Edge Group II of written consents approving the Change of Edge Group II General Partners. A partner's tender of his or her interest in Edge Group II will not be accepted unless he or she also consents to the Change of Edge Group II General Partners unless such requirement with respect to a specific partner's tender is waived by the Company, which waiver will only be given if other partners of Edge Group II whose aggregate contributions to capital of Edge Group II represent at least 60% of the aggregate contributions to capital of all partners of Edge Group II have consented to the Change of Edge Group II General Partners. Receipt of the consent to the Change of Edge Group II General Partners is a condition to the consummation of the Edge Group II Exchange Offer. See "The Combination Agreement--Conditions" and "The Edge Group II Exchange Offer and Consent Solicitation--The Consent Solicitation."

  Expiration Date; Amendments. The Edge Group II Exchange Offer and the solicitation of consent to the Change of General Partner will be held open for days (20 business days) from the date of this Joint Proxy and Consent
Solicitation Statement/Prospectus and will expire at      p.m., Houston time on
            , 1997, unless extended by the Company. The Company expressly reserves the right to delay, terminate or amend the Edge Group II Exchange Offer at any time or from time to time as described in "The Edge Group II Exchange Offer and Consent Solicitation--Expiration Date, Amendments, Etc."

THE GULFEDGE EXCHANGE OFFER

  General. The Company is offering hereby, upon the terms and subject to the conditions set forth herein and in the Gulfedge Letter of Acceptance furnished to the limited partners of Gulfedge, to exchange for each Gulfedge Unit 10,617 shares of Common Stock, which number is equal to the whole number nearest the quotient of (i) 74,317 (the aggregate number of shares of Common Stock (subject to adjustment to eliminate fractional shares) being offered hereby in exchange for all the outstanding Gulfedge Units) divided by (ii) 7 (the total number of Gulfedge Units outstanding). Old Edge will continue as the general partner of Gulfedge.

  Exchanging Limited Partners. Those limited partners of Gulfedge who tender their respective Gulfedge Units in exchange for shares of Common Stock will by so tendering have consented to, approved and ratified the terms of the Gulfedge Exchange Offer and the other Combination Transactions. Accordingly, by tendering Gulfedge Units, limited partners of Gulfedge will approve the overall terms and structure of the Gulfedge Exchange Offer and will give up any right to challenge any aspect of Old Edge's and its officers', directors' and other affiliates' actions regarding the Combination Transactions, including, without limitation, the allocation of shares among any parties receiving shares in the Combination Transactions. See "The Gulfedge Exchange Offer" and "Risk Factors-- Risks Associated with the Combination Transactions--Effect of the Gulfedge Exchange Offer on Exchanging Limited Partners of Gulfedge."

  Nonexchanging Limited Partners. A limited partner may decline to exchange his or her interest in Gulfedge for shares of Common Stock. Under such circumstances neither the Gulfedge Partnership Agreement nor Texas law provides for appraisal or similar rights for such nonexchanging partners. See "The Combination Transactions--Dissenters' Rights" and "Risk Factors--Risks Associated with the Combination Transactions--Effect of the Combination Agreement Transactions on Nonexchanging Limited Partners of Edge Group II or Gulfedge."

  Expiration Date; Amendments. The Gulfedge Exchange Offer will be held open
for      days (20 business days) from the date of this Joint Proxy and Consent
Solicitation Statement/Prospectus and will expire at      p.m., Houston time on
            , 1997, unless extended by the Company. The Company expressly reserves the right to delay, terminate or amend the Gulfedge Exchange Offer at any time or from time to time as described in "The Gulfedge Exchange Offer-- Expiration Date, Amendments, Etc."

THE EDGE GROUP PURCHASE OFFER

  General. The Company is offering hereby, upon the terms and subject to the conditions set forth herein and in the Edge Group Letter of Acceptance furnished to Edge Group, to purchase Edge Group's Joint Venture Interest for consideration consisting of an aggregate of 42,896 shares of Common Stock.

  Expiration Date; Amendments. The Edge Group Purchase Offer will be held open
for      days (20 business days) from the date of this Joint Proxy and Consent
Solicitation Statement/Prospectus and will expire at      p.m., Houston time on
            , 1997, unless extended by the Company. The Company expressly reserves the right to delay, terminate or amend the Edge Group Purchase Offer at any time or from time to time as described in "The Edge Group Purchase Offer--Expiration Date, Amendments, Etc."

ACCOUNTING TREATMENT

  The Combination Transactions will be accounted for as a reorganization of entities under common control because of the common control of the stockholders of the Company and by virtue of their direct ownership of the entities and interests exchanged. Accordingly, the net assets acquired in the Combination Transactions will be recorded at the historical cost basis of the affiliated predecessor owners.

PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES

  The Edge Group II Exchange Offer. Holders of limited partner interests in Edge Group II who receive shares of Common Stock pursuant to the Edge Group II Exchange Offer will not recognize any gain or loss in connection with such exchange, subject to the assumptions and exceptions described under "Certain Federal Income Tax Consequences." Any losses previously allocated to an exchanging holder of Edge Group II Units that such holder has not been able to use because of the at-risk limitation or the basis limitation will disappear, and any loss previously allocated to such holder that he or she has not been able to use because of the passive loss limitation may be used upon the sale of all of his or her shares of Common Stock to an unrelated person in an arm's length transaction in which all realized gain or loss is otherwise recognized.

  The Gulfedge Exchange Offer. Holders of Gulfedge Units who receive shares of Common Stock pursuant to the Gulfedge Exchange Offer will not recognize any gain or loss in connection with such exchange, subject to the assumptions and exceptions described under "Certain Federal Income Tax Consequences." Any losses previously allocated to an exchanging holder of Gulfedge Units that such holder has not been able to use because of the at-risk limitation or the basis limitation will disappear, and any loss previously allocated to such holder that he or she has not been able to use because of the passive loss limitation may be used upon the sale of all of his or her shares of Common Stock to an unrelated person in an arm's length transaction in which all realized gain or loss is otherwise recognized.

  The Edge Group Purchase Offer. Edge Group will not recognize any gain or loss in connection with its receipt of shares of Common Stock pursuant to the Edge Group Purchase Offer, subject to the assumptions and exceptions described under "Certain Federal Income Tax Consequences." If Edge Group participates in the Edge Group Purchase Offer, any losses previously allocated to an individual holder of an indirect interest in Edge Group that such holder has not been able to use because of the at-risk limitation or the basis limitation will disappear, and any loss previously allocated to such holder that he or she has not been able to use because of the passive loss limitation may be used upon the sale by Edge Group of all of its shares of Common Stock, or upon the sale by the individual holder of all of his or her indirect interest in Edge Group, to an unrelated person in an arm's length transaction in which all realized gain or loss is otherwise recognized.

  The Merger. No gain or loss will be recognized by Old Edge, the Company, or the holders of Old Edge who receive shares of Common Stock pursuant to the Merger, subject to the assumptions and exceptions described under "Certain Federal Income Tax Consequences."

  The Company. The Company will not recognize any gain or loss pursuant to the Combination Transactions. After the Combination Transactions, the Company will be subject to tax on any net taxable income subsequently derived. Shareholders of the Company will realize taxable income from the ownership of stock in the Company to the extent the Company makes distributions to shareholders that are out of the Company's current or accumulated earnings and profits or that are in excess of the shareholders' basis in their stock. See "Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS AND AFFILIATES IN THE COMBINATION TRANSACTIONS

  Interests in Transfer of Edge Group II General Partner Interests. In exchange for the general partner interests in Edge Group II, Mr. Sfondrini and Napamco will receive the GP Exchange Shares, which are partially attributable to (i) management fees that have been deferred to date because no cash was available for payment and (ii) the estimated value of future management fees that have not been earned to date. The allocation of Common Stock attributable to those management fees reduces the amount otherwise allocable to the limited partners of Edge Group II. Notwithstanding the value of Edge Group II's interest in the Joint Venture, it is unlikely Edge Group II would receive cash distributions from the Joint Venture that would, in the near term, have allowed it to pay any of the accrued management fees or distributions. Similarly, because of the uncertainty of the level of future distributions from the Joint Venture, there can also be no assurance as to what amount of such future management fees that the general partners would have ever become entitled to receive. Pursuant to loan agreements and prior assignments by Mr. Sfondrini and Napamco of a portion of their rights to distributions and management fees from Edge Group II, certain persons, including Mr. James C. Calaway and Ms. Marlin Geiger (the parents of Mr. John E. Calaway, the Chief Executive Officer of the Company, and Mr. James D. Calaway, the President of the Company) and Mr. David Benedict, a director of the Company, will receive a portion of the GP Exchange Shares and will receive repayment of borrowings under those agreements with the proceeds of a margin loan to be entered into between Mr. Sfondrini and a representative of the underwriters for the Offering. See "The Combination Transactions-- Conflicts of Interest, Interests of Certain Persons and Affiliates in the Combination Transactions" and "Plan of Distribution."

  As a general partner of Edge Group II, Mr. Sfondrini is personally liable for its obligations. If the Change of the Edge Group II Partners is approved and consummated, Mr. Sfondrini will not be liable for any future obligations of Edge Group II. Upon becoming the general partner of Edge Group II, the Company will succeed to the general partners' rights to accrued, but unpaid prior management fees and receive future management fees and distributions, as provided for in the Edge Group II Partnership Agreement.

  Interests With Respect to Certain Employee Benefit Matters. In connection with Combination Transactions and the Offering, the Company will enter into employment agreements with each of Mr. James D. Calaway and Mr. John E. Calaway and will adopt a 401(k) savings plan, and an incentive plan. Each executive officer and director of the Company will receive compensation under one or more of those plans. The Company's Certificate of Incorporation limits the liability of directors to the Company and its stockholders and the Company anticipates entering into indemnification agreements with the directors and officers of the Company and purchasing directors' and officers' liability insurance. See "Management--Director Compensation"; "--Officer and Director Indemnification"; "--Employment Agreements" and "--Incentive Plans."

  Registration Rights. Mr. Sfondrini and Napamco are the general partners of Edge Holding Company Limited Partnership ("Edge Holding Company"), which owns approximately 36.8% of the outstanding shares of Old Edge Common Stock. In connection with the Offering and the Combination Transactions, the Company will enter into a registration rights agreement which will provide for the registration of shares of Common Stock acquired by Edge Holding Company pursuant to the Merger for the purpose of distributing those shares to its partners.

  Interests of Mr. James C. Calaway. Upon consummation of the Offering, Mr. James C. Calaway will receive shares of Common Stock pursuant to the James C. Calaway Exchange. The Company intends to loan a portion of the proceeds from the Offering to the Joint Venture, which will retire a $1.3 million loan to the Joint Venture from Mr. James C. Calaway. Until such repayment occurs, Mr. James
C. Calaway will continue to accrue interests in the Joint Venture's prospects. Following the date of repayment, he will accrue interests in wells drilled by the Company in certain specified areas of mutual interest. Additionally, Mr. James C. Calaway has retained certain of the J.C. Calaway Interests accrued to date in many of the Joint Venture's existing exploratory projects. As a result, Mr. James C. Calaway will benefit from the Company's continuing development of these projects.

  Interests in Obtaining Publicly Traded Stock. The consummation of the Offering and the Combination Transactions will result in the creation of a public market for the Common Stock. Directors and executive officers of Old Edge and the Company, including John Sfondrini, who serves as a general partner of Edge Group II and of each of the partners of Edge Group, will benefit from the increased liquidity (including marginability) of their investment, with respect to their holdings of Old Edge Common Stock and interests in Edge Group II and Edge Group that are exchanged for Common Stock pursuant to the Combination Agreement Transactions as will current holders of options to purchase Old Edge Stock.

  Indemnification. The Combination Agreement provides that the Company will indemnify the general partners of the partners of Edge Group, the general partners of Edge Group II and Gulfedge and the directors and officers of Old Edge and will hold each of them harmless from and against certain losses, damages, liabilities, claims, demands, deficiencies, judgments and settlements resulting from or arising out of the Combination Agreement Transactions, and expressly provides for such indemnification regardless of any acts of negligence or gross negligence on the part of any of the parties indemnified thereby.

    SUMMARY HISTORICAL COMBINED FINANCIAL AND OPERATING DATA OF THE COMPANY

  The following table sets forth summary historical combined financial information of the Company as of September 30, 1996 (unaudited), for the five years ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited). The financial information presented below, as of September 30, 1996 (unaudited) and for the nine months ended September 30, 1995 and 1996 (unaudited), reflects all adjustments, consisting of normal and recurring adjustments, that in the opinion of management are necessary for a fair presentation of the Company's combined results of operations and financial position for such periods. The information shown for the nine-month periods is not necessarily indicative of full-year results. The following table also sets forth pro forma net income (loss) per share for the Combination Transactions. The following financial information should be read in conjunction with "Capitalization," "Selected Historical Combined Financial and Operating Data-- The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company" and the audited Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus.

                                                                        NINE MONTHS
                                                                            ENDED
                                 YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                         --------------------------------------------  ----------------
                          1991     1992     1993      1994     1995     1995     1996
                         -------  -------  -------  --------  -------  -------  -------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Oil and natural gas
  revenue............... $   423  $   572  $ 1,455  $  1,994  $ 2,040  $ 1,377  $ 5,105
                         -------  -------  -------  --------  -------  -------  -------
 Costs and expenses:
   Oil and natural gas
    operating expenses..      52       76      167       305      686      502      711
   Depreciation,
    depletion and
    amortization........     325      467      442       593      813      525    1,213
   General and
    administrative......   1,577    2,228    1,734     2,026    2,484    2,070    2,126
                         -------  -------  -------  --------  -------  -------  -------
     Total operating
      expenses..........   1,954    2,771    2,342     2,924    3,983    3,097    4,050
                         -------  -------  -------  --------  -------  -------  -------
 Operating income
  (loss)................  (1,531)  (2,199)    (887)     (930)  (1,943)  (1,721)   1,055
 Interest expense and
  other, net............    (448)    (679)    (636)     (385)    (315)    (195)    (657)
 Gain on sale of oil
  and gas property......     115       --      247     2,284    3,337    3,134       --
                         -------  -------  -------  --------  -------  -------  -------
 Net income (loss)...... $(1,864) $(2,878) $(1,275) $    969  $ 1,079  $ 1,219  $   398
                         =======  =======  =======  ========  =======  =======  =======
 Pro forma net income
  (loss) per share (1).. $ (0.40) $ (0.61) $ (0.27) $   0.21  $  0.23  $  0.26  $  0.09
                         =======  =======  =======  ========  =======  =======  =======
 Pro forma weighted
  average shares
  outstanding...........   4,682    4,682    4,682     4,682    4,682    4,682    4,682
OTHER OPERATING DATA:
 EBITDA (2)............. $(1,091) $(1,732) $  (197) $  1,946  $ 2,207  $ 1,939  $ 2,268
 Operating cash flow
  (3)...................  (1,654)  (2,261)  (1,080)     (723)  (1,445)  (1,390)   1,611
 Capital expenditures...   6,597    3,823    3,660     6,809    8,512    5,407    7,881

                                                    AS OF SEPTEMBER 30, 1996
                                                    ------------------------
                                                      ACTUAL      AS ADJUSTED(4)
                                                    ------------  --------------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital..................................  $     (1,601)   $     19,543
 Property and equipment, net......................        12,384          12,384
 Total assets.....................................        18,435          37,247
 Long-term debt, including current maturities.....        10,449             499
 Equity...........................................         1,412          31,756

--------
(1) Pro forma net income (loss) per share has been computed assuming the estimated 4,682,000 shares of Common Stock which may be issued in connection with the Combination Transactions were outstanding since the beginning of each period presented. See "Certain Transactions--The Combination Transactions."
(2) EBITDA represents earnings before interest expense and other, net, income taxes, depreciation, depletion and amortization. EBITDA is presented to provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.
(3) Operating cash flow represents cash flows from operating activities prior to changes in assets and liabilities. Operating cash flow is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.
(4) Assumes the issuance in the Offering of 2,000,000 shares of Common Stock at $16.00 per share and the application of the net proceeds therefrom.

           SUMMARY HISTORICAL COMBINED OPERATING DATA OF THE COMPANY


                                                              NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                           ---------------------------------- -----------------
                            1991   1992   1993   1994   1995    1995     1996
                           ------ ------ ------ ------ ------ -------- --------
PRODUCTION VOLUMES:
  Oil and condensate
   (MBbls)................      5      5     26     61     66       47       81
  Natural gas (MMcf)......    189    273    457    588    565      337    1,557
  Natural gas equivalent
   (MMcfe)................    217    301    611    952    959      616    2,044
AVERAGE SALES PRICES:
  Oil and condensate ($
   per Bbls).............. $18.75 $19.52 $17.52 $17.66 $16.43 $  16.61 $  19.49
  Natural gas ($ per Mcf).   1.69   1.77   2.20   1.57   1.70     1.79     2.26
  Natural gas equivalent
   ($ per Mcfe)...........   1.95   1.90   2.38   2.09   2.13     2.23     2.50
AVERAGE COSTS ($ PER
 MCFE):
  Oil and natural gas
   operating expenses..... $ 0.24 $ 0.25 $ 0.27 $ 0.32 $ 0.72 $   0.81 $   0.35
  Depreciation, depletion
   and amortization.......   0.08   0.09   0.24   0.27   0.35     0.19     0.40
  Oil and natural gas
   operating profit.......   1.63   1.56   1.89   1.50   1.06     1.23     1.75
NUMBER OF WELLS DRILLED:
  Gross...................     --      6     12     13     35       19       34
  Net(1)..................     --   0.54   0.27   0.42  13.51     4.61    14.67

--------
(1) Wells in which the Company holds an after payout working interest are not included because such interests had not been earned at the time of drilling. The percentage of the Company's wells in which it holds solely an after payout working interest has substantially decreased in the last two years.

            SUMMARY OIL AND NATURAL GAS RESERVE DATA OF THE COMPANY

  The following table sets forth summary data with respect to the Company's estimated historical proved oil and natural gas reserves as of the dates indicated and the estimated future net cash flows attributable thereto. Such estimates are prepared on a pro forma basis after giving effect to the Combination Transactions. See "The Combination Transactions." All information in this Joint Proxy and Consent Solicitation Statement/Prospectus relating to estimated net proved oil and natural gas reserves and the estimated future net revenues attributable thereto is based upon the reserve report (the "Ryder Scott Report") prepared by Ryder Scott Company, independent petroleum engineers ("Ryder Scott"). A summary of the Ryder Scott Report as of September 30, 1996 is included as Appendix E to this Joint Proxy and Consent Solicitation Statement/Prospectus. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and, except as otherwise indicated, give no effect to federal or state income taxes otherwise attributable to estimated future net revenues from the sale of oil and natural gas. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. See "Risk Factors-- Risks Associated with the Business of the Company--Uncertainty of Reserve Information and Future Net Revenue Estimates" and "Business of the Company--Oil and Natural Gas Reserves."

                                             AS OF DECEMBER 31,
                                           ----------------------
                                                                      AS OF
                                                                  SEPTEMBER 30,
                                            1993   1994    1995      1996(1)
                                           ------ ------- ------- -------------
                                                  (DOLLARS IN THOUSANDS)
NET PROVED RESERVES:
  Oil (MBbls).............................    170     368     709        831
  Natural gas (MMcf)......................  2,550   3,673   8,821     13,564
  Total (MMcfe)...........................  3,570   5,882  13,075     18,552
NET PROVED DEVELOPED RESERVES:
  Oil (MBbls).............................    170     261     653        789
  Natural gas (MMcf)......................  2,550   3,548   6,992     10,985
  Total (MMcfe)...........................  3,570   5,116  10,909     15,719
Estimated future net revenues before
 income taxes............................. $7,927 $10,561 $24,463    $35,281
Present value of estimated future net
 revenues before income taxes(2).......... $6,702 $ 7,946 $17,443    $25,656
Standardized measure of discounted future
 net cash flows(3)........................ $5,266 $ 6,872 $13,945    $19,984

--------
(1)The prices used as of September 30, 1996 averaged $21.17 per Bbl of oil and $2.01 per Mcf of natural gas.
(2) The present value of estimated future net revenues attributable to the Company's reserves was prepared using constant prices as of the calculation date, discounted at 10% per annum on a pre-tax basis.
(3) The standardized measure of discounted future net cash flows represents the present value of estimated future net revenues after income taxes discounted at 10% per annum.

  For financial and operating data concerning the Joint Venture, Old Edge, Edge Group II, Gulfedge and Edge Group's Joint Venture Interest, see "Selected Historical Financial and Operating Data--The Joint Venture"; "--Old Edge"; "-- Edge Group II"; and "--Edge Group's Joint Venture Interest."

               OWNERSHIP OF THE JOINT VENTURE; CURRENT STRUCTURE*


                       [Description of Diagram]

       Diagram depicting organizational structure and percentage interests owned in the Joint Venture setting forth the following information.

      PERCENTAGE INTEREST                        HELD BY
      -------------------                        -------
          2.3%            Gulfedge, which is owned by limited partners and Old
                          Edge as its general partner
         29.1%            Old Edge, which is owned by Old Edge Shareholders
         67.3%            Edge Group II, which is owned by general partners and
                          limited partners
          1.3%            Edge Group, which is owned by general partners


--------
* This illustration shows the initial sharing ratio of the Joint Venture, which determines the allocation of net income and other items, as well as the allocation of distributable cash. Such sharing ratio is applicable until the value of cash and carried interests and other property distributed by the Joint Venture to Old Edge, Edge Group II, Gulfedge and Edge Group is equal to $5,750,000, $13,324,500, $451,500 and $258,000, respectively (the "Sharing
  Ratio Shift A Amounts"), which has not yet occurred. At such time, the sharing ratio shifts to 50%, 47.5%, 1.6% and 0.9%, respectively, which continues until the value of cash and carried interests and other property distributed by the Joint Venture to each venturer is six times the Sharing Ratio Shift A Amounts (the "Sharing Ratio Shift B Amounts"). If the Sharing Ratio Shift B Amounts were to be met, the applicable sharing ratio for the duration of the Joint Venture would be 55%, 42.7%, 1.5% and 0.8%, respectively.

                  OWNERSHIP OF THE COMPANY; POST-COMBINATION*


                       [Description of Diagram]

       Diagram depicting percentage interests owned in the Company and setting forth the following information.

         PERCENTAGE INTEREST HELD BY
         ------------------- -------
             1.1%            Former Gulfedge Partners
            35.1%            Former Old Edge Shareholders
            30.1%            Public
            32.7%            Former Edge Group II Partners
             0.7%            Edge Group
             0.3%            J.C. Calaway


--------
* This illustration assumes that 2,000,000 shares of Common Stock are issued in the Offering, that 98% of the Edge Group II partners accept the Edge Group II Exchange Offer and that all of the other offerees accept their respective offers. The 98% acceptance level is shown only to illustrate a post-Combination Transactions structure in which the Company does not acquire all the limited partner interests in Edge Group II. If all offerees accept their respective offers, the percentage ownership in the Company will be as follows: Former Old Edge Shareholders: 34.9%; Former Edge Group II Partners:
  33.1%; Former Gulfedge Partners: 1.1%; Edge Group 0.7%; J.C. Calaway: 0.3% (assuming an IPO price of $16.00 per share); and Public: 29.9%.

               OWNERSHIP OF THE JOINT VENTURE; POST-COMBINATION*


                       [Description of Diagram]

       Diagram depicting organizational structure and percentage interests owned in the Joint Venture setting forth the following information.

         PERCENTAGE INTEREST HELD BY
         ------------------- -------
            29.1%            Old Edge
             2.3%            Gulfedge, which is owned 1% by Old Edge and 99% by
                             the Company
             1.3%            Company
            67.3%            Edge Group II, which is owned 2% by non-exchanging
                             limited partners and 98% by the Company


--------
* This illustration shows the initial sharing ratio of the Joint Venture and assumes that 98% of the Edge Group II partners accept the Edge Group II Exchange Offer and that all of the other offerees accept their respective offers.

                                 RISK FACTORS

  The risk factors set forth below, as well as the other information contained in this Joint Proxy and Consent Solicitation Statement/Prospectus, should be considered carefully in evaluating whether to (i) vote for or against approval of the Merger by shareholders of Old Edge, (ii) accept or reject the Edge Group II Exchange Offer by the limited partners of Edge Group II, (iii) accept or reject the Gulfedge Exchange Offer by the limited partners of Gulfedge and
(iv) accept or reject the Edge Group Purchase Offer by Edge Group. This Joint Proxy and Consent Solicitation Statement/Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of any number of factors, including the risk factors set forth below.

RISKS ASSOCIATED WITH THE COMBINATION TRANSACTIONS

 Conflicts of Interest

  Management of Old Edge and the general partners of Edge Group II had inherent conflicts of interest in structuring and approving the terms of the Combination Transactions and in recommending acceptance of such transactions. These are generally described in "The Combination Transactions--Conflicts of Interest; Interests of Certain Persons and Affiliates in the Combination Transactions."

  The exchange in the Combination Agreement Transactions of shares of Common Stock among the four venturers and their equityholders involved inherent conflicts of interest, as any increase in the number of shares of Common Stock allocated to one group of investors proportionally decreased the number of shares allocated to the other groups of investors. Moreover, because the number of shares of Common Stock being offered in exchange for all of the partner interests in Edge Group II was initially determined based on a percentage of the aggregate number of shares of Common Stock being offered in connection with the Combination Agreement Transactions, the exchange of shares of Common Stock for the general partner interests in Edge Group II reduced the number of shares of Common Stock being offered in exchange for the limited partner interests in Edge Group II. The Combination Agreement Transactions will allow the general partners of Edge Group II to receive Common Stock in respect of both management fees that have been deferred to date because no cash was available for payment, as well as the estimated value of future management fees that have not been earned to date. The exchange of Common Stock in respect of such management fees reduces the amount otherwise allocable to the limited partners of Edge Group II. Notwithstanding the value of Edge Group II's interest in the Joint Venture, it is unlikely Edge Group II would receive cash distributions from the Joint Venture that would, in the near term, have allowed it to pay any of the accrued management fees or distributions. Similarly, because of the uncertainty of the level of future distributions from the Joint Venture, there can also be no assurance as to what amount of such future management fees that the general partners would have ever become entitled to receive.

  Management of Old Edge, the general partners of Edge Group II and their affiliates and family members will receive substantial benefits if the Combination Transactions are consummated, which benefits are described in "The Combination Transactions--Conflicts of Interest; Interests of Certain Persons and Affiliates in the Combination Transactions." The members of management of Old Edge that negotiated on its behalf will also benefit from the Combination Transactions as a result of their positions as executive officers and directors of the Company. Mr. Sfondrini will also benefit from the Combination Transactions as a result of his position as a director of the Company. See "-- No Independent Representation of Unaffiliated Parties," "The Combination Transactions--Background of and Reasons for the Combination Transactions" and "The Combination Transactions--Conflicts of Interest; Interests of Certain Persons and Affiliates in the Combination Transactions."

 No Independent Representation of Unaffiliated Parties

  The terms of the Combination Agreement Transactions were determined through negotiations between management of Old Edge and Mr. Sfondrini. As a result of the affiliated relationship among the parties, such negotiations may not be viewed as arm's-length negotiations. No attempt was made to solicit offers for any of the respective interests in the Joint Venture or other entities being acquired in the Combination Transactions. No independent representative or counsel has acted on behalf of Edge Group, the unaffiliated shareholders of Old Edge and the unaffiliated limited partners of Edge Group II or Gulfedge in connection with determining the terms of the Combination Agreement Transactions, nor did management of Old Edge or Mr. Sfondrini negotiate the terms of the Combination Transactions with any such unaffiliated shareholders or limited partners. Gulfedge was not represented in the negotiations. The shareholders of Old Edge on the one hand and Edge Group and the limited partners of Edge Group II on the other hand are therefore relying on management of Old Edge and Mr. Sfondrini, respectively, to fairly establish the terms of the Combination Transactions. There is a possibility that, if such representatives or unaffiliated shareholders or limited partners had taken part in such determination or negotiation, the terms of the Combination Transactions might have been different and, perhaps, more favorable to the unaffiliated shareholders or limited partners. See "-- Conflicts of Interest," "The Combination Transactions--Background of and Reasons for the Combination Transactions" and "The Combination Transactions-- Conflicts of Interest; Interests of Certain Persons and Affiliates in the Combination Transactions."

 No Fairness Opinion Obtained

  Although management of Old Edge and Mr. Sfondrini had inherent conflicts of interest in structuring the terms of the Combination Agreement Transactions, neither the board of directors of Old Edge nor the general partners of Edge Group II obtained an opinion as to the fairness of the terms of the Combination Agreement Transactions from a financial point of view to the shareholders of Old Edge, to the limited partners of Edge Group II or Gulfedge or to Edge Group. Management of Old Edge and Mr. Sfondrini decided not to obtain a fairness opinion because of their belief that the transactions were fair to their respective parties and because of the costs associated with obtaining a fairness opinion. If such a fairness opinion had been sought and obtained, the management of Old Edge and Mr. Sfondrini would have received an independent judgement as to whether or not the transactions were fair to their respective parties; if such a fairness opinion had been sought and not obtained, the terms of the Combination Transactions might have been renegotiated. See "--Conflicts of Interest," "--No Independent Representation of Unaffiliated Parties," "The Combination Transactions--Background of and Reasons for the Combination Transactions," "The Merger and the Special Meeting--Recommendation of the Board of Directors," "The Edge Group II Exchange Offer and Consent Solicitation--Recommendation of the General Partners of Edge Group II" and "The Gulfedge Exchange Offer--Recommendation of the General Partner of Gulfedge."

 Change in Nature of Investment; Certain Anti-Takeover Provisions; No Prior Public Market

  If the Combination Agreement Transactions are consummated, investors who elect to receive shares of Common Stock will experience a change in the nature of their investment. An investment in shares of Common Stock would constitute a fundamental change in the nature of the investment of the limited partners of Edge Group II and Gulfedge and of Edge Group, including the change from an investment in a partnership with a limited duration to an investment in a corporation with perpetual duration. These changes also include significant modifications to the rights of the limited partners of Edge Group II and Gulfedge and of Edge Group with respect to voting, meetings of holders, dissolution and liquidation and access to investor lists and other books and records. Also, for each entity, there will be changes with respect to the management, taxation of the entity and its investors and marketability and transferability of the equity interests. If the Combination Agreement Transactions are consummated, shareholders of Old Edge, which is a Texas corporation, would become stockholders of the Company, which is a Delaware corporation, and would therefore experience a change in their rights from those of shareholders of a Texas corporation to those of stockholders of a Delaware corporation. In addition, the Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law differ from those of Old Edge, including provisions that may have the effect of delaying, deferring or preventing a change of control of the Company. These provisions, among other things, provide for a classified board of directors with staggered terms, restrict the ability of stockholders to take action by written consent, authorize the board of directors to set the terms of preferred stock and impose restrictions on business combinations with certain interested parties. See "Comparison of Securityholder Rights."

  Although stockholders of the Company are entitled to vote on more matters than limited partners of Edge Group II and Gulfedge, upon completion of the Offering and the Combination Transactions, members of the Company's board of directors and their affiliates will own approximately 41% (39% if the Underwriters' over-allotment option in connection with the Offering is exercised in full) of the outstanding shares of Common Stock. As a result, those stockholders will be able to significantly influence and possibly control the outcome of certain matters requiring a stockholder vote, including the election of directors. Such ownership of Common Stock may have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of other stockholders. See "Security Ownership of Certain Beneficial Owners and Management."

  Prior to the Offering, there has been no public market for the shares of Common Stock to be issued in the Combination Transactions. The completion of the Offering provides no assurance that an active trading market for the Common Stock will develop or, if developed, that it will be sustained. The market price of the Common Stock could also be subject to significant fluctuation and may be influenced by many factors, including variations in results of operations, variations in natural gas and oil prices, investor perceptions of the Company and its industry and general economic and other conditions.

 Effect of the Combination Agreement Transactions on Nonexchanging Limited Partners of Edge Group II or Gulfedge

  Upon consummation of the Combination Agreement Transactions, the Company, as general partner of Edge Group II, and Old Edge, as general partner of Gulfedge, will owe fiduciary duties to any limited partners of Edge Group II or Gulfedge, respectively, that do not elect to exchange their limited partner interests for shares of Common Stock (such nonexchanging limited partners are collectively referred to as the "Nonexchanging Partners"). If the Edge Group Purchase Offer is not consummated, Old Edge, as managing venturer of the Joint Venture, will owe fiduciary duties to Edge Group, as well as to Gulfedge and Edge Group II. Management of the Company will also owe fiduciary duties to the stockholders of the Company and will themselves be stockholders and/or option holders of the Company. Conflicts of interest may arise between the Company and its stockholders on one hand and such nonexchanging partners on the other hand.

  Nonexchanging Partners will continue as limited partners of Edge Group II or Gulfedge, as applicable. In such event, both entities would continue in existence following the Combination Agreement Transactions and would retain their interest in the Joint Venture. If Edge Group rejects the Edge Group Purchase Offer, it will retain its interest in the Joint Venture. Certain aspects of the expected distribution of assets of the Joint Venture following its dissolution in December 1996 are described in "The Combination Transactions--Effect of the Combination Transactions" and "Information Concerning the Joint Venture."

  The Company and Old Edge as the general partner of Edge Group II and Gulfedge, respectively, and Mr. Sfondrini as the general partner of each of the partners of Edge Group, will have conflicts of interest with respect to decisions regarding oil and gas operations of the Joint Venture, including whether to participate in certain opportunities. See "The Combination Transactions--Conflicts of Interest; Interests of Certain Persons and Affiliates in the Combination Transactions--Conflicts of Interest With Respect to the Future Operation and Liquidation of the Joint Venture." The Company and Old Edge currently contemplate that Edge Group II and Gulfedge, and Mr. Sfondrini currently contemplates that Edge Group, would retain any non-cash assets distributed by the Joint Venture, and only distribute any cash received that is in excess of operating and development expenses. However, Edge Group II, Gulfedge or Edge Group could determine to distribute such non-cash assets, including working interests in oil and gas properties. Limited partners to whom working interests in oil and gas properties are distributed will lose their limited liability status with respect to such interests, and operation of such properties may involve substantial risks, including the risk of incurring costs of reimbursement to operators of general and administrative costs that may represent a proportionately greater share of the revenues attributable to such properties than the general and administrative expenses reimbursed by the Joint Venture prior to its dissolution. The Company will receive its proportionate interest in any such distribution as general partner and limited partner with respect to all partner interests exchanged for shares of Common Stock pursuant to the Combination Agreement Transactions.

  After December 1996, the Company expects that it will generally continue to develop the Joint Venture's existing properties and identified prospects of the Joint Venture. New projects in new areas would generally be conducted in Old Edge or another wholly owned subsidiary of the Company, and not through the Joint Venture. To the extent they do not exchange in the Combination Agreement Transactions, limited partners and Edge Group generally will not participate in new prospects or operations unrelated to the Joint Venture's operations as of December 1996, except as provided for in the provisions of the Joint Venture Agreement with respect to 150 square miles in the Belco Project Area (the "Belco Right") and another 50 square miles of 3-D seismic data to be selected following dissolution (the "Fifty Square Mile Right"). See "Information Concerning the Joint Venture."

 Effect of the Edge Group II Exchange Offer on Exchanging Limited Partners of Edge Group II

  Those limited partners of Edge Group II who tender their respective Edge Group II Units in exchange for shares of Common Stock will by so tendering have consented to, approved and ratified the terms of the Edge Group II Exchange Offer and the other Combination Transactions, including the number of shares of Common Stock that will be issued to the general partners of Edge Group II. Accordingly, by tendering Edge Group II Units, limited partners of Edge Group II will approve the overall terms and structure of the Edge Group II Exchange Offer and will give up any right to challenge any aspect of the general partners' and their affiliates' (including Old Edge and its management) actions regarding the Combination Transactions, including without limitation, the allocation of shares among any parties receiving shares in the Combination Transactions and further specifically including any decisions regarding the shares of Common Stock being offered by the Company for the general partner interest in Edge Group II. See "The Edge Group II Exchange Offer and Consent Solicitation--Description."

 Effect of the Gulfedge Exchange Offer on Exchanging Limited Partners of
Gulfedge

  Those limited partners of Gulfedge who tender their respective Gulfedge Units in exchange for shares of Common Stock will by so tendering have consented to, approved and ratified the terms of the Gulfedge Exchange Offer and the other Combination Transactions. Accordingly, by tendering Gulfedge Units, limited partners of Gulfedge will approve the overall terms and structure of the Gulfedge Exchange Offer and will give up any right to challenge any aspect of Old Edge's and it's officers', directors' and other affiliates' actions regarding the Combination Transactions, including, without limitation the allocation of shares among any parties receiving shares in the Combination Transactions. See "The Gulfedge Exchange Offer."

 No Assurance as to Offering Price

  Although the Combination Agreement provides for the sale by the Company of shares in the Offering at a $15.00 minimum public offering price per share of Common Stock as a condition to closing, there can be no assurance as to what price will be achieved in the public offering or as to what price the Common Stock will trade thereafter. As of the date of this Joint Proxy and Consent Solicitation Statement/Prospectus, the Company has not entered into any agreement with the underwriters for the Offering and the price achieved in the Offering will be dependent upon market conditions and other factors beyond the control of the Company.

 Restrictions on Resale; Shares Eligible for Future Sale

  The holders of all of the shares of Common Stock issued in the Combination Transactions will be restricted from disposing any shares of Common Stock for a period of 180 days from the date of the final prospectus relating to the Offering without the prior consent of the representatives of the underwriters for the Offering and the Company. In addition, Rule 145 under the Securities Act places certain restrictions on the resale of Common Stock received in the Merger by persons who are "affiliates" of Old Edge or the Company. An affiliate of a party is any person who controls, is controlled by or is under common control with such party. These restrictions on resale prohibit any party or affiliate from reselling stock except in accordance with the volume restrictions of Rule 144. The volume restrictions of Rule 144 permit a person to sell, during any three-month period, no more than the greater of one percent of the outstanding class of securities or the average weekly trading volume of such class of security for four weeks prior to the sale. Additionally, there are restrictions on the manner of sale, which generally require the securities be sold in open market transactions without prior solicitations of buyers or payment of consideration other than customary brokerage commissions. These restrictions terminate for sales made two years or more after the effective date of the Merger with respect to parties and affiliates who are not also affiliated with the Company (and have not been affiliated with the Company for three months preceding any such sale). All persons who are affiliates of parties to the Merger will receive shares of Common Stock bearing a restrictive legend against sales that are not in compliance with Rule 145. Affiliates of the Company that receive Common Stock in the other Combination Transactions will also generally be restricted from resales other than in accordance with the volume, manner of sale and notice provisions of Rule 144.

  Following the 180-day period referred to in the preceding paragraph, substantially all of the shares of Common Stock issued in the Combination Agreement Transactions will be eligible for resale without restriction other than pursuant to Rules 144 and 145. The representatives of the underwriters for the Offering may also give their consent to sales prior to the end of such 180-day period at any time and without public notice. In addition, 97,844 shares of Common Stock may be issued pursuant to currently outstanding options that will be assumed by the Company from a predecessor at a weighted average exercise price of $3.06 per share, 350,000 shares of Common Stock may be issued pursuant to options that will be issued in connection with the Combination Transactions at an exercise price equal to the IPO price and 250,585 shares of Common Stock will be issued pursuant to restricted stock awards granted in connection with the Combination Transactions. There has previously been no source of liquidity for the investments in respect of which shares are being issued in the Combination Transactions. Future sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock.

RISKS ASSOCIATED WITH THE BUSINESS OF THE COMPANY

 Dependence on Exploratory Drilling Activities

  The success of the Company will be materially dependent upon the continued success of its exploratory drilling program, which will be funded in part with the proceeds of the Offering. Exploratory drilling involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment. Although the Company believes that its use of 3-D seismic data and other advanced technology should increase the probability of success of its exploratory wells and should reduce average finding costs through elimination of prospects that might otherwise be drilled solely on the basis of 2-D seismic data and other traditional methods, exploratory drilling remains a speculative activity. Even when fully utilized and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and do not allow the interpreter to know if hydrocarbons will in fact be present in such structures if they are drilled. In addition, the use of 3-D seismic data and such technologies requires greater predrilling expenditures than traditional drilling strategies and the Company could incur losses as a result of such expenditures. The Company's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on the Company's future results of operations and financial condition. Prospects may initially be identified through a number of methods, some of which do not include interpretation of 3-D or other seismic data, and in which prospects the Company may not have any option or lease rights. Although the Company has identified numerous drilling prospects, there can be no assurance that such prospects will be drilled or that natural gas or oil will be produced from any such identified prospects or any other prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company."

 Volatility of Natural Gas and Oil Prices

  The Company's revenues, profitability, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of its properties, are substantially dependent upon prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil have been volatile, and such markets are likely to continue to be volatile in the future. Prices for natural gas and oil are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of natural gas and oil, the price of foreign imports and overall economic conditions. It is impossible to predict future natural gas and oil price movements with certainty. Declines in natural gas and oil prices may materially adversely affect the Company's financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower natural gas and oil prices also may reduce the amount of natural gas and oil that the Company can produce economically. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company" and "Business of the Company--Marketing."

  The Company periodically reviews the carrying value of its oil and natural gas properties under the full cost accounting rules of the Commission. Under these rules, capitalized costs of proved oil and natural gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of this "ceiling" test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write down for accounting purposes if the ceiling is exceeded, even if prices declined for only a short period of time. The Company may be required to write down the carrying value of its oil and natural gas properties when oil and natural gas prices are depressed or unusually volatile. If a write down is required, it would result in a charge to earnings and would not impact cash flow from operating activities.

  In order to reduce its exposure to short-term fluctuations in the price of natural gas, the Company periodically enters into hedging arrangements. The Company's hedging arrangements apply to only a portion of its production and provide only partial price protection against declines in natural gas prices. Such hedging arrangements may expose the Company to risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase contracted quantities of oil or natural gas or a sudden, unexpected event materially impacts oil or natural gas prices. In addition, the Company's hedging arrangements limit the benefit to the Company of increases in the price of natural gas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company--General" and "Business of the Company--Marketing."

 Reserve Replacement Risk

  In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future natural gas and oil production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital-intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of natural gas and oil reserves would be impaired. As of September 30, 1996, the Company had participated in a substantial percentage of its wells as non-operator pursuant to various agreements. The failure of an operator of the Company's wells to adequately perform operations, or such operator's breach of the applicable agreements, could adversely impact the

Company. In addition, there can be no assurance that the Company's future exploration, development and acquisition activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs. See "Management's Discussion of Analysis and Financial Condition and Results of Operation--The Company."

 Operating Risks of Natural Gas and Oil Operations

  The natural gas and oil business involves certain operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company. The availability of a ready market for the Company's natural gas and oil production also depends on the proximity of reserves to, and the capacity of, natural gas and oil gathering systems, pipelines and trucking or terminal facilities. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased and leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of the Company's properties. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company. See "Business of the Company--Operating Hazards and Insurance."

 Dependence on Key Personnel

  The Company depends to a large extent on the services of certain key management personnel, the loss of any of which could have a material adverse effect on the Company's operations. The Company intends to enter into employment agreements with certain of its executive officers prior to the completion of the Offering. The Company believes that its success is also dependent upon its ability to continue to employ and retain skilled technical personnel. See "Business of the Company--Exploration Technology."

 Reliance on Technological Development and Possible Technological Obsolescence

  The Company's business is dependent upon utilization of changing technology. As a result, the Company's ability to adapt to evolving technologies, obtain new products and maintain technological advantages will be important to its future success. The Company believes that its ability to utilize state of the art technologies currently gives it an advantage over many of its competitors. This advantage, however, is based in part upon technologies developed by others, and the Company may not be able to maintain this advantage. As new technologies develop, the Company may be placed at a competitive disadvantage, and competitive pressures may force the Company to implement such new technologies at substantial cost. There can be no assurance that the Company will be able to successfully utilize, or expend the financial resources necessary to acquire, new technology, that others will not either achieve technological expertise comparable to or exceeding that of the Company or that others will not implement new technologies before the Company. One or more of the technologies currently utilized by the Company or implemented in the future may become obsolete. In such case, the Company's business, financial condition and results of operations could be materially adversely affected. If the Company is unable to utilize the most advanced commercially available technology, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business of the Company--Exploration Technology."

 Significant Capital Requirements

  Due to its active exploration and development and technology development programs, the Company has experienced and expects to continue to experience substantial working capital needs. While the Company believes that the net proceeds from the Offering, cash flow from operations and its existing credit arrangements should allow the Company to successfully implement its present business strategy, additional financing may be required in the future to fund the Company's growth and developmental and exploratory drilling and continued technological development. No assurances can be given as to the availability or terms of any such additional financing that may be required or that financing will continue to be available under the existing or new credit facilities. In the event such capital resources are not available to the Company, its drilling and other activities may be curtailed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company--Liquidity and Capital Resources."

 Government Regulation and Environmental Matters

  Oil and natural gas operations are subject to various federal, state and local government regulations which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. In addition, the development, production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. The Company is also subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on the Company. See "Business of the Company--Regulation."

 Ability to Manage Growth and Achieve Business Strategy

  The Company has experienced significant growth in the recent past through the expansion of its drilling program. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's financial, technical, operational and administrative resources. As the Company enlarges the number of projects it is evaluating or in which it is participating, there will be additional demands on the Company's financial, technical and administrative resources. The Company's ability to continue its growth will depend upon a number of factors, including its ability to identify and acquire new exploratory sites, its ability to develop existing sites, its ability to continue to retain and attract skilled personnel, the results of its drilling program, hydrocarbon prices, access to capital and other factors. There can be no assurance that the Company will be successful in achieving growth or any other aspect of its business strategy.

 Competition

  The Company encounters competition from other oil and natural gas companies in all areas of its operations, including the acquisition of exploratory prospects and proven properties. The Company's competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the oil and natural gas business for a much longer time than the Company. Such companies may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. In addition, such companies may be able to expend greater resources on the existing and changing technologies that the Company believes are and will be increasingly important to the current and future success of oil and natural gas companies. The Company's ability to explore for oil and natural gas prospects and to acquire additional properties in the future will be dependent upon its ability to conduct its operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. See "Business of the Company--Competition."

 Uncertainty of Reserve Information and Future Net Revenue Estimates

  There are numerous uncertainties inherent in estimating natural gas and oil reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. Estimates of economically recoverable natural gas and oil reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future natural gas and oil prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of natural gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers but at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. In addition, the 10% discount factor, which is required by the Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and natural gas industry in general. See "Business of the Company--Oil and Natural Gas Reserves."

 Acquisition Risks

  The Company generally seeks to explore for oil and natural gas rather than to purchase producing properties. As a result, the Company's experience in the acquisition of such properties is limited. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, the Company performs a review of the subject properties that it believes to be generally consistent with industry practices, which generally includes on-site inspections and the review of reports filed with various regulatory entities. Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of such problems. There can be no assurances that any acquisition of property interests by the Company will be successful and, if unsuccessful, that such failure will not have an adverse effect on the Company's future results of operations and financial condition.

 Absence of Dividends on Common Stock

  The Company currently intends to retain any earnings for the future operation and development of its business and does not currently anticipate paying any dividends in the foreseeable future. Any future dividends also may be restricted by the Company's then-existing loan agreements. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company--Liquidity and Capital Resources" and Note 3 to the Company's Combined Financial Statements.

 Recent Losses

  The Company has incurred net losses in three of the last five years of its operations. There can be no assurance that the Company will be profitable in the future. See "Selected Historical Combined Financial and Operating Data of the Company."

                                DIVIDEND POLICY

  The Company has not paid any dividends in the past and does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain any earnings for the future operation and development of its business, including exploration, development and acquisition activities. Any future dividends also may be restricted by the Company's then-existing loan agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company-- Liquidity and Capital Resources."

                         THE COMBINATION TRANSACTIONS

GENERAL

  In the Combination Transactions, the Company plans to complete (i) the Merger, (ii) the Edge Group II Exchange Offer, (iii) the Gulfedge Exchange Offer, (iv) the Edge Group Purchase Offer and (v) the James C. Calaway Exchange. Upon consummation of the Combination Transactions, the Company expects to acquire directly or indirectly substantially all of the interests in the Joint Venture. See "Summary--Ownership of the Joint Venture; Post-Combination." The Company does not expect to seek to consummate any of the Combination Transactions unless the Merger, the Edge Group II Exchange Offer (with at least a 70% acceptance level) and the Offering are each closed.

BACKGROUND OF AND REASONS FOR THE COMBINATION TRANSACTIONS

  Background of the Joint Venture. The Joint Venture was formed on April 8, 1991 by Old Edge, Edge Group II, Gulfedge and Edge Group. On that date the Joint Venture purchased substantially all of the assets and assumed substantially all of the liabilities of a related entity, Edge Group Joint Venture, which had been engaged in oil and gas exploration and production operations since 1987. Old Edge and its predecessors had acted as managing venturers of Edge Group Joint Venture since its formation and had been engaged in oil and gas exploration and production operations since 1983. Edge Group II and Gulfedge were each created in connection with the formation of the Joint Venture to enable certain investors to invest in the Joint Venture. Edge Group was formed in July 1987 in connection with the formation of Edge Group Joint Venture and was a party to such joint venture. In connection with the formation of the Joint Venture, Edge Group contributed to the Joint Venture a portion of the funds it received from the sale of the assets and liabilities of Edge Group Joint Venture. In addition to its interest in the Joint Venture, Edge Group holds certain properties that were distributed to it as a result of the dissolution of Edge Group Joint Venture.

  As managing venturer of the Joint Venture, Old Edge through its management, staff of geologists, geophysicists and engineers generally directs and exercises control over all activities of the Joint Venture. However, under the terms of the Joint Venture Agreement, Old Edge must obtain the consent of Edge Group II to make lease acquisitions, to make capital purchases, to approve the Joint Venture's budget, to incur debt or mortgages and to sell all or substantially all of the Joint Venture's assets.

  The initial sharing ratio for the participants in the Joint Venture, which determines the allocation of net income and other items, as well as the distribution of allocable cash, was approximately 29.1%, 67.3%, 2.3% and .3%, respectively (the "Initial Sharing Ratio"), for Old Edge, Edge Group II, Gulfedge and Edge Group. Such sharing ratio is applicable until the value of cash and carried interests and other property distributed to each venturer is equal to the initial contributions of the venturers (the "Sharing Ratio Shift A Amounts"). At such time, the sharing ratio shifts to 50.0%, 47.5%, 1.6% and 0.9% (the "Shift A Sharing Ratio"), respectively, which continues until the value of cash and carried interests and other property distributed to each venturer is six times the Sharing Ratio Shift A Amounts (the "Sharing Ratio Shift B Amounts"). When the Sharing Ratio Shift B Amounts are met, the applicable sharing ratio for the duration of the Joint Venture is 55%, 42.7%, 1.5% and 0.8%, respectively. The Joint Venture has followed a strategy of retaining assets, and to date there have been no distributions to the venturers. As a result, there has been no valuation under the Joint Venture Agreement to determine whether the value of the Joint Venture's assets, if distributed, would cause a shift from the Initial Sharing Ratio. If (i) all the shares of Common Stock to be received by the partners in the Joint Venture (i.e., 4,660,604 shares) were received by and attributable solely to the net assets of the Joint Venture (which would give no value to any assets of Old Edge other than its Joint Venture interest), (ii) those shares were instead sold at an assumed IPO price of $16.00 per share and (iii) the proceeds (i.e., $74,569,664) were distributed under the Joint Venture Agreement, then the allocation of the proceeds would have been in the following percentages: Old Edge--44.4%, Edge Group II--52.8%, Gulfedge--1.8% and Edge Group--1%. The foregoing is presented solely by way of illustration and no such distribution is available to the venturers.

  The term of the Joint Venture originally was to have expired on April 8, 1996. Under the original terms of the Joint Venture Agreement, upon the dissolution of the Joint Venture, Old Edge was entitled to purchase prospects on which less than 50% of the lease acreage had been acquired by the Joint Venture by paying an amount equal to the costs incurred in connection with such prospect. For prospects on which 50% or more of the lease acreage had been acquired, Old Edge was required for a two-year period to use its best efforts to sell the prospect, and thereafter also had the right to purchase such prospects on a costs-incurred basis. Old Edge was also entitled to receive all non-proprietary seismic data (generally, seismic data obtained from third parties which the Joint Venture was not entitled to sell to others) and to receive all other components of the Joint Venture's regional information database without payment to the other venturers. Old Edge was required to attempt to license all proprietary seismic data (generally, seismic data obtained from third parties which the Joint Venture was entitled to sell to others), but was entitled to use all such data and was entitled to refrain from licensing any data by making a payment to the Joint Venture equal to the fair value of such data. These provisions did not apply to a situation in which seismic data was to be conveyed incidental to a transaction where the seismic data was not the sole or principal item sold or licensed. Carried Interests (generally defined to be interests in leases, reversionary interests, reserves and other interests in oil and gas properties) were to be distributed to the venturers in accordance with the sharing ratio. All other assets were to be sold, with the proceeds being distributed to the venturers in accordance with the sharing ratio.

  Determination to Postpone the Dissolution of the Joint Venture. When the Joint Venture was formed in April 1991, it was primarily involved in the generation of drilling prospects for major, large independent and other energy industry participants. At that time, given the uncertainties of drilling based on 2-D seismic information and because of the substantial drilling costs of the projects, the Joint Venture's limited financial resources and the less favorable risk/reward ratio for exploratory drilling at the time, the Joint Venture generally sold prospects for cash while retaining a reversionary working interest. By 1992, management of Old Edge perceived a shift in the economics of oil and gas drilling as a result of the advent of economic onshore 3-D seismic surveys and the improvement and increased affordability of data interpretation technologies. As a result of the decrease in drilling risks made possible by these technological advances, the Joint Venture began to acquire or retain working interests in the prospects generated by Old Edge on behalf of the Joint Venture and to drill for the account of the Joint Venture, while de-emphasizing the prospect generation portion of its business.

  During 1995, the venturers began to consider the approaching dissolution date of the Joint Venture in April 1996. The venturers recognized that, given the change in the nature of the Joint Venture's operations, both the proposed dissolution date and the terms of the dissolution of the Joint Venture were no longer appropriate. When the Joint Venture was formed, the venturers contemplated that upon its dissolution the primary assets would be (i) reversionary interests that would be distributed to the venturers, and (ii) prospects that upon sale to a third party or to Old Edge would result in a distribution of proceeds to the venturers. The venturers recognized that a substantial amount of the value of the Joint Venture was, by 1995, attributable to the large 3-D project areas that Old Edge on behalf of the Joint Venture had identified and intended to develop. By the second half of 1995, all of the venturers agreed that a dissolution in April 1996 should be postponed because of (i) the then-recent expansion in the Joint Venture's drilling program and the intermediate stage of development of various projects of the Joint Venture, (ii) concern that a dissolution would impair the value of the Joint Venture's operations by diverting the attention of management from normal operations and by disrupting the then-recently achieved growth and momentum of the Joint Venture's operations, (iii) the recognition that by extending the term of the Joint Venture, all of the venturers would be given the opportunity to benefit from additional development of the Joint Venture's assets and (iv) the belief that maintaining assets and cash flow in the Joint Venture was important in such development. Although Old Edge took the position that under the dissolution provisions of the Joint Venture Agreement it was entitled both to obtain many of the Joint Venture's most valuable prospects by paying the accumulated costs incurred by the Joint Venture and to utilize the Joint Venture's seismic data, it nevertheless concurred in the decision to extend the Joint Venture because of the factors discussed above and because Old Edge also desired to avoid any disputes among the venturers that might have arisen had it attempted to exercise the rights it claimed under the original provisions of the Joint Venture Agreement.

  Because of these factors, during the fourth quarter of 1995, the venturers agreed that the Joint Venture would dissolve on December 31, 1996 and began discussions regarding the modification of certain provisions of the Joint Venture Agreement, primarily regarding distributions and the parties' post-dissolution rights. Subsequently, the parties to the Joint Venture entered into a definitive agreement modifying the Joint Venture Agreement. Under the terms of the Joint Venture Agreement as amended, after December 31, 1996, the Joint Venture will enter a windup period that will generally last for up to two years. It is currently expected that during this time, most of the existing oil and gas properties of the Joint Venture will continue to be held by the Joint Venture. The Joint Venture's primary activities will involve the development of (i) projects in existence as of December 31, 1996 and (ii) subsequent projects that are based on 3-D seismic work firmly committed as of December 31, 1996 (the projects referred to in (i) and (ii) being hereafter referred to as the "Existing JV Projects"). By the end of the windup period, the Joint Venture will distribute substantially all of the assets of the Joint Venture, including working interests, in accordance with the applicable sharing ratios or, in accordance with specified ratios in the case of interests acquired in leases or other interests in all prospects within the areas subject to (a) the Belco Right, (b) the Fifty Square Mile Right and (c) the areas described herein under "Business of the Company--Significant Project Areas--Everest Project" and "--Cameron Project," that are acquired after December 31, 1996 (the "Western Assets"). The Western Assets shall be owned and the related costs of development borne, 50% by Old Edge and 50% by the other venturers (in accordance with their relative sharing ratios) (the "Western Allocation"). Upon dissolution, Old Edge will generally own all 3-D seismic data, provided that the other venturers will have the right to access and use such data. If such data is later sold, Old Edge will pay a portion of the proceeds to the other venturers. All or a portion of each of the areas subject to the Western Assets, the Belco Right and the Fifty Square Mile Right will be developed outside of the Joint Venture. The venturers will have certain rights to participate, pursuant to the Belco Right and the Fifty Square Mile Right, on a limited basis in interests developed within 150 and 50 square miles, respectively, of post-dissolution 3-D seismic data shot by Old Edge. With respect to the Existing JV Projects, the amended Joint Venture Agreement provides for the creation of areas of mutual interest ("AMIs"), which will allow each venturer to acquire a portion of any interest acquired subsequent to the dissolution of the Joint Venture by any other venturer in such AMI. For a description of the amended dissolution provisions, see "Information Concerning the Joint Venture." The amendment of the Joint Venture Agreement was not conditioned upon any agreement upon the Combination Agreement Transactions or the Offering, as the venturers determined that such amendment was appropriate without regard to any other transaction.

  The Combination Transactions. In early 1996, the venturers began to discuss the structure of a transaction in which they would each have the opportunity to participate in the future potential of Old Edge's business through the formation of a combined company, while giving an option to the partnership investors of electing not to participate in the transaction and thereby retaining, indirectly, the right to a proportionate distribution upon the dissolution of the Joint Venture. At this time, management of Old Edge was also considering the feasibility of an initial public offering involving the combined company. The parties recognized that the increased asset base that would be achieved by retaining the assets of the Joint Venture under common ownership would increase the chances of a successful initial public offering and assure continuity in the exploitation of prospects that Old Edge believed had significant potential.

  The discussions regarding a combination involved a transaction in which Old Edge, and either Edge Group II, Gulfedge and Edge Group or those partners of the partnerships that desired to participate, would contribute their interests to form a combined company which would simultaneously raise capital from the public. During these discussions, Mr. John Sfondrini, as a general partner of Edge Group II and each of the partners of Edge Group, negotiated on behalf of those entities. Mr. John E. Calaway, Chief Executive Officer of Old Edge, and Mr. James D. Calaway, director of Old Edge, negotiated on behalf of Old Edge. Old Edge did not negotiate on behalf of Gulfedge, because it recognized that once an agreement had been reached with Edge Group II and Edge Group, Gulfedge would participate in the Combination Agreement Transactions in the same manner as Edge Group II and Edge Group, but on the basis of its relative sharing ratio. Old Edge viewed these procedures as appropriate because it believes Gulfedge is in a similar position to Edge Group II and Edge Group under the Joint Venture Agreement.

  The predominant issue in connection with the discussions regarding the formation of the combined company was the percentage interest in the combined company that would be allocated to the investors in each of the venturers. As described above, Old Edge's share of revenues under the Joint Venture Agreement is currently, and was at the time of these discussions, 29.1%. Old Edge was unwilling to accept an allocation based on such a sharing ratio because of (i) Old Edge's claimed rights under the original and amended terms of the Joint Venture Agreement to retain certain of the Joint Venture's prospects and the Joint Venture's regional data base and technology, including seismic data, (ii) the "going concern value" of Old Edge's business, in particular its position within the industry and the expertise of its management and technical team and (iii) the fact that the parties projected that a sharing ratio shift would take place prior to the end of the wind-down period of the Joint Venture. The parties estimated that by the end of 1997 this sharing ratio shift would have resulted in an equity allocation of approximately 40% to Old Edge and approximately 60% allocated to the other venturers, based upon (a) proven properties being valued according to their estimated future net revenues as of June 30, 1996, (b) properties under development being valued according to their estimated future net revenues as of June 30, 1996 on a risk adjusted basis and (c) the Joint Venture not undertaking any new projects beyond those already planned in the spring of 1996. Although the venturers recognized these factors warranted Old Edge's being allocated a greater percentage of the combined company than 29.1%, the parties initially disagreed as to the exact allocation. Negotiations as to the appropriate allocations continued throughout the first half of 1996. In June 1996, the parties concluded that the appropriate percentage interest in the combined company that would be allocated to the investors in each of the venturers would be as follows: Old Edge--50%; Edge Group II--47.5%; Gulfedge-- 1.6%; and Edge Group--0.9%. As among Edge Group II, Gulfedge and Edge Group, the allocation of the remaining 50% of the combined company was based upon relative sharing ratios under the Joint Venture Agreement. Subsequently, the number of shares that would otherwise have been allocable to Edge Group II was reduced by 6,063 shares to take into account $97,000 in payables of Edge Group II that will become payables of the Company following the completion of the Combination Agreement Transactions.

  Following this determination, Old Edge met with its legal and accounting advisors to determine the structure of the transaction. At this time, management of Old Edge was also continuing its discussions with investment banking firms regarding an initial public offering of the combined company. After a series of discussions, management made the determination to structure the transaction as a merger of Old Edge into a subsidiary of the Company that would close simultaneously with separate exchange offers to the partners of Edge Group II and Gulfedge in which such partners would have the opportunity to exchange their interests for shares of Common Stock and the purchase of Edge Group's interest in the Joint Venture in exchange for shares of Common Stock. Such structure was chosen (i) to allow for a transaction in which participants would receive Common Stock on a tax-free basis, (ii) to allow Edge Group and the limited partners of Edge Group II and Gulfedge the option of whether to participate in the combined company or continue their current investment and (iii) to comply with regulatory requirements in a manner so as to achieve the timing goals of the venturers.

  As a result of the determination to structure the transaction to include an exchange offer to the partners of Edge Group II, the parties were required to determine the appropriate percentage of shares of Common Stock which had previously been decided would be allocated to Edge Group II (47.5% prior to taking into account a subsequent adjustment) that would be issued to the general partners of Edge Group II. Under the Edge Group II Partnership Agreement, its general partners (John Sfondrini and Napamco, a corporation of which Mr. Sfondrini is the sole shareholder) are entitled to receive 1% of the distributions of Edge Group II until distributions to the limited partners equal 150% of their initial contributions, at which time the general partners are entitled to receive 25% of subsequent distributions. Mr. Sfondrini informed the Company that in determining the aggregate number of shares of Common Stock that he would accept in exchange for the general partner interests in Edge Group II, he employed the following methodology: the market value of the aggregate number of shares of Common Stock offered to the partners of Edge Group II in exchange for their partner interests should be calculated and a determination should be made as to the percentage interest to which the general partners would be entitled if such shares were distributed to the partners of Edge Group II. In addition, Mr. Sfondrini informed the Company that the general partners of Edge Group II were entitled to (i) deferred and accumulated annual management fees of $1,332,450 by Edge Group II, attributable to an annual management fee of 2% of the aggregate capital commitments of the limited partners for five years; plus (ii) an amount attributable to the general partner management fee commencing after the fifth year (i.e., beginning in April 1996) equal to 3% of cash flow of Edge Group II (which amount was based on estimated future cash flow rather than on any cash flow to date and was deemed to be equal to the assumed value of the Common Stock attributable to Edge Group II in the Combination Agreement Transactions). See "The Edge Group II Exchange Offer and Consent Solicitation--Description." Using this methodology, Mr. Sfondrini informed the Company that, assuming an IPO price of $16.00 per share of Common Stock and an aggregate of 2,209,306 shares of Common Stock offered to the partners of Edge Group II in exchange for their partner interests, the number of shares of Common Stock that he would accept in exchange for the general partner interests in Edge Group II would be 361,665, or 16.4% of the aggregate number of shares of Common Stock offered to the partners of Edge Group II in exchange for their partner interests. If the IPO price is greater than $16.00 per share, the limited partners of Edge Group II would be entitled to receive fewer than such number of shares of Common Stock, and the general partners would be entitled to receive more than such number of shares of Common Stock, in exchange for their respective interests in Edge Group II. If the IPO price is less than $16.00 per share, the limited partners of Edge Group II would be entitled to receive more than such number of shares of Common Stock, and the general partners of Edge Group II would be entitled to receive fewer than such number of shares of Common Stock, in exchange for their respective interests in Edge Group II.

  Beginning in July 1996, the venturers began to prepare definitive documentation relating to the Combination Transactions. At this time, management of Old Edge also began preparations for the initial public offering of the Company. On December 3, 1996, the Combination Agreement was executed by the venturers, presented for consideration by the board of directors of Old Edge and approved by the board.

EFFECTS OF THE COMBINATION TRANSACTIONS

  Assuming that all parties accept shares of Common Stock in the Combination Transactions, upon consummation of the Combination Transactions and the Offering (i) the Company will become an independent, publicly held company,
(ii) holders of Old Edge Common Stock will become stockholders of the Company rather than shareholders of Old Edge, (iii) the partners of Edge Group II and Gulfedge who exchange their interests for shares of Common Stock will become stockholders of the Company rather than partners of Edge Group II and Gulfedge, respectively, (iv) the Company will become the general partner of and own all of the partner interests in Edge Group II, (v) the Company will own all of the limited partner interests in Gulfedge, (vi) Edge Group will become a stockholder of the Company and (vii) direct and indirect ownership of all of the interests in the Joint Venture will be combined in the Company. In the event that any limited partner of Edge Group II or Gulfedge does not exchange his or her interests in Edge Group II or Gulfedge, such limited partner and the Company will continue as the limited partners of such partnership. In the event that the Edge Group Purchase Offer is not consummated, Edge Group will continue as a general partner of the Joint Venture.

  The Joint Venture will continue in existence following consummation of the Combination Agreement Transactions and the Offering. Under the terms of the amended Joint Venture Agreement, after its dissolution in

December 1996 the Joint Venture will enter a windup period that will generally last for up to two years. It is currently expected that during this time, most of the existing oil and gas properties of the Joint Venture will continue to be held by the Joint Venture. All or a portion of each of the areas subject to the Western Assets, the Belco Right and the Fifty Square Mile Right will be developed outside of the Joint Venture. By the end of the windup period, the Joint Venture will distribute substantially all of the assets of the Joint Venture. Upon dissolution, Old Edge will own all 3-D seismic data, provided that the other venturers will have the right to access and use such data. With respect to the Existing JV Projects, the amended Joint Venture Agreement provides for the creation of AMIs, which will allow each venturer to acquire a portion of any interest acquired by any other venturer in such AMI. For a description of the amended dissolution provisions, see "Information Concerning the Joint Venture."

  After December 1996, the Company expects to continue to develop existing properties and identified prospects of the Joint Venture. New projects in new areas would generally be conducted in Old Edge or another wholly owned subsidiary of the Company, and not through the Joint Venture. To the extent they do not exchange in the Combination Agreement Transactions, limited partners and Edge Group generally will not participate in new prospects or operations unrelated to the Joint Venture's operations as of December 1996, except as provided for by the Belco Right and the Fifty Square Mile Right. See "Information Concerning the Joint Venture."

  The Company and Old Edge will owe fiduciary duties to any limited partners of Edge Group II or Gulfedge, respectively, that do not elect to exchange their limited partner interests for shares of Common Stock. Management of the Company will also owe fiduciary duties to the stockholders of the Company and will themselves be stockholders and/or option holders of the Company. Conflicts of interest may arise between the stockholders of the Company and such non-exchanging limited partners. Although Mr. Sfondrini, as a general partner of Edge Group II and sole shareholder of Napamco, a general partner of Edge Group II, is currently presented with conflicts of interest because he is also a director of Old Edge, the conflicts of interest that will arise as a result of the Company's becoming the general partner of Edge Group II will be more direct.

  The Company and Old Edge as the general partner of Edge Group II and Gulfedge, respectively, following the Combination Agreement Transactions, will be entitled to determine whether or not to distribute any assets received by Edge Group II and Gulfedge pursuant to the dissolution of the Joint Venture or otherwise to the partners of Edge Group II and Gulfedge in accordance with the terms of their respective partnership agreements. As general partner of each of the partners of Edge Group, Mr. Sfondrini will be entitled to determine whether or not to distribute any assets received by Edge Group pursuant to the dissolution of the Joint Venture or otherwise to the partners of Edge Group in accordance with the terms of the Edge Group Partnership Agreement.

  As a result of the distribution of certain working interests to, the terms of certain AMIs relating to, and the treatment of the Specially Allocated Assets, and certain other future exploration prospects, the venturers of the Joint Venture, Edge Group II, Gulfedge and Edge Group will each be required to make decisions regarding oil and gas operations, including whether to participate in certain opportunities. The Company and Old Edge as the general partner of Edge Group II and Gulfedge, respectively, and Mr. Sfondrini as general partner of each of the three partners of Edge Group, will have conflicts of interest with respect to such decisions. The Company and Old Edge currently contemplate that Edge Group II and Gulfedge, and Mr. Sfondrini currently contemplates that Edge Group, would retain any non-cash assets distributed by the Joint Venture, and only distribute any cash received that is in excess of operating and development expenses. However, Edge Group II, Gulfedge or Edge Group could determine to distribute such non-cash assets, including working interests in oil and gas properties. Limited partners to whom working interests in oil and gas properties are distributed will lose their limited liability status with respect to such interests, and operation of such properties may involve substantial risks, including the risk of incurring costs of reimbursement to operators of general and administrative costs that may represent a proportionately greater share of the revenues attributable to such properties than the general and administrative expenses reimbursed by the Joint Venture prior to its dissolution. The Company will receive its proportionate interest in any such distribution as general partner and limited partner with respect to all partner interests exchanged for shares of Common Stock pursuant to the Combination Agreement Transactions. See "Risk Factors--Risks Associated with the Combination Transactions--Conflicts of Interest" and "--Conflicts of Interest; Interests of Certain Persons and Affiliates in the Combination Transactions--Conflicts of Interest with Respect to the Future Operation and Liquidation of the Joint Venture."

CONSEQUENCES OF THE DISSOLUTION OF THE JOINT VENTURE IF THE COMBINATION TRANSACTIONS ARE NOT CONSUMMATED

  It is currently expected that the Joint Venture will dissolve in accordance with its terms in December 1996 and begin a two-year period during which the Existing JV Projects would continue to be developed until their distribution to the venturers during and at the end of such period. As a result of the dissolution, Old Edge will be entitled to and would expect to conduct operations independently of the Joint Venture. Initially, substantially all of Old Edge's (and if the Combination Agreement Transactions are consummated, the Company's) operations will consist of such continued operations and will be conducted either through the Joint Venture or outside the Joint Venture, or with the partners in the Joint Venture pursuant to the provisions of the Joint Venture Agreement as amended. Old Edge (and if the Combination Agreement Transactions are consummated, the Company) expects that it will initiate new operations outside the Joint Venture as it begins operations other than Existing JV Projects. Edge Group II, Gulfedge and Edge Group will not be entitled to participate in any of these new operations that are unrelated to the Joint Venture's operations other than pursuant to the Belco Right and the Fifty Square Mile Right. See "Information Concerning the Joint Venture." No other transaction is currently being considered by the venturers as an alternative to the Combination Transactions, although the venturers could explore other alternatives. However, there can be no assurance that, if the Combination Transactions are not consummated, any alternative transaction will occur.

CONFLICTS OF INTEREST; INTERESTS OF CERTAIN PERSONS AND AFFILIATES IN THE COMBINATION TRANSACTIONS

  Conflicts of Interest in the Negotiation of the Combination Agreement. As a result of certain relationships, management of Old Edge and the general partners of Edge Group II had inherent conflicts of interest in structuring and approving the terms of the Combination Agreement Transactions and in recommending acceptance of such transactions. The management of Old Edge and the management of the Company are largely the same. Members of the board of directors and executive officers of the Company have beneficial ownership of approximately 100% of the Old Edge Common Stock, in part because of certain voting agreements which have been waived with respect to the shareholders' vote on the Merger. Old Edge is the general partner of Gulfedge. Mr. John Sfondrini, a director of each of Old Edge and the Company and a general partner, along with Napamco, of Edge Holding Company, which is a 36.8% shareholder of Old Edge, is also a general partner, along with Napamco, of Edge Group II, and serves as managing partner of Edge Group (whose three general partners are all limited partnerships of which Mr. Sfondrini is a general partner). In addition to his general partner interest in Edge Group II, Mr. Sfondrini owns one Edge Group II Unit (representing approximately a
 .5% limited partner interest in Edge Group II). Other members of the board of directors of Old Edge and the Company may also be deemed to have beneficial ownership of limited partner interests in Edge Group II as follows: six Edge Group II Units with respect to Mr. Raphael, approximately 1.48 Edge Group II Units with respect to Mr. Andrews, 1.5 Edge Group II Units with respect to Mr. Peterson and 3.5 Edge Group II Units with respect to Mr. Benedict. Mr. Benedict also has rights to receive certain proceeds in respect of Mr. Sfondrini's general partner interest in Edge Group II as described below. See "Security Ownership of Certain Beneficial Owners and Management."

  Management of Old Edge owes fiduciary duties to the shareholders of Old Edge, and Old Edge, as general partner of Gulfedge, owes fiduciary duties to the limited partners of Gulfedge. Mr. Sfondrini, as a director of Old Edge, owes fiduciary duties to the shareholders of Old Edge, and Mr. Sfondrini and Napamco, as general partners of Edge Group II, owe fiduciary duties to the limited partners of Edge Group II, and Mr. Sfondrini, as a general partner of each of the three partners of Edge Group, owes fiduciary duties to the general partners of Edge Group, and Mr. Sfondrini and Napamco, as general partners of Edge Holding Company, owe fiduciary duties to the limited partners of such partnership. Certain members of management of Old Edge negotiated the terms of the Combination Transactions on behalf of Old Edge. Mr. Sfondrini negotiated the terms of the

Combination Agreement Transactions on behalf of Edge Group II and Edge Group. No party acted on behalf of Gulfedge in these negotiations. Accordingly, each of the parties responsible for negotiating and approving the Combination Agreement Transactions had conflicting duties.

  As part of the negotiation process for the Combination Transactions, the parties used objective measures of value, including a reserve report audited by Ryder Scott, in assessing the value of the relevant assets of the parties to such transactions for purposes of determining the number of shares of Common Stock to be issued in the Combination Transactions. However, the negotiation process also involved assumptions as to future outcomes and subjective judgments (e.g., the "going concern" value to be attributed to Old Edge's business), for which no objective criteria were available. Additionally, no degree of reliance on objective criteria can eliminate the inherent conflict of interests.

  The allocation in the Combination Agreement Transactions of shares of Common Stock among the shareholders of Old Edge, on the one hand, and the general and limited partners of Edge Group II, the limited partners of Gulfedge and Edge Group, on the other hand, involved inherent conflicts of interest, as any increase in the number of shares of Common Stock allocated to one group of investors proportionally decreased the number of shares allocated to the other groups of investors. Moreover, because the number of shares of Common Stock being offered in exchange for all of the partner interests in Edge Group II was initially determined based on a percentage of the aggregate number of shares of Common Stock being offered in connection with the Combination Agreement Transactions, the issuance of shares of Common Stock in exchange for the general partner interests in Edge Group II reduced the number of shares of Common Stock being offered in exchange for the limited partner interests in Edge Group II.

  The terms of the Combination Agreement were determined through negotiations between the management of Old Edge and Mr. Sfondrini. As a result of the affiliated relationship among the parties, such negotiations may not be viewed as arm's-length negotiations. No attempt was made to solicit offers for the respective interests in the Joint Venture. No independent representative or counsel has acted on behalf of Edge Group, the unaffiliated shareholders of Old Edge and the unaffiliated limited partners of Edge Group II or Gulfedge in connection with determining the terms of the Combination Agreement Transactions, nor did management of Old Edge or the general partners of Edge Group II negotiate the terms of the Combination Agreement Transactions with any such unaffiliated shareholders or limited partners. Gulfedge was not represented in the negotiations. The shareholders of Old Edge, on the one hand, and Edge Group and the limited partners of Edge Group II, on the other hand, are therefore relying on management of Old Edge and Mr. Sfondrini, respectively, to fairly establish the terms of the Combination Agreement Transactions. There is a possibility that, if such representatives or unaffiliated shareholders or limited partners had taken part in such determination or negotiation, the terms of the Combination Agreement Transactions might have been different and, perhaps, more favorable to the unaffiliated shareholders or limited partners. See "Risk Factors--Risks Associated with the Combination Transactions--Conflicts of Interest" and "The Combination Transactions--Background of and Reasons for the Combination Transactions."

  Transfer of Edge Group II General Partner Interests. The closing of the Combination Transactions is conditioned on, among other things, the approval of the transfer to the Company of the general partner interests of Mr. Sfondrini and Napamco by holders of 60% of the limited partner interests in Edge Group II. In exchange for such general partner interests, Mr. Sfondrini will receive the GP Exchange Shares. Neither Edge Group II nor any of its limited partners will share in the proceeds of such exchange. The Combination Agreement Transactions will allow the general partners of Edge Group II to receive Common Stock in respect of both management fees that have been deferred to date because no cash was available for payment, as well as the estimated value of future management fees that have not been earned to date. The allocation of Common Stock in respect of such management fees reduces the amount otherwise allocable to the limited partners of Edge Group II and there can be no assurance that the general partners would have ever become entitled to receive the amount of such future management fees. Pursuant to certain prior loan agreements, Mr. Sfondrini and Napamco assigned a portion of their management fee with respect to Edge Group II and the right to a percentage of their distributions as its general partners, to, among others, Mr. James C. Calaway and Ms. Marlin Geiger (the parents of Mr. John E. Calaway, the Chief Executive Officer of the Company, and Mr. James D. Calaway, the President of the Company) and to Mr. David Benedict, who is a director of the Company. As a result, assuming an IPO price of $16.00 per share, Mr. James C. Calaway will receive 12,830 (including 6,992 shares to be received by entities owned by him) of the GP Exchange Shares, an entity controlled by Ms. Geiger will receive 995 of the GP Exchange Shares and Mr. Benedict will receive 2,122 of the GP Exchange Shares. See "Plan of Distribution." In the absence of the Combination Agreement Transactions and the Offering, notwithstanding the value of Edge Group II's interest in the Joint Venture, it is unlikely Edge Group II would receive cash distributions from the Joint Venture that would, in the near term, have allowed it to pay any of the accrued management fees or distributions. Similarly, because of the uncertainty of the level of future distributions from Joint Venture, there can also be no assurance as to what amount of such future management fees that the general partners would have ever become entitled to receive.

  Following the consummation of the Offering, Mr. Sfondrini expects to enter into a margin loan arrangement with a representative of the underwriters for the Offering. Under this arrangement, Mr. Sfondrini expects to make borrowings in an approximate amount of at least $500,000 at an interest rate equal to a bank's prime rate. The loan will be secured by Common Stock with an initial market value of $1.2 million. Mr. Sfondrini expects to use a portion of the proceeds of such borrowings to repay the indebtedness under the above described loan agreements.

  As general partner of Edge Group II, Mr. Sfondrini is personally liable for its obligations. If the transfer of such general partner interest is approved and consummated, Mr. Sfondrini will not be liable for any future obligations of Edge Group II.

  Upon becoming the general partner of Edge Group II, the Company will succeed to the general partners' rights to accrued, but unpaid prior management fees, receive a management fee equal to 3% of Edge Group II's cash flow, receive 1% of distributions until limited partners have received distributions equivalent to 150% of their initial capital contributions and thereafter receive 25% of the distributions of Edge Group II, as provided for in the Edge Group II Partnership Agreement. See "Information Concerning Edge Group II."

  Conflicts of Interest With Respect to the Future Operation and Liquidation of the Joint Venture. Upon consummation of the Combination Transactions, Old Edge will become a wholly owned subsidiary of the Company and will continue as managing venturer of the Joint Venture, and the Company will become the general partner of Edge Group II. The Company and Old Edge will owe fiduciary duties to any limited partners of Edge Group II or Gulfedge, respectively, that do not elect to exchange their limited partner interests for shares of Common Stock. If the Edge Group Purchase Offer is not consummated, Old Edge, as managing venturer of the Joint Venture will owe fiduciary duties to Edge Group, as well as to Gulfedge and Edge Group II as participants in the Joint Venture. Management of the Company will also owe fiduciary duties to the stockholders of the Company and will themselves be stockholders and/or option holders of the Company. Conflicts of interest may arise between the stockholders of the Company and such non-exchanging limited partners.

  The Company currently expects to use a portion of the proceeds of the Offering to make a loan to the Joint Venture that will allow the Joint Venture to repay its currently outstanding indebtedness under the Revolving Credit Facility and the J.C. Calaway Loan. See "--Certain Interests of Mr. James C. Calaway" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company--Liquidity and Capital Resources." The Company currently expects that the terms of such loan to the Joint Venture will be substantially the same as those available to the Company after the Offering. There will be conflicts of interest in the Company's role as a lender to the Joint Venture including those related to determining the actual terms of such loan, the timing of any repayments and decisions regarding security interests and covenants relating to such loan.

  Subsequent to the dissolution of the Joint Venture in December 1996, the Company expects to continue to develop the Existing JV Projects through the Joint Venture. The description of the plan for the Joint Venture is described elsewhere under "Information Concerning the Joint Venture." New projects in new areas would generally be conducted in Old Edge or another wholly owned subsidiary of the Company, and not through the Joint Venture. To the extent they do not exchange in the Combination Agreement Transactions, limited partners and Edge Group generally will not participate in new prospects or operations unrelated to the Existing JV Projects as of December 31, 1996, except as provided for by the Belco Right and the Fifty Square Mile Right. See "Information Concerning the Joint Venture."

  The Joint Venture will continue in existence following the Combination Agreement Transactions following which most of the Joint Venture's assets will be retained for a two-year windup period ending in December 1998. Because Old Edge will act as liquidating agent pursuant to the terms of the Joint Venture Agreement, the Company may encounter conflicts of interest in administering such windup, including conflicts relating to the allocation of management and other Company resources, the allocation of costs, the determination of the timing of operations and the distribution of assets.

  The Company and Old Edge as the general partner of Edge Group II and Gulfedge, respectively, following the Combination Agreement Transactions, will be entitled to determine whether or not to distribute any assets received by Edge Group II and Gulfedge pursuant to the dissolution of the Joint Venture or otherwise to the partners of Edge Group II and Gulfedge in accordance with the terms of their respective partnership agreements. As a general partner of each of the partners of Edge Group, Mr. Sfondrini will be entitled to determine whether or not to distribute any assets received by Edge Group pursuant to the dissolution of the Joint Venture or otherwise to the partners of Edge Group in accordance with the terms of the Edge Group Partnership Agreement.

  As a result of the distribution of certain working interests to the venturers, the terms of AMIs to be created pursuant to the Joint Venture Agreement, the Belco Right, the Fifty Square Mile Right and certain other future exploration prospects, the venturers will be required to make decisions regarding oil and gas operations, including whether to participate in certain opportunities. The Company and Old Edge as the general partner of Edge Group II and Gulfedge, respectively, and Mr. Sfondrini as a general partner of the partners of Edge Group, will have conflicts of interest with respect to such decisions. See "Risk Factors--Risks Associated With the Combination Transactions--Effect of the Combination Agreement Transactions on Nonexchanging Limited Partners of Edge Group II or Gulfedge."

  Interests With Respect to Certain Employee Benefit Matters. In connection with Combination Agreement Transactions and the Offering, the Company will enter into employment agreements with each of Mr. James D. Calaway and Mr. John E. Calaway. These agreements are described in "Management--Employment Agreements." Subject to the occurrence of the Public Offering, the Company has approved a 401(k) savings plan, a stock option plan and a director stock option plan. Each executive officer and director of the Company will receive compensation with respect to one or more of such plans. See "Management-- Director Compensation" and "--Executive Compensation."

  For a discussion of the limitation of directors' liability to the Company and its stockholders, indemnification agreements with the directors and officers of the Company, and the purchase of directors' and officers' liability insurance policies that will take effect at closing, see "Management--Officer and Director Indemnification."

  At the Effective Time, each outstanding option to purchase shares of Old Edge Common Stock (each, an "Old Edge Stock Option") granted pursuant to the Edge Petroleum Corporation 1994 Stock Option Plan (the "Old Edge Plan"), will be assumed by the Company. Messrs. James D. Calaway and Richard Dale, officers of the Company, each have an Old Edge Stock Option for the purchase of 2,193 shares of Old Edge Common Stock. Each such Old Edge Stock Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Old Edge Stock Option, the number of shares of Common Stock equal to the number of shares of Old Edge Common Stock purchasable pursuant to such Old Edge Stock Option, multiplied by the Merger Exchange Ratio, at a price per share equal to (i) the per share exercise price for the shares of Old Edge Common Stock subject to such stock option divided by (ii) the Merger Exchange Ratio. The creation of a public market for Common Stock as a result of the Public Offering would likely result in an increase in the total unrealized value of Old Edge Stock Options. Following the Merger, Messrs. J.D. Calaway and Dale will each hold options for the purchase of 48,922 shares of Common Stock, at a per share exercise price of $4.09 and $2.04, respectively. Assuming an IPO price of $16.00 per share, the aggregate unrealized value of such options would be $582,661.02 and $682,951.12, respectively.

  Certain Interests of Mr. James C. Calaway. The Company intends to loan a portion of the proceeds from the Offering to the Joint Venture, which will retire a $1.3 million loan to the Joint Venture from Mr. James C. Calaway. See "Certain Transactions--James C. Calaway Loan Agreement." Until such repayment occurs, Mr. James C. Calaway will continue to accrue new J. C. Calaway Interests in the Joint Venture's prospects. Following the date of repayment, Mr. James C. Calaway will accrue interests in wells drilled by the Company in certain specified areas of mutual interest. Additionally, Mr. James C. Calaway has retained certain of the J.C. Calaway Interests accrued to date in many of the Joint Venture's existing exploratory prospects. As a result, Mr. James C. Calaway will benefit from the Company's continuing development of these prospects. See "Certain Transactions--James C. Calaway Loan Agreement."

  Interests in Obtaining Publicly Traded Stock. The consummation of the Offering, which is conditioned upon the consummation of certain aspects of the Combination Agreement Transactions, will result in the creation of a public market for the Common Stock. Directors and executive officers of Old Edge (who hold the same positions with the Company) including John Sfondrini, who serves as a general partner of Edge Group II and Edge Group, will benefit from the increased liquidity (including marginability) of their investment, with respect to their holdings of Old Edge Common Stock and interests in Edge Group II and Edge Group that are exchanged for Common Stock pursuant to the Combination Agreement Transactions as will current holders of options to purchase Old Edge Stock.

  Registration Rights. Mr. Sfondrini and Napamco are the general partners of Edge Holding Company, which owns 38,500 shares of Old Edge Common Stock, which will, pursuant to the Merger, be converted into 858,853 shares of Common Stock (the "Registrable Shares"). At the Effective Time, the Company will enter into a registration rights agreement with Edge Holding Company which will provide for the registration of the Registrable Securities for the purpose of distributing such shares to the partners of Edge Holding Company. This demand registration right may be exercised only once by Edge Holding Company. See "Certain Transactions--Registration Rights Agreement of Edge Holding Company Limited Partnership."

  Indemnification. The Combination Agreement provides that the Company will indemnify the general partners of the partners of Edge Group and the general partners of Edge Group II and Gulfedge and the directors and officers of Old Edge and will hold each of them harmless from and against certain losses, damages, liabilities, claims, demands, deficiencies, judgments and settlements resulting from or arising out of the Combination Agreement Transactions, and expressly provides for such indemnification regardless of any acts of negligence or gross negligence on the part of any of the parties indemnified thereby.

ACCOUNTING TREATMENT

  The Combination Transactions will be accounted for as a reorganization of entities under common control because of the common control of the stockholders of the Company and by virtue of their direct ownership of the entities and interests exchanged. Accordingly, the net assets acquired in the Combination Transactions will be recorded at the historical cost basis of the affiliated predecessor owners.

DISSENTERS' RIGHTS

  Old Edge Shareholders. Any shareholder of record of Old Edge may exercise dissenters' rights in connection with the Merger by properly complying with the requirements of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act ("TBCA"). By exercising dissenters' rights, any such shareholder would have the "fair value" of his shares of Old Edge Common Stock determined by a court and paid to him in cash, instead of receiving shares of Common Stock.

  The following is a summary of the statutory procedures that a shareholder of a Texas corporation must follow in order to exercise his dissenters' rights under Texas law. This summary is not complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the TBCA, the text of which is set forth in full in Appendix F to this Joint Proxy and Consent Solicitation Statement/Prospectus.

  Any shareholder of a Texas corporation who objects to a merger of the corporation may exercise the rights and remedies of a dissenting shareholder under Articles 5.11, 5.12 and 5.13 of the TBCA. Article 5.11 of the TBCA provides that each shareholder of a Texas corporation has the right to dissent from certain mergers. Any shareholder desiring to exercise his right of dissent to a merger must (i) file a written objection to the merger with the corporation, prior to the date of the meeting of shareholders called to consider the merger, and (ii) not vote his shares in favor of the adoption of the merger. Neither a proxy nor a vote against the merger is sufficient to constitute a written objection as required under the statute. Failure to vote against approval of the merger (i.e., abstention from voting) will not constitute a waiver of a shareholder's dissenters' rights.

  The written objection must state that the shareholder's right to dissent will be exercised if the merger becomes effective and give the address to which notice of the effectiveness of the merger should be delivered or mailed. Any written communications that may be required to be given with respect to the exercise by a shareholder of dissenters' rights should be addressed to the principal executive offices of the corporation marked to the attention of the corporation's secretary.

  The corporation surviving the merger must deliver or mail notice of the effectiveness of the merger to each dissenting shareholder that has not voted in favor of the merger within ten days of the effectiveness of the merger. Any dissenting shareholder that has not voted in favor of the merger may then make a written demand on the surviving corporation for the payment of the fair value of his shares within ten days of the delivery or mailing of the notice by the surviving corporation. Such demand must state the number and class of the shares of stock owned by the dissenting shareholder and the dissenting shareholder's estimate of the fair value of his shares. Any shareholder failing to make such a demand within the ten-day period will lose the right to dissent and will be bound by the terms of the merger. In order to preserve his dissenters' rights, a dissenting shareholder must also submit his stock certificates to the surviving corporation for the appropriate notation within twenty days of making a demand for payment. Failure of a dissenting shareholder to submit such stock certificates will, at the option of the surviving corporation, terminate such shareholder's rights under Article 5.12 unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs.

  Any shareholder who has properly demanded payment for his shares of stock will not have any rights as a shareholder, except the right to receive payment for his shares and the right to claim that the merger and the related transactions were fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of the shareholders.

  Within twenty days of receipt of the demand for payment, the surviving corporation must deliver or mail to the dissenting shareholder written notice that either (i) agrees to pay the amount of the shareholder's demand within 90 days after the effectiveness of the merger upon receipt of the dissenting shareholder's duly endorsed share certificates or (ii) offers to pay the surviving corporation's estimate of the fair value of the shares within ninety days after the effectiveness of the merger upon both the receipt of notice from the shareholder within sixty days after the effectiveness of the merger that the shareholder agrees to accept that amount and the receipt of the dissenting shareholder's duly endorsed share certificates. If the dissenting shareholder and the surviving corporation agree upon the value of the dissenting shareholder's shares within sixty days after effectiveness of the merger, the surviving corporation shall pay the amount of the agreed value to the dissenting shareholder upon receipt of the dissenting shareholder's duly endorsed share certificates within ninety days of the effectiveness of the merger. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

  If the dissenting shareholder and the surviving corporation do not agree upon the value of the dissenting shareholder's shares within sixty days after the effectiveness of the merger, then either the dissenting shareholder or the surviving corporation may, within sixty days thereafter, file a claim in a court of competent jurisdiction in the county of Texas in which the principal office of the corporation is located, seeking a determination of the fair value of the shares. The surviving corporation shall file with the court a list of all shareholders who have demanded payment for their shares with whom an agreement as to value has not been reached upon receipt of such a claim filed by a dissenting shareholder or upon the filing of such a claim by the surviving corporation. The clerk of the court will give notice of the hearing of any such claim to the surviving corporation and to all of the dissenting shareholders on the list provided by the surviving corporation. The surviving corporation and all dissenting shareholders notified in this manner will be bound by the final judgment of the court.

  After the hearing of the claim, the court will determine which of the dissenting shareholders have complied with the provisions of the TBCA and are entitled to the payment of the fair value of their shares and will appoint one or more qualified appraisers to assist in the determination of the fair value of the shares upon such investigation as the appraisers consider proper. The appraisers will also allow the dissenting shareholders and the surviving corporation to submit to them pertinent evidence as to the fair value of the shares.

  Upon receipt of the appraisers' report, the court will determine the fair value of the shares of the dissenting shareholders and will direct the payment by the surviving corporation to the dissenting shareholders of the amount of the fair value of their shares, with interest thereon, beginning 91 days after the effectiveness of the merger to the date of the judgment, upon receipt of the dissenting shareholders' share certificates. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in the surviving corporation. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in such manner as the court determines to be fair and equitable.

  Under Texas law, "fair value" of shares for purposes of the exercise of dissenters' rights is defined as the value of the shares as of the day immediately preceding the day the vote is taken authorizing the merger, excluding any increase or decrease in value of the shares in anticipation of the proposed merger. Such "fair value" is determined in the first instance by appraisers appointed by the court, who are directed to make such determination "upon such investigation as to them may seem proper." Any valuation techniques or methods may be employed which are generally acceptable to the financial community.

  Any dissenting shareholder may withdraw his demand at any time before receiving payment for his shares or before a claim has been filed seeking determination of the fair value of his shares. No such dissenting shareholder may withdraw his demand after payment has been made or where a claim has been filed, unless the surviving corporation consents to the withdrawal.

  If neither the dissenting shareholder nor the corporation files a claim with an appropriate court within the permitted period of time, the dissenting shareholder will be bound by the terms of the merger.

  Shareholders of Old Edge considering appraisal rights should consider that the payment which they eventually receive in exchange for their shares in a dissenters' rights proceeding under Texas law could be less than, equal to or greater than the eventual market value of the consideration they would receive in the Merger.

  An Old Edge shareholder who exercises his appraisal rights and receives cash in exchange for his shares of Old Edge Common Stock will recognize taxable gain or loss in an amount equal to the difference between (i) the sum of such cash received and (ii) the basis of the shares of Old Edge Common Stock so exchanged. Any such gain or loss recognized would be long-term capital gain or loss if the shares of Old Edge Common Stock constitute capital assets in the hands of the dissenting Old Edge shareholder and have been held by such shareholder for more than one year at the Effective Time.

  SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL COUNSEL.

  Edge Group II Exchange Offer, Gulfedge Exchange Offer and Edge Group Purchase Offer. Pursuant to the Edge Group II Exchange Offer, a partner of Edge Group II may decline to exchange such partner's interest in

Edge Group II for shares of Common Stock. Under such circumstances, neither the Edge Group II Partnership Agreement nor Connecticut law provides for appraisal or similar rights for such non-exchanging partners. Pursuant to the Gulfedge Exchange Offer, a partner of Gulfedge may decline to exchange such partner's interest in Gulfedge for shares of Common Stock. Under such circumstances, neither the Gulfedge Partnership Agreement nor Texas law provides for appraisal or similar rights for such nonexchanging partners. Pursuant to the Edge Group Purchase Offer, Edge Group may decline to exchange the Edge Group Joint Venture Interest for shares of Common Stock. Under such circumstances, neither the Joint Venture Agreement nor Texas law provides for appraisal or similar rights.

INCLUSION ON NASDAQ NATIONAL MARKET

  The Company anticipates applying for the inclusion of shares of Common Stock on the Nasdaq National Market under the symbol "EPEX."

RESTRICTIONS ON RESALE BY AFFILIATES

  Rule 145 under the Securities Act places certain restrictions on the resale of Common Stock received in the Merger by persons who are "affiliates" of Old Edge or the Company. An affiliate of a party is any person who controls, is controlled by or is under common control with such party. These restrictions on resale prohibit any party or affiliate from reselling stock except in accordance with the volume restrictions of Rule 144. The volume restrictions of Rule 144 permit a person to sell, during any three-month period, no more than the greater of one percent of the outstanding class of securities or the average weekly trading volume of such class of security for four weeks prior to the sale. Additionally, there are restrictions on the manner of sale, which generally require the securities be sold in open market transactions without prior solicitations of buyers or payment of consideration other than customary brokerage commissions. These restrictions terminate for sales made two years or more after the effective date of the Merger with respect to parties and affiliates who are not also affiliated with the Company (and have not been affiliated with the Company for three months preceding any such sale). All persons who are affiliates of parties to the Merger will receive shares of Common Stock bearing a restrictive legend against sales that are not in compliance with Rule 145. Affiliates of the Company that receive Common Stock in the other Combination Agreement Transactions will also generally be restricted from resales other than in accordance with the volume, manner of sale and notice provisions of Rule 144.

EXPENSES

  The Joint Venture will initially pay all of the expenses incurred in the Offering and the Combination Transactions. If the Combination Transactions are not consummated, Old Edge shall pay 20% of any and all such expenses paid by the Joint Venture to Edge Group II, Gulfedge and Edge Group in proportion to their relative sharing ratios under the Joint Venture Agreement. If the Offering and the Combination Transactions are consummated, the Company shall reimburse the Joint Venture for any such expenses previously paid by it.

  It is estimated that the expenses of the Combination Agreement Transactions (assuming 100% acceptance) will be as set forth below:

      Filing fees.........................................................
      Legal fees and expenses.............................................
      Accounting fees and expenses........................................
      Engineering fees and expenses.......................................
      Printing costs......................................................
      Nasdaq listing fee..................................................
      Miscellaneous expenses..............................................
        Total.............................................................

                           THE COMBINATION AGREEMENT

GENERAL

  The Combination Agreement provides for (i) the Merger, (ii) the Edge Group II Exchange Offer, (iii) the Gulfedge Exchange Offer and (iv) the Edge Group Purchase Offer. The detailed terms and conditions relating to the consummation of the Combination Agreement Transactions are contained in the Combination Agreement, which is attached hereto as Appendix A and incorporated herein by reference. The following discussion sets forth a description of certain material terms and conditions of the Combination Agreement. The description in this Joint Proxy and Consent Solicitation Statement/Prospectus of the terms and conditions of the Combination Agreement Transactions is qualified in its entirety by reference to the Combination Agreement.

EFFECTIVE TIME OF THE COMBINATION AGREEMENT TRANSACTIONS

  The Combination Agreement provides that the Merger will become effective at the time (the "Effective Time") when the Secretary of State of the State of Texas has issued a certificate of merger in respect of the Merger. It is anticipated that, if the Combination Agreement and the Plan of Merger are approved and adopted at the Special Meeting and all other conditions to the Combination have been satisfied or waived, such issuance will occur following the Special Meeting and at the time of the closing of the Offering.

REPRESENTATIONS AND WARRANTIES

  In the Combination Agreement, the Company, Old Edge, Edge Group II, Gulfedge and Edge Group have made various representations and warranties relating to, among other things, their respective ownership interests in the Joint Venture, their respective capitalization, the satisfaction of certain legal requirements for the Combination, the existence of certain litigation matters and compliance of information provided in connection with this Joint Proxy and Consent Solicitation Statement/Prospectus with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. The representations and warranties of each of the parties to the Combination Agreement will expire at the Effective Time.

CONDITIONS

  The respective obligations of the Company, Old Edge, Edge Group II, Gulfedge and Edge Group to consummate the Combination Agreement Transactions are subject to the satisfaction of the following conditions:

    (i) the Company shall have consummated the Offering and the IPO price will have been at least $15.00 per share of Common Stock;

    (ii) the Combination Agreement and the Plan of Merger shall have been approved and adopted by the holders of at least two-thirds of the outstanding shares of Old Edge Common Stock entitled to vote at the Special Meeting and no more than 15% of the shareholders of Old Edge shall have exercised their dissenters' rights with respect to the Merger;

    (iii) the general partners of Edge Group II and the limited partners of Edge Group II holding at least 70% of the outstanding Edge Group II Units shall have tendered their partnership interests in Edge Group II to the Company pursuant to the Edge Group II Exchange Offer;

    (iv) the partners of Edge Group II whose aggregate capital contributions represent at least 60% of the aggregate capital contributions of all the partners of Edge Group II shall have consented to the Change of Edge Group II General Partners;

    (v) the Merger, the Edge Group II Exchange Offer and the Offering shall close simultaneously;

    (vi) each party to the Combination Agreement shall have performed in all material respects its respective agreements thereunder required to be performed at or prior to the Effective Time and the representations and warranties of each party shall be true as of the Closing Date or such earlier date as appropriate; and

    (vii) no order restraining, prohibiting or delaying consummation of the transactions by the Combination Agreement shall be issued and in effect.

CONDUCT OF BUSINESS PRIOR TO THE COMBINATION

  Pursuant to the Combination Agreement, the Company, Old Edge, Edge Group II, Gulfedge and Edge Group (solely with respect to its interest in the Joint Venture, as applicable) have agreed that prior to the Effective Time, and except as otherwise contemplated by the Combination Agreement or consented to in writing by the other parties, each shall (i) conduct its business in the ordinary course and shall use reasonable efforts to preserve intact its present business organization, maintain the services of its present officers and employees and preserve the relations with its customers, suppliers and others having business relations with it; (ii) except as explicitly provided in the Combination Agreement, not pay or declare dividends or other distributions, split, combine or otherwise reclassify its capital stock or partnership interest or directly or indirectly repurchase or otherwise acquire shares of its capital stock; (iii) not issue any capital stock, partnership interest or debt securities having voting rights for directors or any rights, options, securities convertible or exchangeable therefor, except under existing employee stock option plans or presently outstanding convertible or exchangeable securities; and (iv) not amend or modify its certificates or articles of incorporation, by-laws, partnership agreements or other governing documents.

TERMINATION OR AMENDMENT OF THE COMBINATION AGREEMENT

  The Combination Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the Plan of Merger by the shareholders of Old Edge or approval of any other matter by any equityholder of the parties thereto, as follows:

    (i) by the mutual consent of the Company, Old Edge, Edge Group II, Gulfedge and Edge Group;

    (ii) by either the Company, Old Edge, Edge Group II, Gulfedge or Edge Group, (a) if the Effective Time has not occurred by July 30, 1997 unless the Effective Time has not occurred due to the failure of the party seeking termination to perform its agreements and covenants under the Combination Agreement required to be performed by it at or prior to the Effective Time or (b) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Combination Agreement; or

    (iii) by the Company, if the Company determines that there is a reasonable probability that the Offering will not be completed at an IPO price of at least $15.00 per share of Common Stock, which determination must be based upon written advice of the underwriters for the Offering to all the venturers.

INDEMNIFICATION

  The Company has agreed to indemnify the general partners of the partners of Edge Group, the general partners of Edge Group II and Gulfedge, and the directors and officers of Old Edge for certain liabilities incurred in connection with the Combination Agreement Transactions.

                      THE MERGER AND THE SPECIAL MEETING

GENERAL

  The Special Meeting will be held at        , Houston, Texas on      , 1997
at a.m., Houston time, to consider and to vote upon a proposal to approve and adopt the Combination Agreement and the Plan of Merger included therein.

  At the Effective Time, (i) each share of Old Edge Common Stock outstanding immediately prior to the Effective Time (other than the shares referred to in (iii) below and shares held by holders who exercise their dissenters' rights) will be converted into the right to receive 22.307862 (the "Old Edge Exchange Ratio") shares of Common Stock (the "Merger Consideration") from the Company,
(ii) each share of common stock of Mergeco outstanding immediately prior to the Effective Time will be converted into and become 100 shares of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation, (iii) each share of Old Edge Common Stock that is held by Old Edge or any subsidiary thereof as treasury stock immediately prior to the Effective Time will be canceled, and no payment shall be made with respect thereto, (iv) each share of Common Stock of the Company outstanding immediately prior to the Effective Time (all of which shares are owned by Old Edge) will be canceled, and no payment shall be made with respect thereto, and (v) each unexpired option to purchase Old Edge Common Stock that is outstanding at the Effective Time, whether or not exercisable, will automatically and without any action on the part of the holder thereof be converted into an option to purchase a number of shares of Common Stock equal to the number of shares of Old Edge Common Stock that could be purchased under such option multiplied by the Old Edge Exchange Ratio at a price per share of Common Stock equal to the per share exercise price of such option divided by the Old Edge Exchange Ratio.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF OLD EDGE HAS APPROVED THE COMBINATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT SUCH TRANSACTIONS ARE IN THE BEST INTERESTS OF OLD EDGE AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF OLD EDGE RECOMMENDS THAT THE SHAREHOLDERS OF OLD EDGE VOTE FOR APPROVAL AND ADOPTION OF THE COMBINATION AGREEMENT, INCLUDING THE PLAN OF MERGER.

  In reaching the conclusion that the Merger is in the best interests of Old Edge and its shareholders, the Board of Directors of Old Edge considered a number of factors, including the following: (i) the shares of Common Stock issued in the Merger will be quoted on the NASDAQ National Market, as contrasted with their shares of Old Edge Common Stock for which no public market exists, (ii) the Merger will entitle shareholders of Old Edge to receive Common Stock in a tax-free transaction, (iii) consummation of the Combination Agreement Transactions will enable shareholders of Old Edge to participate in the continued development of the Joint Venture's projects, as well as new projects developed by the Company, (iv) the Merger will allow Old Edge shareholders to participate in an entity with a larger asset base than that of Old Edge alone, (v) the failure to approve the Merger could result in a distribution of most of the Joint Venture's assets to parties other than Old Edge both during and after the Joint Venture's windup period, thereby diverting the attention of Old Edge management from normal operations and disrupting the growth and momentum of such operations and (vi) the Merger and the other Combination Transactions will facilitate the Offering, which will provide the new entity with a significant source of liquidity. The consequences of the Merger will differ for each shareholder of Old Edge, however, and the Board of Directors of Old Edge urges each shareholder to review carefully the information in this Joint Proxy and Consent Solicitation Statement/Prospectus to evaluate the Merger in the context of his or her personal financial and tax position and to consult with her or her own business and tax advisors. See "The Combination Transactions--Restrictions on Resale by Affiliates."

RECORD DATE; QUORUM

  Only shareholders of record of Old Edge at the close of business on the
Record Date,      , 1996, will be entitled to notice of, and to vote at, the
Special Meeting. On the Record Date, there were 104,630.6 shares of Old Edge Common Stock outstanding and entitled to vote at the Special Meeting. Each holder of shares of Old Edge Common Stock on the Record Date is entitled to one vote for each such share of Old Edge Common Stock so held, exercisable in person or by properly executed and delivered proxy, at the Special Meeting. The presence of the holders of at least a majority of the shares of Old Edge Common Stock entitled to vote, whether present in person or by properly executed and delivered proxy, will constitute a quorum for purposes of the Special Meeting.

VOTE REQUIRED

  The affirmative vote of the holders of record of at least two-thirds of the outstanding shares of Old Edge Common Stock entitled to vote at the Special Meeting is necessary to approve and to adopt the Combination Agreement, including the Plan of Merger. As of the Record Date, Old Edge's executive officers and directors and their affiliates (as a group) had, with respect to the Merger, the right to vote an aggregate of 89,180 shares of Old Edge Common Stock, representing approximately 85% of the shares of Old Edge Common Stock then outstanding and have indicated that they expect to vote for approval and adoption of the Combination Agreement, including the Plan of Merger.

COUNTING OF VOTES

  All matters that are to be voted on at the Special Meeting will be by written ballot. An inspector of election, who may be an employee of Old Edge, will be appointed, among other things, to determine the number of shares outstanding and the voting power of each, the shares represented at the Special Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. Abstentions will be included for purposes of establishing a quorum, will be tallied as votes having been made, will not be treated as affirmative votes and will therefore have the effect of a vote cast against the proposal to approve and adopt the Combination Agreement, including the Plan of Merger.

PROXIES

  OLD EDGE'S SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY TO OLD EDGE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. When the accompanying form of proxy is returned properly executed, the shares of Old Edge Common Stock represented thereby will be voted at the Special Meeting in accordance with the instructions contained therein. If a proxy is executed and returned without an indication as to how the shares of Old Edge Common Stock represented thereby are to be voted, such shares will be voted to approve and to adopt the Combination Agreement, including the Plan of Merger.

  Any shareholder of Old Edge giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted at the Special Meeting. A later-dated proxy or written notice of revocation given prior to the vote at the Special Meeting to the Secretary of Old Edge will serve to revoke such proxy. By attending the Special Meeting in person, a shareholder of Old Edge may, if he or she wishes, vote by ballot at the Special Meeting, thereby canceling any proxy previously given. Mere presence at the Special Meeting will not revoke any proxy previously given.

OTHER MATTERS TO BE CONSIDERED

  The Board of Directors of Old Edge is not aware of any other matter which will be brought before the Special Meeting. If, however, other matters are presented, proxies will be voted in accordance with the discretion of the holders of such proxies.

SOLICITATION OF PROXIES

  The cost of soliciting proxies from holders of Old Edge will initially be borne by the Joint Venture and Old Edge as described under "The Combination Transactions--Expenses." Upon the consummation of the

Combination Agreement Transactions and the Offering, the Company will reimburse the Joint Venture for any such expenses previously paid by it. In addition to the use of the mails, proxies may be solicited by persons regularly employed by Old Edge by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed by Old Edge for any out-of-pocket expenses incurred by them in connection with such services.

PROCEDURE TO EXCHANGE CERTIFICATES IN THE MERGER

  Promptly after the Effective Time, the Surviving Corporation will send to each record holder of shares of Old Edge Common Stock immediately prior to the Effective Time, other than holders who exercise their dissenters' rights, (i) a letter of transmittal for use in exchanging certificates representing shares of Old Edge Common Stock for the Merger Consideration and (ii) instructions for use in effecting the surrender of the certificates representing shares of Old Edge Common Stock in exchange for certificates representing shares of Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the books of Old Edge of shares of Old Edge Common Stock that were outstanding immediately prior to the Effective Time. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY SHAREHOLDERS OF OLD EDGE PRIOR TO THE RECEIPT OF A LETTER OF TRANSMITTAL.

  No fractional shares of Common Stock will be issued in the Merger. Each shareholder of Old Edge otherwise entitled to a fractional share will receive a whole share of Common Stock in lieu of any fractional share interest to which such holder would otherwise be entitled. For purposes of determining the number of shares of Common Stock to be issued in the Merger, Old Edge Common Stock held by one person in multiple accounts will be aggregated.

  Until such time as a shareholder of Old Edge submits the letter of transmittal and his or her outstanding share certificate, each certificate for shares of Old Edge Common Stock will after the Effective Time represent for all purposes only the right to receive the Merger Consideration. Until so surrendered, no dividends or other distributions payable to the holders of Common Stock, as to any time on or after the Effective Time, will be paid to the holders of such outstanding certificates. Upon surrender of certificates for Old Edge Common Stock for cancellation to the Surviving Corporation, together with a duly executed letter of transmittal and such other documents as the Surviving Corporation reasonably requires, the holder of such certificates will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Common Stock into which the shares of Old Edge Common Stock theretofore represented by the certificates for Old Edge Common Stock so surrendered have been converted.

           THE EDGE GROUP II EXCHANGE OFFER AND CONSENT SOLICITATION

DESCRIPTION

  General Partner Interests. The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the Edge Group II Letter of Acceptance furnished herewith to the general and limited partners of Edge Group II, to exchange for all of the general partner interests in Edge Group II the GP Exchange Shares, which are a number of shares of Common Stock equal to the whole number nearest to the sum of (i) the GP's Before Payout Shares (which shares are attributable to the general partners' 1% interest in distributions before Edge Group II distributes to its partners the Payout Amount (which equals $20,188,636)), (ii) the GP's Management Fee Shares (which shares are attributable to the general partners' accrued but unpaid and future cash flow-based management fees) and (iii) the GP's After Payout Shares (which shares are attributable to the general partners' 25% interest in distributions after Edge Group II distributes to its partners the Payout Amount). The GP's Before Payout Shares are a number of shares of Common Stock equal to the quotient of (i) $201,886 (which equals 1% of the Payout Amount) divided by
(ii) the IPO price. The GP's Management Fee Shares are a number of shares of Common Stock equal to the quotient of (i) the sum of (A) the Management Fee Amount (which equals $1,332,450, which equals the general partners' accrued but unpaid management fees) plus (B) 3% multiplied by 2,209,306 (which equals the total number of shares of Common Stock being offered for all limited and general partner interests in Edge Group II) multiplied by the IPO price (which product in (B) is attributable to the general partners' future cash flow-based management fees) divided by (ii) the IPO price. The GP's After Payout Shares are a number of shares of Common Stock equal to the quotient of (i) 25% of the difference between (A) the product of the IPO price multiplied by 2,209,306 and (B) the sum of (1) the Payout Amount plus (2) the Management Fee Amount divided by (ii) the IPO price. Assuming an IPO price of $16.00 per share, the number of shares of Common Stock offered in exchange for all of the general partner interests in Edge Group II would be 361,665. The general partners of Edge Group II must jointly tender all of their general partner interests if they tender any of their general partner interests. The aggregate number of shares of Common Stock to be offered in exchange for the general partner interests in Edge Group II has been determined as set forth under "The Combination Transactions--Background of and Reasons for the Combination Transactions."

  Limited Partner Interests. The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the Edge Group II Letter of Acceptance furnished herewith to the general and limited partners of Edge Group II, to exchange for all of the outstanding Edge Group II Units, which represent limited partner interests in Edge Group II, the number of shares of Common Stock equal to the whole number nearest to the difference between (A) 2,209,306 and (B) the aggregate number of GP Exchange Shares. Assuming an IPO price of $16.00 per share, the number of shares of Common Stock offered in exchange for all of the outstanding Edge Group II Units would be 1,847,641 and for each Edge Group II Unit would be 9,776. The number of shares of Common Stock to be issued in exchange for each Edge Group II Unit will be determined by dividing (i) the difference between (A) 2,209,306 ( the aggregate number of shares of Common Stock offered in exchange for all outstanding limited and general partner interests in Edge Group II) and (B) the aggregate number of the GP Exchange Shares by (ii) 189 (the total number of Edge Group II Units outstanding).

  Each limited partner of Edge Group II must tender all of his or her Edge Group II Units if her or she tenders any of his or her Edge Group Units. The aggregate number of shares of Common Stock offered in exchange for the Edge Group II Units has been determined as set forth under "The Combination Transactions--Background of and Reasons for the Combination Transactions." Pursuant to the Combination Agreement, the general partners of Edge Group II have consented to the transfer of the Edge Group II Units pursuant to the Edge Group II Exchange Offer. Those limited partners of Edge Group II who tender their respective Edge Group II Units in exchange for shares of Common Stock will by so tendering have consented to, approved and ratified the terms of the Edge Group II Exchange Offer and the other Combination Transactions, including the number of shares of Common Stock that will be issued to the general partners of Edge Group II. Accordingly, by tendering Edge Group II Units, limited partners of Edge Group II will approve the overall terms and structure of the Edge Group II Exchange Offer and will give up any right to challenge any aspect of the general partners' and their affiliates' (including Old Edge and its management) actions regarding the Combination Transactions, including without limitation, the allocation of shares among any parties receiving shares in the Combination Transactions and further specifically including any decisions regarding the shares of Common Stock being offered by the Company for the general partner interest in Edge Group II. See "Risk Factors--Effect of the Edge Group II Exchange Offer on Exchanging Limited Partners of Edge Group II."

  No fractional shares of Common Stock will be issued. Instead, the number of shares of Common Stock to be issued to each limited partner of Edge Group II in exchange for his or her Edge Group II Units will be rounded to the nearest whole number of shares of Common Stock.

THE CONSENT SOLICITATION

  General. This Joint Proxy and Consent Solicitation Statement/Prospectus is also being furnished to partners of Edge Group II in connection with the solicitation by the general partners of Edge Group II of written consents approving the transfer of the general partner interest in Edge Group II to the Company or its permitted assigns and the withdrawal of the current general partners as general partners of Edge Group II (the "Change of Edge Group II General Partners"). A partner's tender of his or her interest in Edge Group II will not be accepted unless he or she consents to the Change of Edge Group II General Partners unless such requirement with respect to a specific partner's tender is waived by the Company, which waiver will only be given if other partners of Edge Group II whose aggregate contributions to capital of Edge Group II represent at least 60% of the aggregate contributions to capital of all partners of Edge Group have consented to the Change of Edge Group II General Partners.

  Consent Required. The consent of partners of Edge Group II whose aggregate contributions of capital to Edge Group II represent at least 60% of the aggregate contributions of all partners of Edge Group II is necessary for the consent to the Change of Edge Group II General Partners. As of the date of this Joint Proxy and Consent Solicitation Statement/Prospectus, the Company's executive officers and directors and their affiliates, including the general partners of Edge Group II (as a group), held partner interests in Edge Group II with respect to which contributions of capital to Edge Group II represented approximately 6.6% of the aggregate contributions of all partners of Edge Group II. All of such parties have indicated to the Company that they intend to consent to the Change of Edge Group II General Partners, including the general partners of Edge Group II who have agreed to consent to the Change of Edge Group II Partners pursuant to the Combination Agreement. Only partners of record on the date of this Joint Proxy and Consent Solicitation Statement/Prospectus may give or withhold consent to the Change of Edge Group II General Partners, and assignees of interest who are not partners on that date have no voting rights. Receipt of the consent to the Change of Edge Group II General Partners is a condition to consummation of the Edge Group II Exchange Offer. See "The Combination Agreement--Conditions."

RECOMMENDATION OF THE GENERAL PARTNERS OF EDGE GROUP II

  NAPAMCO, LTD. AND MR. JOHN SFONDRINI, AS THE GENERAL PARTNERS OF EDGE GROUP II, ARE OF THE VIEW THAT ACCEPTANCE OF THE EDGE GROUP II EXCHANGE OFFER AND CONSENT TO THE CHANGE OF EDGE GROUP II GENERAL PARTNERS IS ADVISABLE AND IN THE BEST INTERESTS OF THE PARTNERS OF EDGE GROUP II AND RECOMMEND THAT THE PARTNERS OF EDGE GROUP II ACCEPT THE EDGE GROUP II EXCHANGE OFFER AND GIVE THE RELATED APPROVALS CONCERNING THE COMBINATION TRANSACTIONS INCLUDING THOSE RELATING TO THE CHANGE OF EDGE GROUP II GENERAL PARTNERS AND THOSE RELATING TO APPROVAL OF THE NUMBER OF SHARES BEING OFFERED TO ALL PARTIES IN THE COMBINATION TRANSACTIONS INCLUDING THE GENERAL PARTNERS OF EDGE GROUP II AND THEIR AFFILIATES.

  In reaching the conclusion that the Edge Group II Exchange Offer was in the best interest of the limited partners, Napamco, Ltd. and Mr. John Sfondrini considered a number of factors including the following: The shares of Common Stock issued in the Edge Group II Exchange Offer will be publicly traded as contrasted with the limited partner interests of the limited partners for which no public market exists, the Edge Group II Exchange Offer will entitle the limited partners to receive Common Stock in a tax-free transaction, consummation of the Combination Transactions will enable the limited partners to participate not only in pending Joint Venture projects, but also in continued operations of the Company, the Edge Group II Exchange Offer will allow the limited partners to participate in an entity with a larger asset base than Edge Group II, failure to effectuate the Edge Group II Exchange Offer would result in the limited partners' not participating in the Company's going concern value and technological competence and/or any future growth of the Company.

PROCEDURE FOR TENDERING INTERESTS; CONSENT PROCEDURE

  Partners of Edge Group II may tender their interests and consent to the Change of Edge Group II General Partners by properly completing and executing the Letter of Acceptance accompanying this Joint Proxy and Solicitation Statement/Prospectus in accordance with the instructions contained therein, and delivering it, together with any requisite supporting documents indicated in the Letter of Acceptance, prior to the Expiration Date to the Company at the following address:

                     Edge Petroleum Corporation
                     Texaco Heritage Plaza
                     1111 Bagby, Suite 2100
                     Houston, Texas 77002

  Delivery of a Letter of Acceptance is at the risk of the partner of Edge Group II. To ensure receipt of the Letter of Acceptance and any other required documents when sent by U.S. Mail, it is suggested that partners use certified or registered mail with a return receipt requested.

  Interests in Edge Group II will not be validly tendered unless the Letter of Acceptance has been completely and fully executed in accordance with the instructions thereto and accompanied by all other required documents in form and substance satisfactory to the Company. If a Letter of Acceptance is returned without an indication as to whether the partner of Edge Group II consents to the Change of Edge Group II General Partners or withholds such consent, such partner will be deemed to have consented to the Change of Edge Group II General Partners. All questions concerning the validity, form and eligibility (including time of receipt of tenders) will be determined by the Company, whose determination will be final and binding. See "--Validity of Tenders" below.

ACCEPTANCE OF TENDERS; DELIVERY OF SHARES

  On the Closing Date, subject to satisfaction or waiver of the conditions to the Edge Group II Exchange Offer, including the receipt of the consent to the Change of Edge Group II General Partners, the Company will accept all interests properly tendered pursuant to the Edge Group II Exchange Offer. See "The Combination Agreement--Conditions." The Company will cause delivery of the shares of Common Stock of the Company issuable in exchange for the interests in Edge Group II to be made as soon as practicable after the Closing Date.

REVOCATION OF TENDERS AND CONSENTS

  Tenders of partner interests in Edge Group II and consents to the Change of Edge Group II General Partners may be revoked at any time prior to the Expiration Date by sending notice of revocation to the Company, which notice will be effective upon receipt by the Company. This notice should identify the partner and indicate an intention to revoke a prior tender and withhold consent to the Change of Edge Group II General Partners.

REPRESENTATIONS AND COVENANTS

  Each partner represents in the Letter of Acceptance that he or she has and, as of the Closing Date, will have, the right and authority to transfer his or her partner interests in Edge Group II, and that his or her partner interests in Edge Group II are free and clear of all liens, encumbrances and adverse claims. The Letter of Acceptance also contains a covenant by the partner to execute any additional documents and instruments that may reasonably be required to more effectively transfer to and vest in the Company the tendered partner interests in Edge Group II and a power of attorney to the Company to permit the Company, as general partner of Edge Group II, to execute on his or her behalf any additional documents necessary to consummate the Edge Group II Exchange Offer.

EXPIRATION DATE, AMENDMENTS, ETC.

  The Edge Group II Exchange Offer and the solicitation of consent to the Change of Edge Group II General Partners will be held open for days (20 business days) from the date of this Joint Proxy and Consent Solicitation
Statement/Prospectus and will expire at        p.m., Houston time, on the
Expiration Date. The Expiration Date will be , 1997, unless extended by the Company. Notice of extension of the Expiration Date, if made, will be given by press release or other public announcement and may be given by mail to each partner of Edge Group II. An extension will be effective upon notice to the general partners of Edge Group II.

  The Company expressly reserves the right, in its sole discretion at any time or from time to time by oral or written notice to the general partners of Edge Group II, (i) to delay acceptance for exchange of or, regardless of whether such partner interests in Edge Group II were theretofore accepted for exchange, exchange of any partner interests in Edge Group II pursuant to the Edge Group II Exchange Offer, (ii) to terminate the Edge Group II Exchange Offer and not accept for exchange any partner interests in Edge Group II not theretofore accepted for exchange upon the non-satisfaction or non-waiver of any of the conditions referred to under "The Combination Agreement-- Conditions," (iii) to waive any condition to its obligations to accept partner interests for exchange and (iv) at any time and from time to time, to amend the terms of the Edge Group II Exchange Offer in any respect. Upon any such delay, termination or amendment, the partners of Edge Group II will be so notified promptly.

VALIDITY OF TENDERS

  All questions concerning the validity, form, eligibility (including time of receipt) and acceptance of tendered partner interests in Edge Group II will be determined by the Company, whose determination will be final and binding. The interpretation by the Company of the terms and conditions of the Edge Group II Exchange Offer (including the instructions to the Letter of Acceptance) will also be final and binding. The Company reserves the right to waive any irregularities or conditions regarding the manner of tender. Any irregularities in connection with tenders must be cured within such time as the Company determines unless waived by it.

  Tenders will be deemed not to have been made until any irregularities have been cured or waived. Any Letter of Acceptance not properly completed and executed will be returned by the Company to the tendering partner as soon as practicable unless the irregularities are cured or waived. The Company is not under any duty to give notification of defects in tenders and will not incur any liability for failure to give notification. Delivery of the Letter of Acceptance is at the risk of the partner. A tender will be effective only when the Letter of Acceptance is actually received by the Company. See "--Procedure for Tendering Interests; Consent Procedure."

SOLICITATION OF LETTERS OF ACCEPTANCE

  The cost of soliciting Letters of Acceptance (including consents to the Change of Edge Group II General Partners) from partners of Edge Group II will initially be paid as described under "The Combination Transactions--Expenses." Upon the consummation of the Combination Agreement Transactions and the Offering, the Company will reimburse the Joint Venture for any such expenses previously paid by it. In addition to the use of the mails, consents may be solicited by persons regularly employed by the Company by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed by the Company for any out-of-pocket expenses incurred by them in connection with such services.

                          THE GULFEDGE EXCHANGE OFFER

GENERAL

  The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the Gulfedge Letter of Acceptance, to exchange an aggregate of 74,317 shares of Common Stock for all of the outstanding Gulfedge Units. Each limited partner of Gulfedge must tender all of his or her Gulfedge Units if he or she tenders any of his or her Gulfedge Units. The aggregate number of shares of Common Stock offered in exchange for the Gulfedge Units has been determined as set forth under "The Combination Transactions-- Background of and Reasons for the Combination Transactions." Pursuant to the Combination Agreement, the general partner of Gulfedge has consented to the transfer of limited partner interests pursuant to the Gulfedge Exchange Offer. Those limited partners of Gulfedge who tender their respective Gulfedge Units in exchange for shares of Common Stock will by so tendering have consented to, approved and ratified the terms of the Gulfedge Exchange Offer and the other Combination Transactions. Accordingly, by tendering Gulfedge Units, limited partners of Gulfedge will approve the overall terms and structure of the Gulfedge Exchange Offer and will give up any right to challenge any aspect of Old Edge's and its officers', directors' and other affiliates' actions regarding the Combination Transactions, including, without limitation the allocation of shares among any parties receiving shares in the Combination Transactions. See "Risk Factors--Risks Associated with the Combination Transactions--Effect of the Gulfedge Exchange Offer on Exchanging Limited Partners of Gulfedge."

  The number of shares of Common Stock to be issued in exchange for each Gulfedge Unit will be determined by dividing 74,317 (the aggregate number of shares of Common Stock offered in exchange for the Gulfedge Units) by 7 (the total number of Gulfedge Units outstanding), which would result in the issuance of 10,617 shares of Common Stock for each tendered Gulfedge Unit. No fractional shares of Common Stock will be issued. Instead, the number of shares of Common Stock issued to each limited partner of Gulfedge in exchange for his or her Gulfedge Units will be rounded to the nearest whole number of shares of Common Stock.

RECOMMENDATION OF THE GENERAL PARTNER OF GULFEDGE

  OLD EDGE, AS GENERAL PARTNER OF GULFEDGE, HAS DETERMINED THAT ACCEPTANCE OF THE GULFEDGE EXCHANGE OFFER IS ADVISABLE AND IN THE BEST INTERESTS OF THE LIMITED PARTNERS OF GULFEDGE AND RECOMMENDS THAT THE LIMITED PARTNERS OF GULFEDGE ACCEPT THE GULFEDGE EXCHANGE OFFER AND GIVE THE RELATED APPROVAL CONCERNING THE COMBINATION TRANSACTIONS.

  In reaching the conclusion that acceptance of the Gulfedge Exchange Offer is in the best interests of the limited partners of Gulfedge, Old Edge considered a number of factors, including the following: (i) the shares of Common Stock issued in exchange for the Gulfedge Units will be quoted on the NASDAQ National Market, as contrasted with their Gulfedge Units for which no public market exists, (ii) the Gulfedge Exchange Offer will entitle limited partners of Gulfedge to receive Common Stock in a tax-free transaction, (iii) the consummation of the Gulfedge Exchange Offer will enable limited partners of Gulfedge to participate in the continued development of the Joint Venture's projects, as well as new projects developed by the Company, (iv) the Gulfedge Exchange Offer will allow limited partners of Gulfedge to participate in an entity with a larger asset base than that of Gulfedge alone and (v) the Gulfedge Exchange Offer and the other Combination Transactions will facilitate the Offering, which will provide the new entity with a significant source of liquidity. See "Comparison of Securityholder Rights." The consequences of the Gulfedge Exchange Offer will differ for each limited partner, however, and Old Edge urges each limited partner to review carefully the information in this Joint Proxy and Solicitation Statement/Prospectus to evaluate the Gulfedge Exchange Offer in the context of his or her personal financial and tax position and to consult with his or her own business and tax advisors. See "The Combination Transactions--Conflicts of Interests; Interests of Certain Persons and Affiliates in the Combination Transactions" and "The Combination Transactions--Restrictions on Resale by Affiliates."

PROCEDURE FOR TENDERING INTERESTS

  Limited partners of Gulfedge may tender their Gulfedge Units by properly completing and executing the Letter of Acceptance accompanying this Joint Proxy and Solicitation Statement/Prospectus in accordance with the instruction contained therein, and delivering it, together with any requisite supporting documents indicated in the Letter of Acceptance, prior to the Expiration Date to the Company at the following address:

                     Edge Petroleum Corporation
                     Texaco Heritage Plaza
                     1111 Bagby, Suite 2100
                     Houston, Texas 77002

  Delivery of a Letter of Acceptance is at the risk of the limited partner of Gulfedge. To ensure receipt of the Letter of Acceptance and any other required documents when sent by U.S. Mail, it is suggested that limited partners use certified or registered mail with a return receipt requested.

  Gulfedge Units will not be validly tendered unless the Letter of Acceptance has been completely and fully executed in accordance with the instructions thereto and accompanied by all other required documents in form and substance satisfactory to the Company. All questions concerning the validity, form and eligibility (including time of receipt of tenders) will be determined by the Company, whose determination will be final and binding. See "--Validity of Tenders" below.

ACCEPTANCE OF TENDERS; DELIVERY OF SHARES

  On the Closing Date, subject to satisfaction or waiver of the conditions to the Gulfedge Exchange Offer, the Company will accept all Gulfedge Units properly tendered pursuant to the Gulfedge Exchange Offer. See "The Combination Agreement--Conditions." The Company will cause delivery of the shares of Common Stock of the Company issuable in exchange for the Gulfedge Units to be made as soon as practicable after the Closing Date.

REVOCATION OF TENDERS

  Tenders of Gulfedge Units may be revoked at any time prior to the Expiration Date by sending notice of revocation to the Company, which notice will be effective upon receipt by the Company. This notice should identify the limited partner and indicate an intention to revoke a prior tender.

REPRESENTATIONS AND COVENANTS

  Each limited partner represents in the Letter of Acceptance that he or she has and, as of the Closing Date, will have, the right and authority to transfer his or her Gulfedge Units, and that his or her Gulfedge Units are free and clear of all liens, encumbrances and adverse claims. The Letter of Acceptance also contains a covenant by the limited partner to execute any additional documents and instruments that may reasonably be required to more effectively transfer to and vest in the Company the tendered Gulfedge Units and a power of attorney to Old Edge to permit Old Edge, as general partner of Gulfedge, to execute on his or her behalf any additional documents necessary to consummate the Gulfedge Exchange Offer.

EXPIRATION DATE, AMENDMENTS, ETC.

  The Gulfedge Exchange Offer will be held open for     days (20 business
days) from the date of this Joint Proxy and Solicitation Statement/Prospectus
and will expire at       p.m., Houston Time on the Expiration Date. The
Expiration Date will be      , 1997 unless extended by the Company. Notice of
extension of the Expiration Date, if made, will be given by press release or other public announcement and may be given by mail to each limited partner. An extension will be effective upon the giving of notice.

  The Company expressly reserves the right, in its sole discretion at any time or from time to time by oral or written notice to the limited partners of Gulfedge, (i) to delay acceptance for exchange of or, regardless of whether such Gulfedge Units were theretofore accepted for exchange, exchange of any Gulfedge Units pursuant to the Gulfedge Exchange Offer, (ii) to terminate the Gulfedge Exchange Offer and not accept for exchange any Gulfedge Units not theretofore accepted for exchange upon the non-satisfaction or non-waiver of any of the conditions referred to under "The Combination Agreement-- Conditions," (iii) to waive any condition to its obligations to accept Gulfedge Units for exchange and (iv) at any time and from time to time, to amend the terms of the Gulfedge Exchange Offer in any respect. Upon any such delay, termination or amendment, the limited partners of Gulfedge will be so notified promptly.

VALIDITY OF TENDERS

  All questions concerning the validity, form, eligibility (including time of receipt) and acceptance of tendered Gulfedge Units will be determined by the Company, whose determination will be final and binding. The interpretation by the Company of the terms and conditions of the Gulfedge Exchange Offer (including the instructions to the Letter of Acceptance) will also be final and binding. The Company reserves the right to waive any irregularities or conditions regarding the manner of tender. Any irregularities in connection with tenders must be cured within such time as the Company determines unless waived by it.

  Tenders will be deemed not to have been made until any irregularities have been cured or waived. Any Letter of Acceptance not properly completed and executed will be returned by the Company to the tendering partner as soon as practicable unless the irregularities are cured or waived. The Company is not under any duty to give notification of defects in tenders and will not incur any liability for failure to give notification. Delivery of the Letter of Acceptance is at the risk of the limited partner. A tender will be effective only when the Letter of Acceptance is actually received by the Company. See "--Procedure for Tendering Interests."

SOLICITATION OF LETTERS OF ACCEPTANCE

  The cost of soliciting Letters of Acceptance from limited partners of Gulfedge will initially be paid as described under "The Combination Transactions--Expenses." Upon the consummation of the Combination Agreement Transactions and the Offering, the Company will reimburse the Joint Venture for any such expenses previously paid by it. In addition to the use of the mails, letters of transmittal may be solicited by persons regularly employed by the Company by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed by the Company for any out-of-pocket expenses incurred by them in connection with such services.

                         THE EDGE GROUP PURCHASE OFFER

GENERAL

  The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the Edge Group Letter of Acceptance, to purchase Edge Group's Joint Venture Interest for consideration consisting of an aggregate of 42,896 shares of Common Stock. Edge Group must sell all of its Joint Venture Interest if it sells any of its Joint Venture Interest. The number of shares of Common Stock offered as consideration for Edge Group's Joint Venture Interest has been determined as set forth under "The Combination Transactions--Background of and Reasons for the Combination Transactions." Pursuant to the Combination Agreement, the other general partners of the Joint Venture have consented to the transfer of Edge Group's Joint Venture Interest pursuant to the Edge Group Purchase Offer. In transferring its Joint Venture Interest, Edge Group must similarly transfer any rights or assets distributed to it or relating to its interest as a venturer in the Joint Venture.

PROCEDURE FOR ACCEPTANCE

  Edge Group may accept the Edge Group Purchase Offer by properly completing and executing the Letter of Acceptance accompanying this Joint Proxy and Solicitation Statement/Prospectus in accordance with the instructions contained therein, and delivering it, together with any requisite supporting documents indicated in the Letter of Acceptance, prior to the Expiration Date to the Company at the following address:

                     Edge Petroleum Corporation
                     Texaco Heritage Plaza
                     1111 Bagby, Suite 2100
                     Houston, Texas 77002

  Delivery of a Letter of Acceptance is at the risk of Edge Group. To ensure receipt of the Letter of Acceptance and any other required documents when sent by U.S. Mail, it is suggested that Edge Group use certified or registered mail with a return receipt requested.

  The Edge Group Purchase Offer will not be validly accepted unless the Letter of Acceptance has been completely and fully executed in accordance with the instructions thereto and accompanied by all other required documents in form and substance satisfactory to the Company. All questions concerning the validity, form and eligibility (including time of receipt of such acceptance) will be determined by the Company, whose determination will be final and binding. See "--Validity of Acceptance" below.

PURCHASE; DELIVERY OF SHARES

  On the Closing Date, subject to satisfaction or waiver of the conditions to the Edge Group Purchase Offer, the Company will purchase Edge Group's Joint Venture Interest if Edge Group has properly accepted the Edge Group Purchase Offer. See "The Combination Agreement--Conditions." The Company will cause delivery of the shares of Common Stock of the Company issuable as payment for the Edge Group Joint Venture Interest to be made as soon as practicable after the Closing Date.

REVOCATION OF ACCEPTANCE

  Edge Group's acceptance of the Edge Group Purchase Offer may be revoked at any time prior to the Expiration Date by sending notice of revocation to the Company. This notice should identify Edge Group and indicate an intention to revoke such acceptance.

REPRESENTATIONS AND COVENANTS

  Edge Group represents in the Letter of Acceptance that it has and, as of the Closing Date, will have, the right and authority to sell and transfer its Joint Venture Interest, and that Edge Group's Joint Venture Interest is free and clear of all liens, encumbrances and adverse claims. The Letter of Acceptance also contains a covenant by Edge Group to execute any additional documents and instruments that may reasonably be required to more effectively transfer to and vest in the Company the purchased Joint Venture Interest and a power of attorney to the Company to permit the Company, as a general partner of the Joint Venture, to execute on its behalf any additional documents necessary to consummate the Edge Group Purchase Offer.

EXPIRATION DATE, AMENDMENTS, ETC.

  The Edge Group Purchase Offer will be held open for     days (20 business
days) from the date of this Joint Proxy and Solicitation Statement/Prospectus
and will expire at       p.m., Houston Time on the Expiration Date. The
Expiration Date will be      , 1997 unless extended by the Company. Notice of
extension of the Expiration Date, if made, will be given by press release or other public announcement and may be given by mail to each partner of Edge Group. An extension will be effective upon the giving of notice.

  The Company expressly reserves the right, in its sole discretion at any time or from time to time by oral or written notice to the partners of Edge Group,
(i) to delay acceptance for purchase of or, regardless of whether Edge Group's Joint Venture Interest was theretofore accepted for purchase, purchase of Edge Group's Joint Venture Interest pursuant to the Edge Group Purchase Offer, (ii) to terminate the Edge Group Purchase Offer and not accept for purchase Edge Group's Joint Venture Interest upon the non-satisfaction or non-waiver of any of the conditions referred to under "The Combination Agreement--Conditions",
(iii) to waive any condition to its obligations to accept Edge Group's Joint Venture Interest for purchase and (iv) at any time and from time to time to amend the terms of the Edge Group Purchase Offer in any respect. Upon any such delay, termination or amendment, the partners of Edge Group will be so notified promptly.

VALIDITY OF ACCEPTANCE

  All questions concerning the validity, form and eligibility (including time of receipt) of Edge Group's acceptance of the Edge Group Purchase Offer will be determined by the Company, whose determination will be final and binding. The interpretation by the Company of the terms and conditions of the Edge Group Purchase Offer (including the instructions to the Letter of Acceptance) will also be final and binding. The Company reserves the right to waive any irregularities or conditions regarding the manner of acceptance. Any irregularities in connection with acceptance of the Edge Group Purchase Offer must be cured within such time as the Company determines unless waived by it.

  Acceptance of the Edge Group Purchase Offer by Edge Group will be deemed not to have been made until any irregularities have been cured or waived. Any Letter of Acceptance not properly completed and executed will be returned by the Company to Edge Group as soon as practicable unless the irregularities are cured or waived. The Company is not under any duty to give notification of any such defects and will not incur any liability for failure to give notification. Delivery of the Letter of Acceptance is at the risk of Edge Group. Acceptance of the Edge Group Purchase Offer by Edge Group will be effective only when the Letter of Acceptance is actually received by the Company. See "Procedure for Acceptance."

SOLICITATION OF LETTER OF ACCEPTANCE

  The cost of soliciting the Letter of Acceptance from Edge Group will initially be paid as described under "The Combination Transactions--Expenses." Upon the consummation of the Combination Agreement Transactions and the Offering, the Company will reimburse the Joint Venture for any such expenses previously paid by it. In addition to the use of the mails, the Letter of Acceptance may be solicited by persons regularly employed by the Company by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed by the Company for any out-of-pocket expenses incurred by them in connection with such services.

                                 CAPITALIZATION

  The following table sets forth (i) the historical combined capitalization of the Company as of September 30, 1996, (ii) the pro forma capitalization of the Company as of September 30, 1996 after giving effect to the issuance of approximately 4,682,000 shares of Common Stock in connection with the Combination Transactions and (iii) the pro forma capitalization of the Company as of September 30, 1996 as adjusted to give effect to the sale of 2,000,000 shares of Common Stock in the Offering at an assumed IPO price of $16.00 per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Combined Financial Statements of the Company and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company" included elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus.

                                                     SEPTEMBER 30, 1996
                                             ----------------------------------
                                                         PRO FORMA
                                             HISTORICAL     FOR      PRO FORMA
                                              COMBINED  COMBINATION AS ADJUSTED
                                             ---------- ----------- -----------
                                                       (IN THOUSANDS)
Cash and cash equivalents...................  $   930     $   931     $20,492
                                              =======     =======     =======
Current portion of long-term debt...........      316         316         316
                                              =======     =======     =======
Long-term debt..............................   10,133      10,133         183
Stockholders' equity(1):
  Preferred stock, $0.01 par value,
   $10,000,000
   shares authorized; none outstanding......       --          --          --
  Common stock, $0.01 par value, 40,000,000
   shares authorized; 4,682,000 shares
   issued
   and outstanding pro forma; 6,682,000
   shares issued and outstanding pro forma
   as adjusted..............................       --          47          67
  Additional paid in capital................       --       2,699      31,689
  Retained earnings.........................       --          --          --
  Combined equity...........................    1,315          --          --
                                              -------     -------     -------
Total stockholders' equity..................    1,315       2,746      31,756
                                              -------     -------     -------
Total capitalization........................  $11,448     $12,879     $31,929
                                              =======     =======     =======

--------
(1) Does not include (i) 250,585 shares of Common Stock that will be issued pursuant to restricted stock awards that will be granted to officers of the Company upon completion of the Offering, (ii) approximately 350,000 shares of Common Stock issuable pursuant to options at an exercise price per share equal to the IPO price in the Offering that will be granted to directors, officers and employees of the Company upon completion of the Offering and
    (iii) 97,844 shares of Common Stock that may be issued pursuant to outstanding options that will be assumed by the Company from Old Edge at a weighted average exercise price of $3.06 per share.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

THE COMPANY

  The following table sets forth selected historical combined financial information of the Company as of September 30, 1996 (unaudited), for the five years ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited). The financial information presented below, as of September 30, 1996 (unaudited) and for the nine months ended September 30, 1995 and 1996 (unaudited), reflects all adjustments, consisting of normal and recurring adjustments, that in the opinion of management are necessary for a fair presentation of the Company's combined results of operations and financial position for such periods. The information shown for the nine-month periods is not necessarily indicative of full-year results. The following table also sets forth pro forma net income (loss) per share for the Combination Transactions. The following financial information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company" and the audited Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus.

                                                                    NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                         -----------------------------------------  ------------------
                          1991     1992     1993     1994    1995     1995      1996
                         -------  -------  -------  ------  ------  --------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Oil and natural gas
  revenue............... $   423  $   572  $ 1,455  $1,994  $2,040  $  1,377  $  5,105
                         -------  -------  -------  ------  ------  --------  --------
 Costs and expenses:
   Oil and natural gas
    operating expenses..      52       76      167     305     686       502       711
   Depreciation,
    depletion and
    amortization........     325      467      442     593     813       525     1,213
   General and
    administrative......   1,577    2,228    1,734   2,026   2,484     2,070     2,126
                         -------  -------  -------  ------  ------  --------  --------
     Total operating
      expenses..........   1,954    2,771    2,342   2,924   3,983     3,097     4,050
                         -------  -------  -------  ------  ------  --------  --------
 Operating income
  (loss)................  (1,531)  (2,199)    (887)   (930) (1,943)   (1,721)    1,055
 Interest expense and
  other, net............    (448)    (679)    (636)   (385)   (315)     (195)     (657)
 Gain on sale of oil
  and gas property......     115       --      247   2,284   3,337     3,134        --
                         -------  -------  -------  ------  ------  --------  --------
 Net income (loss)...... $(1,864) $(2,878) $(1,275) $  969  $1,079  $  1,219  $    398
                         =======  =======  =======  ======  ======  ========  ========
 Pro forma net income
  (loss) per share (1).. $ (0.40) $ (0.61) $ (0.27) $ 0.21  $ 0.23  $   0.26  $   0.09
                         =======  =======  =======  ======  ======  ========  ========
 Pro forma weighted
  average shares
  outstanding...........   4,682    4,682    4,682   4,682   4,682     4,682     4,682
OTHER OPERATING DATA:
 EBITDA (2)............. $(1,091) $(1,732) $  (197) $1,946  $2,207  $  1,939  $  2,268
 Operating cash flow
  (3)...................  (1,654)  (2,261)  (1,080)   (723) (1,445)   (1,390)    1,611
 Capital expenditures...   6,597    3,823    3,660   6,809   8,512     5,407     7,881

                                     AS OF DECEMBER 31,
                             ------------------------------------
                                                                       AS OF
                                                                   SEPTEMBER 30,
                              1991   1992   1993    1994    1995       1996
                             ------ ------ ------  ------  ------  -------------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital...........  $4,593 $1,699 $ (168) $ (973) $ (947)   $ (1,601)
 Property and equipment,
  net......................   2,724  2,475  2,622   4,136   7,911      12,384
 Total assets..............   9,666  6,388  5,190   6,128   9,858      18,435
 Long-term debt, including
  current maturities.......   4,597  4,627  4,240   4,177   6,124      10,449
 Equity (deficit)..........   3,162    285   (991)    (34)  1,031       1,413

--------
(1) Pro forma net income (loss) per share has been computed assuming the estimated 4,682,000 shares of Common Stock which may be issued in connection with the Combination Transactions were outstanding since the beginning of each period presented.
(2) EBITDA represents earnings before interest expense and other, net, income taxes, depreciation, depletion and amortization. EBITDA is presented to provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.
(3) Operating cash flow represents cash flows from operating activities prior to changes in assets and liabilities. Operating cash flow is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.

THE JOINT VENTURE

  The following table sets forth selected historical financial information of the Joint Venture as of September 30, 1996 (unaudited), for the five years ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995 (unaudited). The financial information presented below, as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995, reflects all adjustments, consisting of normal and recurring adjustments that in the opinion of management are necessary for a fair presentation of the Joint Venture's results of operations and financial position for such periods. The information shown for the nine month periods is not necessarily indicative of full-year results. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Joint Venture, Edge Group II, Gulfedge and Edge Group" and the audited financial statements and the related notes thereto included elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus.

                                                                     NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                         ------------------------------------------  -------------------
                          1991     1992     1993     1994    1995      1995       1996
                         -------  -------  -------  ------  -------  ---------  --------
                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Oil and natural gas
  revenue............... $   408  $   559  $ 1,438  $1,977  $ 2,016  $   1,363  $  5,084
                         -------  -------  -------  ------  -------  ---------  --------
 Costs and expenses:
   Oil and natural gas
    operating expenses..      52       94      164     300      683        500       710
   Depreciation,
    depletion and
    amortization........     292      426      402     557      792        517     1,207
   General and
    administrative......   1,272    1,972    1,498   1,827    2,312      1,934     2,234
                         -------  -------  -------  ------  -------  ---------  --------
     Total operating
      expenses..........   1,616    2,492    2,064   2,684    3,787      2,951     4,151
                         -------  -------  -------  ------  -------  ---------  --------
 Operating income
  (loss)................  (1,208)  (1,933)    (626)   (707)  (1,771)    (1,588)      933
 Interest expense and
  other, net............    (444)    (700)    (637)   (400)    (317)      (196)     (665)
 Gain on sale of oil
  and gas property......     115       --      247   2,284    3,337      3,134        --
                         -------  -------  -------  ------  -------  ---------  --------
 Net income (loss)...... $(1,537) $(2,633) $(1,016) $1,177  $ 1,249  $   1,350  $    268
                         =======  =======  =======  ======  =======  =========  ========
OTHER OPERATING DATA:
 EBITDA (1)............. $  (801) $(1,507) $  (225) $ (150) $  (979) $   2,434  $  2,943
 Operating cash flow
  (2)...................  (1,360)  (2,207)    (861)   (550)   2,543      3,967     1,475
 Capital expenditures...   6,582    3,656    3,656   6,804    8,496      5,545     7,880

                                       AS OF DECEMBER 31,
                               -----------------------------------
                                                                       AS OF
                                                                   SEPTEMBER 30,
                                1991   1992   1993    1994   1995      1996
                               ------ ------ ------  ------ ------ -------------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital.............  $3,848 $1,588 $1,046  $1,670 $1,563    $ 3,240
 Property and equipment, net.     554    988  1,418   4,115  7,895     12,374
 Total assets................   8,965  6,273  4,986   5,896  9,513     16,384
 Long-term debt, including
  current maturities.........   4,541  4,627  4,240   3,234  5,945     10,133
 Equity (deficit)............   3,480    848   (168)  1,009  2,257      2,526

--------
(1) EBITDA represents earnings before interest expense and other, net, income taxes, depreciation, depletion and amortization. EBITDA is presented to provide additional information about the Joint Venture's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.
(2) Operating cash flow represents cash flows from operating activities prior to changes in assets and liabilities. Operating cash flow is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.

OLD EDGE

  The following table sets forth selected historical financial information of Old Edge as of September 30, 1996 (unaudited), for the five years ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995 (unaudited). The financial information presented below, as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995, reflects all adjustments, consisting of normal and recurring adjustments that in the opinion of management are necessary for a fair presentation of Old Edge's results of operations and financial position for such periods. The information shown for the nine month periods is not necessarily indicative of full-year results. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Old Edge" and the audited financial statements and the related notes thereto included elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus.

                                                            NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                             ------------------------------ ------------------
                             1991   1992   1993   1994 1995   1995      1996
                             -----  -----  -----  ---- ---- --------  --------
                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Oil and natural gas
  revenue................... $  15  $  13  $  18  $ 17 $ 24 $     13  $     21
 Representation fees........     5     25     23    24   24       18        23
 Management fees............           37     60    80  120       90       150
                             -----  -----  -----  ---- ---- --------  --------
   Total revenue............    20     75    101   121  168      121       194
                             -----  -----  -----  ---- ---- --------  --------
 Costs and expenses:
   Oil and natural gas
    operating expenses......     0      3      3     4    3        2         2
   Depreciation, depletion
    and amortization........    33     41     39    37   21        9         6
   General and
    administrative..........    28     17     39    25   41       37        59
                             -----  -----  -----  ---- ---- --------  --------
     Total operating
      expenses..............    61     61     81    66   65       48        67
                             -----  -----  -----  ---- ---- --------  --------
 Operating income (loss)....   (41)    14     20    55  103       73       127
 Interest expense and
  other, net................   (24)    18     (1)   15    1        1         8
 Income (loss) from Joint
  Venture Investment........  (447)  (765)  (295)  342  363      392        78
                             -----  -----  -----  ---- ---- --------  --------
 Net income (loss)--before
  income taxes..............  (512)  (733)  (276)  412  467      466       213
 Income tax expense--
  deferred..................                             87       87        74
                             -----  -----  -----  ---- ---- --------  --------
 Net income (loss).......... $ 512  $ (33) $(276) $412 $380 $    379  $    139
                             =====  =====  =====  ==== ==== ========  ========
OTHER OPERATING DATA:
 EBITDA (1)................. $(455) $(710) $(236) $464 $487 $    474  $    211
 Operating cash flow (2)....   (32)    73     58   107  125      (83)     (140)
 Capital expenditures.......    15      6      4     6   16       12         0

                                        AS OF DECEMBER 31,
                                    ------------------------------
                                                                       AS OF
                                                                   SEPTEMBER 30,
                                     1991   1992  1993  1994 1995      1996
                                    ------  ----  ----  ---- ----- -------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital..................  $ (117) $(66) $  9  $129 $ 193     $ 283
 Property and equipment, net......     123    87    52    21    16        10
 Total assets.....................   1,273   487   228   595 1,050     3,530
 Long-term debt, including current
  maturities......................      33    26    47    78    46        12
 Equity (deficit).................     982   250   (26)  374   741       863

--------
(1) EBITDA represents earnings before interest expense and other, net, income taxes, depreciation, depletion and amortization. EBITDA is presented to provide additional information about the Old Edge's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.
(2) Operating cash flow represents cash flows from operating activities prior to changes in assets and liabilities. Operating cash flow is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.

EDGE GROUP II

  The following table sets forth selected historical financial information of Edge Group II as of September 30, 1996 (unaudited), for the five years ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995 (unaudited). The financial information presented below, as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995, reflects all adjustments, consisting of normal and recurring adjustments that in the opinion of management are necessary for a fair presentation of Edge Group II's results of operations and financial position for such periods. The information shown for the nine month periods is not necessarily indicative of full-year results. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Joint Venture, Edge Group II, Gulfedge, and Edge Group" and the audited financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                YEAR ENDED DECEMBER 31,                (UNAUDITED)
                         -----------------------------------------  ------------------
                          1991     1992    1993    1994     1995      1995      1996
                         -------  -------  -----  -------  -------  --------  --------
                                             (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Oil and natural gas
  revenue............... $   275  $   377  $ 968  $ 1,331  $ 1,358  $    918  $  3,424
                         -------  -------  -----  -------  -------  --------  --------
 Costs and expenses:
   Oil and natural gas
    operating expenses..      35       63    111      202      460       337       478
   Depreciation,
    depletion and
    amortization........     197      287    271      375      534       348       813
   General and
    administrative......     875    1,348  1,027    1,248    1,504     1,312     1,516
   Management fees......     266      266    266      266      266       200        67
                         -------  -------  -----  -------  -------  --------  --------
     Total operating
      expenses..........   1,373    1,964  1,675    2,091    2,764     2,197     2,874
                         -------  -------  -----  -------  -------  --------  --------
 Operating income
  (loss)................  (1,098)  (1,587)  (707)    (760)  (1,406)   (1,279)      550
 Interest expense and
  other, net............    (280)    (469)  (427)    (269)    (213)     (132)     (448)
 Gain on sale of oil
  and gas property......      77        0    167    1,538    2,247     2,111         0
                         -------  -------  -----  -------  -------  --------  --------
 Income (loss) before
  income taxes.......... $(1,301) $(2,056) $(967) $   509  $  (628) $    700  $    103
                         =======  =======  =====  =======  =======  ========  ========
OTHER OPERATING DATA:
 EBITDA (1)............. $(1,099) $(1,588) $(436) $(1,835) $  (872) $ (1,783) $ (1,993)
 Operating cash flow
  (2)...................    (916)  (1,486)  (863)    (705)  (1,086)   (1,063)      916
 Capital expenditures...   4,433    2,563  2,462    4,583    5,284    (3,735)   (5,308)

                                      AS OF DECEMBER 31,
                              ------------------------------------
                                                                       AS OF
                                                                   SEPTEMBER 30,
                               1991   1992   1993     1994   1995      1996
                              ------ ------ -------  ------ ------ -------------
                                        (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital............  $2,333 $2,950 $ 1,472  $1,021 $  812    $ 1,378
 Property and equipment,
  net.......................     373    665     955   2,771  5,317      8,334
 Total assets...............   6,038  4,225   3,380   3,970  6,407     11,035
 Long-term debt, including
  current maturities........   3,058  3,116   2,856   2,814  4,124      7,038
 Equity (deficit)...........   2,343    571  (1,465)    462    166        269

--------
(1) EBITDA represents earnings before interest expense and other, net, income taxes, depreciation, depletion and amortization. EBITDA is presented to provide additional information about the Edge Group II's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.
(2) Operating cash flow represents cash flows from operating activities prior to changes in assets and liabilities. Operating cash flow is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.

GULFEDGE

  The following table sets forth selected historical financial information of Gulfedge as of September 30, 1996 (unaudited), for the five years ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995 (unaudited). The financial information presented below, as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995, reflects all adjustments, consisting of normal and recurring adjustments that in the opinion of management are necessary for a fair presentation of Gulfedge's results of operations and financial position for such periods. The information shown for the nine month periods is not necessarily indicative of full-year results. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Joint Venture, Edge Group II, Gulfedge and Edge Group" and the audited financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                  NINE MONTHS
                                                                     ENDED
                                   YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                   ----------------------------  --------------
                                   1991  1992  1993  1994  1995   1995    1996
                                   ----  ----  ----  ----  ----  ------  ------
STATEMENT OF OPERATIONS DATA:
 Oil and natural gas revenue...... $  9  $ 13  $ 33  $45   $ 46  $   31  $  116
                                   ----  ----  ----  ---   ----  ------  ------
   Oil and natural gas operating
    expenses......................    1     2     4    7     16      11      16
   Depreciation, depletion and
    amortization..................    7    10    10   12     18      12      28
   General and administrative.....   29    45    34   42     53      44      51
                                   ----  ----  ----  ---   ----  ------  ------
     Total operating expenses.....   37    57    48   61     87      67      95
                                   ----  ----  ----  ---   ----  ------  ------
 Operating income (loss)..........  (28)  (44)  (15) (16)   (41)    (36)     21
 Interest expense and other, net..  (10)  (16)  (15)  (9)    (7)     (4)    (15)
 Gain on sale of oil and gas
  property........................    3    --     7   52     76      71      --
                                   ----  ----  ----  ---   ----  ------  ------
 Income (loss) before income
  taxes........................... $(35) $(60) $(23) $27   $ 28  $   31  $    6
                                   ====  ====  ====  ===   ====  ======  ======
OTHER OPERATING DATA:
 EBITDA (1)....................... $(18) $(34) $  2  $48   $ 53  $   47  $   49
 Operating cash flow (2)..........  (31)  (50)  (20) (13)   (30)    (28)     34
 Capital expenditures.............  150    83    83  155    194     127     180

                                   AS OF DECEMBER 31,
                                -------------------------
                                                                  AS OF
                                                              SEPTEMBER 30,
                                1991 1992 1993  1994 1995         1996
                                ---- ---- ----  ---- ----     -------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital..............  $ 88 $ 36 $ 24  $ 35 $ 27         $ 47
 Property and equipment, net..    12   23   32    94  180          282
 Total assets.................   205  143  114   135  217          374
 Long-term debt, including
  current maturities..........   104  106   97    74  136          231
 Equity.......................    79   19   (4)   23   52           58

--------
(1) EBITDA represents earnings before interest expense and other, net income taxes, depreciation, depletion and amortization. EBITDA is presented to provide additional information about Gulfedge's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.
(2) Operating cash flow represents cash flows from operating activities prior to changes in assets and liabilities. Operating cash flow is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.

EDGE GROUP'S JOINT VENTURE INTEREST

  The following table sets forth selected historical financial information of the Edge Group's interest in the joint venture as of September 30, 1996 (unaudited), for the five years ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995 (unaudited). The financial information presented below, as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995, reflects all adjustments, consisting of normal and recurring adjustments that in the opinion of management are necessary for a fair presentation of the results of operations and financial position for such periods. The information shown for the nine month periods is not necessarily indicative of full-year results. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Joint Venture, Edge Group II, Gulfedge and Edge Group" and the audited financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                           NINE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                             ----------------------------  --------------------
                             1991  1992  1993  1994  1995    1995       1996
                             ----  ----  ----  ----  ----  ---------  ---------
                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Oil and natural gas
  revenue................... $  5  $  7  $ 19  $26   $ 26  $      18  $      66
                             ----  ----  ----  ---   ----  ---------  ---------
 Costs and expenses:
   Oil and natural gas
    operating expenses......    1     1     2    4      9          7          9
   Depreciation, depletion
    and amortization........    4     6     5    7     10          7         16
   General and
    administrative..........   17    25    20   24     30         25         29
                             ----  ----  ----  ---   ----  ---------  ---------
     Total operating
      expenses..............   22    32    27   35     49         39         54
                             ----  ----  ----  ---   ----  ---------  ---------
 Operating income (loss)....  (17)  (25)   (8)  (9)   (23)       (21)        12
 Interest expense and
  other, net................   (6)   (9)   (8)  (5)    (4)        (3)        (9)
 Gain on sale of oil and
  gas property..............    2    --     3   30     44         41         --
                             ----  ----  ----  ---   ----  ---------  ---------
 Net income (loss).......... $(21) $(34) $(13) $16   $ 17  $      17  $       3
                             ====  ====  ====  ===   ====  =========  =========
OTHER OPERATING DATA:
 EBITDA (1)................. $(10) $(19) $ (3) $(2)  $(13) $      32  $      38
 Operating cash flow (2)....  (18)  (29)  (11)  (7)    33         52         19
 Capital expenditures.......   86    48    48   89    111         72        103

                                             AS OF DECEMBER 31,
                                          -------------------------
                                                                        AS OF
                                                                    SEPTEMBER 30,
                                          1991 1992 1993  1994 1995     1996
                                          ---- ---- ----  ---- ---- -------------
                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital........................  $ 50 $21  $14   $22  $ 20     $ 38
 Property and equipment, net............     7  13   18    54   103      162
 Total assets...........................   117  82   65    77   124      214
 Long-term debt, including current
  maturities............................    60  60   55    55    78      132
 Equity (deficit).......................    45  11   (2)   13    29       33

--------
(1) EBITDA represents earnings before interest expense and other, net, income taxes, depreciation, depletion and amortization. EBITDA is presented to provide additional information about Edge Group's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.
(2) Operating cash flow represents cash flows from operating activities prior to changes in assets and liabilities. Operating cash flows is presented solely as a supplemental disclosure and should not be construed as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

                                  THE COMPANY

GENERAL OVERVIEW

  The Company began operations in 1983 and until 1992 generated exploratory drilling prospects based on 2-D seismic data for sale to other exploration and production companies. During 1992, as a result of the advent of economic onshore 3-D seismic surveys and the improvement and increased affordability of data interpretation technologies, the Company changed its exploration strategy to emphasize the acquisition of 3-D seismic data covering certain of its existing 2-D based project areas. From 1992 to 1995, the Company reduced its inventory of 2-D based prospects, began limited drilling for its own account of certain existing 2-D based prospects and began developing prospects based on 3-D seismic data. Since early 1995, the Company has almost exclusively drilled prospects generated from 3-D seismic data, while accelerating its drilling activity and increasing its working interests in new project areas. This shift in the Company's business strategy is reflected in a number of changes in the Company's financial results. A majority of the income in 1993 and 1994 was attributable to gains on sales of unproved oil and gas properties. The Company expects in the future to retain and develop a majority of its oil and gas properties. Similarly, the Company expects depreciation, depletion and amortization and oil and gas operating expenses will continue to increase. The Company expects to continue retaining all or the majority of its interests in prospects with normally pressured and generally shallow reservoirs and selling a portion of its interests in deeper over-pressured 3-D seismic prospects, which generally require greater capital expenditures, to industry participants in order to fund the capital expenditures for the interests it retains.

  The Company uses the full-cost method of accounting for its oil and gas properties. Under this method, all acquisition, exploration and development costs, including certain general and administrative costs that are directly attributable to the Company's acquisition, exploration and development activities, are capitalized in a "full-cost pool" as incurred. The Company records depletion of its full-cost pool using the unit of production method. To the extent that such capitalized costs in the full cost pool (net of depreciation, depletion and amortization and related deferred taxes) exceed the present value (using a 10% discount rate) of estimated future net after-tax cash flows from proved oil and gas reserves, such excess costs are charged to operations. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

  During 1991, the Joint Venture was formed by Old Edge, Edge Group II, Gulfedge and Edge Group to conduct the business of a predecessor partnership. The Joint Venture purchased approximately $5.2 million in net assets (on a historical financial statement basis) and assumed substantially all of the liabilities of the predecessor, which had been engaged in oil and gas exploration and production operations since 1983. A substantial portion of the annual cash flows generated by the predecessor partnership had been distributed to its partners resulting in a low level of equity accumulation prior to the formation of the Joint Venture.

  Edge Group II, Gulfedge and Edge Group were not required to pay federal income taxes due to their status as partnerships, which are "pass through" entities that are not subject to federal income taxation. Instead, taxes relating to the Joint Venture interests for such periods were paid by the partners of such entities. Old Edge was required to pay such taxes on its share of Joint Venture income. Accordingly, the Combined Financial Statements of the Company set forth elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus are prepared on the basis of a combination of the Joint Venture, Old Edge, Edge Group II and Gulfedge. Upon the consummation of the Combination Transactions, the Company will be required to record its deferred taxes, if any, in accordance with SFAS No. 109, "Accounting for Income Taxes." If the Combination Transactions had been consummated at September 30, 1996 a deferred tax asset of approximately $1.2 million would have been available for future use to offset future tax liabilities of the Company subject to any limitations imposed by the Combination Transactions. The ultimate amount of the deferred tax asset and its future utilization is dependent upon a number of factors and cannot be determined until consummation of the Combination Transactions.

  The Company's revenues, profitability, future growth and ability to borrow funds or obtain additional capital, and the carrying value of its properties, are substantially dependent on prevailing prices of natural gas and oil. It is impossible to predict future natural gas and oil price movements with certainty. Declines in prices received for natural gas and oil may have an adverse affect on the Company's financial condition, liquidity, ability to finance capital expenditures and results of operations. Lower prices may also impact the amount of reserves that can be produced economically by the Company.

  Due to the instability of oil and natural gas prices, in 1995 the Company began utilizing, from time to time, certain hedging instruments (e.g., swaps) for a portion of its gas production to achieve a more predictable cash flow, as well as to reduce the exposure to price fluctuations. The Company accounts for all these transactions as hedging activities and, accordingly, gains and losses are included in oil and gas revenues during the period the hedged transactions occur. Historically, gains and losses have not been material. The Company expects that the amount of hedges that it has in place will vary from time to time. Outstanding hedges at December 31, 1995 were not material and the Company had no existing hedging positions as of September 30, 1996.

RESULTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

  Oil and natural gas revenues for the nine months ended September 30, 1996 increased 271% from $1.4 million to $5.1 million as compared to the same period in 1995. Production volumes for oil increased 74% from 47 MBbls in the 1995 period to 81 MBbls in the 1996 period. The increase in oil production increased revenues $573,000. In addition, a 17% increase in average oil prices increased revenue by $233,000. Production volumes for natural gas increased 362% from 337 MMcf in 1995 to 1,557 MMcf in 1996. The increase in natural gas production increased revenues by $2.2 million. In addition, a 26% increase in average gas prices increased revenues by $732,000. The increase in oil and natural gas production was due to new wells being successfully drilled and completed during 1996, which was partially offset by normal production declines from existing wells. Increases in average oil and gas prices were directly attributable to the general improved market conditions.

  The following table summarizes production volumes, average sales prices and operating revenues for the Company's oil and natural gas operations for the nine months ended September 30, 1995 and 1996.

                                         NINE MONTHS ENDED 1996 PERIOD COMPARED
                                           SEPTEMBER 30,      TO 1995 PERIOD
                                         ----------------- ---------------------
                                                            INCREASE  % INCREASE
                                           1995     1996   (DECREASE) (DECREASE)
                                         -------- -------- ---------- ----------
PRODUCTION VOLUMES:
  Oil and condensate (MBbls)............       47       81       34       74%
  Natural gas (MMcf)....................      337    1,557    1,220      362%
AVERAGE SALES PRICES:
  Oil and condensate ($ per Bbl)........ $  16.61 $  19.49   $ 2.88       17%
  Natural gas ($ per Mcf)...............     1.79     2.26     0.47       26%
OPERATING REVENUES:
  Oil and condensate (in thousands)..... $    773 $  1,582   $  809      105%
  Natural gas (in thousands)............      604    3,523    2,919      484%
                                         -------- --------   ------
    Total (in thousands)................ $  1,377 $  5,105   $3,728      271%
                                         ======== ========   ======

  Oil and natural gas operating expenses for the nine months ended September 30, 1996 increased 42% from $502,000 to $711,000 as compared to the same period in 1995. Oil and natural gas operating expenses increased due to increased production generated from new oil and gas wells drilled and completed since September 30, 1995.

  Depreciation, depletion and amortization ("DD&A") expense for the nine months ended September 30, 1996 increased 131% from $525,000 to $1.2 million as compared to the same period in 1995. This increase was due to the increase in oil and gas production as well as a 110% increase in the depletion rate. The increased DD&A rate was primarily caused by the amortization of increased exploration costs attributable to new wells drilled and completed since September 30, 1995. Exploration costs increased due to the Company's retaining larger working interests in its 3-D prospects, as the Company increasingly drilled for its own account. Prior to September 30, 1995, a significant portion of the Company's well costs were carried by other owners, resulting in a lower historical DD&A rate.

  General and administrative expense for the nine months ended September 30, 1996 remained constant at $2.1 million as compared to the same period in 1995. An increase in salary expense of $187,000 due to the addition of new employees was offset by decreases in various other direct expenses.

  Interest expense and other, net for the nine months ended September 30, 1996 increased 237% from $195,000 to $657,000 as compared to the same period in 1995. The weighted average debt was $8.1 million for the nine month period ended September 30, 1996 as compared to $2.4 million for the comparable period in 1995. This increase was primarily due to the establishment in July 1995 of, and borrowings under, the Revolving Credit Facility and the repayment of a promissory note in March 1995, which was offset slightly by a lower average interest rate.

  There were no gains on the sale of oil and gas property for the nine months ended September 30, 1996 as compared to a gain of $3.1 million in 1995. The majority of the gain recorded in 1995 was attributable to the sale of a property for $3.4 million that resulted in a gain of $2.8 million.

  Net income for the nine months ended September 30, 1996 was $398,000 as compared to $1.2 million for the 1995 period, as a result of the factors described above.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Oil and natural gas revenues remained relatively unchanged at approximately $2.0 million in both 1994 and 1995. Production volumes for oil increased 8% from 61 MBbls in 1994 to 66 MBbls in 1995. Increased production was partially offset by a 7% decrease in average oil prices. Production volumes for natural gas decreased 4% from 588 MMcf in 1994 to 565 MMcf in 1995. The decrease in natural gas production was offset by an 8% increase in average natural gas prices. Oil and natural gas revenues were impacted by the addition of four new wells, the sale of a property and declining production experienced at South Mermentau and one other property caused by workovers that required the wells to be shut in for a portion of the year.

  The following table summarizes production volumes, average sales prices and operating revenues for the Company's oil and natural gas operations for the years ended December 31, 1994 and 1995.

                                              YEAR ENDED
                                             DECEMBER 31,  1995 COMPARED TO 1994
                                             ------------- ---------------------
                                                            INCREASE  % INCREASE
                                              1994   1995  (DECREASE) (DECREASE)
                                             ------ ------ ---------- ----------
PRODUCTION VOLUMES:
  Oil and condensate (MBbls)................     61     66        5        8%
  Natural gas (MMcf)........................    588    565      (23)      (4%)
AVERAGE SALES PRICES:
  Oil and condensate ($ per Bbl)............ $17.66 $16.43   $(1.23)      (7%)
  Natural gas ($ per Mcf)...................   1.57   1.70     0.13        8%
OPERATING REVENUES:
  Oil and condensate (in thousands)......... $1,071 $1,079   $    9        1%
  Natural gas (in thousands)................    923    961       38        4%
                                             ------ ------   ------
    Total (in thousands).................... $1,994 $2,040   $   47        2%
                                             ====== ======   ======

  Oil and gas operating expenses increased 125% from $305,000 in 1994 to $686,000 in 1995. The increase was primarily attributable to increased operating expenses of approximately $216,000 on a property that was acquired during November 1994 and nonrecurring expenses of approximately $120,000 on another property. The remaining net increase experienced in 1995 was caused by increased production from new wells which was offset by the sale of a property in March 1995.

  DD&A expense increased 37% from $593,000 in 1994 to $813,000 in 1995, as a result of increased production and a higher depletion rate. The higher depletion rate was primarily due to costs relating to a prospect that resulted in a dry hole. These increases were offset by a decrease in amortization of regional seismic costs of approximately $149,000 in 1995, compared to 1994, due to certain regional seismic costs that became fully amortized in 1995.

  General and administrative expense increased 23% from $2.0 million in 1994 to $2.5 million in 1995. Approximately $241,000 of the increase was attributable to the hiring of additional geologist and land department employees as well as salary increases for existing employees. The remaining increase was due to other general expenses that were directly attributable to increased 3-D prospect generation and drilling activity.

  Interest expense and other, net decreased 18% from $385,000 in 1994 to $315,000 in 1995. This decrease in 1995 was due to a lower weighted average outstanding debt balance and a lower effective interest rate. The weighted average outstanding debt balance decreased from approximately $4.0 million in 1994 to approximately $2.7 million in 1995. The decrease in the weighted average outstanding debt balance and effective interest rate was due to the repayment of $3.4 million of promissory notes during March 1995 which bore interest at a rate of 10%. The Company subsequently entered into the Revolving Credit Facility in July 1995 which had an effective interest rate of 9.25% at December 31, 1995.

  The gains on sales of oil and gas properties in 1995 and 1994 represented sales of unproved properties and proved properties. The majority of the gains recorded in 1995 was the result of the sale of a property for approximately $3.4 million, resulting in a gain of approximately $2.8 million. A majority of income recorded in 1994 was attributable to the sale of a property for approximately $1.5 million, resulting in a gain of approximately $1.3 million.

  Net income in 1995 was approximately $1.1 million, compared to $969,000 in 1994, as a result of the factors described above.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Oil and natural gas revenues increased 37% from $1.5 million in 1993 to $2.0 million in 1994. Production volumes for oil increased 136% from 26 MBbls in 1993 to 61 MBbls in 1994. The increase in oil production increased revenues by $612,000 which were further increased slightly due to a 1% increase in average oil prices. Production volumes for natural gas increased 29% from 457 MMcf in 1993 to 588 MMcf in 1994. This increase in natural gas production contributed $288,000 to revenues which was offset by a 29% decrease in average natural gas prices which decreased revenues by $371,000. A portion of the overall increase in oil and natural gas production in 1994 was due to certain prospects in which the Company had a reversionary interest reaching payout during the year and two other prospects in which the Company had a reversionary interest that reached payout in 1993 but did not contribute a full year of production in that year. These two prospects contributed an additional $451,000 in revenues in 1994. Additionally, the Company successfully drilled and completed several new natural gas wells in the fourth quarter of 1994, which contributed approximately $272,000 in revenues. The increases were offset by the shutting in of a well on the South Maurice Field during 1993 and normal declining production on various properties.

  The following table summarizes production volumes, average sales prices and operating revenues for the Company's oil and natural gas operations for the years ended December 31, 1993 and 1994.

                                              YEAR ENDED
                                             DECEMBER 31,  1994 COMPARED TO 1993
                                             ------------- ---------------------
                                                            INCREASE  % INCREASE
                                              1993   1994  (DECREASE) (DECREASE)
                                             ------ ------ ---------- ----------
PRODUCTION VOLUMES:
  Oil and condensate (MBbls)................     26     61       35      136%
  Natural gas (MMcf)........................    457    588      131       29%
AVERAGE SALES PRICE:
  Oil and condensate ($ per Bbl)............ $17.52 $17.66   $ 0.14        1%
  Natural gas ($ per Mcf)...................   2.20   1.57    (0.63)     (29%)
OPERATING REVENUES:
  Oil and condensate (in thousands)......... $  450 $1,071   $  621      138%
  Natural gas (in thousands)................  1,005    923      (82)      (8%)
                                             ------ ------   ------
    Total (in thousands).................... $1,455 $1,994   $  539       37%
                                             ====== ======   ======

  Oil and natural gas operating expenses increased 83% from $167,000 in 1993 to $305,000 in 1994. The increase was primarily attributable to increased oil and gas production and a higher average severance rate in 1994 as well as higher working interests on new wells drilled in 1994.

  DD&A expense increased 34% from $442,000 in 1993 to $593,000 in 1994, largely as a result of increased production. Additionally, amortization of seismic costs increased approximately $126,000 in 1994 from 1993 as a result of the purchase of regional seismic data in 1994.

  General and administrative expense increased 17% from $1.7 million in 1993 to $2.0 million in 1994. Approximately $280,000 of the increase was attributable to hiring additional geologists and land department employees during 1994 as well as salary increases for existing employees.

  Interest expense and other, net decreased 39% from $636,000 in 1993 to $385,000 in 1994 due to a lower effective interest rate and a lower weighted average outstanding debt balance in 1994. The weighted average outstanding debt balance decreased from approximately $4.5 million in 1993 to approximately $4.0 million in 1994 due to scheduled debt payments on a promissory note.

  The gain on sale of oil and gas property in 1994 primarily represented the sale of an unproved property for $1.5 million that resulted in a gain of $1.3 million. There was no such significant sale of unevaluated properties during 1993.

  Net income increased from a net loss of $1.3 million in 1993 to a net income of $969,000 in 1994, as a result of the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of liquidity have included funds generated by operations, the sale of prospects and producing properties, equity capital from private sources and borrowings, primarily at the Joint Venture level under the Revolving Credit Facility and a subordinated secured loan (the "Subordinated Loan") from Mr. James C. Calaway, the father of both the Company's Chief Executive Officer and its President. A portion of the proceeds from the Offering will be loaned to the Joint Venture to repay the amounts outstanding under both the Revolving Credit Facility and the Subordinated Loan. The Revolving Credit Facility will remain outstanding for future borrowings and the Subordinated Loan will be terminated. The Joint Venture is required to comply with various operating and financial covenants under the Revolving Credit Facility. The continued availability to the Joint Venture of funds borrowed under the Revolving Credit Facility is subject to continued compliance with such covenants.

  Cash flows (used) provided by operations were $1.0 million, ($604,000) and ($927,000) in 1993, 1994 and 1995, respectively. The increase in cash flows used in 1995 as compared to 1994 was due primarily to the increase in gains on sale of oil and gas property, which was offset by various changes in balance sheet accounts. The increase in cash used from operations from 1993 to 1994 was due to an increase in gains on the sale of unproved oil and gas property in 1994, which was offset by increased oil and gas property and equipment purchases.

  The Company expects capital expenditures in 1997 to be at least $20 million. A substantial portion of capital expenditures will be invested in the Company's portfolio of 3-D prospects to fund drilling activities and expand its reserve base. In addition, the Company will continue to expand and improve its technological and 3-D seismic interpretation capabilities. Based on its existing business plan, the Company expects to drill 50 gross (21.4 net) wells in 1996 and has budgeted for 120 gross (46.3 net) wells in 1997. The actual number of wells drilled may differ significantly from such estimate. See "Business of the Company--Significant Project Areas." In addition to its existing leased acreage prospects, the Company has acquired various 3-D seismic options which will allow it to lease approximately 59,562 gross (29,781 net) undeveloped acres.

  During the first nine months of 1996, the Company continued to reinvest a substantial portion of its cash flows into increasing its 3-D prospect portfolio, improving its 3-D seismic interpretation technology and funding its drilling program. Capital expenditures during the first nine months of 1996 were $7.9 million. The Company expects to incur additional capital expenditures of $3.3 million in the fourth quarter of 1996 for the drilling of approximately 16 new wells. Capital expenditures were $3.7 million, $6.8 million and $8.5 million in 1993, 1994 and 1995, respectively. The Company's drilling efforts resulted in the successful completion of four wells in 1993, nine wells in 1994 and 22 wells in 1995 that increased pretax present value of reserves by $2.5 million, $1.6 million and $10.2 million, respectively. In 1995 the Company sold one of its proved producing properties and received total cash proceeds from such sale of $3.4 million. These proceeds were used to pay down debt and fund general working capital and corporate needs. The Company also sold several undeveloped oil and gas properties receiving cash proceeds of $3.7 million, $7.1 million and $4.0 million in 1993, 1994 and 1995, respectively.

  Due to the Company's active exploration and development and technology enhancement programs, the Company has experienced and expects to continue to experience substantial working capital requirements. While the Company believes that the net proceeds from the Offering, cash flow from operations and borrowings by the Joint Venture under the Revolving Credit Facility should allow the Company to successfully implement its present business strategy, additional financing may be required in the future to fund the Company's growth, development and exploration drilling and continued technological enhancement. In the event such capital resources are not available to the Company, its drilling and other activities may be curtailed.

REVOLVING CREDIT FACILITY

  In July 1995, the Joint Venture entered into the two year Revolving Credit Facility with Compass Bank-Houston ("Compass"), which provides a maximum loan amount of $20 million, subject to borrowing base limitations. Under the Revolving Credit Facility, principal outstanding is due and payable upon maturity in June 1998 with interest due monthly. At November 30, 1996, the borrowing base was $11.5 million and borrowings outstanding under the Revolving Credit Facility were $8.7 million. Beginning on December 1, 1996 and on the first day of each month thereafter, the borrowing base is required to be reduced by $325,000. The Revolving Credit Facility is without recourse to Old Edge and the other participants in the Joint Venture. The Company will loan a portion of the proceeds of the Offering to the Joint Venture for the purpose of repaying all outstanding indebtedness under the Revolving Credit Facility. See "Certain Transactions--The Combination Transactions--Description of Joint Venture." However, the Revolving Credit Facility will be available for future borrowings by the Joint Venture during its wind-down period. The Joint Venture may seek to adjust the terms and availability of the Revolving Credit Facility in the future.

  Semi-annually, Compass makes, in its sole discretion, the borrowing base determination based upon the Joint Venture's proved oil and gas properties determined in accordance with Compass' normal and customary procedures for evaluating oil and gas reserves and other related assets. The Joint Venture may request two additional borrowing base redeterminations per annum, provided that Compass will not be obligated to perform a redetermination more than one time per quarter, including quarters that contain a scheduled redetermination.

  The interest rate for borrowings is either the Base Rate plus 0.5% or LIBOR plus 2.5%. The Base Rate is the higher of (i) the Federal Funds Rate plus 0.5% or (ii) the prime rate. The Joint Venture also pays a quarterly commitment fee of 0.5% per annum for the unused portion of the borrowing base and a fee of $5,000 for each regularly scheduled and borrower requested borrowing base redetermination.

  The Joint Venture is subject to certain covenants under the terms of the Revolving Credit Facility, including, but not limited to (i) tangible venturer's capital (total assets exclusive of certain intangibles minus total liabilities) must be at least equal to $2.0 million plus 50% of positive net income and 100% of equity raised for all quarterly periods subsequent to June 30, 1996; (ii) the ratio at the end of any quarter of cash flow (net income plus depreciation, depletion, amortization and other non-cash expenses less non-cash net income for such quarter) to debt service coverage (cash payments made for principal on debt or capital leases for such quarter) must be at least 1.25 to 1.00; and (iii) the dividends and distributions to the venturers, among other things, may not exceed 50% of the cash flow in excess of the cash flow required to maintain the ratio referred to in (ii) above. The Revolving Credit Facility also places restrictions on additional indebtedness, liens, sales of properties, amendment of the Joint Venture Agreement and other matters. The Joint Venture's obligations under the Revolving Credit Facility are secured by substantially all of the oil and gas properties of the Joint Venture.

SUBORDINATED LOAN

  In December 1994, the Joint Venture entered into an agreement providing for the Subordinated Loan ("The Subordinated Loan Agreement"). Such agreement provides for a $1 million term loan and a $1 million line of credit. Drawdowns under the line of credit require 30 days' notice. At September 30, 1996, the aggregate amount outstanding under the Subordinated Loan was $1.3 million, including $300,000 outstanding under the line of credit. The principal is due, unless earlier retired by the Joint Venture, upon the earlier of April 8, 1998 or the conclusion of the Joint Venture's wind up period. Interest at 10% per annum is due monthly. The Subordinated Loan is secured by certain oil and gas properties, equipment and other assets of the Joint Venture, but is subordinate to the Revolving Credit Facility. The mortgage and security agreement restricts the transfer of properties, creation of liens and other matters. The Subordinated Loan is without recourse to the participants in the Joint Venture. Under the Subordinated Loan Agreement, Mr. James C. Calaway has a right to receive specified reversionary and overriding royalty interests on prospects of the Joint Venture and certain rights to convert such interests into shares of Common Stock, which shares are expected to be issued in connection with the Combination Transactions. See "Summary--The Combination Transactions--The James C. Calaway Exchange." A portion of the proceeds from the Offering will retire the Subordinated Loan.

  In addition to the financing arrangements referred to above, the Company has historically had other subordinate credit arrangements with certain shareholders and related parties. Following the Offering these credit arrangements will not be available.

EFFECTS OF INFLATION AND CHANGES IN PRICE

  The Company's results of operations and cash flows are affected by changing oil and gas prices. If the price of oil and gas increases (decreases), there could be a corresponding increase (decrease) in the operating cost that the Company is required to bear for operations, as well as an increase (decrease) in revenues. Inflation has had a minimal effect on the Company.

OTHER

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") regarding accounting for the impairment of long-lived assets. The Company adopted SFAS No. 121 effective January 1, 1996. However, its provisions are not applicable to the Company's oil and gas properties as they are accounted for under the full cost method of accounting. The effect of adopting SFAS No. 121 was not material for any period presented.

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"). SFAS No. 123 is a new standard of accounting for stock-based compensation and establishes a fair value method of accounting for awards granted after December 31, 1995 under stock compensation plans. SFAS No. 123 encourages, but does not require, companies to adopt the fair value method of accounting in place of the existing method of accounting for stock-based compensation whereupon compensation costs are recognized only in situations where stock compensation plans award intrinsic value to recipients at the date of grant.

  The Company has elected not to adopt the fair value accounting of SFAS No. 123 and continues to account for these plans under APB Opinion No. 25, under which no compensation costs have been recognized.

                                   OLD EDGE

GENERAL OVERVIEW

  During 1991, Old Edge was formed and became the managing venturer of the newly formed Joint Venture. The Joint Venture was formed for the purpose of conducting the business of a predecessor partnership, the assets of which were transferred to the Joint Venture at their historical costs. A substantial portion of the annual cash flows generated by the predecessor partnership were distributed to its partners resulting in a low level of equity accumulation prior to the formation of the Joint Venture. The interest of Old Edge in the Joint Venture represents substantially all of its assets. Substantially all of Old Edge's operations consist of its activities as managing venturer of the Joint Venture. Subsequent to the dissolution of the Joint Venture, Old Edge anticipates (i) continuing its oil and gas operations in the Joint Venture with respect to the Existing JV Projects and (ii) conducting new exploration and production activities (similar to those it has managed on behalf of the Joint Venture) through Old Edge or a subsidiary. See "Information Concerning Old Edge." Old Edge records the income or losses of the Joint Venture using the equity method of accounting. For financial statement purposes, Old Edge reflects an initial ownership interest of approximately 29.064% of the Joint Venture.

RESULTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

  Income from investment in the Joint Venture for the nine months ended September 30, 1996 decreased from $392,457 to $78,026, compared to the same period in 1995. This decrease is primarily attributable to an unusually large gain recognized by the Joint Venture in March 1995, of approximately $814,000 net to Old Edge's interest, from the sale of a proved oil and gas property which was partially offset by an increase in operating expenses. There was no such gain recorded during the nine months ended September 30, 1996. The following information (other than net income (loss)) relates to Old Edge's operations conducted outside of the Joint Venture.

  Oil and natural gas revenues for the nine months ended September 30, 1996 increased 57% from $13,400 to $20,999 as compared to the same period in 1995. Production volumes for oil decreased 26% from 453 Bbls in the 1995 period to 333 Bbls in the 1996 period. The decrease in oil production decreased revenues $1,993 which were further increased by a 17% increase in average oil price which increased revenue by $959. Production volumes for natural gas increased 95% from 3,282 Mcf in the 1995 period to 6,406 Mcf in the 1996 period. The increase in natural gas production increased revenues by $5,592. In addition a 26% increase in average gas prices increased revenues by $3,011. Increases in average oil and gas prices were directly attributable to the general improved market conditions.

  The following table summarizes production volumes, average sales prices and operating revenues for Old Edge's oil and natural gas operations for the nine months ended September 30, 1995 and 1996.

                                             NINE MONTHS
                                           ENDED SEPTEMBER
                                                 30,       1996 COMPARED TO 1995
                                           --------------- ---------------------
                                                            INCREASE  % INCREASE
                                            1995    1996   (DECREASE) (DECREASE)
                                           ------- ------- ---------- ----------
PRODUCTION VOLUME:
  Oil and condensate (Bbls)...............     453     333     (120)     (26%)
  Natural gas (MMcfs).....................   3,282   6,406    3,124       95%
AVERAGE SALES PRICE:
  Oil and condensate ($ per MBbls)........   16.61   19.49     2.88       17%
  Natural gas ($ per MMcfs)............... $  1.79 $  2.26   $ 0.47       26%
OPERATING REVENUES:
  Oil and condensate......................   7,526   6,521   (1,003)     (13%)
  Natural gas............................. $ 5,874 $14,478   $8,604      146%
                                           ------- -------   ------      ---
    Total................................. $13,400 $20,999   $7,601       57%

  Representation fees for the nine months ended September 30, 1996 increased 25.0% from $18,000 to $22,500, compared to the same period in 1995. The increase was due to increase in the number of wells that are being managed for outside owners.

  Management fees and other increased for the nine months ended September 30, 1996 from $90,000 to $150,118 as compared to the same period in 1995. The increase was attributable to well maintenance fees of $60,118 that is billed to joint interest owners by Old Edge as an operator. Old Edge did not operate any wells in 1995.

  Oil and natural gas operating expenses for the nine months ended September 30, 1996 decreased 13% from $1,952, in the 1995 period to $1,695 in the 1996 period.

  General and administrative expense for the nine months ended September 30, 1996 increased 59% from $37,365 to $59,429, compared to the same period in 1995. This increase was attributable an increase in accounting fees and to the general growth of Old Edge.

  Depreciation expense for the nine months ended September 30, 1996 decreased 38% from $8,525 to $6,171, compared to the same period in 1995. This decrease was primarily due to certain office equipment becoming fully depreciated in 1996.

  Net income (loss) decreased from $380,075, for the 1995 period to $(32,083), for the 1996 period as a result of the factors discussed above.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Income from the Company's investment in the Joint Venture increased from $342,068 in 1994 to $362,957 in 1995. This increase was primarily attributable to a large gain recognized by the Joint Venture in March 1995, approximately $814,000 net to Old Edge's interest, from the sale of a proved oil and gas property which was partially offset by an increase in operating expenses. There was also a significant amount of gain, approximately $664,000 net to Old Edge's interest, recorded in 1994 from the sale of undeveloped oil and gas properties but there was no one gain as significant as that recorded in 1995. The following information (other than net income (loss)) relates to Old Edge's operations conducted outside of the Joint Venture.

  Oil and natural gas revenues increased 37% from $16,554 in 1994 to $24,216 in 1995. Production volumes for oil increased 55% from 503 Bbls in 1994 to 779 Bbls in 1995. The increase in oil production increased revenues $4,874 which was decreased by a 7% decrease in average oil prices which decreased revenue by $958. Production volumes for natural gas increased 37% from 4,884 Mcf in 1994 to 6,708 Mcf in 1995. The increase in natural gas production increased revenue by $2,864 which was further increased by an 8% increase in average gas prices which increased sales by $872.

  The following table summarizes production volumes, average sales prices and operating revenues for Old Edge's oil and natural gas operations for the years ended December 30, 1994 and 1995.

                                             YEAR ENDED
                                            DECEMBER 30,   1995 COMPARED TO 1994
                                           --------------- ---------------------
                                                            INCREASE  % INCREASE
                                            1994    1995   (DECREASE) (DECREASE)
                                           ------- ------- ---------- ----------
PRODUCTION VOLUME:
  Oil and condensate (Bbl)................     503     779      276       55%
  Natural gas (Mcf).......................   4,884   6,708    1,824       37%
AVERAGE SALES PRICE:
  Oil and condensate ($ per Bbls).........   17.66   16.43    (1.23)      (7%)
  Natural gas ($ per Mcf)................. $  1.57 $  1.70   $ 0.13        8%
OPERATING REVENUES:
  Oil and condensate......................   8,887  12,813    3,926       44%
  Natural gas............................. $ 7,667 $11,403   $3,736       49%
                                           ------- -------   ------      ---
    Total................................. $16,554 $24,216   $7,662       46%

  Representation fees remained constant for 1995 as compared to 1994.

  Management fees increased 50% from $80,000 in 1994 to $120,000 in 1995. The increase in management fees was due to an escalation clause in the management fee agreements with the Essex Joint Ventures. The fee to be assessed in the future will remain constant at $30,000 for both of the Essex Joint Ventures, in the aggregate, for each quarter in which Old Edge acts as manager.

  Oil and natural gas operating expenses decreased 25.1% from $4,169 in 1994 to $3,123 in 1995. The decrease was primarily attributable to lower operating expense on certain wells.

  General and administrative expense increased 67.3% from $24,520 in 1994 to $41,014 in 1995. This increase was attributable to an increase of $22,555 in the consulting fees that were incurred by Old Edge that were not allocable to the Joint Venture.

  Depreciation expense decreased by 42.7% from $36,500 in 1994 to $20,927 in 1995. This decrease was attributable to certain office equipment becoming fully depreciated in 1995.

  Net income decreased from $412,414 in 1994 to $380,485 in 1995 because of the factors discussed above.

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Income (loss) from investment in the Joint Venture increased from a loss of $295,426 in 1993 to income of $342,068 in 1994. The significant increase was partially attributable to a large gain recorded by the Joint Venture on a sale of an undeveloped oil and gas property in 1994, resulting in a net gain of approximately $377,000, net to Old Edge's interest, as well a significant increase in gain recorded on other undeveloped oil and gas property sales in the fourth quarter of 1994. There was no significant gain recorded in 1993 as compared to 1994. The following information (other than net income (loss)) relates to Old Edge's operations conducted outside of the Joint Venture.

  Oil and natural gas revenues decreased 6% from $17,601 in 1993 to $16,554 in 1994. Production volumes for oil increased 62% from 310 Bbls in 1993 to 503 Bbls in 1996. The increase in oil production increased revenues $3,381 which were further increased by a 1% increase in average oil prices which increased revenue by $70. Production volumes for natural gas decreased 12% from 5,528 Mcf in 1993 to 4,884 Mcf in 1994. The decrease in natural gas production decreased revenue by $1,417 which was further decreased by a 29% decrease in average gas prices which decreased sales by $3,077. Fluctuations in average oil and gas price were directly attributable to conditions experienced in the overall oil and gas market.

  The following table summarizes production volumes, average sales prices and operating revenues for Old Edge's oil and natural gas for operations for the years ended December 31, 1993 and 1994.

                                             YEAR ENDED
                                            DECEMBER 30,   1994 COMPARED TO 1993
                                           --------------- ---------------------
                                                            INCREASE  % INCREASE
                                            1993    1994   (DECREASE) (DECREASE)
                                           ------- ------- ---------- ----------
PRODUCTION VOLUME:
  Oil and condensate (Bbls)...............     310     503      193       62%
  Natural gas (Mcfs)......................   5,528   4,884     (644)     (12%)
AVERAGE SALES PRICE:
  Oil and condensate ($ per Bbls)......... $ 17.52 $ 17.66  $  0.14        1%
  Natural gas ($ per Mcfs)................    2.20    1.57    (0.63)     (29%)
OPERATING REVENUES:
  Oil and condensate ..................... $ 5,439 $ 8,887  $ 3,448       44%
  Natural gas.............................  12,162   7,667   (4,495)     (37%)
                                           ------- -------  -------      ---
    Total................................. $17,601 $16,554  $(1,047)      (6%)

  Oil and natural gas operating expenses increased 56% from $2,677 in 1993 to $4,169 in 1994. The increase was primarily attributable to higher expenses being incurred on certain wells in 1994.

  General and administrative expense decreased 38% from $39,432 in 1993 to $24,520 in 1994. The decrease was attributable certain direct expenses incurred that were not reimbursable by the Joint Venture in 1993.

  Depreciation expense decreased 7% from $39,386 in 1993 to $36,500 in 1994. The decrease was due to certain equipment that became fully depreciated in 1994.

  Other income increased during 1994 to $13,749 due to a tax refund that was received in 1994. There was no other income in 1993.

  Net income increased from a net loss of $276,460 in 1993 to net income of $413,444 in 1994 as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  Old Edge's primary sources of liquidity has been reimbursements of expenses allocated to the Joint Venture and the assessment of certain representation and maintenance fees. Old Edge's future operations are largely dependent on the financial stability of the Joint Venture.

EFFECTS OF INFLATION AND CHANGES IN PRICE

  Old Edge's results of operations and cash flows are affected by changing oil and gas prices. If the price of oil and gas increases (decreases), there could be a corresponding increase (decrease) in the operating cost that Old Edge is required to bear for operations, as well as an increase (decrease) in revenues. Inflation has had a minimal effect on Old Edge.

OTHER

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"). SFAS No. 123 is a new standard of accounting for stock-based compensation and establishes a fair value method of accounting for awards granted after December 31, 1995 under stock compensation plans. SFAS No. 123 encourages, but does not require, companies to adopt the fair value method of accounting in place of the existing method of accounting for stock-based compensation whereupon compensation costs are recognized only in situations where stock compensation plans award intrinsic value to recipients at the date of grant.

  Old Edge has elected not to adopt the fair value accounting of SFAS No. 123 and continues to account for these plans under APB Opinion No. 25, under which no compensation costs have been recognized.

           THE JOINT VENTURE, EDGE GROUP II, GULFEDGE AND EDGE GROUP

GENERAL OVERVIEW

  During 1991, the Joint Venture was formed by Old Edge, Edge Group II, Gulfedge and Edge Group to conduct the business of a predecessor partnership. The Joint Venture purchased approximately $5.2 million in net assets (on a historical financial statement basis) and assumed substantially all of the liabilities of such predecessor, which had been engaged in oil and gas exploration and production operation since 1983. A substantial portion of the annual cash flows generated by the predecessor partnership had been distributed to its partners resulting in a low level of equity accumulation prior to the formation of the Joint Venture.

  The Joint Venture began operations in 1991, and until 1992 generated exploratory drilling prospects based on 2-D seismic data for sale to other exploration and production companies. During 1992, as a result of the advent of economic onshore 3-D seismic surveys and the improvement and increased affordability of data interpretation technologies, the Joint Venture changed its exploration strategy to emphasize the acquisition of 3-D seismic data covering certain of its existing 2-D based project areas. From 1992 to 1995, the Joint Venture reduced its inventory of 2-D based prospects, began limited drilling for its own account of certain existing 2-D based prospects and began developing prospects based on 3-D seismic data. Since early 1995, the Joint Venture has almost exclusively drilled prospects generated from 3-D seismic data, while accelerating its drilling activity and increasing its working interest in new project areas. This shift in the Joint Venture's business strategy is reflected in a number of changes in the Joint Venture's financial results. A majority of the Joint Venture's revenues in 1993 and 1994 were attributable to the sales of undeveloped oil and gas properties. As the Joint Venture continues to retain and develop working interests, revenue attributable to oil and gas sales are expected to increase. Similarly, the Joint Venture expects depreciation, depletion and amortization and oil and gas operating expenses to continue to increase. The Joint Venture expects to continue retaining all or the majority of its interests in prospects with normally pressured and generally shallow reservoirs and selling a portion of its interests in deeper over-pressured 3-D seismic prospects, which generally require greater capital expenditures, to industry participants in order to fund the capital expenditures for the interests it retains. The Joint Venture dissolves on December 31, 1996 and will enter into a windup period that will generally last two years during which its activities will primarily involve the Existing JV Projects. See "Information Concerning the Joint Venture."

  The Joint Venture uses the full-cost method of accounting for its oil and gas properties. Under this method, all acquisition, exploration and development costs, including certain general and administrative costs that are directly attributable to the Joint Venture's acquisition, exploration and development activities, are capitalized in a "full-cost pool" as incurred. The Joint Venture records depletion of its full-cost pool using the unit of production method. To the extent that such capitalized costs in the full-cost pool (net of depreciation, depletion and amortization and related deferred taxes) exceed the present value (using a 10% discount rate) of estimated future net after-tax cash flows from proved oil and gas reserves, such excess costs are charged to operations. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

  The Joint Venture, Edge Group II, Gulfedge and Edge Group were not required to pay federal income taxes due to their status as partnerships, which are "pass-through" entities that are not subject to federal income taxation. Instead, taxes relating to the Joint Venture interests for such periods were paid by the partners of such entities.

  The Joint Venture's revenues, profitability, future growth and ability to borrow funds or obtain additional capital, and the carrying value of its properties, are substantially dependent on prevailing prices of natural gas and oil. It is impossible to predict future natural gas and oil price movements with certainty. Declines in prices received for natural gas and oil may have an adverse affect on the Joint Venture's financial condition, liquidity, ability to finance capital expenditures and results of operations. Lower prices may also impact the amount of reserves that can be produced economically by the Joint Venture.

  Due to the instability of oil and natural gas prices, in 1995 the Joint Venture began utilizing, from time to time, certain hedging instruments (e.g. swaps) for a portion of its gas production to achieve a more predictable cash flow, as well as to reduce the exposure to price fluctuations. The Joint Venture accounts for all these transactions as hedging activities and, accordingly, gains and losses are included in oil and gas revenues during the period the hedged transactions occur. Historically, gains and losses have not been material. The Joint Venture expects that the amount of hedges that it has in place will vary from time to time. Outstanding hedges at December 31, 1995 were not material and the Joint Venture had no existing hedging positions as of September 30, 1996.

  Edge Group II, Gulfedge and Edge Group are general partners in the Joint Venture with initial sharing ratios of 67.3%, 2.3% and 1.3%, respectively. Edge Group II and Gulfedge account for their general partnership interests using the proportionate consolidation method of accounting. Edge Group has other operations in addition to its direct 1.3% Joint Venture interest and has not separately included financial statements attributable to such interest in this Joint Proxy and Consent Solicitation Statement/Prospectus because the financial statements of the Joint Venture are included herein. The discussion in this section relating to the results of operations of the Joint Venture is applicable to each of Edge Group II, Gulfedge and Edge Group on a proportionate basis equal to such entities' respective proportionate share in the Joint Venture. Additionally, Edge Group II was subject to a management fee of 2% of capital contributions (approximately $266,000 per year) through April 1996 which is included in its general and administrative expense (and, therefore, in determining its net income (loss) as well). None of such fees have been paid to date and at September 30, 1996, such unpaid management fees aggregated approximately $1.3 million.

RESULTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995

  Oil and natural gas revenues for the nine months ended September 30, 1996 increased 273% from $1.4 million to $5.1 million as compared to the same period in 1995. Production volumes for oil increased 75% from 46 MBbls in the 1995 period to 81 MBbls in the 1996 period. The increase in oil production increased revenues $575,000. In addition, a 17% increase in average oil prices increased revenue by $232,000. Production volumes for gas increased 364% from 334 MMcf in 1995 to 1,551 MMcf in 1996. The increase in natural gas production increased revenues by $2.2 million. In addition, a 26% increase in average gas prices increased revenues by $729,000. The increase in oil and natural gas production was due to new wells being successfully drilled and completed during 1996, which was partially offset by normal production declines from existing wells. Increases in average oil and gas prices were directly attributable to the general improved market conditions.

  The following table summarizes production volumes average sales prices and operating revenues for the Joint Venture's oil and natural gas operations for the nine months ended September 30, 1995 and 1996.

                               NINE MONTHS ENDED   1996 PERIOD COMPARED
                                 SEPTEMBER 30,        TO 1995 PERIOD
                             --------------------- ---------------------
                                                    INCREASE  % INCREASE
                                1995       1996    (DECREASE) (DECREASE)
                             ---------- ---------- ---------- ----------
PRODUCTION VOLUME:
  Oil and condensate
   (Mbbls)..................     46,083     80,693     34,610     75%
  Natural gas (MMcfs) ......    333,918  1,550,972  1,217,054    364%
AVERAGE SALES PRICE:
  Oil and condensate ($ per
   MMbls)...................      16.61      19.49       2.88     17%
  Natural gas ($ per MMcfs). $     1.79 $     2.26 $     0.47     26%
OPERATING REVENUES:
  Oil and condensate........    765,792  1,578,883    813,091    106%
  Natural gas............... $  597,713 $3,505,197 $2,907,484    486%
                             ---------- ---------- ----------
    Total................... $1,363,505 $5,084,080 $3,720,575    273%

  Oil and natural gas operating expenses for the nine months ended September 30, 1996 increased 42% from $500,000 to $710,000 as compared to the same period in 1995. Oil and natural gas operating expenses increased due to increased production generated from new oil and gas wells drilled and completed since September 30, 1995. As a percentage of oil and gas revenues, operating expenses were 14% and 37% for the nine months ended September 30, 1996 and 1995, respectively. This decrease is primarily attributable to a non-recurring expense of $120,000 in 1995 on proved oil and gas property which accounts for 57% of the overall decrease.

  DD&A expense for the nine months ended September 30, 1996 increased 113% from $517,000 to $1.2 million as compared to the same period in 1995. This increase was primarily due to the increase in oil and gas production which increased DD&A by $426,000, further increased by a 14% increase in the overall oil and gas DD&A rate. The increased DD&A rate was primarily caused by the amortization of increased exploration costs attributable to several new wells drilled and completed since September 30, 1995. Exploration costs increased due to the Joint Venture's retaining larger working interests in its 3-D prospects, as the Joint Venture increasingly drilled for its own account. Prior to September 30, 1995, a significant portion of the Joint Venture's well costs were carried by other owners, resulting in a lower historical DD&A rate. The remaining increase is due to the depreciation of newly purchased computer equipment in 1995 and 1996.

  General and administrative expense for the nine months ended September 30, 1996 increased 16% from $1.9 million to $2.2 million, compared to the same period in 1995. This increase was attributable to the hiring of additional geologist and land department employees to support the Joint Venture's increased drilling activities. General and administrative expense are expected to continue increasing as more wells are drilled and the Joint Venture increases the number of wells that it operates.

  Interest expense for the nine months ended September 30, 1996 increased 238% from $200,000 to $675,000 as compared to the same period in 1995. The weighted average outstanding debt balance was $8.1 million for the nine month period ended September 30, 1996 as compared to $2.4 million for the comparable period in 1995. This increase was primarily due to the establishment in July 1995 of, and borrowings under, the Revolving Credit Facility and the repayment of a promissory note in March 1995, which was offset slightly by a lower average interest rate.

  There were no gains on the sale of oil and gas property for the nine months ended September 30, 1996 as compared to a gain of $3.1 million in 1995. The majority of the gain recorded in 1995 was attributable to the sale of a property for $3.4 million that resulted in a gain of $2.8 million.

  Net income for the nine months ended September 30, 1996 was $268,000 as compared to $1.4 million for the 1995 period, as a result of the factors described above.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Oil and natural gas revenues remained relatively unchanged at approximately $2.0 million in both 1994 and 1995. Production volumes for oil increased 8% from 60 MBbls in 1994 to 65 MBbls in 1995. Increased production was partially offset by a 7% decrease in average oil prices. Production volumes for natural gas decreased 4% from 583 MMcf in 1994 to 558 MMcf in 1995. The decrease in natural gas production was offset by an 8% increase in average natural gas price. Oil and natural gas revenues were impacted by the addition of four new wells, the sale of a property and declining production experienced at South Mermentau and one other property caused by workovers that required the wells to be shut in for a portion of the year.

  The following table summarizes production volumes, average sales prices and operating revenues for the Joint Venture's oil and natural gas operations for the years ended December 31, 1994 and 1995.

                              YEAR ENDED DECEMBER
                                      30,          1995 COMPARED TO 1994
                             --------------------- ---------------------
                                                    INCREASE  % INCREASE
                                1994       1995    (DECREASE) (DECREASE)
                             ---------- ---------- ---------- ----------
PRODUCTION VOLUME:
  Oil and condensate (MBbl).     60,105     64,900    4,795        8%
  Natural gas (MMcf)........    583,329    558,481  (24,848)      (4%)
AVERAGE SALES PRICE:
  Oil and condensate ($ per
   MBbls)...................      17.66      16.43    (1.23)      (7%)
  Natural gas ($ per MMcfs). $     1.57 $     1.70  $  0.13        8%
OPERATING REVENUES:
  Oil and condensate........  1,061,415  1,066,812    5,397        1%
  Natural gas............... $  915,827 $  949,418  $33,591        4%
                             ---------- ----------  -------
    Total................... $1,977,242 $2,016,230  $38,988        2%

  Oil and gas operating expenses increased 128% from $300,000 in 1994 to $683,000 in 1995. The increase was primarily attributable to increased operating expenses of approximately $216,000 on a property that was acquired during November 1994 and nonrecurring expenses of approximately $120,000 on another property. The remaining net increase experienced in 1995 was caused by increased production from new wells that was offset by the sale of a property in March 1995.

  DD&A expense increased 14% from $557,000 in 1994 to $792,000 in 1995, as a result of increased production and a higher depletion rate. The higher depletion rate was primarily due to costs relating to a prospect which resulted in a dry hole. These increases were offset by a decrease in amortization of regional seismic costs of approximately $149,000 in 1995, compared to 1994, due to certain regional seismic costs that became fully amortized in 1995.

  General and administrative expense increased 28% from $1.8 million in 1994 to $2.3 million in 1995. Approximately $241,000 of the increase was attributable to the hiring of additional geologist and land department employees as well as salary increases for existing employees. The remaining increase was due to other general expenses that were directly attributable to increased 3-D prospect generation and drilling activity.

  Interest expense decreased 20% from $400,000 in 1994 to $317,000 in 1995. This decrease in 1995 was due to a lower weighted average outstanding debt balance and a lower effective interest rate. The weighted average outstanding debt balance decreased from approximately $4.0 million in 1994 to approximately $2.7 million in 1995. The decrease in weighted average outstanding debt balance and effective interest rate was due to the repayment of $3.4 million of promissory notes during March 1995 which bore interest at a rate of 10%. The Joint Venture subsequently entered into a Revolving Credit Facility in July 1995 which had an effective interest rate of 9.25% at December 31, 1995.

  The gains on sale of oil and gas properties increased from $2.3 million in 1994 to $3.4 million in 1995. The majority of the gains recorded in 1995 was the result of the sale of a property for approximately $3.4 million resulting in a gain of approximately $2.8 million. A majority of income recorded in 1994 was attributable to the sale of a property for approximately $1.5 million resulting in a gain of approximately $1.3 million.

  Net income in 1995 was $1.2 million, compared to $1.2 in 1994, as a result of the factors described above.

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Oil and natural gas revenues increased 43% from $1.4 million in 1993 to $2.0 million in 1994. Production volumes for oil increased 137% from 26 MBbls in 1993 to 60 MBbls in 1994. The increase in oil production increased revenues by $609,000 which were further increased slightly due to a 1% increase in average oil prices. Production volumes for natural gas increased 29% from 452 MMcf in 1993 to 583 MMcf in 1994. This increase in natural gas production contributed $290,000 to revenues which was offset by a 29% decrease in average natural gas prices which decreased revenues by $367,000. A portion of the overall increase in oil and natural gas production in 1994 was due to certain prospects in which the Joint Venture had a reversionary interest reaching payout during the year and two other prospects in which the Joint Venture had a reversionary interest that reached payout in 1993 but did not contribute a full year of production in that year. These two prospects contributed an additional $451,000 in revenues in 1994. Additionally, the Joint Venture successfully drilled and completed several new natural gas wells in the fourth quarter of 1994 which contributed approximately $272,000 in revenues. The increases were offset by the shutting in of a well on the South Maurice Field during 1993 and normal declining production on various properties.

  The following table summarizes production volumes, average sales prices and operating revenues for the Joint Venture's oil and natural gas operations for the years ended December 31, 1993 and 1994.

                                      YEAR ENDED DECEMBER
                                              30,          1994 COMPARED TO 1993
                                     --------------------- ---------------------
                                                            INCREASE  % INCREASE
                                        1993       1994    (DECREASE) (DECREASE)
                                     ---------- ---------- ---------- ----------
PRODUCTION VOLUME:
  Oil and condensate (MBbl).........     25,360     60,105    34,745     137%
  Natural gas (MMcf)................    451,556    583,329   131,773      29%
AVERAGE SALES PRICE:
  Oil and condensate ($ per Bbls)...      17.52      17.66      0.14       1%
  Natural gas ($ per MMcf).......... $     2.20 $     1.57  $  (0.63)    (29%)
OPERATING REVENUES:
  Oil and condensate................    444,414  1,061,415   617,001      39%
  Natural gas....................... $  993,423 $  915,827  $(77,596)     (8%)
                                     ---------- ----------  --------
    Total........................... $1,437,837 $1,977,242  $539,405      38%

  Oil and natural gas operating expenses increased 83% from $164,000 in 1993 to $300,000 in 1994. Lease operating expense increased 67% from approximately $94,000 in 1993 to $157,000 in 1994 due to increased oil and gas production in 1994 as well as higher working interests on new wells drilled in 1994. Production taxes increased approximately 101% from $71,000 in 1993 to $143,000 in 1994, primarily attributable to an increase in oil sales in 1994 which had a higher average severance tax rate.

  DD&A expense increased 39% from $402,000 in 1993 to $557,000 in 1994, largely as a result of increased production. Additionally amortization of seismic cost increased approximately $126,000 in 1994 from 1993 as a result of a large purchase of regional seismic data in 1994.

  General and administrative expense increased 20% from $1.5 million in 1993 to $1.8 million in 1994. Approximately $280,000 of the increase was attributable to hiring additional geologists and land department employees during 1994 as well as salary increases for existing employees.

  Interest expense and other, net, decreased 37% from $637,000 in 1993 to $400,000 in 1994 due a lower effective interest rate and a lower weighted average outstanding debt balance in 1994. The decrease in the effective interest rate was primarily attributable to the Joint Venture's October 1993 renegotiation of the interest rate on the RIMCO note from 15.5% to 10% in exchange for a .4% after payout royalty interest on all prospects sold through September 1995. The weighted average outstanding debt balance decreased from approximately $4.5 million in 1993 to approximately $4.0 million in 1994 due to scheduled debt payments on the RIMCO note.

  The gain on sale of oil and gas property increased from $247,000 in 1993 to $2.3 million in 1994. The majority of the gain in 1994 was the result of the sale of a unproved property for $1.5 million, that resulted in a gain of $1.3 million. There was no such significant sale of unevaluated properties in 1993.

  Net income increased from a net loss of $1 million in 1993 to a net income of $1 million in 1994 because of the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

  The Joint Venture's primary sources of liquidity have included funds generated by operations, the sale of prospects and producing properties, equity capital from private sources, and borrowings, primarily at the Joint Venture level under the Revolving Credit Facility and the Subordinated Loan. A portion of the proceeds from the Offering will be loaned to the Joint Venture to repay the amounts outstanding under both the Revolving Credit Facility and the Subordinated Loan. In such event, the Revolving Credit Facility will remain outstanding for future borrowings and the Subordinated Loan will be terminated. The Joint Venture is required to comply with various operating and financial covenants under the Revolving Credit Facility. The continued availability to the Joint Venture of funds borrowed under the Revolving Credit Facility is subject to continued compliance with such covenants. For a description of the Revolving Credit Facility and the Subordinated Loan, see ("--The Company--Liquidity and Capital Resources").

  Edge Group II and Gulfedge were formed to manage their respective investments in the Joint Venture and currently have no readily available liquidity as capital resources. Edge Group II's and Gulfedge's future operations are largely dependent on the financial stability of the Joint Venture.

  Cash flows (used) provided by operations were $1.1 million, ($613,000) and ($1.0) million in 1993, 1994 and 1995, respectively. The increase in cash flows used in 1995 as compared to 1994 was due primarily to the increase in gains on sales of oil and gas property, which was offset by various changes in balance sheet accounts. The increase in cash used from operations from 1993 to 1994 was due to an increase in gains on the sale of unproved oil and gas property in 1994, which was offset by increased oil and gas property and equipment purchases.

  The Joint Venture expects capital expenditures in 1997 to be at least $20 million. A substantial portion of capital expenditures will be invested in the Joint Venture's portfolio of 3-D prospects to Fund drilling activities and expand its reserve base. In addition, the Joint Venture will continue to expand and improve its technological and 3-D seismic interpretation capabilities. Based on its existing business plan, the Joint Venture expects to drill 50 gross (21.4 net) wells in 1996 and has budgeted for 124 gross (50.3 net) wells in 1997. The actual number of wells drilled may differ significantly from such estimate. In addition to its existing prospects, the Joint Venture has acquired various 3-D seismic options which will allow it to lease approximately 59,562 gross (29,781 net) undeveloped acres.

  During the first nine months of 1996, the Joint Venture continued to reinvest a substantial portion of its cash flows into increasing its 3-D prospect portfolio, improving its 3-D seismic interpretation technology and funding its drilling program. Capital expenditures during the first nine months of 1996 were $7.9 million. The Joint Venture expects to incur additional capital expenditures of $3.4 million in the fourth quarter of 1996 for the drilling of approximately 16 new wells. Capital expenditures were $3.7 million, $6.8 million and $8.5 million in 1993, 1994 and 1995, respectively. The Joint Venture's drilling efforts resulted in the successful completion of four wells in 1993, nine wells in 1994 and 22 wells in 1995 that increased pretax present value of reserves by $2.5 million, $1.6 million and $9.8 million, respectively. In 1995 the Joint Venture sold one of its proved producing properties and received total cash proceeds from such sale of $3.4 million. These proceeds were used to pay down debt and fund general working capital and corporate needs. The Joint Venture also sold several undeveloped oil and gas properties receiving cash proceeds of $3.4 million, $7.1 million and $4.0 million in 1993, 1994 and 1995, respectively.

  Due to the Joint Venture's active exploration and development and technology enhancement programs, the Joint Venture has experienced and expects to continue to experience substantial working capital requirements. While the Joint Venture believes that the net proceeds from the offering, cash flow from operations and borrowings by the Joint Venture under the Revolving Credit Facility should allow the Joint Venture to successfully implement its present business strategy, additional financing may be required in the future to fund the Joint Venture's growth, development and exploration drilling and continued technological enhancement. In the event such capital resources are not available to the Joint Venture, its drilling and other activities may be curtailed.

EFFECTS OF INFLATION AND CHANGES IN PRICE

  The Joint Venture's results of operations and cash flows are affected by changing oil and gas prices. If the price of oil and gas increases (decreases), there could be a corresponding increase (decrease) in the operating cost that the Company is required to bear for operations, as well as an increase (decrease) in revenues. Inflation has had a minimal effect on the Company.

OTHER

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") regarding accounting for the impairment of long-lived assets. The Joint Venture adopted SFAS No. 121 effective January 1, 1996. However, its provisions are not applicable to the Joint Venture's oil and gas properties as they are accounted for under the full cost method of accounting. The effect of adopting SFAS No. 121 was not material for any period presented.

                            BUSINESS OF THE COMPANY

OVERVIEW

  The Company explores for oil and natural gas by emphasizing the integrated application of highly advanced data visualization and computerized 3-D seismic data analysis to identify potential hydrocarbon accumulations. The Company believes its approach to processing and analyzing geophysical data differentiates it from other independent exploration and production companies and is more effective than conventional 3-D seismic data interpretation methods. The Company utilizes a fully integrated, client-server environment including nine workstation nodes with a high performance Silicon Graphics server. This hardware configuration enables the Company to utilize advanced interpretation software, including both Earth Cube and Voxel Geo technology. The Company also believes that it maintains one of the largest databases of onshore South Texas Gulf Coast 3-D seismic data of any independent oil and gas company, and is continuously acquiring substantial additional data within this core region.

  The Company acquires 3-D seismic data by organizing and designing regional data acquisition surveys for its proprietary use, as well as through selective participation in regional non-proprietary 3-D surveys. The Company negotiates seismic options for a substantial majority of the areas encompassed by its proprietary surveys, thereby allowing it to later secure identified prospect leasehold interests on a non-competitive, pre-arranged basis. In the Company's non-proprietary 3-D survey areas, the Company's technical capabilities allow it to rapidly and comprehensively evaluate large volumes of regional 3-D seismic data, facilitating its ability to identify attractive prospects within a surveyed region and to secure the corresponding leasehold interests ahead of other industry participants.

  The Company's extensive technical expertise has enabled it to internally generate all of its 3-D prospects drilled to date and to assemble a large portfolio of 3-D based drilling prospects. The Company pursues drilling opportunities that include a blend of shallower, normally pressured reservoirs that generally involve moderate costs and risks as well as deeper, over-pressured reservoirs that generally involve greater costs and risks, but have higher economic potential. The Company mitigates its exposure to exploration costs and risk by conducting its operations with industry partners, including major oil companies and large independents, that generally pay a disproportionately greater share of seismic acquisition and, in many instances, leasing and drilling costs than the Company.

  The Company has experienced rapid increases in reserves, production and cash flow since early 1995 due to the growth of its 3-D based drilling activities and the retention of progressively larger interests in its exploration projects. From January 1, 1995 to September 30, 1996, reserves discovered from Company-generated prospects totaled 91.1 Bcfe, while the Company's net proved reserves more than tripling from 5.9 Bcfe to 18.6 Bcfe at an average finding cost to the Company of $.51 per Mcfe. The Company drilled 13 gross (0.42 net) wells in 1994, 35 gross (13.5 net) wells in 1995 and 34 gross (14.7 net) wells in the nine months ended September 30, 1996. For the period from January 1, 1995 through September 30, 1996, the Company's commercial well success rate was approximately 67% for the 69 gross (28.2 net) exploratory wells drilled (of which 62 were based on its interpretation of 3-D seismic data).

  The Company's future growth will be driven by the drilling and development of existing opportunities from its prospect portfolio as well as new 3-D based prospects that are continually being identified by the Company's exploration team. The Company anticipates drilling 16 gross (7.4 net) wells in the fourth quarter of 1996 and has budgeted for drilling 120 gross (46.3 net) wells in 1997. The Company currently anticipates increasing its capital expenditure budget to at least $20.0 million in 1997 from $11.2 million in 1996. The Company believes the proceeds of the Offering will enable it to increase the number and size of additional 3-D seismic acquisition projects in which it participates, accelerate its drilling activities and retain a greater share of the reserves it discovers.

  The address of the Company's principal executive offices is Texaco Heritage Plaza, 1111 Bagby, Suite 2100, Houston, Texas 77002, and its telephone number is (713) 654-8960.

BUSINESS STRATEGY

  The Company's business strategy is to expand its reserves, production and cash flow through a disciplined, integrated technology-based program of exploring for oil and natural gas, which emphasizes the following key components:

    FOCUSED EXPLORATION. The Company intends to maintain its exploration focus along the onshore Gulf Coast with continued emphasis in South Texas because of its 3-D seismic expertise in this region. The Company believes, based on the results of its recent exploration activities, that significant undiscovered reserves remain in this region. The Company also plans to utilize its existing database consisting of 567 square miles of 3-D seismic and geologic data (509 square miles of which are in South Texas) and its knowledge of the region's producing fields and trends to further expand its operations within this core region. The Company is currently in the process of acquiring an additional 459 square miles of 3-D seismic data in South Texas, which the Company believes will generate a significant number of additional prospects in 1997 and beyond.

    TECHNOLOGICAL EXPERTISE. The Company seeks to explore for and add oil and natural gas reserves through its advanced 3-D seismic data visualization and interpretation techniques. These techniques enable its exploration team to analyze large amounts of 3-D seismic information and to rapidly identify important patterns or attributes in the data which may indicate hydrocarbon traps. The Company's technical abilities have allowed it to discover oil and natural gas reservoirs in existing producing trends with geological complexities that have eluded conventional interpretation. The Company plans to continue to enhance its visualization and interpretation strengths as new technologies and processes are developed.

    SOPHISTICATED AND EXPERIENCED TECHNICAL TEAM. The Company has assembled a team of highly talented geoscientists and other technical personnel who are experienced in the use of advanced exploration methodologies, and it actively seeks to identify and attract new members to its exploration team. The Company provides its personnel with a technologically advanced work environment, training and results-oriented compensation, including participation in the Company's stock option plan. The Company believes that the use of advanced technology by its technical personnel together with increased capital resources will be critical components to implementing its business strategy.

    PROSPECTS WITH ATTRACTIVE RISK/REWARD BALANCE. The Company typically retains all or the majority of its interests in prospects with normally pressured and generally shallow reservoirs. Such prospects are often located in areas with existing pipelines and production infrastructure, which facilitate and expedite the commencement of production and cash flow. The Company typically sells to industry partners, on a promoted basis, a portion of its interests in prospects that involve higher costs and greater risks, or consist of deep, over-pressured and often larger reservoirs, in order to mitigate its exploration risk and fund the anticipated capital requirements for the portion of those prospects it retains.

    CONTROL OVER CRITICAL EXPLORATION FUNCTIONS. In its participation agreements with industry partners, the Company generally seeks to exercise control over what it believes to be the most critical functions in the exploration process. These functions include determining the area to explore; managing the land permitting and optioning process; determining seismic survey design; overseeing data acquisition and processing; preparing, integrating and interpreting the data; and identifying each prospect and drill site. The Company seeks operator status and control over the remaining aspects of field operations when it believes its expertise can add value to these functions.

EXPLORATION TECHNOLOGY

  Since 1992, as a result of the advent of economic onshore 3-D seismic surveys and the improvement and increased affordability of data interpretation technologies, the Company had relied almost exclusively on the interpretation of 3-D seismic data in its exploration strategy. The principal advantage of 3-D seismic data over 2-D seismic data is that it affords a geoscientist the ability to investigate the entire prospective area using a 3-D seismic data volume, as compared to the limited number of two dimensional profiles covering a small percentage of the prospective area that are available using 2-D seismic data. As a consequence, a geoscientist using 3-D seismic data is able to more fully evaluate prospective areas and produce more accurate interpretations. The use of structural maps based upon 3-D seismic data can significantly improve the probability of drilling commercially successful wells, since this data allows structurally advantageous positions to be more accurately located in highly drilled exploration plays where only 2-D seismic data was used in the past.

  The Company's methodology for interpreting 3-D seismic data has advanced beyond traditional 3-D interpretation techniques which consist of interpreting multiple closely spaced 2-D profiles extracted from 3-D seismic volumes to generate 3-D structural maps. The Company's advanced visualization and data analysis techniques and resources enable its geoscientists to view collectively large volumes of information contained within the 3-D seismic data. This improves the geoscientist's ability to recognize certain important patterns or attributes in the data which may indicate hydrocarbon traps and which, if viewed incorrectly or with the application of improper techniques, could go undetected. Visualization techniques also enable the geoscientist to quickly identify and prioritize key areas from the large volumes of data reviewed in order to realize the greatest early benefit. The Company's sophisticated computing resources and unique visualization and data analysis techniques allow its geoscientists to more easily identify features such as shallow amplitude anomalies, complex channel systems, sharp structural details and fluid contacts, which might have been overlooked using less sophisticated 3-D seismic data interpretation techniques.

  The application of advanced 3-D exploration technology requires large scale information processing and graphic visualization, made possible by the rapid improvements in computing technology. The Company has made a significant investment in its 3-D seismic data visualization technology, which is closely linked with the Company's well-log database and other geoscience application software. Additionally, the Company has developed a fully integrated, client-server environment utilizing nine scientific workstation nodes. For large scale visualization, the Company uses a Silicon Graphics Onyx R10000 server with the SGI Reality Engine-2. The Company uses a comprehensive suite of Landmark Graphics geoscience applications in its interpretation environment, including Landmark's EarthCube software, which is designed specifically to integrate visualization and 3-D geologic interpretation. In addition, the Company utilizes Cogniseis' Voxel Geotechnology in its visualization efforts.

  The Company's technological success is dependent in part upon hiring and retaining highly skilled technical personnel. The Company has assembled a technical team that it believes has the capacity to adapt to the rapidly changing technological demands in the field of oil and natural gas exploration. This team consists of seven geoscientists with an average of 15 years industry experience, most of which have had extensive experience with major oil companies. The Company provides its technical team with a sophisticated work environment and enables these employees to participate in the upside potential of prospects by assigning them overriding royalty interests in prospects they identify. See "Management--Other Compensatory Arrangements." With its technical capabilities and personnel, the Company believes that it will be able to analyze increasingly large quantities of data without a commensurate increase in the number of employees. Additionally, the expertise of the Company's team of geoscientists reduces its dependence on outside technical consultants and enables the Company to internally generate substantially all of its prospects.

EXPLORATION AND OPERATING APPROACH

  The Company's exploration approach is to acquire large 3-D seismic data sets along prolific, producing trends of the onshore Gulf Coast and to utilize advanced visualization and interpretation techniques to identify or evaluate prospects and then drill the prospects which it believes provide the potential for significant returns. The Company typically seeks to explore in areas with
(i) numerous accumulations of normally pressured reserves at shallow depths and in geologic traps that are difficult to define without the use of advanced 3-D data visualization and interpretation and (ii) the potential for large accumulations of deeper, over-pressured reserves. The Company typically sells a portion of its interest in the deep, over-pressured prospects in order to mitigate its exploration risk and fund the anticipated capital requirements for the interests it retains in such prospects, while retaining all or the majority of its interest in the prospects with normally pressured reservoirs.

  The Company emphasizes preplanning in project development to lower capital and operational costs and to efficiently integrate potential well locations into the existing and planned infrastructure, including gathering systems and other surface facilities. In constructing surface facilities, the Company seeks to use reliable, high quality, used equipment in place of new equipment to achieve cost savings. The Company also seeks to minimize cycle time from drilling to hook-up of wells, thereby accelerating cash flow and improving ultimate project economics.

  An important component of the Company's exploration approach is the acquisition of large 3-D seismic data sets at the lowest possible cost. The Company has sought to obtain large 3-D data sets either by participating in large seismic data acquisition programs through joint venture arrangements with other energy companies or "group shoots" in which the Company shares the costs and results of seismic surveys. The Company believes its technical capabilities allow it to rapidly evaluate these large 3-D datasets and identify and secure drilling opportunities prior to the other participants in these group shoots. In both the joint ventures and the group shoots, the Company's partners have borne a disproportionate share of the up-front costs of seismic data acquisition and interpretation in return for the Company's expertise in the management of seismic surveys, interpretation of 3-D seismic data, development of prospects and acquisition of exploration rights. Substantially all of the Company's operations are conducted through joint operations with industry participants. The Company is currently actively involved in 14 joint project areas based on 3-D seismic surveys with, among others, Belco Oil and Gas Corp., Carrizo Oil and Gas Inc., Chevron Corporation, Cheyenne Petroleum Company, IP Petroleum Company, Inc., KCS Energy, Inc., Pennzoil Company, Phillips Petroleum Company and Texaco Inc. Following the Offering, the Company intends to increase the number and size of seismic data acquisitions and interpretation projects it manages to accelerate its prospect generation activities and capture a greater share of the oil and natural gas properties discovered as a result of its technological expertise.

  Under the participation agreements on its recent projects, the Company is generally responsible for determining the area to explore; managing the land permitting and optioning process; determining seismic survey design; overseeing data acquisition and processing; preparing, integrating and interpreting the data; identifying the drill site; and in selected instances, managing drilling and production operations. The Company is therefore responsible for exercising control over what it believes are the critical functions in the exploration process. The Company seeks to obtain lease operator status and control over field operations, including decisions regarding drilling and completion methods and accounting and reporting functions, only when its expertise and planning capabilities indicate that meaningful value can be added through its performance of these functions. Typically, in cases when the Company does not have field operator status, the Company is primarily responsible for identifying prospects for the operator and, when necessary, asserts its rights under its joint operating agreements to ensure drilling of such prospects. The Company began field operations of wells in 1995 and currently operates producing oil and natural gas wells in South Texas and Alabama. These wells range in depth from 3,000 feet to greater than 14,000 feet.

  The Company has developed extensive experience in the development and management of projects along the Gulf Coast. Over the past 13 years, the Company has generated and assembled approximately 130 prospects within the onshore Gulf Coast area. The Company believes that the ability to develop large scale 3-D projects in this area on an economic basis requires experience in obtaining the rights to explore and is a source of competitive advantage for the Company.

  The Company's primary strategy for acreage acquisition is to obtain leasing options covering large geographic areas prior to conducting its 3-D seismic surveys. The Company, therefore, typically seeks to acquire seismic permits that include options to lease, thereby reducing the cost and the level of competition for leases on drilling prospects that may result upon completing a successful seismic data acquisition program over a project area.

SIGNIFICANT PROJECT AREAS

  Set forth below are descriptions of the Company's key project areas where it is actively exploring for potential oil and natural gas prospects and in many cases currently has production. The 3-D surveys the Company is using to analyze its project areas range from regional non-proprietary group shoots to single field proprietary surveys. The Company has participated in these project areas with industry partners under agreements that typically provide for the industry partners to bear a disproportionately greater share of the up-front costs associated with obtaining option arrangements with landowners, seismic data acquisition and related data interpretation than the costs incurred by the Company.

  Although the Company is currently pursuing prospects within the project areas listed below, there can be no assurance that these prospects will be drilled at all or within the expected timeframe. The final determination with respect to the drilling of any scheduled or budgeted wells will be dependent on a number of factors, including (i) the results of exploration efforts and the acquisition, review and analysis of the seismic data, (ii) the availability of sufficient capital resources by the Company and the other participants for the drilling of the prospects, (iii) the approval of the prospects by other participants after additional data has been compiled, (iv) economic and industry conditions at the time of drilling, including prevailing and anticipated prices for natural gas and oil and the availability of drilling rigs and crews, (v) the financial resources and results of the Company and (vi) the availability of leases on reasonable terms and permitting for the prospect. There can be no assurance that these projects can be successfully developed or that the scheduled or budgeted wells discussed will, if drilled, encounter reservoirs of commercially productive natural gas or oil. The reserve data set forth below for the various prospects is based upon the Ryder Scott Report. There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond the control of the Company. See "Risk Factors--Risks Associated with the Business of the Company--Dependence on Exploratory Drilling Activities," "--Reserve Replacement Risk" and "--Uncertainty of Reserve Information and Future Net Revenue Estimates."

 TEXAS

Encinitas/Kelsey Project Area: Frio-Vicksburg Trend

  The Encinitas/Kelsey Project Area is located in Brooks County, Texas in the geologically complex Frio-Vicksburg trend. The Company acquired 9,110 acres in this project area in December 1994 to re-develop the property. Upon acquisition of its interests in this project area, the Company undertook a comprehensive petrophysical study and a 32 square mile 3-D survey over the area which has resulted in the identification of numerous prospects. Four of these prospects were drilled between January and June 1996, resulting in four new field discoveries. During the quarter ended September 30, 1996, the Company's share of production from wells in this project area was 54 Bbls/d of oil and 2.6 MMcf/d of gas. As of September 30, 1996, the Company's net estimated proved reserves in the fields were 1.8 Bcf of gas and 23 MBbls of oil. The Company has identified eight drill sites, two of which it has scheduled to drill in the last quarter of 1996, with the remaining six to be drilled in the first half of 1997. Two additional wells may be drilled in 1997, depending upon the results of the eight wells scheduled to be drilled. The Company believes that continuing interpretation of the 3-D seismic data will result in additional prospects and drilling locations. The Company has a 22.5% working interest and an 18.8% net revenue interest in the properties in this project area.

Everest Project Area: Frio-Vicksburg Trend

  The Everest Project Area is located in Starr and Hidalgo Counties, Texas in the prolific Frio-Vicksburg Trend. The Company and a partner licensed approximately 340 square miles of non-proprietary 3-D seismic data in this project area in August 1995 and June 1996. Through its data processing, analysis and interpretation techniques, the Company has identified 58 prospects in the shallow Frio trend and the deeper structurally complex Vicksburg Trend, and two potentially large prospects in the relatively unexplored Eocene Trend. The Company and its partner currently control 18 of these prospects (ten Frio, seven Vicksburg and one Eocene). Seven of these prospects have been drilled (five Frio prospects and two Vicksburg), resulting in six new field discoveries and one field extension. These discoveries have resulted in additional net proved reserves to the Company of 3.8 Bcf of gas and 47 MBbls of oil. A portion of the Company's interest in the Vicksburg prospects was sold to industry partners, the proceeds of which were used to finance the drilling costs of the Company's retained working interest. For 1997, the Company has scheduled two development wells on previous discoveries and six exploratory wells. The Company has also budgeted for drilling 11 additional exploratory prospects to be selected from the remaining inventory of 42 prospects. The Company also believes that continuing interpretation of the Everest Project 3-D data will result in additional prospects and drilling locations. The Company is entitled to 50% of any interests acquired by the Company and its partner in prospects developed in this project area.

Cameron Project Area: Wilcox and Jackson-Yegua Trends

  The Cameron Project Area is located in Webb and Duval Counties, Texas in the prolific structurally complex Wilcox trend and the highly stratigraphic Jackson-Yegua trend. The Company and a partner have underwritten approximately 325 square miles of non-proprietary 3-D seismic data in this project area. The first 100 square miles of the data is expected to be received by the Company in March 1997, with the remainder expected to be delivered to the Company over the remainder of 1997. As in the Everest Project, the Company's strategy is to drill all shallow, normally pressured prospects and to sell portions of the deeper over-pressured prospects using the resulting proceeds to finance the drilling costs of the retained interests in such prospects. The Company believes that, given the geologic similarities of the Everest and Cameron Project areas, the Company's experience in the Everest Project Area will assist it in its exploration efforts in the Cameron Project. The Company is entitled to 50% of any interests acquired by the Company and its partner in prospects developed in this project area.

Nita/Austin Project Area

  Nita/Austin Project Area: Wilcox Formation. The Nita/Austin Project Area is located along the Gulf Coast of South Texas in Goliad County. The Company has identified two large Wilcox prospects in this project area. The first of these prospects was discovered by the Company and is called the Bego Field. An initial test well drilled in 1991 based on 2-D seismic data resulted in a new field discovery. A second well in the Bego Field was drilled in 1994 and experienced mechanical failure. In early 1995 the Company acquired a 42 square mile 3-D seismic survey covering this project area. A third Bego Field well was drilled in 1995 using the 3-D seismic data and is currently in the developmental stage. Currently, two delineation wells are also being drilled. Given the early stage of development and current uncertainty as to the commerciality of the field, the Company has not attempted to make any estimate of reserves from these wells. The second of the two large Wilcox prospects was identified using 3-D seismic data and is scheduled to be drilled in the first quarter of 1997. The Company has an average 1.7% working interest and an average 6% after payout working interest in its properties in the Wilcox formation portion of this project area.

  Nita/Austin Project Area: Shallow Frio Trend. In mid-1995, the Company, through its analysis of the Nita/Austin 3-D seismic survey, identified 26 prospects in the shallow Frio trend. During the second half of 1995 and the first nine months of 1996, 22 of these prospects were drilled, resulting in 17 commercial wells. For the quarter ended September 30, 1996, these wells produced 2.8 MMcf/d of natural gas net to the Company. The estimated net proved reserves to the Company for these wells were 4.6 Bcf of natural gas as of September 30, 1996. The Company currently expects to drill one additional well in the shallow Frio trend portion of this project area during the first quarter of 1997. The Company has also budgeted two additional shallow Frio wells for the end of 1997. The Company has an average 80% working interest and an average 60% net revenue interest in the properties in the shallow Frio trend portion of this project area.

Spartan Project Area: Frio Trend

  The Spartan Project Area is a 23 square mile 3-D seismic project area located adjacent to the Nita/Austin Project Area in Goliad and Victoria Counties, Texas. The Company currently has approximately 5,855 acres under lease or option in this project area. The objective for this project area is primarily the shallow Frio trend, with additional potential in the deeper Yegua and Wilcox formations. The Company began interpreting the 23 square miles of seismic data in August 1996, and has identified three Frio drill sites, one deep Wilcox prospect and one Yegua prospect to date. The Company expects to spud the first Frio well in the fourth quarter of 1996, with the remaining scheduled wells to be drilled in 1997. The Company has also budgeted for 1997 two additional wells that are currently being evaluated. The Company's primary exploration leases and options, if exercised, provide for a 50% working interest and an average 39.5% net revenue interest in its properties in this project area.

Belco Project Area: Frio Trend and Yegua and Wilcox Formations

  The Belco Project Area is located in Goliad, Bee and Victoria Counties, Texas where the Company controls 38,476 acres through lease or option. The primary exploration objectives for this project area, like the Nita/Austin Project Area and the Spartan Project Area, are the shallow Frio gas accumulations, with the secondary objectives being the deeper Yegua and Wilcox formations. The Company and its partner on this project area, Belco Oil & Gas Corp. ("Belco"), are currently in the initial phase of this project which involves acquiring a total of 250 square miles of proprietary 3-D seismic data. The first 114 square miles of the seismic data area are currently being shot, and the seismic data is expected to be available for interpretation during the first quarter of 1997. If the Company is successful in the development of this initial phase, the project is expected to expand to a total of 750 square miles of data acquisition. The Company's agreement with Belco provides for the Company to manage all aspects of the project's development, with Belco performing field operations for the deep prospects developed and the Company operating any shallow Frio wells. The Company has budgeted to drill 41 wells in this project area in 1997 based upon statistical results of drilling activities in the adjoining Nita/Austin and Spartan Project Areas that the Company believes are geologically similar. The Company is entitled to 50% of any interests acquired by the Company and Belco in prospects developed in this project area.

Tyler Project Area: Wilcox, Hockley, Pettus and Yegua Formations

  The Tyler Project Area is located in Live Oak County, Texas where the Company currently has approximately 3,750 gross acres under lease. The exploration objectives are the deep, over-pressured zones of the expanded Upper Wilcox formation and the shallow zones of the Hockley, Pettus and Yegua formations. A 25 square mile proprietary 3-D seismic survey over the project area was shot in 1994, from which an approximately 3,500 acre Wilcox prospect was identified. An initial well drilled on the project area in 1995 was temporarily abandoned for mechanical reasons, but the Company reentered and completed the well and it was flowing at a rate of 1.0 MMcf/d of gas as of September 30, 1996. An additional deep well has been drilled and is currently being completed and one additional deep prospect is anticipated to be drilled in the first half of 1997. The Company has a 1.5% working interest and a 15.2% after payout working interest in these wells. In addition, in the shallow zones of the Hockley and Pettus formations, the Company has drilled and developed six producing wells which are currently producing approximately 130 Bbls/d and 180 Mcf/d net to the Company's interest. These six discoveries have resulted in additional reserves of 0.5 Bcf of gas and 150 MBbls of oil net to the Company as of September 30, 1996. The Company has working interests ranging from 56% to 100% in the shallow producing wells.

Buckeye Project Area: Wilcox, Hockley, Pettus and Yegua Formations

  The Buckeye Project Area is located in Live Oak County, Texas adjacent to the Company's Tyler Project Area. The Company currently holds approximately 12,000 acres under option and is acquiring an approximately 20 square mile 3-D seismic survey of the area during the fourth quarter of 1996. As with the Tyler Project Area, the exploration objectives for the Buckeye Project Area are the shallow zones of the Hockley, Pettus and Yegua formations and the deep zones of the expanded upper Wilcox formation. The Company plans to drill any prospects it identifies in the shallow formations and to seek to promote any deep Wilcox prospects identified to other energy companies for cash and a reversionary interest. The Company has budgeted to drill 11 wells in this project area in 1997 based upon statistical results of drilling activities in the adjoining Tyler Project Area that the Company believes is geologically similar. The Company's lease options, if exercised, provide for a 50% working interest and an average of approximately 39% net revenue interest in the acreage in this project area.

Hiawatha Project Area: Pettus and Yegua Formations

  The Hiawatha Project Area is located in Duval County, Texas. The majority of past drilling and production activity occurred in the 1940s, with the most recent well in the area being drilled in the 1970s. Although the area has experienced limited recent exploration due to complex landowner and leasehold owner problems, the Company has leased 11,754 acres and has options on an additional 3,231 acres in this project area. A 23 square mile proprietary 3-D seismic survey was obtained by the Company in August 1996 and is currently being interpreted with multiple prospect leads under evaluation. Four wells are currently scheduled to be drilled during the fourth quarter of 1996. The Company has identified at least 12 additional prospects in various stages of development which it has budgeted for drilling in 1997. Some of these wells are dependent upon the results of the first four scheduled wells. The Company has an average 50% working interest and an average 38.5% net revenue interest in the acreage under lease in this project area.

East McFaddin Project Area: Frio Formation

  The East McFaddin Project Area is located in Victoria County, Texas. In 1995, the Company obtained a 40% working interest in a 4,680 acre lease in the project area by agreeing to conduct and pay for a 3-D seismic survey of the project area. Subsequently, the Company expanded its leasehold acreage and purchased options for 1,760 acres. The Company then obtained a partner to fund an approximately 11 square mile 3-D seismic survey in exchange for 50% of the Company's 40% interest. Two successful wells and three dry holes have been drilled on the lease since acquisition of the 3-D seismic data. The two successful wells produced an average of over 1.9 MMcf/d of gas during the third quarter of 1996. The two producing wells are currently awaiting hook-up from a low-pressure to a high-pressure pipeline, in order to increase production rates. The 3-D seismic data was recently reprocessed and four prospects are currently being evaluated and are scheduled to be drilled in 1997. Three additional wells have been budgeted to be drilled in 1997.

Triple "A" Project Area: Frio Formation

  The Triple "A" Project Area involves the redevelopment of a mature field located in San Patricio County, Texas. All of the prospects in this project area are located in the normally pressured Frio trend. In 1995 the Company acquired a 2,230 acre lease in the Triple "A" Project Area by conducting a 13 square mile 3-D seismic survey over the field area. An additional 600 acres has been acquired by the Company to cover what the Company believes to be the prospective areas around the field. The Company has recently drilled and completed the first of two identified prospects. The well is currently producing 470 Mcf/d of gas and 10 Bbls/d of oil net to the Company's interest with net proved reserves of 0.4 Bcf of gas and 7.0 MBbls of oil as of September 30, 1996. Should the Company identify any additional drill sites, it would expect to drill the normally pressured prospects and, like in the Starr-Hidalgo Project Area, it would seek to develop and sell deeper prospects for up-front cash and an after payout working interest. The Company has an average 25% working interest and an average 18.8% net revenue interest in the acreage under lease in this project area.

 MISSISSIPPI

Tallahala Creek Field: Cotton Valley and Smackover Formation

  The Tallahala Creek Field is located in Smith County, Mississippi, and approximately 3,240 acres are under lease. Following acquisition of the field, improvements in operations of producing wells and several recompletions identified by the Company in a detailed petrophysical study of the existing wells resulted in a production increase from 180 Bbls/d of oil at the time of acquisition in November 1994 to 370 Bbls/d of oil during the quarter ended September 30, 1996. As of September 30, 1996, the estimated proved reserves of this field were 1.2 MMBbls of oil and 1.5 Bcf of natural gas. In the fourth quarter of 1995 the Company acquired a 28 square mile 3-D seismic survey over the field. Interpretation of the 3-D data has revealed five prospects within the field. The Company is currently drilling the first of these locations to a depth of approximately 16,200 feet. The Company has an 18% to 23.5% working interest and a 10.6% to 17.4% net revenue interest in the properties in this field.

Quito Prospect: Cotton Valley and Smackover Formation

  The Quito Prospect is located in Wayne County, Mississippi, and approximately 2,760 acres are under lease. The Company identified the prospect using 2-D seismic data and acquired 3-D seismic data in November 1996 to better delineate the prospect. The Company believes the 3-D seismic data indicates a structure that could potentially support four producing wells. The Company has an average 50% working interest and an average 36.3% net revenue interest in the acreage under lease.

 ALABAMA

Barnett Project Area: Smackover Formation

  The Barnett Project Area is located in Escambia County, Alabama, and approximately 578 acres are under lease. A 20 square mile 3-D seismic survey was acquired and interpreted in 1994, resulting in the identification of six prospects in the Smackover Formation. Four of these prospects have been drilled, resulting in the completion of three producing wells. Production from the first two producing wells averaged 730 Bbls/d of oil and 825 Mcf/d of gas during the quarter ended September 30, 1996. The third well began production in the fourth quarter of 1996. The two remaining prospects are scheduled to be drilled during 1997. The Company has an average 18.5% after payout working interest and an average 13.6% after payout net revenue interest in the acreage under lease in this project area.

 LOUISIANA

South Mermentau Field

  The South Mermentau Field is located in Acadia Parish, Louisiana. The Company discovered a new natural gas reservoir in this field by drilling an initial exploration well. A second well was drilled on an offset fault block and was also found to be productive. The field produced approximately 9.8 MMcf/d of natural gas and 575 Bbls/d of oil during the third quarter of 1996. The Company's net estimated proved reserves are 0.8 Bcf of gas and 44 Mbls of oil as of September 30, 1996. The Company is currently attempting to permit a 3-D survey over this project area. The Company has a 15.8% working interest and an 11.3% net revenue interest in its properties in this field.

SIGNIFICANT FULLY DEVELOPED PROPERTIES

  In addition to its exploration project areas, the Company has interests in the following significant development properties. No exploration is expected to be conducted on such properties. The reserve data set forth below for the properties is based on the Ryder Scott Report. There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond the control of the Company. See "Risk Factors--Risks Associated with the Business of the Company--Uncertainty of Reserve Information and Future Net Revenue Estimates."

South Maurice Field

  South Maurice Field is located in Vermillion Parish, Louisiana, and is the largest single discovery made to date by the Company. The field has produced approximately 80 Bcf of gas since its discovery by the Company in 1987 and was producing 21.4 MMcf/d of gas and 120 Bbls/d of oil as of September 30, 1996. The Company distributed most of its interests in this field to its former equity holders, but still retains a 2.7% working interest and a 2.0% average net revenue interest with proved reserves of 0.4 Bcfe attributable to the Company as of September 30, 1996.

North Excel Field


  The North Excel Field is located in Monroe County, Alabama, and approximately 769 acres are under lease. The North Excel Field was discovered by the Company in November 1994. During 1994, a 3-D seismic survey was acquired and interpreted within the Frisco City Sands and the Norphlet Sands. Four producing wells have been completed in the field, which produced 790 Bbls/d of oil and 4,700 Mcf/d of gas during the quarter ended September 30, 1996 with estimated proved reserves of 188 MBbls of oil and 0.5 Bcf of gas as of September 30, 1996. The Company believes that the North Excel Field is fully drilled and offers the potential for increased reserves solely from operational and engineering improvements. The Company has a 13% after payout working interest in the acreage under lease in this field, with approximately $700,000 remaining until payout as of September 30, 1996.

ESSEX ROYALTY PROPERTIES

  The Company is the managing venturer of two joint ventures (the "Essex Royalty Joint Ventures") that have acquired royalty, overriding royalty, net profits and other non-operating interests with respect to producing and non-producing properties located in Louisiana, Texas, Alabama, Mississippi, New Mexico and Oklahoma.

  Pursuant to the joint venture agreements for the Essex Royalty Joint Ventures, the Company, as managing venturer, receives certain management fees. In addition, after the other participants in each of the two Essex Royalty Joint Ventures receive distributions equivalent to 110% and 111.3%, respectively, of their capital contributions, the Company will receive 40% and 25%, respectively, of the profits, losses and distributions of the Essex Royalty Joint Ventures. As of September 30, 1996, approximately $1.2 million and $2.4 million remained until payout with respect to the two Essex Royalty Joint Ventures. The Company is currently in the process of attempting to cure title defects with respect to a property with accrued revenue in suspense of approximately $325,000 as of September 30, 1996 with respect to the Essex Royalty Joint Venture with $2.4 million remaining until payout. For a more extensive discussion of the joint venture agreements with respect to the Essex Royalty Joint Ventures, see "Certain Transactions--Essex Royalty Joint Ventures."

  From its inception in 1992 through September 30, 1996, in addition to the payment of management fees, the Essex Royalty Joint Ventures made distributions of $2.2 million, all of which, pursuant to the sharing ratios described above, were distributed to the other participants in the Essex Royalty Joint Ventures.

OIL AND NATURAL GAS RESERVES

  The following table sets forth estimated net proved oil and natural gas reserves of the Company and the present value of estimated future pretax net cash flows related to such reserves as of September 30, 1996. The reserve data and the present value as of September 30, 1996 were prepared by Ryder Scott. For further information concerning Ryder Scott's estimate of the proved reserves of the Company at September 30, 1996, see Ryder Scott's letter included as Annex A to this Prospectus. The present value of estimated future net revenues before income taxes was prepared using constant prices as of the calculation date, discounted at 10% per annum on a pretax basis, and is not intended to represent the current market value of the estimated oil and natural gas reserves owned by the Company. For further information concerning the present information concerning the present value of future net revenue from these proved reserves, see Note 9 of Notes to Combined Financial Statements of the Company. Also see "Risk Factors--Risks Associated with the Business of the Company--Uncertainty of Reserve Information and Future Net Revenue Estimates."

                                                          PROVED RESERVES
                                                   -----------------------------
                                                   DEVELOPED UNDEVELOPED  TOTAL
                                                   --------- ----------- -------
                                                      (DOLLARS IN THOUSANDS)
   Oil and condensate (MBbls)....................       789        42        831
   Natural gas (MMcf)............................    10,985     2,579     13,564
   Total proved reserves (MMcfe).................    15,719     2,831     18,550
   Present value of estimated future net revenues
    before income taxes(1).......................   $19,444    $6,212    $25,656

--------
(1) The present value of estimated future pretax net cash flows as of September 30, 1996 was determined by using the September 30, 1996 weighted average sales prices of $21.17 per Bbl of oil and $2.01 per Mcf of natural gas. By comparison, the present value of estimated future pretax net cash flows as of December 31, 1995 was determined by using the weighted average sales prices that were being realized as of that date of $17.77 per Bbl of oil and $2.12 per Mcf of natural gas.

  There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth herein represents estimates only. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates, and such revisions may be material. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Furthermore, the estimated future net revenues from proved reserves and the present value thereof are based upon certain assumptions, including future prices, production levels and costs, that may not prove correct.

  No estimates of proved reserves comparable to those included herein have been included in reports to any federal agency other than the Commission.

  The prices used in calculating the estimated future net revenue attributable to proved reserves do not necessarily reflect market prices for oil and natural gas production subsequent to September 30, 1996. There can be no assurance that all of the proved reserves will be produced and sold within the periods indicated, that the assumed prices will actually be realized for such production or that existing contracts will be honored or judicially enforced.

VOLUMES, PRICES AND OIL & GAS OPERATING EXPENSE

  The following table sets forth certain information regarding the production volumes of, average sales prices received for and average production costs associated with the Company's sales of oil and natural gas for the periods indicated.

                                     YEAR ENDED DECEMBER 31,
                                     -----------------------
                                                             NINE MONTHS ENDED
                                      1993    1994    1995   SEPTEMBER 30, 1996
                                     ------- ------- ------- ------------------
   PRODUCTION:
     Oil and condensate (MBbls).....      26      61      66           81
     Gas (MMcf).....................     457     588     565        1,557
     Total (MMcfe)..................     611     952     959        2,044
   AVERAGE SALES PRICE:
     Oil and condensate ($ per
      MBbl)......................... $ 17.52 $ 17.66 $ 16.43       $19.49
     Gas ($ per MMcf)...............    2.20    1.57    1.70         2.26
     Average Oil & Gas Operating
      Expense ($ per MMcfe)(1)......    0.27    0.32    0.72         0.35

--------
(1) Includes direct lifting costs (labor, repairs and maintenance, materials and supplies), workover costs and the administrative costs of production offices, insurance and property and severance taxes.

FINDING AND DEVELOPMENT COSTS

  The following table sets forth certain information regarding the costs associated with finding, acquiring and developing the Company's proved oil and natural gas reserves.

                                                                       COST TO
                                                                       FIND AND
                                                             RESERVES  DEVELOP
                                                 CAPITALIZED   ADDED     (PER
                                                  COSTS(1)   (MCFE)(2)  MCFE)
                                                 ----------- --------- --------
                                                         (IN THOUSANDS)
      1993......................................   $  555      1,497    $0.37
      1994......................................      935      1,081     0.86
      1995......................................    3,883      7,916     0.49
      1996 (through September 30)...............    3,792      7,071     0.54
                                                   ------     ------    -----
      January 1, 1993 through September 30,
       1996.....................................   $9,164     17,565    $0.53
                                                   ======     ======    =====

--------
(1) Capitalized costs represent all capitalized expenditures of the Company excluding acquisition costs for unproved prospects as shown in the table under the caption "--Development, Exploration and Acquisition Capital Expenditures."
(2) Reserves added equals the extensions and discoveries on an Mcfe basis. See
    Note 8 to the unaudited Combined Financial Statements of the Company.

DEVELOPMENT, EXPLORATION AND ACQUISITION CAPITAL EXPENDITURES

  The following table sets forth certain information regarding the capitalized costs incurred in the purchase of proved and unproved properties and in development and exploration activities.

                                                               NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,   SEPTEMBER 30,
                                       ----------------------- -----------------
                                        1993    1994    1995     1995     1996
                                       ------- ------- ------- -------- --------
                                                    (IN THOUSANDS)
      Acquisition Costs:
        Unproved prospects............ $ 2,914 $ 5,497 $ 3,659 $  3,695 $  3,309
        Proved properties.............       7      26      91       91       36
      Exploration.....................     527     670   2,642    1,122    2,052
      Development.....................      21     238   1,150      297    1,714
                                       ------- ------- ------- -------- --------
          Total capitalized costs..... $ 3,469 $ 6,431 $ 7,542 $  5,205 $  7,111
                                       ======= ======= ======= ======== ========

DRILLING ACTIVITY

  The following table sets forth the drilling activity of the Company for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996. In the table, "gross" refers to the total wells in which the Company has a working interest and "net" refers to gross wells multiplied by the Company's working interest therein. Wells in which the Company holds a reversionary interest are not included in the following table because such interests had not been earned at the time of drilling. The percentage of the Company's wells in which it holds solely a reversionary interest has decreased in the last two years.

                               YEAR ENDED DECEMBER 31,
                           -------------------------------
                                                               NINE MONTHS
                                                                  ENDED
                             1993      1994       1995     SEPTEMBER 30, 1996
                           --------- --------- ----------- --------------------
                           GROSS NET GROSS NET GROSS  NET    GROSS      NET
                           ----- --- ----- --- ----- ----- --------------------
   Exploratory Wells
     Productive...........    3  .07    4  .09   17   8.66        24      11.92
     Nonproductive........    8  .20    4  .10   12   4.64         9       2.55
                            ---  ---  ---  ---  ---  -----  -------- ----------
       Total..............   11  .27    8  .19   29  13.30        33      14.47
   Development Wells
     Productive...........    1   --    5  .23    5    .20        --         --
     Nonproductive........   --   --   --   --    1    .01         1        .20
                            ---  ---  ---  ---  ---  -----  -------- ----------
       Total..............    1   --    5  .23    6    .21         1        .20

--------
* An additional 1 gross (.004 net) exploratory well drilled in 1996 was awaiting completion at September 30, 1996 and could not yet be classified as productive or nonproductive.

  Since September 30, 1996, the Company has drilled 6 gross productive exploratory wells (3.47 net). The Company is currently drilling or evaluating 1 gross exploratory well (.25 net) and 1 gross development well (.22 net).

PRODUCTIVE WELLS

  The following table sets forth the number of productive oil and natural gas wells in which the Company owned an interest as of September 30, 1996.

                                              COMPANY-
                                              OPERATED      OTHER       TOTAL
                                             ----------- ----------- -----------
                                             GROSS  NET  GROSS  NET  GROSS  NET
                                             ----- ----- ----- ----- ----- -----
      Oil...................................    3   1.66   31   5.57   34   7.23
      Natural gas...........................   19  13.27   32   5.95   51  19.22
                                              ---  -----  ---  -----  ---  -----
          Total.............................   22  14.93   63  11.52   85  26.45

ACREAGE DATA

  The following table sets forth certain information regarding the Company's developed and undeveloped lease acreage as of September 30, 1996. Developed acres refers to acreage within producing units and undeveloped acres refers to acreage that has not been placed in producing units.

                                              DEVELOPED ACRES  UNDEVELOPED ACRES
                                              ---------------- -----------------
                                               GROSS     NET    GROSS     NET
                                              -------- ------- -----------------
      Alabama................................    2,925     157    7,712    1,262
      Louisiana..............................    2,841     315      117       97
      Mississippi............................    2,660      87    6,041      747
      Texas..................................   30,486   7,740   50,512   14,451
                                              -------- ------- -------- --------
          Total..............................   38,912   8,299   64,382   16,557
                                              ======== ======= ======== ========

  Leases covering approximately 11,828 gross (1,754 net), 16,524 gross (5,140 net), 22,707 gross (4,316 net), 1,822 gross (196 net) and 1,604 gross (161 net)
undeveloped acres are scheduled to expire in 1996, 1997, 1998, 1999 and 2000, respectively.

  The table does not include 59,562 gross (29,781 net) acres that the Company has a right to acquire pursuant to various seismic option agreements. In addition, the Company is expected to acquire options on an additional 37,900 acres pursuant to various seismic option agreements by December 31, 1997.

MARKETING

  The Company's production is marketed to third parties consistent with industry practices. Typically, oil is sold at the wellhead at field-posted prices and natural gas is sold under contract at a negotiated price based upon factors normally considered in the industry, such as distance from the well to the pipeline, well pressure, estimated reserves, quality of natural gas and prevailing supply/demand conditions.

  The Company's marketing objective is to receive the highest possible wellhead price for its product. The Company is aided by the presence of multiple outlets near its production in the Gulf Coast. The Company takes an active role in determining the available pipeline alternatives for each property based upon historical pricing, capacity, pressure, market relationships, seasonal variances and long-term viability.

  There are a variety of factors which affect the market for oil and natural gas, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulations on oil and natural gas production and sales. The Company has not experienced any difficulties in marketing its oil and natural gas. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual customers.

  The Company markets its own production where feasible with a combination of market-sensitive pricing and forward-fixed pricing. Forward pricing is utilized to take advantage of anomalies in the futures market and to hedge a portion of the Company's production deliverability at prices exceeding forecast. All of such hedging transactions provide for financial rather than physical settlement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company--General Overview."

  Despite the measures taken by the Company to attempt to control price risk, the Company remains subject to price fluctuations for natural gas sold in the spot market due primarily to seasonality of demand and other factors beyond the Company's control. Domestic oil prices generally follow worldwide oil prices, which are subject to price fluctuations resulting from changes in world supply and demand. The Company continues to evaluate the potential for reducing these risks by entering into, and expects to enter into, additional hedge transactions in future years. In addition, the Company may also close out any portion of existing hedges as determined to be appropriate by management.

COMPETITION

  The Company encounters competition from other oil and natural gas companies in all areas of its operations, including the acquisition of exploratory prospects and proven properties. The Company's competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the oil and natural gas business for a much longer time than the Company. Such companies may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. In addition, such companies may be able to expend greater resources on the existing and changing technologies that the Company believes are and will be increasingly important to the current and future success of oil and natural gas companies. The Company's ability to explore for oil and natural gas prospects and to acquire additional properties in the future will be dependent upon its ability to conduct its operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. The Company believes that its technological expertise, its exploration, drilling and production capabilities and the experience of its management generally enable it to compete effectively. Many of the Company's competitors, however, have financial resources and exploration and development budgets that are substantially greater than those of the Company, which may adversely affect the Company's ability to compete with these companies.

REGULATION

  The availability of a ready market for oil and gas production depends upon numerous factors beyond the Company's control. These factors include regulation of natural gas and oil production, federal and state regulations governing environmental quality and pollution control, state limits on allowable rates of production by well or proration unit, the amount of natural gas and oil available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. For example, a productive natural gas well may be "shut-in" because of an oversupply of natural gas or lack of an available natural gas pipeline in the areas in which the Company may conduct operations. State and federal regulations generally are intended to prevent waste of natural gas and oil, protect rights to produce natural gas and oil between owners in a common reservoir, control the amount of natural gas and oil produced by assigning allowable rates of production and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies. The following discussion summarizes the regulation of the United States oil and gas industry and is not intended to constitute a complete discussion of the various statutes, rules, regulations and governmental orders to which the Company's operations may be subject.

  REGULATION OF NATURAL GAS AND OIL EXPLORATION AND PRODUCTION. The Company's operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled in, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. The Company's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled in and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units, and therefore, more difficult to develop a project if the operator owns less than 100% of the leasehold. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. The effect of these regulations may limit the amount of oil and natural gas the Company can produce from its wells and may limit the number of wells or the locations at which the Company can drill. The regulatory burden on the oil and gas industry increases the Company's costs of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are frequently expanded, amended and reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

  FEDERAL REGULATION OF SALES AND TRANSPORTATION OF NATURAL GAS. Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938 (the "NGA"), the Natural Gas Policy Act of 1978 (the "NGPA") and the regulations promulgated thereunder by the Federal Energy Regulatory Commission (the "FERC"). Maximum selling prices of certain categories of natural gas sold in "first sales," whether sold in interstate or intrastate commerce, were regulated pursuant to the NGPA. On July 26, 1989, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") was enacted, which removed, as of not later than January 1, 1993, all remaining federal price controls from natural gas sold in "first sales." The FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

  Historically, producers typically sold their production to intrastate and interstate pipelines, which then functioned as the wholesalers selling to the local distributors and other end-use customers. However, in April 1992, the FERC issued Order No. 636, a rule designed to restructure the interstate natural gas transportation and marketing system and remove various barriers and practices that have historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. The most significant provisions of Order No. 636: (a) require that interstate pipelines provide firm and interruptible transportation solely on an "unbundled" basis, separate from their sales service, and convert each pipeline's bundled firm sales service into unbundled firm transportation service; (b) provide for the issuance of blanket certificates to pipelines to provide unbundled sales service, giving all customers a chance to purchase their firm supplies from nonpipeline merchants (see the discussion of Order No. 547 below); (c) require that pipelines provide firm and interruptible transportation service on a basis that is equal in quality for all natural gas supplies, whether purchased from the pipeline or elsewhere; (d) require that pipelines provide new, nondiscriminatory "no-notice" transportation for certain of their traditional sales customers that largely replicates the "bundled" sales service previously provided by pipelines; (e) establish two new generic programs for the reallocation of firm pipeline capacity; (f) require that all pipelines offer access to their storage facilities on a firm and interruptible basis; (g) provide for pregranted abandonment of pipeline sales agreements, interruptible and short-term (defined as one year or less) transportation agreements and conditional pregranted abandonment of long-term transportation service; (h) modify transportation rate design by requiring that all fixed costs related to transportation be recovered through the reservation charge; and (i) provide mechanisms for the recovery by pipelines of certain types of costs likely to occur from implementation of Order No.
636. The restructuring process has been implemented on a pipeline-by-pipeline basis through negotiations in individual pipeline proceedings. All of the interstate pipelines have filed their Order No. 636 compliance plans with the FERC and most have had those plans approved, subject to certain conditions and subject to appeals to the reviewing court respecting various issues. Since the issuance of Order No. 636, the FERC has issued two orders making relatively minor modifications to Order No. 636. Numerous parties have filed for judicial review of Order No. 636 as well as for judicial review of the FERC's orders approving restructuring plans for various individual pipelines. The United States Court of Appeals for the District of Columbia Circuit (the "Court") recently issued its decision in the appeal of Order No. 636. The Court largely upheld the basic tenets of Order No. 636, including the requirements that interstate pipelines "unbundle" their sales of gas from transportation and that pipelines provide open-access transportation on a basis that is equal for all gas supplies. The Court remanded five relatively narrow issues for further explanation by the FERC. In doing so, the Court made it clear that the FERC's existing rules on the remanded issues would remain in effect pending further consideration. The Court's decision is still subject to rehearing and parties could potentially petition for writ of certiorari to the United States Supreme Court. It is not possible to predict what effect, if any, the ultimate outcome of this judicial review process or the other appeals still pending in individual pipeline restructuring proceedings will have on the FERC's open-access regulations or on the Company.

  For decades, the principal methodology used to set pipeline rates has been based on the actual cost to provide that service. In recent years, regulators have concluded that sufficient competition may exist in certain markets to allow a relaxation of this historic approach. In January 1996, the FERC issued a statement of policy and a request for comments concerning alternatives to its traditional cost-of-service ratemaking methodology to establish the rates interstate pipelines may charge for their services. The policy statement articulates the criteria that the FERC will use to evaluate proposals to charge market-based rates for the transportation of natural gas. The policy statement also provides that the FERC will consider proposals for negotiated rates for individual shippers of natural gas, so long as a cost-of-service-based rate is available to the customer to protect against abuse. The FERC requested comments on whether it should allow gas pipelines the flexibility to negotiate the terms and conditions of transportation service with prospective shippers. The Company cannot predict what further action the FERC will take on these matters; however, the Company does not believe that it will be affected by any action taken materially differently than other natural gas producers, gatherers and marketers with which it competes.

  The FERC recently issued a notice of proposed rulemaking ("NOPR") pursuant to which it proposes to substantially revise its regulations regarding releases of firm interstate pipeline capacity. In the NOPR, the FERC proposes to (i) require pipelines to have comparable procedures for capacity release transactions and interruptible transportation transactions; (ii) allow replacement shippers to release capacity in segments and change primary receipt and delivery points; (iii) eliminate the requirement to bid on release transactions; and (iv) lift the price cap for released capacity, interruptible transportation, and short-term firm pipeline capacity in markets where the shipper or the pipeline demonstrates a lack of market power. Simultaneously with the issuance of the NOPR, the FERC issued an order establishing an experimental pilot program that would implement certain provisions of the NOPR during the 1996-97 winter heating season. The FERC intends the pilot programs to help in determining whether the criteria in the NOPR is indicative of a lack of market power. The Company cannot predict what further action the FERC will take on these matters; however, the Company does not believe that it will be affected by any action taken materially differently than other natural gas producers, gatherers and marketers with which it competes.

  In May 1995, the FERC issued a policy statement on how interstate gas pipelines can recover the costs of new pipeline facilities. While this policy statement affects the Company only indirectly, in its present form the new policy should enhance competition in natural gas markets and facilitate construction of gas supply laterals. However, requests for rehearing of this policy statement are currently pending. The Company cannot predict what action the FERC will take on these requests.

  Commencing in May 1994, the FERC issued a series of orders in individual cases that delineate a new gathering policy in light of the interstate pipeline industry's restructuring under Order No. 636. As a general matter, gathering is exempt from the FERC's jurisdiction; however, the courts have held that where the gathering is performed by the interstate pipelines in association with the pipeline's jurisdictional transportation activities, the FERC retains regulatory control over the associated gathering services to prevent abuses. Among other matters, the FERC slightly narrowed its statutory tests for establishing gathering status and reaffirmed that, except in situations in which the gatherer acts in concert with an interstate pipeline affiliate to frustrate the FERC's transportation policies, the FERC does not generally have jurisdiction over natural gas gathering facilities and services. In the FERC's opinion, such facilities and services are more properly regulated by state authorities. In addition, the FERC has approved several transfers proposed by interstate pipelines of gathering facilities to unregulated independent or affiliated gathering companies. Certain of the FERC's orders delineating its new gathering policy recently were the subject of an opinion issued by the Court. That opinion generally upheld the FERC's policy of approving the interstate pipeline's proposed "spindown" of its gathering facilities to an unregulated affiliate company, but reversed and remanded to the FERC that portion of the FERC's orders imposing so-called "default contracts" by which the unregulated affiliate was obligated to continue existing gathering services to customers under "default contracts" for up to two years after spindown. It remains unclear whether the FERC will attempt to reimpose such conditions or will otherwise act in response to producer requests for additional protection against perceived monopolistic action by pipeline-related gatherers. In addition, in February 1996, the FERC issued a policy statement that, among other matters, reaffirmed, with some clarifications, its long-standing test for determining whether particular pipeline facilities perform a jurisdictional transmission function or non jurisdictional gathering function. While changes to the FERC's gathering policy affect the Company only indirectly, such changes could affect the price and availability of capacity on certain gathering facilities, and thus access to certain interstate pipelines, which, in turn, could affect the price of gas at the wellhead and in markets in which the Company competes. However, the Company does not believe that it will be affected by these changes to the FERC's gathering policy materially differently than other natural gas producers with which it competes.

  In December 1992, the FERC issued Order No. 547, governing the issuance of blanket marketer sales certificates to all natural gas sellers other than interstate pipelines. The order applies to non-first sales that remain subject to the FERC's NGA jurisdiction. Among other things, the order eliminates the need for natural gas producers and marketers to seek specific authorization under Section 7 of the NGA from the FERC to make sales of natural gas for resale. Instead, effective January 7, 1993, these natural gas sellers, by operation of the order, were issued blanket certificates of public convenience and necessity allowing them to make jurisdictional natural gas sales for resale at negotiated rates without seeking specific FERC authorization, thus allowing such sellers to compete with sellers making deregulated first sales. The FERC intends Order 547, in tandem with Order No. 636, to foster a competitive market for natural gas by giving natural gas purchasers access to multiple supply sources at market-driven prices. Order No. 547 may increase competition in markets in which the Company's natural gas is sold.

  In October 1992, the Energy Policy Act of 1992 was enacted. This Act streamlined the permitting process necessary to import Canadian natural gas and altered the treatment of such gas under the NGPA, eliminating the FERC's jurisdiction over the price of non-pipeline sales of natural gas imported from Canada. Canadian natural gas imports still require import authorizations from the Department of Energy's Office of Fossil Energy under Section 3 of the NGA and construction and siting authorizations, where applicable, from the FERC. These changes could enhance the ability of Canadian producers to export natural gas to the United States and increase competition in the domestic natural gas market.

  Commencing in October 1993, the FERC has modified its regulation of oil pipeline rates and services in order to comply with the Energy Policy Act of 1992. That Act mandated the FERC to streamline oil pipeline ratemaking by abandoning its old, cumbersome procedures. It also grandfathered certain existing rates. To respond to the statute, the FERC issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The indexing system, which allows or may require pipelines to make rate changes to track changes in the Producer Price Index for Finished Goods, minus one percent, became effective January 1, 1995. The FERC's decision in these matters was recently affirmed by the Court. The Company is not able at this time to predict the effects of Order Nos. 561 and 561-A, if any, on the transportation costs associated with oil production from the Company's oil producing operations.

  Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the FERC and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

  OIL PRICE CONTROLS AND TRANSPORTATION RATES. Sales of crude oil, condensate and gas liquids by the Company are not currently regulated and are made at market prices. The FERC has issued an order establishing an indexing system for transportation rates for oil that could increase the cost of transporting oil to the purchaser. Because this order is subject to administrative and judicial review, the Company is not able to predict what effect, if any, this order will have on it.

  ENVIRONMENTAL REGULATIONS. The Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes environmental protection requirements that result in increased costs to the oil and gas industry in general, the business and prospects of the Company could be adversely affected.

  The Company generates wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes. Furthermore, certain wastes generated by the Company's oil and natural gas operations that are currently exempt from treatment as "hazardous wastes" may in the future be designated as "hazardous wastes," and therefore be subject to more rigorous and costly operating and disposal requirements.

  The Company currently owns or leases numerous properties that for many years have been used for the exploration and production of oil and gas. Although the Company believes that it has utilized good operating and waste disposal practices, prior owners and operators of these properties may not have utilized similar practices, and, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under the Company's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under such laws, the Company could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

  The Company's operations may be subject to the Clean Air Act ("CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of the Company. The EPA and states have been developing regulations to implement these requirements. The Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emissionrelated issues. However, the Company does not believe its operations will be materially adversely affected by any such requirements.

  Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as the Company, to prepare and implement spill prevention, control, countermeasure and response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990, as amended ("OPA"), contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. The OPA subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages arising from a spill, including, but not limited to, the costs of responding to a release of oil to surface waters. The OPA also requires owners and operators of offshore facilities that could be the source of an oil spill into waters of the United States, including wetlands, to post a bond, letter of credit or other form of financial assurance in the amount of $35 million, subject to later increase to as much as $150 million if a formal risk assessment indicates that the increase is warranted, to cover costs that could be incurred by governmental authorities in responding to an oil spill. In addition to OPA, other federal and state laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground. Regulations are currently being developed under OPA and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on the Company. In addition, the CWA and analogous state laws require permits to be obtained to authorize discharge into surface waters or to construct facilities in wetland areas. With respect to certain of its operations, the Company is required to maintain such permits or meet general permit requirements. The EPA recently adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group permit or seek coverage under an EPA general permit. The Company believes that it will be able to obtain, or be included under, such permits, where necessary, and minor modifications to existing facilities and operations that would not have a material effect on the Company.

  The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, and similar state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

  The Company also is subject to a variety of federal, state and local permitting and registration requirements relating to protection of the environment. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse effect on the Company.

OPERATING HAZARDS AND INSURANCE

  The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosion, blow-out, pipe failure, casing collapse, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations.

  In accordance with customary industry practice, the Company maintains insurance against some, but not all, of the risks described above. The Company's insurance does not cover business interruption or protect against loss of revenues. There can be no assurance that any insurance obtained by the Company will be adequate to cover any losses or liabilities. The Company cannot predict the continued availability of insurance or the availability of insurance at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect the Company's financial condition and operations.

TITLE TO PROPERTIES

  The Company believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and natural gas industry. The Company's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such properties. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Investigations, including a title opinion of local counsel, are generally made before commencement of drilling operations. The Revolving Credit Facility is secured by substantially all of the Company's oil and natural gas properties.

EMPLOYEES

  At September 30, 1996, the Company had approximately 27 full-time and three part-time employees, primarily professionals, including five geologists/geophysicists, two data visualization geoscientists and two engineers. The Company believes that its relationships with its employees are good. None of the Company's employees are covered by a collective bargaining agreement. From time to time, the Company utilizes the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well site surveillance, permitting and environmental assessment. Field and on-site production operation services, such as pumping, maintenance, dispatching, inspection and testing, are generally provided by independent contractors.

LEGAL PROCEEDINGS

  From time to time the Company is a party to various legal proceedings arising in the ordinary course of business. The Company is not currently a party to any litigation that it believes could have a material adverse effect on the financial position of the Company.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

  Following the completion of the Combination Transactions and the Offering, the officers, directors and key employees of the Company will be substantially the same as those of Old Edge, immediately prior to such events. The following table sets forth certain information with respect to directors, executive officers and certain employees of the Company, together with their ages (as of November 1, 1996) and positions:

                                                                         DIRECTOR'S
                                                                            TERM
          NAME           AGE                  POSITION                     ENDING
          ----           ---                  --------                   ----------
Executive Officers and
 Directors:
 John E. Calaway........  39 Chief Executive Officer and Chairman of the    1999
                              Board
 James D. Calaway.......  39 President and Director                         1999
 Richard S. Dale........  41 Controller, Treasurer and Secretary
 Vincent Andrews........  56 Director                                       1998
 David B. Benedict......  57 Director                                       1998
 Paul McCollam..........  52 Director                                       1997
 Nils P. Peterson.......  60 Director                                       1998
 Stanley S. Raphael.....  61 Director                                       1997
 John Sfondrini.........  48 Director                                       1999
 Robert W. Shower.......  59 Director*                                      1997
Other Key Employees:
 David L. Blake.........  35 Director of Exploration
 Mark J. Gabrisch.......  36 Director of Land
 John O. Hastings, Jr...  36 Director of Exploration
 John O. Tugwell........  33 Director of Production Engineering

--------
*Mr. Shower will become a director of the Company following the completion of the Offering.

  The Company's Board of Directors is divided into three classes with staggered terms of office, initially ending as set forth above. Thereafter, the term for each class will expire on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified. Officers serve at the discretion of the Board of Directors.

  The Board of Directors will have three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

  JOHN E. CALAWAY is the Chief Executive Officer and Chairman of the Board of the Company. He was a founder of the predecessor of Old Edge and has served as the Chief Executive Officer and Chairman of the Board of Old Edge or its predecessor since 1986. Mr. John E. Calaway has more than 20 years of experience in the oil and natural gas exploration and production business.

  JAMES D. CALAWAY is the President and a director of the Company. He served as a director of Old Edge since April 1991. Since January 1994, Mr. James D. Calaway has served as Special Advisor to Old Edge. From 1989 to January 1994, Mr. James D. Calaway was primarily engaged in the organization and capitalization of several high technology companies, including The Forefront Group, Inc. Prior thereto, he served as Vice President of Business Development for Space Industries International, Inc., a company he co-founded in 1982 that develops, fabricates, integrates and operates spacecraft and spaceflight equipment. Mr. James D. Calaway received a B.A. in Economics from the University of Texas and an M.A. in Politics, Philosophy and Economics from Oxford University.

  RICHARD S. DALE is the Controller, Treasurer and Secretary of the Company. He has held the same positions with Old Edge and its predecessor since 1986. Prior thereto, Mr. Dale was a Senior Accountant at the public accounting firm of Kares & Cihlar and a staff accountant with Texaco Inc. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and holds a B.B.A. in Accounting from the University of Mississippi.

  VINCENT ANDREWS is a director of the Company and has served as a director of Old Edge since April 1991. Mr. Andrews has, for more than five years, served as President of Vincent Andrews Management Corporation, a privately held investment company primarily involved in personal financial management. He received a B.S. in Business Administration from Georgetown University. In 1994, Mr. Andrews and Vincent Andrews Management Corporation, a company of which Mr. Andrews is the President, each filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code.

  DAVID B. BENEDICT is a director of the Company. He was appointed a director of Old Edge in March 1995, and has been an active investor in Old Edge and its predecessor since 1983. Since 1987, Mr. Benedict has served as Managing Director of Capital Markets for First Albany Corporation, an investment banking and brokerage firm. Prior thereto, he served in various capacities with other investment banking firms, including Dillon Read & Company, Bear Stearns Companies Inc. and Oppenheimer Capital L.P. Mr. Benedict holds a B.A. and a B.S. in Metallurgical Engineering from Lehigh University.

  PAUL MCCOLLAM is a director of the Company and was appointed a director of Old Edge in June 1996. Since 1985, he has been a managing director of Resource Investors Management Company Limited Partnership ("RIMCO"), a full-service investment company specializing in the energy industry. Mr. McCollam serves as a director of Dawson Petroleum Services, Inc.

  NILS P. PETERSON is a director of the Company and has served as a director of Old Edge since March 1995. Since January 1991 he has been primarily engaged as a private investor and formerly served as a director of the Eastern Bancorp, Inc. and the Boston Mutual Life Insurance Co. Prior thereto, he was Chief Investment Officer of the Harvard Management Company, investment manager of the Harvard University endowment funds.

  STANLEY S. RAPHAEL is a director of the Company and has served as a director of Old Edge since April 1991. For more than five years, Mr. Raphael has been primarily engaged as a private investor and is presently a director of American Polymers Inc., a polystyrene manufacturer, Big City Bagels Inc., a publicly held bagel store franchisor, and Trade Consultants, Inc., a management consulting firm. Previously, he was active in trading crude oil, petroleum products, LPG, petrochemicals, and plastics worldwide. Mr. Raphael received a B.B.A. in Foreign Trade and Economics from the City College of New York.

  JOHN SFONDRINI is a director of the Company and has served as a director of Old Edge or its predecessor since 1986, when he arranged for the capitalization of the Joint Venture's predecessor. For more than five years, he has managed various general and limited partnerships that invest primarily in the oil and natural gas industry. He holds a B.S. in Economics from the Wharton School of Finance. Mr. Sfondrini and Napamco, a corporation wholly owned by Mr. Sfondrini of which he is the President, are the general partners of certain partnerships that are affiliates of Old Edge.

  ROBERT W. SHOWER will become a director of the Company following the completion of the Offering. Mr. Shower served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation from 1994 until his retirement in April 1996. From March 1992 to 1994 he served as such company's Senior Vice President. From 1991 to 1992 Mr. Shower served as Senior Vice President, Corporate Development for Albert Fisher, Inc. Prior thereto, he served as Senior Vice President and Chief Financial Officer of Ameriserv. Mr. Shower also serves as a director of Lear Corporation and Highlands Insurance Group, Inc.

  There are no family relations, of first cousin or closer, among the Company's directors or executive officers, by blood, marriage or adoption, except that Mr. John E. Calaway and Mr. James D. Calaway are twin brothers.

OTHER KEY EMPLOYEES

  DAVID L. BLAKE is a Director of Exploration for the Company and served as a geophysicist/geologist with Old Edge since July 1989. From 1984 to July 1989, he held the position of geophysicist for Mobil Exploration and Production Company. Mr. Blake holds a B.S. in Geophysics from Texas A&M University.

  MARK J. GABRISCH is the Director of Land for the Company. Since November 1994, he served in a similar capacity with Old Edge. From 1985 to October 1994, he was a land man, most recently a Senior Land man, for Shell Oil Company. Mr. Gabrisch holds a B.S. in Petroleum Land Management from the University of Houston.

  JOHN O. HASTINGS, JR. is a Director of Exploration for the Company and served in a similar capacity with Old Edge since February 1994. From 1984 to February 1994, he was an exploration geologist with Shell Oil Company, serving as Senior Geologist before his departure. Mr. Hastings holds a B.A. from Dartmouth in Earth Sciences and an M.S. in Geology from Texas A&M University.

  JOHN O. TUGWELL is the Director of Production Engineering for the Company and served as Senior Petroleum Engineer of Old Edge since May 1995. From 1986 to May 1995, he held various reservoir/production engineering positions with Shell Oil Company, most recently that of Senior Reservoir Engineer. Mr. Tugwell holds a B.S. in Petroleum Engineering from Louisiana State University. Mr. Tugwell is a registered Professional Engineer in the State of Texas.

DIRECTOR COMPENSATION

  Directors who are employees of the Company are not entitled to receive additional compensation for serving as directors. Following the Offering, each director who is not an employee of the Company or a subsidiary (a "Nonemployee Director") will receive, subject to attending a minimum of 75% of Board meetings, an annual retainer consisting of (i) $7,000 in cash and (ii) 7,700 shares of restricted Common Stock (the "Director Restricted Stock") pursuant to the Long-Term Incentive Plan of Edge Petroleum Corporation (the "Long-Term Incentive Plan"). The Director Restricted Stock will vest ratably, subject to continued service as a director, over five years beginning on the first anniversary of the date of grant. All directors will be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or Board committees and for other expenses incurred in their capacity as directors. In addition, "Nonemployee Directors" will receive options for the purchase of Common Stock pursuant to the Long-Term Incentive Plan. See "--Incentive Plans--Long-Term Incentive Plan."

OFFICER AND DIRECTOR INDEMNIFICATION

  The Company's Bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Delaware General Corporation Law. The Bylaws include related provisions meant to facilitate the indemnitee's receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined therein). The Company intends to enter into indemnification agreements with its directors and officers that provide for similar protections. In addition, the Company expects to purchase directors' and officers' liability insurance policies that will take effect upon the closing of this Offering.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning the compensation provided by Old Edge to its Chief Executive Officer and each of the other persons that will serve as executive officers of the

Company who earned more than $100,000 in combined salary and bonus from Old Edge during the year ended December 31, 1995 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                   ANNUAL
                                              COMPENSATION(1)
                                              ----------------    ALL OTHER
         NAME AND PRINCIPAL POSITION           SALARY   BONUS  COMPENSATION(2)
         ---------------------------          -------- ------- ---------------
John E. Calaway.............................. $322,666      --     $48,124
Chief Executive Officer and Chairman of the
Board
James D. Calaway.............................  150,000      --      30,302
Special Advisor(3)
Richard S. Dale..............................   90,000 $10,000      32,535
Controller, Treasurer and Secretary

--------
(1) Other annual compensation for the named individuals during 1995 did not exceed the lesser of $50,000 or 10% of the annual compensation earned by such individual.
(2) Represents the value of overriding royalty interests granted in 1995 in respect of certain arrangements described under "--Other Compensatory Arrangements" and in the case of Mr. John E. Calaway, $1,180 paid by Old Edge for life insurance premiums. Substantially all of such overriding royalty interests were sold shortly after the grant thereof. Accordingly, such valuation is based primarily on the proceeds received from the sales of such interests, and in cases where such interests have not been sold, on sales of comparable interests.
(3) Mr. James D. Calaway served as Special Advisor of Old Edge during fiscal 1995. He currently serves as President of the Company.

  No options were granted to any of the Named Executive Officers in 1995 pursuant to the Edge Petroleum Corporation 1994 Incentive Stock Option Plan (the "Old Edge Plan"). In connection with the Combination Transactions, all options previously granted under the Old Edge Plan will be converted into options for the purchase of Common Stock. See "--Incentive Plans--Old Edge Plan." The following table summarizes the number and value of the outstanding options granted under the Old Edge Plan with respect to the Named Executive Officers, adjusted for such conversion into options for the purchase of Common Stock. None of the Named Executive Officers exercised any stock options during 1995. There are no outstanding stock appreciation rights, shares of restricted stock or long-term incentive plans with respect to Old Edge.

                        1995 YEAR-END OPTION/SAR VALUES

                         NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                               OPTIONS AT            IN-THE-MONEY OPTIONS AT
                           DECEMBER 31, 1995            DECEMBER 31, 1995
NAME                  EXERCISABLE/UNEXERCISABLE(1) EXERCISABLE/UNEXERCISABLE(2)
----                  ---------------------------- ----------------------------
John E. Calaway......                 --                            --
James D. Calaway.....           48,922/0                   $582,661/--
Richard S. Dale......           48,922/0                   $682,951/--

--------
(1) Represents the number of shares of Common Stock that may be issued pursuant to options outstanding at December 31, 1995 that will be assumed by the Company from Old Edge in connection with the Combination Transactions.
(2) Prior to this Offering, there was no public market for common stock of Old Edge and, therefore, the value of each unexercised in-the-money stock option is calculated as the difference between an estimated initial public offering price of $16.00 per share and the exercise price of the stock option, as adjusted for the conversion of shares of common stock of Old Edge into shares of Common Stock. See "--Incentive Plans--Old Edge Plan."

EMPLOYMENT AGREEMENTS

  Prior to the completion of the Offering, the Company expects to enter into employment agreements with each of Mr. John E. Calaway and Mr. James D. Calaway. The following summary of these agreements, which will be effective on the closing of this Offering, does not purport to be complete and is qualified by reference to them, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Each of these agreements provides for an annual base salary in an amount not less than $295,000 in the case of Mr. John E. Calaway and $200,000 in the case of Mr. James D. Calaway and entitles the employee to participate in all the Company's compensation plans (as defined) in which other executive officers of the Company participate. The agreement for Mr. John E. Calaway's employment provides for the award of an annual cash bonus of $55,000 if the Company's audited annual net cash flow increases by 15% or more relative to the audited net cash flow of the prior calendar year, which bonus will be increased by $50,000 to $105,000 if such increase in audited net cash flow is 25% or more. The agreements of each of Mr. John E. Calaway and Mr. James D. Calaway provide for restricted stock awards pursuant to the Long-Term Incentive Plan of (a) 66,823 and 58,470 shares of Common Stock, respectively, that will vest ratably over five years beginning on the first anniversary of the date of grant and
(b) 66,822 and 58,470 shares of Common Stock, respectively (together, the "Performance Shares"), that will vest on the earlier to occur of ten years or the achievement of certain performance milestones. If the average closing price per share for the Common Stock for the month of December for any given year, as compared with the month of January for that same year (the "Annual Growth"), has increased by 25% or more, then 20% of the Performance Shares will vest. If the Annual Growth for a particular year is not at least 25% and as a result none of the Performance Shares vest for such year (a "Nonachieving Year"), then a deficit equal to 25% less the Nonachieving Year Annual Growth shall exist. In the year subsequent to a Nonachieving Year, an additional 20% of the Performance Shares will vest if the Annual Growth for such subsequent year is at least 25% plus the deficit of the Nonachieving Year. Upon completion of the Offering, Mr. John E. Calaway and Mr. James D. Calaway will also each receive option grants, pursuant to the Long-Term Incentive Plan, to purchase 133,645 and 116,940 shares of Common Stock, respectively. See "-- Incentive Plans--Long-Term Incentive Plan." Each of the Employment Agreements has an initial five-year term provided that beginning at the end of the second year of such initial term and every anniversary thereafter, the term of each such employment agreement will automatically be extended for one year, such that the remaining term of the agreement shall never be less than three years. Each agreement is subject to the right of the Company and the employee to terminate the employee's employment at any time. Upon termination of employment on account of death, disability or if employment is terminated by the Company without cause (as defined) or by the employee with good reason (as defined), the employee will be entitled to (i) payment(s) equal to his annual base salary and, in the case of Mr. John E. Calaway his cash bonuses (in the case of performance bonuses, payment shall be made in the amount of the projected bonus for subsequent periods based on the average of the applicable performance measure for the prior two years), for the remainder of the term of the applicable agreement, (ii) continued participation in all the Company's compensation plans (other than the granting of new awards under the Long-Term Incentive Plan or any other performance-based plan) and (iii) the immediate vesting of any stock options or restricted stock previously granted to such employee and outstanding as of the time immediately prior to the date of his termination.

  Old Edge and Mr. John E. Calaway entered into an employment agreement as of April 1991 that expired in April 1996. This agreement will be superseded by the new employment agreement described above. Such agreement provided that Mr. John E. Calaway was to receive base compensation of at least $295,000 per year, subject to automatic upward adjustment based on certain price index changes and discretionary upward adjustment upon the vote of two-thirds of the board of directors of Old Edge. Pursuant to such agreement, Mr. John E. Calaway was also entitled to receive a .3% overriding royalty interest in new prospects of Old Edge or the Joint Venture during the term of the agreement. Such overriding royalty interest was assigned to Mr. John E. Calaway as described under "--Other Compensatory Arrangements." The agreement also provides that Old Edge will provide at its expense a $1 million life insurance policy payable to Mr. John E. Calaway or his designated beneficiaries.

INCENTIVE PLANS

  Long-Term Incentive Plan. Prior to the completion of the Offering, the Company expects to adopt the Long-Term Incentive Plan. The objectives of the Long-Term Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage the sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company by making awards ("Awards") designed to provide participants in the Long-Term Incentive Plan with proprietary interest in the growth and performance of the Company.

  The Company plans to reserve 1,000,000 shares of Common Stock for use in connection with the Long-Term Incentive Plan. Persons eligible for Awards are
(i) employees holding positions of responsibility with the Company or any of its subsidiaries and whose performance can have a significant effect on the success of the Company, (ii) Nonemployee Directors and (iii) certain nonemployee consultants and other independent contractors providing, or who will provide, services to the Company or any of its subsidiaries.

  The Compensation Committee of the Company's Board of Directors (the "Committee") will administer the Long-Term Incentive Plan. The Committee has the exclusive power to administer the Long-Term Incentive Plan, to take all actions specifically contemplated thereby or necessary or appropriate in connection with the administration thereof, to interpret the Long-Term Incentive Plan and to adopt such rules, regulations and guidelines for carrying out its purposes as the Committee may deem necessary or proper in keeping with the objectives of such plan. The Committee may, in its discretion, among other things, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restriction or other provision of the Long-Term Incentive Plan or in any Award or otherwise amend or modify any Award in any manner that is either (i) not adverse to that participant holding the Award or (ii) consented to by that participant. The Committee also may delegate to the chief executive officer and other senior officers of the Company its duties under the LongTerm Incentive Plan.

  The Board of Directors may amend, modify, suspend or terminate the Long-Term Incentive Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that no change that would impair the rights of any holder of an Award with respect to that Award may be made without the consent of that holder. The Board of Directors may make certain adjustments in the event of any subdivision, split or consolidation of outstanding shares of Common Stock, any declaration of a stock dividend payable in shares of Common Stock, any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends).

  Awards may be in the form of (i) rights to purchase a specified number of shares of Common Stock at a specified price ("Options") which may be denominated in one or both of Common Stock or units denominated in Common Stock, (ii) rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the rights exercise date over a specified strike price, (iii) restricted or unrestricted grants of Common Stock or units denominated in Common Stock, (iv) grants denominated in cash and (v) grants denominated in cash, Common Stock, units denominated in Common Stock or any other property which are made subject to the attainment of one or more performance goals ("Performance Awards"). An Option may be either an incentive stock option ("ISO") that qualifies, or a nonqualified stock option ("NSO") that does not qualify, with the requirements of Section 422 of the Code. The Committee will determine the recipients of Awards and the terms, conditions and limitations applicable to each Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives or goals, increases in specified indices or other comparable measures of performance. Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria applicable to the grantee, the Company as a whole or one or more of the Company's business units and may include any of the following: increased revenue, net income, stock price, market share, earnings per share, return on equity or assets or decreased costs or other liabilities.

  On the date the Offering closes, Options under the Plan will be granted to approximately 16 employees of the Company to purchase a total of approximately 350,000 shares of Common Stock at an exercise price per share equal to the initial public offering price per share set forth on the cover page of this Prospectus. These awards include options to be granted to Messrs. John E. Calaway, James D. Calaway and Richard S. Dale to purchase 133,645, 116,940 and 16,706 shares of Common Stock, respectively. All such options will have a term of ten years and become exercisable in cumulative annual increments of one-fifth of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant.

  On the date the Offering closes, each of the current Nonemployee Directors:
Messrs. Andrews, Benedict, McCollam, Peterson, Raphael and Sfondrini, automatically will be granted NSOs (based on years of service) to purchase 8,000, 2,000, 2,000, 2,000, 8,000 and 8,000 shares of Common Stock, respectively. In addition, on the first business day following the date on which each annual meeting of the Company's stockholders is held, each Nonemployee Director then serving will automatically be granted NSOs to purchase 2,000 shares of Common Stock. Any person who first becomes a Nonemployee Director after the date this Offering closes automatically will be granted, on the date of his or her election, NSOs to purchase 5,000 shares of Common Stock. Each NSO granted to Nonemployee Directors will (i) have a ten year term, (ii) have an exercise price per share equal to the fair market value of a Common Stock share on the date of grant (the IPO price in the case of NSOs granted on the closing of the Offering) and (iii) become exercisable in cumulative annual increments of one-fifth of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant. If a Nonemployee Director resigns from the Board without the consent of a majority of the other directors, such director's NSOs may be exercised only to the extent they were exercisable on the resignation date.

  The foregoing description summarizes the principal terms and conditions of the Long-Term Incentive Plan, does not purport to be complete and is qualified in its entirety by reference to the Long-Term Incentive Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  401(K) Plan. Prior to the completion of the Offering, the Company expects to adopt a 401(k) Employee Savings Plan (the "401(k) Plan") for its employees. Under the 401(k) Plan, eligible employees will be permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Internal Revenue Code of 1986, as amended (the "Code")). The 401(k) Plan will provide that a discretionary match of employee deferrals may be made by the Company in cash. Pursuant to the 401(k) Plan, the Company currently expects to elect to match 50% of the first 6% of employee deferral, with the Company's contribution not to exceed $9,000, subject to limitations imposed by the Internal Revenue Service. The amounts held under the 401(k) Plan will be invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant, except that matching contributions will be invested in securities of the Company. Salary deferral contributions under the 401(k) Plan will be 100% vested. Matching contributions will vest at the rate of 20% after two years of service and 20% for each year thereafter. Participants or their beneficiaries will be entitled to payment of vested benefits upon termination of employment.

  Old Edge Plan. Old Edge adopted the Old Edge Plan pursuant to which, in 1994, all of the options held by Messrs. James D. Calaway and Dale were granted. The Old Edge Plan was administered by nonemployee members of the Board of Directors of Old Edge. In connection with the Combination Transactions, such options will be converted into incentive stock options for the purchase of such number of shares of Common Stock as each of Messrs. James
D. Calaway and Dale would have received in the Combination Transactions if such options had been exercised immediately prior to the Combination Transactions. After adjustment for such conversion, the option exercise price per share of Common Stock will be approximately $4.09 and $2.04 for Messrs. James D. Calaway and Dale, respectively.

OTHER COMPENSATORY ARRANGEMENTS

  Overriding Royalty Income. Overriding royalty interests are assigned to certain employees of Old Edge to reward such employees with incentive compensation based on the results of the oil and natural gas drilling activities conducted through the Joint Venture. Pursuant to the Joint Venture Agreement, Old Edge as managing joint venturer has the right to cause the Joint Venture to grant overriding royalty interests on prospects sold by the Joint Venture to geologists, scientists or other persons who originate prospects and to grant up to a .8% overriding royalty interest to any of certain Old Edge executives. In the past, Old Edge has caused the Joint Venture to assign overriding royalty interests in certain oil and natural gas leases pursuant to this arrangement to certain employees employed at the time of the execution of the lease. The percentage of overriding royalty interest assigned to employees as a group for a given lease typically has ranged from 2.6% to 3.8% of the Joint Venture's total interest in such lease. An individual employee's overriding royalty interest in a lease was determined in the discretion of Old Edge's management. Employees receiving overriding royalty interests were entitled to receive revenues immediately upon the assignment thereof, and such interests were not subject to forfeiture.

  The Company intends to assign overriding royalty interests on a more limited basis with respect to leases entered into by the Joint Venture or otherwise by the Company following the completion of the Offering. Only members of the generating geological team for a given lease will receive overriding royalty interests, and the Company currently does not expect such interests in the aggregate to exceed 1.5% of the Company's total interest in such lease.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the Offering, the Company expects to establish a Compensation Committee. In the past, matters with respect to the compensation of executive officers of Old Edge were determined by the nonemployee members of the Board of Directors, as a whole.

                   INFORMATION CONCERNING THE JOINT VENTURE

  Substantially all of the activities described above under "Business of the Company" are currently conducted through the Joint Venture, of which Old Edge, Edge Group II, Gulfedge and Edge Group are the venturers. All of the reserves, oil and gas properties and 2-D and 3-D seismic data described under "Business of the Company" are owned by the Joint Venture, other than reserves and interests attributable to the J.C. Calaway Interests (which reserves had estimated future net revenues of $346,697 as of September 30, 1996). See "Summary--The Combination Transactions--The James C. Calaway Exchange" for a description of the J.C. Calaway Interests. Under the terms of the Joint Venture Agreement, the Joint Venture is a limited purpose entity organized to engage in oil and gas exploration and production and the management of oil and gas interests.

  Pursuant to the Joint Venture Agreement, Old Edge serves as the managing venturer and generally directs and exercises control over all of the day-to-day activities of the Joint Venture. The Joint Venture itself has no employees; all employees associated with the operations of the Joint Venture are employees of Old Edge. Old Edge also provides office space, office equipment and furnishings used in the operations of the Joint Venture. Pursuant to the Joint Venture Agreement, Old Edge prepares and delivers to Edge Group II quarterly reports, a yearly budget and a budget for each prospect. Old Edge is reimbursed for all costs incurred by it in connection with the operations of the Joint Venture, subject to certain limitations based on the budgeted amounts. Old Edge also has the right to cause the Joint Venture to grant overriding royalty interests to geologists and others who originate prospects and certain executive officers of Old Edge. Old Edge receives no other form of management fee in respect of its management of the Joint Venture.

  Although Old Edge is the managing venturer, Edge Group II has the right to approve, among other things, all oil and gas lease acquisitions, all capital purchases, certain aspects of the budget of the Joint Venture and significant variations therefrom. Without first obtaining the consent of Edge Group II, Old Edge is restricted from, among other things, causing the Joint Venture to incur debt, granting mortgages on the Joint Venture's assets or selling all or substantially all of the Joint Venture's assets. In addition, Old Edge may not, without the consent of Edge Group II, assign any explorationist who was hired and assigned substantially to Joint Venture operations to any other business activity of Old Edge. Edge Group II does not have any right to receive reimbursement for any costs incurred by it in connection with the Joint Venture or to any form of management fee.

  The Joint Venture was formed with approximately $5.2 million in net assets, on a historical financial statement basis (reflecting the assets purchased from a predecessor at historical cost). Upon formation, the Joint Venture purchased substantially all of the assets and assumed substantially all of the liabilities of a related entity, Edge Group Joint Venture, which had been engaged in oil and gas exploration and production operations since 1983. The initial sharing ratio, which determines the allocation of net income and other items, as well as the allocation of distributable cash, was approximately 29.1%, 67.3%, 2.3% and 1.3% for Old Edge, Edge Group II, Gulfedge and Edge Group, respectively. Such sharing ratio is applicable until the value of cash and carried interests and other property distributed to each venturer is equal to $5,750,000, $13,324,500, $451,500 and $258,000, respectively (the "Sharing
Ratio Shift A Amounts"), which has not yet occurred. At such time, the sharing ratio shifts to 50%, 47.5%, 1.6% and 0.9 %, respectively, which continues until the value of cash and carried interests and other property distributed to each venturer is six times the Sharing Ratio Shift A Amounts (the "Sharing Ratio Shift B Amounts"). When the Sharing Ratio Shift B Amounts are met, the applicable sharing ratio for the duration of the Joint Venture will be 55%, 42.7%, 1.5% and 0.8%, respectively. The Joint Venture Agreement provides that, subject to restrictions on distributions provided for in debt instruments of the Joint Venture, the managing venturer shall, upon the demand of Edge Group II, as soon as practicable, but no less frequently than annually, make distributions of one-half of the "excess net cash flow," which is the annual net income of the Joint Venture less (i) 20% of the book value of intangible assets and (ii) any amounts paid or anticipated to be paid within the twelve months subsequent to the most recent determination of net income. There have been no distributions to date and the covenants of the Revolving Credit Facility restrict such distributions of excess net cash flow.

  During the term of the Joint Venture, venturers are prohibited from engaging in the prospect generation business in the United States or its offshore waters, with certain exceptions. The Joint Venture Agreement also prohibits the sale, assignment, transfer, pledge or encumbrance of any venturer's interest without the consent of the other venturers. The proposed transfer of Edge Group's interest in the Joint Venture pursuant to the Purchase Offer has been approved by each of the other venturers.

  The term of the Joint Venture originally was to have expired on April 8, 1996; however, the parties to the Joint Venture extended the dissolution date to December 31, 1996. Prior to the amendment of the Joint Venture Agreement in April 1996, such agreement required Old Edge to sell certain prospects of the Joint Venture during windup and distribute the proceeds therefrom. Due to changes in the nature of the Joint Venture's operations described herein under "The Combination Transactions--Background of and Reasons for the Combination Transactions--Determination to Postpone the Dissolution of the Joint Venture," the Joint Venture Agreement was amended to provide that Old Edge, as liquidating agent, have the discretion to distribute substantially all of the Joint Venture's assets in-kind which, prior to such amendment, it would have been required to sell.

  Under the terms of the Joint Venture Agreement, as amended, after December 31, 1996, the Joint Venture will enter a windup period that will generally last for up to two years. It is currently expected that during this time, most of the existing oil and gas properties of the Joint Venture will continue to be held by the Joint Venture. By the end of the windup period, the Joint Venture will distribute substantially all of the assets of the Joint Venture, including working interests, in accordance with the applicable sharing ratios or as specifically provided for in the case of each of the Belco Right, the Fifty Square Mile Right and the Western Assets. The valuation of the interests so distributed will be determined as follows. With respect to prospects already drilled as of the end of the windup period and carried interests on producing properties, the valuation shall be based on 100% of the present value of future net revenues (discounted at 10%) of proved reserves and 40% of the present value of future net revenues (discounted at 10%) of probable reserves. With respect to all other assets to be distributed, the valuation will be determined through an auction process involving only venturers. At the conclusion of the bidding process, any venturer other than the highest bidder shall advise the successful bidder that the bid is either (a) accepted, in which case, the asset will be transferred to the successful bidder in return for payment of the bid price in cash or (b) that the bid is not accepted, in which event, all venturers will retain their interests in such asset. In any event, the high bid with respect to each such asset shall serve as the valuation of the asset for purposes of the sharing ratios. The Joint Venture Agreement, as amended, generally requires the Joint Venture and Old Edge to give any bidder who acquires assets pursuant to such auction process, a non-transferable license to use the relevant 3-D data for the specific property sold. Prior to liquidating distributions, the Joint Venture will pay or make provision for all expenses of liquidation and debt of the Joint Venture; provided that amounts owed to the lender under the Revolving Credit Facility will be assumed by the venturers according to their sharing ratios and that equipment loans and leases will be assumed by Old Edge in consideration of the transfer of such assets to Old Edge. In the event that the fair market value of such equipment is lower or higher than the debt assumed by Old Edge, liquidating distributions to Old Edge will be increased or decreased, respectively, by the amount of such difference.

  The Western Allocation, as set forth in the Joint Venture Agreement, as amended, provides that the Western Assets shall be owned and the related costs of development borne, 50% by Old Edge and 50% by the other venturers (in accordance with their relative sharing ratios). At such time as the venturers' interests in the Western Assets have been sufficiently developed such that their interests can be pledged by the venturers to obtain secured non-recourse loans on terms comparable to other loans secured by similar property, the venturers are required to use their best efforts to obtain such loans and to utilize borrowings therefrom to the fullest extent possible to fund their share of the acquisition and development of the Western Assets.

  With respect to 2-D seismic data, the Joint Venture Agreement, as amended, provides that as of December 31, 1996, Old Edge is entitled to receive all non-proprietary 2-D seismic data (generally, seismic data obtained from third parties which the Joint Venture is not entitled to sell to others) and to receive all other components of the Joint Venture's regional information database without payment to the Joint Venture or the other venturers. Old Edge is required to put up for non-exclusive license all proprietary 2-D seismic data (generally, seismic data obtained from third parties which the Joint Venture is entitled to sell to others), but is entitled to use all such data and may refrain from licensing any data by making a payment to the Joint Venture equal to the fair value of such data. Proceeds generated before December 1998 from the sale or license of such proprietary 2-D seismic data are to be used by the Joint Venture in operations, while proceeds generated after windup are generally to be distributed to the venturers in accordance with their sharing ratios. These provisions do not apply to a situation in which seismic data is conveyed incidental to a transaction where the seismic data is not the sole or principal item sold or licensed.

  Under the amended Joint Venture Agreement, as of December 31, 1996, Old Edge will own all 3-D seismic data and all related maps, interpretations and work product based thereon and shall have the right to sell or license such 3-D seismic data and related information to third parties on such terms and for such consideration as it deems appropriate; provided that the Joint Venture and the other venturers shall have the right to access and use such data. Proceeds from such sales or licensing received after dissolution will be distributed 50% to Old Edge and 50% to the other venturers (in accordance with their relative sharing ratios).

  The Joint Venture Agreement, as amended, provides that AMIs are to be established with respect to the Existing JV Projects, which are areas with respect to which, as of December 31, 1996, the Joint Venture or Old Edge directly or indirectly through an industry partner either (i) has acquired a seismic option, lease or other interest or (ii) has acquired, permitted, shot or commenced to permit or shoot a 3-D seismic survey, lease or other interest or (iii) has a firm contractual commitment to acquire, permit or shoot a 3-D seismic survey or acquire a seismic option, lease or other interest. Each such AMI will be bounded according to the applicable option, lease or outline of the proposed or actual survey, as the case may be. Prior to liquidation, the Joint Venture will continue to develop the Existing JV Projects, including through the acquisition of leases, seismic data, interests in land and other interests and rights. During such time, none of the venturers may acquire for its own account any leases, seismic data or other interests with respect to any such AMI. Subsequent to the liquidating distributions to the venturers of the interests relative to such AMIs, each venturer shall have a right to acquire a portion of any interest acquired by any other venturer in such an AMI, the size of such interest to be based on their sharing ratios. The Joint Venture Agreement, as amended, provides that in the event such a right is exercised, the participating venturers will enter into a specified form of joint operating agreement under which Old Edge (or a designated affiliate) will act as operator or if a joint operating agreement is already in existence with respect to such property, the venturers will use their best efforts to have Old Edge (or a designated affiliate) designated as operator thereunder.

  Generally under the Joint Venture Agreement, as amended, prospects arising as a result of 3-D seismic work performed or acquired by Old Edge after December 31, 1996 and not arising in connection with a lease or option entered into before, or not at least firmly committed to before, December 31, 1996 (in other words, prospects not within an Existing JV Project), will be the exclusive property of Old Edge, in which the Joint Venture and the other venturers have no interest or rights. However, the amendment to the Joint Venture Agreement does provide for certain post-dissolution rights on the part of the venturers (other than Old Edge) pursuant to the Fifty Square Mile Right and the Belco Right. The venturers, other than Old Edge, have the right to participate, based on their relative sharing ratios, in 25% of Old Edge's rights and interests in up to 50 square miles of 3-D seismic data acquired or committed to be acquired by Old Edge during 1997, 1998 or 1999, excluding the 3-D seismic data within an AMI with respect to an Existing JV Project, the Western Assets, the Belco Right or any other AMI already in existence as of such date, and seismic data acquired by Old Edge over a producing property or existing oilfield. The Joint Venture Agreement, as amended, provides with respect to the Belco Project Area (see "Business of the Company--Significant Project Areas--Belco Project Area") that the venturers, other than Old Edge, have the right to participate, based on their relative sharing ratios, in 25% of Old Edge's rights and interests in any 150 square miles committed to be developed and permitted and acquired subsequent to December 31, 1996. In the case of the areas developed pursuant to the Fifty Square Mile Right and the Belco Right, the participating venturers shall pay a pro rata share, based on their respective ownership interests, of Old Edge's share of costs and fees. In addition, in the case of the Belco Right, each participating venturer agrees to pay to Old Edge a pro rata share of a one-time administrative fee of $18,750, in the aggregate. Decisions regarding whether to participate pursuant to the Belco Right and the Fifty Square Right and in the event of participation, decisions regarding the selection of any specific square mileage, will be made by Edge Group II on behalf of itself, Gulfedge and Edge Group. The Joint Venture Agreement, as amended, provides that, at the request of Edge Group II, Old Edge, as liquidating agent, shall cause the Joint Venture to distribute funds to Edge Group II, Gulfedge and Edge Group for the purpose of funding the acquisition or development of their respective shares of the Western Assets, the Belco Right and the Fifty Square Mile Right. Upon such event, funds will also be distributed to Old Edge based on the applicable sharing ratios. Old Edge may in its reasonable business judgment and upon notice to the venturers, decline to make such requested distributions with respect to the Belco Right and the Fifty Square Mile Right, but shall make reasonable efforts to obtain other financing for the venturers. For additional information regarding certain terms of the Joint Venture Agreement and applicable law, see "Comparison of Securityholder Rights."

  The Joint Venture Agreement, as amended, is filed as an exhibit to the registration statement of which this Joint Proxy and Consent Solicitation Statement/Prospectus is a part, and is publicly available as described herein under "Available Information." In addition, a copy of such agreement is available free of charge from the Company upon request directed to its executive offices at Texaco Heritage Plaza, 1111 Bagby, Suite 2100, Houston, Texas 77002, (713) 654-8960.

                        INFORMATION CONCERNING OLD EDGE

  The interest of Old Edge in the Joint Venture represents substantially all of its assets. Substantially all of Old Edge's operations consist of its activities as managing venturer of the Joint Venture. Subsequent to the dissolution of the Joint Venture, Old Edge anticipates (i) continuing its oil and gas operations in the Joint Venture with respect to the Existing JV Projects and (ii) conducting new exploration and production activities (similar to those it has managed on behalf of the Joint Venture) through Old Edge or a subsidiary. Pursuant to the Joint Venture Agreement, the Joint Venture's equipment, including sophisticated computer software and hardware, will be distributed to Old Edge, subject to Old Edge's assumption of the debt associated with such equipment. Other than its Joint Venture interest, the assets of Old Edge consist primarily of minor oil and gas interests contributed by a predecessor and office equipment and related assets used in the conduct of the Joint Venture. The management and technical team responsible for the operations of the Joint Venture are employees of Old Edge. For additional information regarding certain terms of the charter and bylaws of Old Edge and applicable law, see "Comparison of Securityholder Rights."

                     INFORMATION CONCERNING EDGE GROUP II

  Edge Group II conducts no operations and its interest in the Joint Venture constitutes its only substantial asset. As described above, Edge Group II has certain rights with respect to the management of the Joint Venture. Edge Group II was formed pursuant to an agreement of limited partnership in 1991 (the "Edge Group II Partnership Agreement"). John Sfondrini and Napamco are the general partners of Edge Group II. Pursuant to the Edge Group II Partnership Agreement, Mr. Sfondrini and Napamco, as general partners, contributed, in the aggregate, $100. Each limited partner made a capital contribution of $70,500 per Edge Group II Unit. 189 such units were sold, resulting in aggregate limited partner capital contributions to Edge Group II of $13,342,500. The Edge Group II Partnership Agreement provides initially for the general partners (in the aggregate) to be allocated 1% of all income, gains, losses, deductions and distributions, with the remaining 99% of such items to be allocated to the limited partners based on their relative capital accounts. Such agreement further provides that, at such time as the limited partners, in the aggregate, have recovered 150% of their capital contribution, the general partners (in the aggregate) are to be allocated 25% of such items, with the remaining 75% being allocated to the limited partners.

  The general partners have the right to be reimbursed for all costs and expenses incurred in connection with Edge Group II. In addition, the general partners, in the aggregate, have the right to a management fee for each of the first five years of the partnership equal to 2% of the aggregate capital contributions of the limited partners (which amount has not been paid to date). Thereafter, the general partners, in the aggregate, are entitled to 3% of the cash flow of the partnership as a management fee. The Edge Group II Partnership Agreement prohibits the transfer of a general partner's interest without first obtaining the consent of partners of Edge Group II whose capital contributions, in the aggregate, represent at least 60% of the aggregate capital contributions of all partners to Edge Group II. The consent of the limited partners of Edge Group II with respect to the proposed transfer to the Company of the general partner interests of Mr. Sfondrini and Napamco is sought pursuant to this Joint Proxy and Consent Solicitation Statement/Prospectus. For additional information regarding certain terms of the Edge Group II Partnership Agreement and applicable law, see "Comparison of Securityholder Rights."

                        INFORMATION CONCERNING GULFEDGE

  Gulfedge conducts no operations and its interest in the Joint Venture represents substantially all of its assets. Pursuant to the Agreement of Limited Partnership dated as of April 1, 1991 (the "Gulfedge Partnership Agreement"), Old Edge, as general partner, made a capital contribution of $100 and each limited partner made a capital contribution of $64,500 per Gulfedge Unit. Seven such units were sold, resulting in aggregate limited partner capital contributions to Gulfedge of $451,500. The Gulfedge Partnership Agreement provides that items of income, gain, losses, deductions and distributions be allocated 1% to the general partner, with the remaining 99% of such items to be distributed to the limited partners, based on their relative capital accounts. Such agreement also provides that Gulfedge reimburse Old Edge for all reasonable expenses and costs incurred in connection with the business of Gulfedge. Old Edge does not have the right to receive any management fees or other form of compensation. For additional information regarding certain terms of the Gulfedge Partnership Agreement and applicable law, see "Comparison of Securityholder Rights."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

THE COMPANY

  The following table sets forth information with respect to beneficial ownership of the Common Stock of the Company both after giving effect to the Combination Transactions but before giving effect to the Offering and after giving effect to the Combination Transactions and the Offering by: (i) all persons, assuming 100% conversion of the interests in the Limited Partnerships, who will be the beneficial owner of 5% or more of the outstanding Common Stock; (ii) each director; (iii) each executive officer of the Company; and (iv) all officers and directors of the Company as a group, assuming in each case, the issuance of Common Stock to all parties to the Combination Transactions.

                                   COMMON STOCK
                                BENEFICIALLY OWNED PERCENT OF COMMON STOCK
                                AS A RESULT OF THE    BENEFICIALLY OWNED
                                   COMBINATION        AS A RESULT OF THE
                                   TRANSACTIONS    COMBINATION TRANSACTIONS
                                ------------------ ------------------------------
                                                   PRIOR TO THE      AFTER THE
      NAME(1)                    NUMBER OF SHARES    OFFERING         OFFERING
      -------                   ------------------ -------------     ------------
      John E. Calaway(2)......        481,541                10.28%            8.87%
      James D. Calaway(3).....        181,394                 3.83%            4.27%
      Richard S. Dale(4)......         48,922                 1.03%               *
      Vincent Andrews(5)......        206,814                 4.42%            2.98%
      David B. Benedict(6)....         36,338                    *                *
      Paul McCollam(7)........        117,406                 2.51%            1.69%
      Nils Peterson(8)........         14,664                    *                *
      Stanley S. Raphael(9)...        265,452                 5.67%            3.83%
      John Sfondrini(10)......      1,254,110                26.78%           18.09%
      Robert W. Shower........             --                   --               --
      Edge Holding Company....        858,853                18.34%           12.39%
      36 Catoonah St., #16
      Ridgefield, Connecticut
       06877
      All directors and
       executive officers as a
       group (10
       persons)(1)(11)........      2,606,641                54.53%           40.64%

--------
*Less than one percent.
(1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
(2) Shares shown represent (i) 364,938 shares of Common Stock that could be acquired through the Merger by Calaway Oil and Gas Corporation ("COG"), a company wholly owned by Mr. John E. Calaway and his wife, (ii) 116,603 shares that could be acquired through the Merger by Calaway Partners, a Texas general partnership of which COG is a partner and, in the case of After this Offering, (iii) 133,645 shares of restricted Common Stock to be issued concurrent with the Offering. Pursuant to the partnership agreement for Calaway Partners, COG has the exclusive right to vote such 116,603 shares.
(3) Shares shown include (i) 118,366 shares of Common Stock that could be acquired through the Merger by KPC Interests, Inc., a company owned by Mr. James D. Calaway, (ii) 48,922 shares of Common Stock that could be acquired pursuant to immediately exercisable stock options and, in the case of After the Offering, (iii) 116,940 shares of restricted Common Stock to be issued concurrent with the Offering.

(4) Shares shown represent 48,922 shares of Common Stock that could be acquired pursuant to immediately exercisable stock options.
(5) Shares shown represent 146,757 shares of Common Stock that could be acquired through the Merger by Bama Edge Limited Partnership, the general partner of which is Andex Energy Corp., a company owned by members of Mr. Andrews' family and of which Mr. Andrews is an officer; 45,598 shares of Common Stock that could be acquired through the Merger by Texedge Energy Corporation, of which Mr. Andrews is an officer; and 14,460 shares that could be acquired through the Edge Group II Exchange Offer by a partnership owned in part by Mr. Andrews' wife. Mr. Andrews may be deemed the beneficial owner of the shares of Common Stock held by Bama Edge Limited Partnership, Texedge Energy Corporation and the shares that may be acquired through the Edge Group II Exchange Offer. Mr. Andrews disclaims such beneficial ownership.
(6) Shares shown represent shares of Common Stock that could be acquired through the Edge Group II Exchange Offer.
(7) Shares shown represent 117,406 shares of Common Stock that could be acquired through the Merger by the RIMCO Partnerships. The general partner of each of the RIMCO Partnerships is RIMCO, and its general partner is RIMCO Associates, Inc. Voting and investment power over the shares held by the RIMCO Partnerships is exercised by the managing directors of RIMCO, and by the officers and directors of RIMCO Associates, Inc. Mr. McCollam, a director of the Company, is a managing director of RIMCO.
(8) Shares shown represent shares of Common Stock that could be acquired through the Edge Group II Exchange Offer.
(9) Shares shown represent 147,673 shares of Common Stock (of which 19,552 could be acquired through the Edge Group II Exchange Offer and the remainder through the Merger) owned by the Trade Consultants, Inc. Pension Plan, of which Mr. Raphael is the trustee, 33,659 shares of Common Stock that could be acquired by Mr. Raphael's wife (of which 19,552 could be acquired through the Edge Group II Exchange Offer and the remainder through the Merger), and 84,120 shares that could be acquired directly by Mr. Raphael (of which 19,552 shares could be acquired through the Edge Group II Exchange Offer and the remainder through the Merger). Mr. Raphael may be deemed the beneficial owner of shares of Common Stock held by the Trade Consultants, Inc. Pension Plan and his wife. Mr. Raphael disclaims such beneficial ownership.
(10) Shares shown represent (i) 858,853 shares of Common Stock that could be acquired through the Merger by Edge Holding Company, a limited partnership of which Mr. Sfondrini and Napamco are the general partners,
     (ii) 42,896 shares of stock which could be acquired in the Purchase Offer by Edge Group, whose partners are certain limited partnerships, each of which Mr. Sfondrini and Napamco are the general partners of and (iii) 352,361 shares which could be acquired pursuant to the Edge Group II Exchange Offer. Mr. Sfondrini may be deemed the beneficial owner of the shares which could be acquired by Edge Holding Company and Edge Group. Mr. Sfondrini disclaims such beneficial ownership. Mr. Sfondrini's address is the same as for Edge Holding Company.
(11) Shares shown include 97,844 shares of Common Stock that may be acquired pursuant to immediately exercisable stock options.

OLD EDGE

  The following table sets forth information with respect to beneficial ownership of the Old Edge Common Stock as of November 1, 1996 by: all persons who are the beneficial owners of 5% or more of the outstanding Old Edge Common Stock; each director of Old Edge; each executive officer of Old Edge; and all officers and directors of Old Edge as a group.

                                                          OLD EDGE COMMON STOCK
                                                           BENEFICIALLY OWNED
                                                          ---------------------
                                                          NUMBER OF
NAME (1)                                                    SHARES   PERCENTAGE
--------                                                  ---------- ----------
John E. Calaway (2)......................................  92,407.20    88.32%
James D. Calaway (3).....................................   9,153.40     8.57
Richard S. Dale (4)......................................   2,193.00     2.05
Vincent Andrews (5)......................................   8,622.73     8.24
David B. Benedict........................................         --       --
Paul McCollam (6)........................................   5,263.00     5.03
Nils Peterson............................................         --       --
Stanley S. Raphael (7)...................................   9,270.13     8.86
John Sfondrini (8).......................................  92,407.20    88.32
Bama Edge Limited Partnership (9)........................   6,578.73     6.29
 c/o Vincent Andrews Management Corp.
 16 West Avenue
 Darien, Connecticut 06820
Nell Calaway (10)........................................   5,227.00     5.00
 Calaway Partners
 1111 Bagby, Suite 2100
 Houston, Texas 77002
Calaway Oil and Gas Corporation (2)......................  92,407.20    88.32
 1111 Bagby, Suite 2100
 Houston, Texas 77002
Calaway Partners (10)....................................   5,277.00     5.00
 1111 Bagby, Suite 2100
 Houston, Texas 77002
Joel Davis (11)..........................................   5,269.00     5.04
 825 One Energy Square
 4925 Greenville Avenue
 Dallas, Texas 75206
Edge Holding Company (8).................................  92,407.20    88.32
 36 Catoonah St., #16
 Ridgeville, Connecticut 06877
KPC Interests, Inc. (12).................................   5,306.00     5.07
 1111 Bagby, Suite 2100
 Houston, Texas 77002
Northedge Corp. (11).....................................   5,269.00     5.04
 P. O. Box 5409A8
 Houston, Texas 77254
RIMCO Associates, Inc. (6)...............................   5,263.00     5.03
 22 Waterville Road
 Avon, Connecticut 06001
All directors and executive officers as a group (9
 persons)(13)............................................ 109,016.60   100.00

--------
See "Comparison of Securityholder Rights--Management" for a discussion of voting agreements with respect to Old Edge Common Stock. All outstanding shares of Old Edge Common Stock owned by shareholders other than RIMCO are subject to an obligation under a shareholders' agreement dated April 16, 1991 among the initial Old Edge shareholders and certain other persons (the "Shareholders' Agreement"), to vote for one person nominated by RIMCO for director of Old Edge.
 (1) Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.
 (2) Shares shown represent (i) 16,359.14 shares of Old Edge Common Stock owned by Calaway Oil and Gas, a company wholly owned by Mr. John E. Calaway, (ii) 5,227 shares held by Calaway Partners, a Texas general partnership whose partnership agreement provides for the exclusive right of Calaway Oil and Gas (a partner therein) to vote all such shares but not to dispose of such shares, (iii) 32,321.06 shares owned by other persons subject to various voting agreements, including the Shareholders' Agreement and certain other agreements, some of which are described herein under "Comparison of Securityholder Rights--Management--Old Edge," providing Calaway Oil and Gas with voting rights with respect to such stock and as to which Calaway Oil and Gas has waived any right to vote with respect to the Merger and (iv) 38,500 shares held by Edge Holding Company with respect to which Calaway Oil and Gas has the right to direct the vote of such stock in the election of directors. All of such 89,462.20 shares are subject to certain voting agreements between Calaway Oil and Gas and Edge Holding Company with respect to the election of directors and other matters contained in the Shareholders' Agreement. In addition, pursuant to certain other voting agreements, Calaway Oil and Gas has agreed to vote all shares of Old Edge Common Stock owned or controlled by it for Mr. Raphael as a director of Old Edge.
 (3) Shares shown represent (i) 5,306 shares of Old Edge Common Stock owned by KPC Interests, Inc., a company wholly owned by Mr. James D. Calaway, (ii) 1,022 shares owned by Jamtex, Inc. subject to the Shareholders' Agreement providing KPC Interests, Inc. with voting rights with respect to such stock and as to which KPC Interests, Inc. has waived any right to vote with respect to the Merger, (iii) 2,193 shares that could be acquired pursuant to immediately exercisable stock options and (iv) 632.4 shares that Mr. James D. Calaway owns that are subject to voting rights in favor of Calaway Oil and Gas as to which Calaway Oil and Gas has waived any right to vote with respect to the Merger.
 (4) Shares shown represent 2,193 shares of Old Edge Common Stock that could be acquired pursuant to immediately exercisable stock options.
 (5) Shares shown represent 6,578.73 shares of Old Edge Common Stock owned by Bama Edge Limited Partnership ("Bama Edge"), of which Andex Energy, a company owned by Mr. Andrews, is the general partner; and 2,044 shares owned by Texedge Energy Corporation ("Texedge"), of which Mr. Andrews is an officer. Mr. Andrews may be deemed the beneficial owner of the shares of Old Edge Common Stock held by Bama Edge and Texedge. Mr. Andrews disclaims such beneficial ownership. All of the shares held by Texedge and Bama Edge are subject to voting agreements in favor of Calaway Oil and Gas as to which Calaway Oil and Gas has waived any right to vote with respect to the Merger.
 (6) Shares owned represent 5,263 shares of Old Edge Common Stock owned by the RIMCO Partnerships. The general partner of each of the RIMCO Partnerships is RIMCO, and its general partner is RIMCO Associates, Inc. Voting and investment power over the shares held by the RIMCO Partnerships is exercised by the managing directors of RIMCO, and by the officers and directors of RIMCO Associates, Inc. Mr. McCollam, a director of Old Edge, is a managing director of RIMCO. All outstanding shares of Old Edge Common Stock owned by shareholders other than RIMCO are subject to an obligation under the Shareholders' Agreement to vote for one person nominated by RIMCO for director of Old Edge.
 (7) Shares shown include 3,420.73 shares of Old Edge Common Stock owned by Trade Consultants, Inc. Pension Plan, of which Mr. Raphael is the trustee, and 632.40 shares of Old Edge Common Stock held by Mr. Raphael's wife. Mr. Raphael may be deemed the beneficial owner of the shares of Old Edge Common Stock held by Trade Consultants, Inc. Pension Plan and his wife. Mr. Raphael disclaims such beneficial ownership. All of such shares are subject to one or more voting agreements in favor of Calaway Oil and Gas as to which Calaway Oil and Gas has waived any right to vote with respect to the Merger.
 (8) Shares shown represent 38,500 shares of Old Edge Common Stock owned by Edge Holding Company, a limited partnership of which Mr. Sfondrini and Napamco are the general partners, and 50,962.2 shares with respect to which Edge Holding Company has the right to direct the vote of such shares with respect to the election of directors. Mr. Sfondrini may be deemed the beneficial owner of such shares. Mr. Sfondrini disclaims such beneficial ownership. All of such shares are subject to certain voting agreements between Calaway Oil and Gas and Edge Holding Company with respect to the election of directors and other matters contained in the Shareholders' Agreement.
 (9) Voting of all shares shown is subject to certain voting agreements in favor of Calaway Oil and Gas, with respect to which Calaway Oil and Gas has waived any right to vote on the Merger.
(10) Shares shown are owned by Calaway Partners, a Texas general partnership, of which Ms. Nell Calaway is a partner. Pursuant to the partnership agreement for Calaway Partners, Calaway Oil and Gas has the exclusive right to vote such shares and Ms. Calaway has the exclusive right to require the disposition of such shares by the partnership.
(11) Shares shown are owned by Northedge Corp., a company wholly owned by Mr. Davis. All of such shares are subject to the Shareholders' Agreement that provides for voting rights in favor of Calaway Oil and Gas as to which Calaway Oil has waived any right to vote with respect to the Merger.
(12) Shares shown represent (i) 5,306 shares of Old Edge Common Stock owned by KPC Interests, Inc., a company wholly owned by Mr. J.D. Calaway and (ii) 1,022 shares owned by Jamtex, Inc. subject to the Shareholders' Agreement providing voting rights in favor of KPC Interests, Inc. With respect to the latter, KPC Interests, Inc. has waived any right to vote on the Merger.
(13) Shares shown include 4,386 shares of Old Edge Common Stock that could be acquired pursuant to immediately exercisable stock options.

EDGE GROUP II

  The following table sets forth information with respect to beneficial ownership of the units representing limited partner interests in Edge Group II ("Edge Group II Units") as of November 1, 1996 by all persons who are the beneficial owner of 5% or more of the outstanding Edge Group II Units and the general partners of Edge Group II, Mr. Sfondrini and Napamco, a corporation wholly owned by Mr. Sfondrini.

                                                                 EDGE GROUP II
                                                                     UNITS
                                                                 BENEFICIALLY
                                                                     OWNED
                                                               -----------------
                                                               NUMBER
                                                                 OF
      NAME (1)                                                 UNITS  PERCENTAGE
      --------                                                 ------ ----------
      Charles Slanetz, Jr.....................................   10      5.29%
       107 Ayer Road
       Locust Valley, New York 11560
      John Sfondrini (2)......................................    1         *
      Napamco (2).............................................   --        --

-------
 * Less than one percent.
(1) Except as otherwise noted, each holder of Edge Group II Units has sole voting and investment power with respect to such units beneficially owned.
(2) In addition to his general partner interest in Edge Group II, Mr. Sfondrini owns one Edge Group II Unit, as set forth above. Napamco does not own any Edge Group II Units. Pursuant to the Edge Group II Partnership Agreement, Mr. Sfondrini and Napamco, as general partners, contributed, in the aggregate, $100. Each limited partner contributed $70,500 per Edge Group II Unit. The Edge Group II Partnership Agreement provides initially for the general partners (in the aggregate) to be allocated 1% of all income, gains, losses, deductions and distributions, with the remaining 99% of such items to be allocated to the limited partners based on their relative capital accounts. Such agreement further provides that, at such time as the limited partners, in the aggregate, have recovered 150% of their capital contribution, the general partners (in the aggregate) are to be allocated 25% of such items, with the remaining 75% being allocated to the limited partners. See "Information Concerning Edge Group II" and "Comparison of Securityholder Rights."

GULFEDGE

  The following table sets forth information with respect to beneficial ownership of the units representing limited partner interests in Gulfedge ("Gulfedge Units") as of November 1, 1996 by all persons who are the beneficial owners of 5% or more of the outstanding Gulfedge Units and Old Edge, the general partner of Gulfedge.

                                                                GULFEDGE UNITS
                                                                 BENEFICIALLY
                                                                     OWNED
                                                               -----------------
                                                               NUMBER
                                                                 OF
      NAME (1)                                                 UNITS  PERCENTAGE
      --------                                                 ------ ----------
      Orion Investors, L.L.C..................................    6       71%
       412 Edwards St., Suite 1805
       Shreveport, LA 71101
      Bela J. Garet...........................................    1       29
       210 Harwick Road
       Woodside, CA 94062
      Old Edge (2)............................................   --       --

--------
(1) Except as otherwise noted, each holder of Gulfedge Units has sole voting and investment power with respect to such units beneficially owned.
(2) Old Edge does not own any limited partner interest in Gulfedge. Pursuant to the Gulfedge Partnership Agreement, Old Edge, as general partner, made a capital contribution of $100 and each limited partner contributed $64,500 per Gulfedge Unit. The Gulfedge Partnership Agreement provides that items of income, gain, losses, deductions and distributions be allocated 1% to the general partner, with the remaining 99% of such items to be distributed to the limited partners based on their relative capital accounts. See "Information Concerning Gulfedge" and "Comparison of Securityholder Rights."

                             CERTAIN TRANSACTIONS

THE COMBINATION TRANSACTIONS

  For a description of the Combination Transactions, see "The Combination Transactions."

TRANSFER OF EDGE GROUP II GENERAL PARTNER INTERESTS

  For a description of certain transactions relating to the transfer of the Edge Group II General Partner Interests, see "The Combination Transactions-- Conflicts of Interests; Interests of Certain Persons and Affiliates in the Combination Transactions" and "Plan of Distribution."


CERTAIN AFFILIATE RELATIONSHIPS

  The Joint Venture is owned by Old Edge, Edge Group II, Gulfedge and Edge Group, as described above. John Sfondrini and Napamco, a company Mr. Sfondrini owns and is the President of, are the general partners of Edge Group II and each of the three limited partnerships that are the general partners in Edge Group. Mr. Sfondrini and Napamco are also the general partners of Edge Holding Company, which owns, prior to the Combination Transactions, approximately 37% of the common stock of Old Edge. In the case of Edge Group II, in the event of the death, incapacity or withdrawal of Mr. Sfondrini from his position as general partner, Mr. Andrews would, if he so chose, serve as a general partner of Edge Group II. Old Edge is the general partner of Gulfedge. Napamco is the general partner of each of Essex Royalty Limited Partnership ("Essex I L.P.") and Essex Royalty Limited Partnership II ("Essex II L.P."). RIMCO, of which Paul McCollam is an officer, is the general partner of each of two limited partnerships (the "RIMCO Partnerships") that, in the aggregate own, prior to the Combination Transactions, approximately 5% of the common stock of Old Edge.

  Mr. James D. Calaway and Mr. John E. Calaway are twin brothers and their father is Mr. James C. Calaway.

ESSEX ROYALTY JOINT VENTURES

  In April 1992, the Joint Venture and Essex I L.P. entered into a Joint Venture Agreement (the "Essex I Joint Venture") with respect to the purchase of certain royalty interests in oil and natural gas properties. The initial term of the Essex I Joint Venture was four years, but by consent of both parties to such agreement, it has been extended until April 1997. Under the terms of the Essex I Joint Venture Agreement, Essex I L.P. made capital contributions aggregating $3 million and the Joint Venture made no capital contributions. The Essex I Joint Venture Agreement provides that quarterly distributions of cash be made, in accordance with the sharing ratios, in an amount, subject to certain adjustments, not less than that equal to revenues received from royalties less the management fee paid to the Joint Venture, as managing venturer. Initially, Essex I L.P. receives 100% of all cash distributions pursuant to the sharing ratios. At such time as the cash and value of property distributed to Essex I L.P. is equal to 110% of its capital contribution, the sharing ratio shifts to 40% for the Joint Venture and 60% for Essex I L.P. Such 40% is to be allocated directly to the venturers of the Joint Venture, and does not affect the sharing ratio calculations with respect to the Joint Venture. As managing venturer of the Essex I Joint Venture, the Joint Venture receives reimbursement for costs incurred to acquire royalty interests, certain administrative costs, a portion of the payroll costs attributable to the Essex II Joint Venture and, prior to the sharing ratio shift, a management fee (allocated directly to Old Edge) equal to 1% of the capital contributions of Essex I L.P.

  In May 1994, the Joint Venture and Essex II L.P. entered into a Joint Venture Agreement (the "Essex II Joint Venture") effective until December 1997 and similar in nature to the Essex I Joint Venture. Essex II L.P. made capital contributions aggregating approximately $2.8 million and the Joint Venture made no capital contributions. Initially, Essex II L.P. receives 100% of all cash distributions pursuant to the sharing ratios. At such time as the cash and property distributed to Essex II L.P. is equivalent to 111.3% of its capital contribution, the Joint Venture will thereafter receive 25% of distributions. Provisions with respect to mandatory distributions and dissolution are similar to those described for the Essex I Joint Venture. As managing venturer of the Essex II Joint Venture, the Joint Venture receives reimbursement for costs incurred to acquire royalty interests, certain administrative costs, a portion of the payroll costs attributable to the Essex II Joint Venture and, prior to the earlier of the expenditure by the Essex II Joint Venture of its capital or the sharing ratio shift, a management fee (allocated directly to Old Edge) of $30,000 every six months.

  The management fees earned by Old Edge pursuant to the Essex I and II Joint Ventures (combined), in 1995, 1994 and 1993 were $120,000, $80,000 and
$60,000, respectively. Old Edge invoiced the Essex I and II Joint Ventures (combined) for reimbursement for expenses in 1995, 1994 and 1993 in the amounts of $40,250, $18,750 and $36,750, respectively. At December 31, 1995 and 1994, Old Edge had accrued receivables for such management fees and reimbursements of $115,000 and $63,600, respectively.

   In May 1993, the Joint Venture received a short-term $1 million loan from the Essex I Joint Venture secured by the Joint Venture's interests in certain prospects. In addition to interest of 10% per annum, the loan agreement provided for an assignment to the Essex I Joint Venture of overriding royalty interests in the collateral. In October 1993, the Joint Venture borrowed $125,000 on a short-term basis from the Essex I Joint Venture. Such note carried interest of 11% per year and was unsecured. In August 1994, the Joint Venture borrowed $125,000 on a short-term basis from the Essex II Joint Venture at an interest rate of 10% per year. In December 1993, the Essex I Joint Venture borrowed $30,000 on a short-term basis from the Joint Venture. Such note carried interest of 11% per year and was unsecured. In May 1994, the Joint Venture loaned, on a short-term basis, $46,800 to the Essex II Joint Venture. No loans between the Joint Venture and either of the Essex I Joint Venture or the Essex II Joint Venture are presently outstanding.

RIMCO INTERESTS

  In April 1991, the Joint Venture borrowed, in the aggregate, $4,500,000 from the RIMCO Partnerships and another partnership of which RIMCO is the general partner, at an annual interest rate of 15.5% (the "RIMCO Note"). The Joint Venture and such partnerships agreed to reduce the interest rate of the RIMCO Note from 15.5% to 10% for the period from October 1, 1993 through September 30, 1995. Pursuant to such agreement, the Joint Venture conveyed to such partnerships a 0.4% after-payout royalty interest, in the aggregate, in all prospects sold by the Joint Venture during such period. The RIMCO Note was repaid in March 1995.

PURCHASES OF TREASURY STOCK FROM AFFILIATES

  In July 1994 Old Edge entered into an agreement with Mr. Raphael's wife, pursuant to which Old Edge has the option to purchase a total of 2,107.6 shares of its common stock in specified installments, the last of which is scheduled to occur in January 1997. During 1994 through 1996, Old Edge purchased 1,264.8 of such shares for a cash purchase price, in the aggregate, of $84,000. Old Edge expects to exercise its option to purchase the remaining
842.8 shares prior to the consummation of the Offering at a cash purchase price of $114,000.

SUBORDINATED LOAN AGREEMENT

  In December 1994, the Joint Venture and Mr. James C. Calaway entered into the Subordinated Loan Agreement, which has since been amended as described below. A portion of the proceeds from the Offering will be used to pay the amounts outstanding on such loan, which will be terminated. The Subordinated Loan Agreement provides for a $1 million term loan and a $1 million line of credit. At September 30, 1996, the aggregate amount outstanding under the Subordinated Loan was $1.3 million, which includes $300,000 outstanding under the line of credit. The principal is due, unless earlier retired by the Joint Venture, upon the earlier of April 8, 1998 or the conclusion of the Joint Venture's windup period. Interest at 10% per annum is due monthly. Mr. James
C. Calaway also has the option, pursuant to the Subordinated Loan, to participate in certain future debt financing of the Joint Venture to the extent of the amount outstanding under the Subordinated Loan. The Subordinated Loan is secured by certain oil and natural gas properties, equipment and other assets of the Joint Venture, but is subordinated to the Revolving Credit Facility. The mortgage and security agreement restricts the transfer of properties, creation of liens and other matters. The Subordinated Loan is without recourse to the venturers.

  The Subordinated Loan provides that Mr. James C. Calaway will receive, with respect to prospects of the Joint Venture which were undrilled as of December 20, 1994 and any acquisition subsequent to such date by the Joint Venture of interests in existing production or proven reserves, (i) a Calaway RWI of 1% and (ii) on all prospects that had not been marketed as of such date, a Calaway ORRI of .2%, each of which is subject to proportionate reduction under certain circumstances. The Calaway ORRI is reduced to .1% with respect to any well located in certain specified 3-D areas that is proposed after August 1, 1996 but prior to the later of the repayment in full of the Subordinated Loan or the dissolution of the Joint Venture (the "Change of Interest Date"). Effective upon the Change of Interest Date AMIs will be created consisting of all acreage in which the Joint Venture has, as of such date, shot or acquired or has a commitment to shoot or acquire 3-D geophysical data. The Calaway ORRI and the Calaway RWI will be reduced to .1% and .05%, respectively, with respect to each well and lease proposed after the Change of Interest Date located within such an AMI. After the Change of Interest Date, Mr. Calaway is not entitled to receive any additional interests in any Joint Venture prospects or 3-D areas other than those situated within such AMIs or as provided for originally in the Subordinated Loan Agreement.

  The Subordinated Loan Agreement provides for certain rights, on the part of Mr. James C. Calaway, to exchange the Calaway Interests for Common Stock. Accordingly, the portion of the Calaway Interests consisting of producing properties is being purchased by the Company pursuant to the Calaway Exchange by valuing such interests at $346,697. See "Summary--The Combination Transactions--The James C. Calaway Exchange."

  A portion of the Subordinated Loan replaced an unsecured loan in the aggregate principal amount of $400,000 made by Mr. James C. Calaway to the Joint Venture in June 1994. Interest at 10% per annum was due monthly. As additional consideration for such loan, Mr. James C. Calaway received a .5% RWI and a .05% ORRI in five prospects generated by the Joint Venture subsequent to the date of such note. Prior to the loan of June 1994, Mr. James
C. Calaway had made loans of $350,000 and $400,000 to the Joint Venture, which were repaid in 1994 and 1993, respectively. Each of such loans provided for an interest rate of 10% and the granting of interests in certain specified oil and natural gas properties to Mr. James C. Calaway.

JAMES C. CALAWAY CONSULTING AGREEMENT

  Old Edge is obligated to pay Mr. James C. Calaway $40,000 annually for the remainder of his natural life pursuant to a March 1989 consulting agreement,

SALES OF PROSPECTS TO AFFILIATES

  In 1993 and 1994, the Joint Venture sold certain drilling prospects to partnerships owned by Mr. James D. Calaway for $32,095 and $241,395, respectively, and, in 1994, to an affiliate of the RIMCO Partnerships for $60,000. No sales of prospects to affiliates of the Company took place in 1995. The cost to develop such prospects was $16,652, $153,520 and $39,593, respectively. The purchase price was based on the amounts paid for interests in such prospects by energy industry participants.

  Napamco and another corporation of which Mr. Andrews is an officer, are the general partners of each of two limited partnerships that have invested, on the same basis as outside parties, in two wells that the Company acts as operator for. Such partnerships, in the aggregate, have a working interest of 7.5% in a well in the Barnett Project Area and a working interest of approximately 30% in a well in the Tyler Project Area. The partnerships have paid to the Company, in the aggregate, approximately $105,000 with respect to the Barnett Project Area well and $600,000 with respect to the Tyler Project Area well, which represents, in the aggregate such partnerships' share of the costs to develop each such well proportionate to their relative working interests therein.

REGISTRATION RIGHTS AGREEMENT OF EDGE HOLDING COMPANY LIMITED PARTNERSHIP

  In connection with the Offering, the Company will enter into a registration rights agreement with Edge Holding Company (the "Registration Rights Agreement"). The Registration Rights Agreement will provide that, upon the request of Edge Holding Company, the Company will file a registration statement under the Securities Act to register the Common Stock being issued to Edge Holding Company pursuant to the Merger for distribution to the partners of Edge Holding Company. Such request may not be made before six months after the closing of the Offering. Registration Rights Agreement will terminate on the one year anniversary of the closing of the Offering, or earlier in certain circumstances. An aggregate of 858,853 outstanding shares of Common Stock will be subject to the Registration Rights Agreement.

  The Company is required to pay all costs associated with such registration other than underwriting commissions and transfer taxes attributable to the shares distributed. The Company will indemnify Edge Holding Company, and Edge Holding Company will indemnify the Company, against certain liabilities in respect of any registration statement or offering covered by the Registration Rights Agreement.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTION

  This section summarizes the federal income tax consequences of general application that should be considered by holders of interests in Edge Group II, holders of Gulfedge Units, Edge Group and holders of Old Edge Common Stock resulting from their participation in the proposed Combination Agreement Transactions. It does not, however, comment on all tax matters that may affect Edge Group II, Gulfedge, Edge Group, the Company or holders of interests in Edge Group II, holders of Gulfedge Units, and holders of Old Edge Common Stock, and it does not consider various facts or limitations applicable to any particular participant that may modify or alter the results described herein. It may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, and foreign persons.

  Except as otherwise indicated, statements of legal conclusion regarding tax treatments, tax effects or tax consequences reflect the opinions of counsel for the Company, based on laws, regulations, rulings, practice, and judicial decisions in effect at the date of this Joint Proxy and Consent Solicitation Statement/Prospectus. However, legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to stockholders as described herein. No rulings have been requested from the Internal Revenue Service ("IRS"), and the IRS may disagree with some of the conclusions set forth below, particularly those as to which tax counsel's opinion is qualified. Further, the IRS has announced generally that it will not issue rulings regarding the tax consequences of transactions similar to the Combination Agreement Transactions. Accordingly, each participant is urged to consult his own tax advisor as to the consequences to him of the Combination Agreement Transactions.

HOLDERS OF INTERESTS IN EDGE GROUP II

  Pre-Edge Group II Exchange Offer Operations. The income and deductions of Edge Group II incurred during 1996 and during 1997 prior to the closing of the Edge Group II Exchange Offer will be allocated among the holders of interests in Edge Group II, and each holder's basis in his interest in Edge Group II will be adjusted by such allocations, in essentially the same manner as they would have been allocated and adjusted apart from the closing of the Edge Group II Exchange Offer. Each holder of an interest in Edge Group II will receive a Schedule K-1 for 1996 reflecting the income and deductions allocated to him during 1996 and for 1997 reflecting the income and deductions allocated to him during the period in 1997 he owned such interest.

  The Edge Group II Exchange Offer--Effect on Limited Partners. The tax consequences to a holder of Edge Group II Units who receives shares of Common Stock in the Edge Group II Exchange Offer will be as follows:

    (a) General Nonrecognition. Except as otherwise provided below, a holder of Edge Group II Units will not recognize gain or loss as a result of the closing of the Edge Group II Exchange Offer.

    (b) Low-Basis Units. A holder who has a tax basis in his Edge Group II Units that is significantly less than the tax basis of an original holder of such Units may recognize gain on the Edge Group II Exchange Offer, but any such gain will be offset by otherwise suspended losses.

    (c) Tax Basis. A holder of Edge Group II Units will have an aggregate tax basis in all shares of Common Stock received in the Edge Group II Exchange Offer equal to his aggregate basis in his Edge Group II Units, as adjusted for 1996 and 1997 operations, increased by any gain recognized on the Edge Group II Exchange Offer, but such basis will exclude his share of any Joint Venture or Edge Group II debts. Such basis will be prorated among all shares of Common Stock received.

    (d) Holding Period. The holding period required for long-term capital gains treatment is one year. For holding period purposes, each share of Common Stock will be divided into two parts. One part will be the portion of the value of the share that is attributable to ordinary income assets transferred to the Company in the Edge Group II Exchange Offer. Its holding period will begin on the day following the closing of the Edge Group II Exchange Offer. The remaining part will have a holding period that includes the holding period of the Edge Group II Units in the hands of the holder.

    (e) Suspended Deductions. Any loss previously allocated to a holder of Edge Group II Units in prior years or during 1997 that he has not been able to use because of the at-risk limitations can be used only to the extent of any income or gain recognized on the Edge Group II Exchange Offer pursuant to paragraph (b) above. A holder of Edge Group II Units will also be entitled to deduct suspended passive losses to the extent of a portion of any gain realized on the Edge Group II Exchange Offer. Such portion will be approximately equal to a fraction, the numerator of which is the amount of net passive income and gain that would have been allocated to the holder if Edge Group II had sold all its trade or business assets for their fair market value, and the denominator of which is the aggregate amount of income and gain that would have been allocated to the holder if Edge Group II had sold all of its assets in only those activities in which Edge Group II would have realized gain. Any passive losses not so used may subsequently be used only as provided below under "--Sale of Shares." Any suspended at-risk loss not so used, and any suspended basis limitation loss, will disappear.

    (f) Reporting Requirements. Each holder who receives shares in the Edge Group II Exchange Offer will be required to file with his federal income tax return a statement that provides details relating to the property transferred, the stock and securities received and his share of any liabilities assumed by the Company in the Edge Group II Exchange Offer. The Company will provide shareholders with information to assist them in preparing such statement.

    (g) Control Assumption. The above conclusions are based on the assumption that not more than 20% of the aggregate number of shares of Common Stock issued in the Offering and shares of Common Stock transferred to holders of interests in Edge Group II, holders of Gulfedge Units, Edge Group, the holder of the J.C. Calaway Interests and holders of Old Edge Common Stock pursuant to the Combination Transactions will be subsequently sold pursuant to contracts entered into prior to the Combination Transactions (the "Control Assumption"). None of the Company, Old Edge, Edge Group, Edge Group II or Gulfedge is aware of any contracts that have been or will be entered into prior to the Combination Transactions which would make the Control Assumption incorrect. If the Control Assumption were not correct, each holder of Edge Group II Units would recognize gain or loss on the transfer of his Edge Group II Units to the Company as if the holder had sold the Edge Group II Units for an amount equal to the value of the Common Stock received in the Edge Group II Exchange Offer, plus his share of the Joint Venture's or Edge Group II's nonrecourse liabilities assumed by the Company in the Edge Group II Exchange Offer. Moreover, each holder's basis in the Common Stock received would be increased (or reduced) by the gain (or loss) recognized, and each holder's holding period in the shares of Common Stock received would begin on the day after the closing of Edge Group II Exchange Offer.

  The Edge Group II Exchange Offer--Effect on General Partners. The tax consequences to the holder of a general partner interest in Edge Group II who receives shares of Common Stock in the Edge Group II Exchange Offer will be as follows:

    (a) General Nonrecognition. Except as otherwise provided below, a holder of a general partner interest in Edge Group II will not recognize gain or loss as a result of the closing of the Edge Group II Exchange Offer.

    (b) Tax Basis. A holder of a general partner interest in Edge Group II will have an aggregate tax basis in his shares of Common Stock (other than the GP's Management Fee Shares) received in the Edge Group II Exchange Offer equal to his aggregate basis in his general partner interest in Edge Group II, as adjusted for 1996 and 1997 operations, increased by any gain recognized on the Edge Group II Exchange Offer, but such basis will exclude his share of any Joint Venture or Edge Group II debts. Such basis will be prorated among such shares of Common Stock received.


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

    (c) Holding Period. The holding period required for long-term capital gains treatment is one year. For holding period purposes, each share of Common Stock (other than the GP's Management Fee Shares) will be divided into two parts. One part will be the portion of the value of the share that is attributable to ordinary income assets transferred to the Company in the Edge Group II Exchange Offer. Its holding period will begin on the day following the closing of the Edge Group II Exchange Offer. The remaining part will have a holding period that includes the holding period of the general partner interest in Edge Group II in the hands of the general partner.

    (d) Reporting Requirements. Each holder of a general partner interest in Edge Group II who receives shares in the Edge Group II Exchange Offer will be required to file with his federal income tax return a statement that provides details relating to the property transferred, the stock and securities received and his share of any liabilities assumed by the Company in the Edge Group II Exchange Offer. The Company will provide shareholders with information to assist them in preparing such statement.

    (e) Control Assumption. The above conclusions are based on the assumption that not more than 20% of the aggregate number of shares of Common Stock issued in the Offering and shares of Common Stock transferred to holders of interests in Edge Group II, holders of Gulfedge Units, Edge Group, the holder of the J.C. Calaway Interests and holders of Old Edge Common Stock pursuant to the Combination Transactions will be subsequently sold pursuant to contracts entered into prior to the Combination Transactions (the "Control Assumption"). None of the Company, Old Edge, Edge Group, Edge Group II or Gulfedge is aware of any contracts that have been or will be entered into prior to the Combination Transactions which would make the Control Assumption incorrect. If the Control Assumption were not correct, each holder of a general partner interest in Edge Group II would recognize gain or loss on the transfer of his general partner interest in Edge Group II to the Company as if the holder had sold the general partner interest in Edge Group II for an amount equal to the value of the Common Stock received in the Edge Group II Exchange Offer (other than the GP's Management Fee Shares), plus his share of the Joint Venture's or Edge Group II's liabilities assumed by the Company in the Edge Group II Exchange Offer. Moreover, each holder's basis in the Common Stock received would be increased (or reduced) by the gain (or loss) recognized, and each holder's holding period in the shares of Common Stock received would begin on the day after the closing of Edge Group II Exchange Offer.

    (f) Issuance of GP's Management Fee Shares. A general partner of Edge Group II may recognize ordinary income equal to the value of the GP's Management Fee Shares received in the Edge Group II Exchange Offer. A general partner of Edge Group II will have a tax basis in his GP's Management Fee Shares equal to the value of such shares received, and the general partner's holding period in such shares will begin on the day after the Edge Group II Exchange Offer.

  Sale of Shares. A holder of an interest in Edge Group II who receives shares of Common Stock in the Edge Group II Exchange Offer and thereafter sells such shares will recognize gain or loss measured by the difference between the amount realized on such sale and his tax basis in the shares sold. Although definitive Treasury Regulations have not yet been issued concerning dispositions, a shareholder probably will not be able to use any part of a suspended passive loss on a sale of only some of his shares, not even to the extent of any gain realized on the sale; however, all of a suspended passive loss can be used if the shareholder sells all his shares to an unrelated person in an arm's length transaction in which all realized gain or loss is otherwise recognized.

  Ownership of Shares. After the closing of the Edge Group II Exchange Offer, a shareholder will be taxable only on distributions received from the Company, if any. Such distributions will be taxable as dividends to the extent of any current or accumulated earnings and profits of the Company. See "--The Company" below. Any other distributions will be treated as a tax-free return of capital to the extent of the holder's basis in the shares and as capital gain to the extent of the balance. Except on the sale of all shares, a shareholder probably will not be entitled to use any passive loss, even to offset any dividends thereafter received from the Company (see "--Sale of Shares" above).


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

  Nonexchanging Holders. A holder who does not participate in the Edge Group II Exchange Offer will not recognize any gain on the consummation of the Edge Group II Exchange Offer, unless he has a basis in his Edge Group II Units that is significantly less than the basis of an original holder of such Units.

  A nonexchanging holder could have adverse federal income tax consequences if the Edge Group II Exchange Offer is accepted by partners holding Edge Group II Units which, when added to other sales or exchanges of Edge Group II Units occurring during any 12-month period that includes the Closing Date, comprise Edge Group II Units which represent 50% or more of the total interests in Edge Group II's capital and profits. In such a case, there would be a constructive termination ("Constructive Termination"), and then a reconstitution by the remaining partners of Edge Group II for federal income tax purposes. The Combination Agreement Transactions are conditioned upon acceptance of the Edge Group II Exchange Offer by at least 70% of the Edge Group II limited partners.

  A Constructive Termination and reconstitution of Edge Group II would cause a nonexchanging holder to recognize gain to the extent cash constructively distributed exceeds the adjusted tax basis of his Edge Group II Units. The gain would be treated as ordinary income to the extent attributable to such holder's share of the ordinary income that would be recognized by Edge Group II if the Joint Venture sold all of its assets and the balance of such gain would be treated as gain from the sale or exchange of the Edge Group II Units and, provided that the Edge Group II Units are capital assets in the hands of the holder, such gain would be capital gain. The Company estimates that a nonexchanging holder would not recognize gain as a result of a Constructive Termination of Edge Group II unless he has a basis in his Edge Group II Units that is significantly less than the basis of an original holder of such Units, but any such gain would be offset by otherwise suspended losses.

  Edge Group II's taxable year ends December 31. Edge Group II's taxable year would terminate upon its Constructive Termination and, if a holder's taxable year does not also end on December 31, the Constructive Termination could result in the bunching of more than one year of the holder's share of Edge Group II's income or loss in such holder's income tax return for the taxable year in which Edge Group II is terminated.

HOLDERS OF GULFEDGE UNITS

  Pre-Gulfedge Exchange Offer Operations. The income and deductions of Gulfedge incurred during 1996 and during 1997 prior to the closing of the Gulfedge Exchange Offer will be allocated among the holders of the Gulfedge Units, and each holder's basis in the Gulfedge Units will be adjusted by such allocations, in essentially the same manner as they would have been allocated and adjusted apart from the closing of the Gulfedge Exchange Offer. Each holder of Gulfedge Units will receive a Schedule K-1 for 1996 reflecting the income and deductions allocated to him during 1996 and for 1997 reflecting the income and deductions allocated to him during the period in 1997 he owned such Units.

  The Gulfedge Exchange Offer. The tax consequences to a holder of Gulfedge Units who receives shares of Common Stock in the Gulfedge Exchange Offer will be as follows:

    (a) General Nonrecognition. Except as otherwise provided below, a holder of Gulfedge Units will not recognize gain or loss as a result of the closing of the Gulfedge Exchange Offer.

    (b) Low-Basis Units. A holder who has a tax basis in his Gulfedge Units that is significantly less than the tax basis of an original holder of such Units may recognize gain on the Gulfedge Exchange Offer, but any such gain will be offset by otherwise suspended losses.

    (c) Tax Basis. A holder of Gulfedge Units will have an aggregate tax basis in all shares of Common Stock received in the Gulfedge Exchange Offer equal to his aggregate basis in his Gulfedge Units, as adjusted for 1996 and 1997 operations, increased by any gain recognized on the Gulfedge Exchange Offer, but such basis will exclude his share of any Joint Venture or Gulfedge debts. Such basis will be prorated among all shares of Common Stock received.

    (d) Holding Period. The holding period required for long-term capital gains treatment is one year. For holding period purposes, each share of Common Stock will be divided into two parts. One part will be the

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

  portion of the value of the share that is attributable to ordinary income assets transferred to the Company in the Gulfedge Exchange Offer. Its holding period will begin on the day following the closing of the Gulfedge Exchange Offer. The remaining part will have a holding period that includes the holding period of the Gulfedge Units in the hands of the holder.

    (e) Suspended Deductions. Any loss previously allocated to a holder of Gulfedge Units in prior years or during 1997 that he has not been able to use because of the at-risk limitations can be used only to the extent of any income or gain recognized on the Gulfedge Exchange Offer pursuant to paragraph (b) above. A holder of Gulfedge Units will also be entitled to deduct suspended passive losses to the extent of a portion of any gain realized on the Gulfedge Exchange Offer. Such portion will be approximately equal to a fraction, the numerator of which is the amount of net passive income and gain that would have been allocated to the holder if Gulfedge had sold all its trade or business assets for their fair market value, and the denominator of which is the aggregate amount of income and gain that would have been allocated to the holder if Gulfedge had sold all of its assets in only those activities in which Gulfedge would have realized gain. Any passive losses not so used may subsequently be used only as provided below under "--Sale of Shares." Any suspended at-risk loss not so used, and any suspended basis limitation loss, will disappear.

    (f) Reporting Requirements. Each holder who receives shares in the Gulfedge Exchange Offer will be required to file with his federal income tax return a statement that provides details relating to the property transferred, the stock and securities received and his share of any liabilities assumed by the Company in the Gulfedge Exchange Offer. The Company will provide shareholders with information to assist them in preparing such statement.

    (g) Control Assumption. The above conclusions are based on the assumption that not more than 20% of the aggregate number of shares of Common Stock issued in the Offering and shares of Common Stock transferred to holders of interests in Edge Group II, holders of Gulfedge Units, Edge Group, the holder of the J.C. Calaway Interests and holders of Old Edge Common Stock pursuant to the Combination Transactions will be subsequently sold pursuant to contracts entered into prior to the Combination Transactions (the "Control Assumption"). None of the Company, Old Edge, Edge Group, Edge Group II or Gulfedge is aware of any contracts that have been or will be entered into prior to the Combination Transactions which would make the Control Assumption incorrect. If the Control Assumption were not correct, each holder of Gulfedge Units would recognize gain or loss on the transfer of his Gulfedge Units to the Company as if the holder had sold the Gulfedge Units for an amount equal to the value of the Common Stock received in the Gulfedge Exchange Offer, plus his share of the Joint Venture's or Gulfedge's nonrecourse liabilities assumed by the Company in the Gulfedge Exchange Offer. Moreover, each holder's basis in the Common Stock received would be increased (or reduced) by the gain (or loss) recognized, and each holder's holding period in the shares of Common Stock received would begin on the day after the closing of Gulfedge Exchange Offer.

  Sale of Shares. A holder of Gulfedge Units who receives shares of Common Stock in the Gulfedge Exchange Offer and thereafter sells such shares will recognize gain or loss measured by the difference between the amount realized on such sale and his tax basis in the shares sold. Although definitive Treasury Regulations have not yet been issued concerning dispositions, a shareholder probably will not be able to use any part of a suspended passive loss on a sale of only some of his shares, not even to the extent of any gain realized on the sale; however, all of a suspended passive loss can be used if the shareholder sells all his shares to an unrelated person in an arm's length transaction in which all realized gain or loss is otherwise recognized.

  Ownership of Shares. After the closing of the Gulfedge Exchange Offer, a shareholder will be taxable only on distributions received from the Company, if any. Such distributions will be taxable as dividends to the extent of any current or accumulated earnings and profits of the Company. See "--The Company" below. Any other distributions will be treated as a tax-free return of capital to the extent of the holder's basis in the shares and as capital gain to the extent of the balance. Except on the sale of all shares, a shareholder probably will not be entitled to use any passive loss, even to offset any dividends thereafter received from the Company (see "--Sale of Shares" above).

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

  Nonexchanging Holders. A holder who does not participate in the Gulfedge Exchange Offer will not recognize any gain on the consummation of the Gulfedge Exchange Offer, unless he has a basis in his Gulfedge Units that is significantly less than the basis of an original holder of such Units.

  A nonexchanging holder could have adverse federal income tax consequences if the Gulfedge Exchange Offer is accepted by partners holding Gulfedge Units which, when added to other sales or exchanges of Gulfedge Units occurring during any 12-month period that includes the Closing Date, comprise Gulfedge Units which represent 50% or more of the total interests in Gulfedge's capital and profits. In such a case, there would be a constructive termination ("Constructive Termination"), and then a reconstitution by the remaining partners of Gulfedge for federal income tax purposes.

  A Constructive Termination and reconstitution of Gulfedge would cause a nonexchanging holder to recognize gain to the extent cash constructively distributed exceeds the adjusted tax basis of his Gulfedge Units. The gain would be treated as ordinary income to the extent attributable to such holder's share of the ordinary income that would be recognized by Gulfedge if the Joint Venture sold all of its assets and the balance of such gain would be treated as gain from the sale or exchange of the Gulfedge Units and, provided that the Gulfedge Units are capital assets in the hands of the holder, such gain would be capital gain. The Company estimates that a nonexchanging holder would not recognize gain as a result of a Constructive Termination of Gulfedge unless he has a basis in his Gulfedge Units that is significantly less than the basis of an original holder of such Units, but any such gain would be offset by otherwise suspended losses.

  Gulfedge's taxable year ends December 31. Gulfedge's taxable year would terminate upon its Constructive Termination and, if a holder's taxable year does not also end on December 31, the Constructive Termination could result in the bunching of more than one year of the holder's share of Gulfedge's income or loss in such holder's income tax return for the taxable year in which Gulfedge is terminated.

EDGE GROUP

  Pre-Edge Group Purchase Offer Operations. The income and deductions of the Joint Venture incurred during 1996 and during 1997 prior to the closing of the Edge Group Purchase Offer will be allocated among the holders of interests in the Joint Venture, and Edge Group's basis in Edge Group's Joint Venture Interest will be adjusted by such allocations, in essentially the same manner they would have been allocated and adjusted apart from the closing of the Edge Group Purchase Offer. Edge Group will receive a Schedule K-1 for 1996 reflecting the income and deductions allocated to it during 1996 and for 1997 reflecting the income and deductions allocated to it during the period in 1997 it owned such Joint Venture Interest.

  The Edge Group Purchase Offer. The tax consequences to Edge Group from the receipt of shares of Common Stock in the Edge Group Purchase Offer will be as follows:

    (a) General Nonrecognition. Except as otherwise provided below, Edge Group will not recognize gain or loss as a result of the closing of the Edge Group Purchase Offer.

    (b) Tax Basis. Edge Group's aggregate tax basis in all shares of Common Stock received in the Edge Group Purchase Offer will equal its aggregate basis in the Edge Group Joint Venture Interest, as adjusted for 1996 and 1997 operations, but will exclude Edge Group's share of any Joint Venture debts. Such basis will be prorated among all shares of Common Stock received.

    (c) Holding Period. The holding period required for long-term capital gains treatment is one year. For holding period purposes, each share of Common Stock will be divided into two parts. One part will be the portion of the value of the share that is attributable to ordinary income assets transferred to the Company in the Edge Group Purchase Offer. Its holding period will begin on the day following the closing of the Edge Group Purchase Offer. The remaining part will have a holding period that includes Edge Group's holding period in the Edge Group Joint Venture Interest.

    (d) Suspended Deductions. Any loss previously allocated to an individual holder of an indirect interest in Edge Group in prior years or during 1997 that he has not been able to use because of the at-risk

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

  limitations or because of the basis limitations will disappear. Any loss previously allocated to an individual holder of an indirect interest in Edge Group in prior years or during 1997 that has not been able to be used because of the passive loss limitations may subsequently be used only as provided below under "--Sale of Shares."

    (e) Reporting Requirements. If Edge Group accepts the Edge Group Purchase Offer, it will be required to file with its federal income tax return a statement that provides details relating to the property transferred, the stock and securities received and its share of any liabilities assumed by the Company in the Edge Group Purchase Offer. The Company will provide shareholders with information to assist them in preparing such statement.

    (f) Control Assumption. The above conclusions are based on the assumption that not more than 20% of the aggregate number of shares of Common Stock issued in the Offering and shares of Common Stock transferred to holders of interests in Edge Group II, holders of Gulfedge Units, Edge Group, the holder of the J.C. Calaway Interests and holders of Old Edge Common Stock pursuant to the Combination Transactions will be subsequently sold pursuant to contracts entered into prior to the Combination Transactions (the "Control Assumption"). None of the Company, Old Edge, Edge Group, Edge Group II or Gulfedge is aware of any contracts that have been or will be entered into prior to the Combination Transactions which would make the Control Assumption incorrect. If the Control Assumption were not correct, Edge Group would recognize gain or loss on the transfer of Edge Group's Joint Venture Interest to the Company as if Edge Group had sold its Joint Venture Interest for an amount equal to the value of the Common Stock received in the Edge Group Purchase Offer, plus its share of the Joint Venture's liabilities assumed by the Company in the Edge Group Purchase Offer. Moreover, Edge Group's basis in the Common Stock received would be increased (or reduced) by the gain (or loss) recognized, and Edge Group's holding period in the shares of Common Stock received would begin on the day after the closing of Edge Group Purchase Offer.

  Sale of Shares. If Edge Group receives shares of Common Stock in the Edge Group Purchase Offer and thereafter sells such shares, it will recognize gain or loss measured by the difference between the amount realized on such sale and its tax basis in the shares sold. Although definitive Treasury Regulations have not yet been issued concerning dispositions, an individual holder of an indirect interest in Edge Group probably will not be able to use any part of a suspended passive loss on a sale of only some of the shares by Edge Group, not even to the extent of any gain realized on the sale; however, all of a suspended passive loss can be used if Edge Group sells all its shares, or if the individual holder sells all of his indirect interest in Edge Group, to an unrelated person in a transaction in which all realized gain or loss is otherwise recognized.

  Ownership of Shares. After the closing of the Edge Group Purchase Offer, Edge Group will only include in its income distributions received from the Company, if any. Such distributions will be includible as dividends to the extent of any current or accumulated earnings and profits of the Company. See "--The Company" below. Any other distributions will be treated as a tax-free return of capital to the extent of Edge Group's basis in its shares and as capital gain to the extent of the balance. Except on the sale by Edge Group of all shares or on the sale by the individual holder of his entire indirect interest in Edge Group, an individual holder of an indirect interest in Edge Group probably will not be entitled to use any passive loss, even to offset his share of any dividends thereafter received by Edge Group from the Company (see "--Sale of Shares" above).

  Failure to Accept the Edge Group Purchase Offer. If Edge Group does not participate in the Edge Group Purchase Offer, it will not recognize any gain on the consummation of the Combination Agreement Transactions.

HOLDERS OF OLD EDGE COMMON STOCK

  Pre-Merger Operations. Any distribution paid with respect to the Old Edge Common Stock prior to the Merger will be included in the income of the holders of the Old Edge Common Stock to the extent of the current or accumulated earnings and profits of Old Edge. Any other distributions will be treated as tax-free return of capital to the extent of the holder's basis in the shares and as capital gain to the extent of the balance.

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

  The Merger. The tax consequences to a holder of Old Edge Common Stock who receives shares of Common Stock in the Merger will be as follows:

    (a) General Nonrecognition. Except as otherwise provided below, a holder of Old Edge Common Stock will not recognize gain or loss as a result of the Merger.

    (b) Tax Basis. A shareholder of Old Edge will have a tax basis in all shares of Common Stock received in the Merger equal to his aggregate basis in the Old Edge Common Stock. Such basis will be prorated among all shares of Common Stock received.

    (c) Holding Period. For holding period purposes, each share of Common Stock will have a holding period that includes the holding period of the Old Edge Common Stock in the hands of the holder, assuming the Old Edge Common Stock was held as a capital asset.

    (d) Continuity Assumption. The above conclusions are based on the assumption that there is no plan or intention on the part of the Old Edge shareholders to sell, exchange or otherwise dispose of a number of shares of Common Stock received in the Merger that would reduce the Old Edge shareholders' ownership of Common Stock to a number of shares of Common Stock that is less than 50% of the number of shares of Common Stock issued in the Merger (the "Continuity Assumption"). If the Continuity Assumption were not correct, each holder of Old Edge Common Stock would recognize gain or loss on the transfer of its Old Edge Common Stock to the Company as if the holder had sold the Old Edge Common Stock for an amount equal to the value of the Common Stock received in the Merger. Moreover, each holder's basis in the Common Stock received would be increased (or reduced) by the gain (or loss) recognized, and each holder's holding period in the shares of Common Stock received would begin on the day after the Merger.

  Sale of Shares. A holder who receives shares of Common Stock in the Merger and thereafter sells such shares will recognize gain or loss measured by the difference between the amount realized on such sale and his tax basis in the shares sold.

  Ownership of Shares. After the closing of the Merger, a shareholder will be taxable only on distributions received from the Company, if any. Such distributions will be taxable as dividends to the extent of any current or accumulated earnings and profits of the Company. See "--The Company" below. Any other distributions will be treated as a tax-free return of capital to the extent of the holder's basis in the shares and as capital gain to the extent of the balance.

  Dissenting Holders. A holder of Old Edge Common Stock who exercises his dissenters' rights and receives cash from Old Edge in exchange for such shares will recognize capital gain or loss equal to the difference between the cash received and the holder's tax basis in the shares, assuming the Old Edge Common Stock was held as a capital asset.

THE COMPANY

  The Combination Transactions. Following the Combination Transactions, the interests in Edge Group II, the Gulfedge Units, Edge Group's Joint Venture Interest, the Old Edge Common Stock and the exchanged J.C. Calaway Interests held by the exchanging holders will be owned by the Company. Assuming the validity of the Control Assumption and the Continuity Assumption, the tax consequences to the Company of the Combination Transactions will be as follows:

    (a) Gain or Loss. The Company will not recognize any gain or loss on the Combination Transactions.

    (b) Tax Basis. The Company will have a tax basis in the interests in Edge Group II, the Gulfedge Units, the Edge Group Joint Venture Interest, the Old Edge Common Stock and the exchanged J.C. Calaway Interests equal to the tax bases that all exchanging holders have in the interests in Edge Group II, the Gulfedge Units, the Edge Group Joint Venture Interest, the Old Edge Common Stock and the exchanged J.C. Calaway Interests, plus the amount of any gain recognized by such exchanging holders (other than

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

  income recognized in respect of the receipt of the GP's Management Fee Shares). The Company will have a tax basis in the management fee agreement that it acquires from the general partners of Edge Group II equal to the value of the GP's Management Fee Shares issued to such general partners in exchange for such management fee agreement. The Company's basis in its assets and the Joint Venture's basis in its assets will not be affected by the Combination Transactions. On the liquidation of the Joint Venture pursuant to its winding up, the Company and Old Edge will obtain a tax basis in the assets distributed to them equal to the tax basis that the Company and Old Edge have in their interests in the Joint Venture. The tax basis will be allocated among the various Joint Venture assets in proportion to the tax basis to the Joint Venture of such assets.

    (c) Holding Period. The holding period of each asset held by the Joint Venture will not be affected by the Combination Transactions. On the liquidation of the Joint Venture pursuant to its winding up, the Company and Old Edge will have a holding period in the Joint Venture assets distributed that includes the holding period of the Joint Venture.

    (d) Control Assumption and Continuity Assumption. If the Control Assumption were not valid, the Company still would not recognize gain or loss, but the Company's tax basis in the interests in Edge Group II, the Gulfedge Units, the Edge Group Joint Venture Interest, and the exchanged J.C. Calaway Interests acquired from the exchanging holders would equal the value of the shares issued to such exchanging holders plus the amount of the exchanging holder's liabilities assumed by the Company. If the Continuity Assumption were not valid, the Company still would not recognize gain or loss, but the Company's tax basis in the Old Edge Common Stock acquired from the Old Edge shareholders would equal the value of the shares of Common Stock issued in the Merger.

  Post-Transaction Operations. Following the Combination Transactions, the income and deductions attributable to the assets and liabilities held by the Joint Venture will be included in the tax return filed by the Company, and the Company will pay taxes on any taxable profits it recognizes from time to time.

FOREIGN EXCHANGING HOLDERS

  An exchanging holder who is not a U.S. person will generally recognize gain on the exchange of his Edge Group II Units, the Gulfedge Units or Old Edge Common Stock for Common Stock; loss will not be recognized. If an exchanging holder who is not a U.S. person receives shares of Common Stock in exchange for his interest in Edge Group II, Gulfedge Units or Old Edge Common Stock, the Company will be required to deduct and withhold an amount of tax equal to ten percent (10%) of the sum of the fair market value of the Common Stock transferred to the holder, plus the amount of the holder's share of liabilities assumed by the Company.

OTHER TAXATION

  None of Edge Group II, Gulfedge, Edge Group, Old Edge or the Company is expected to incur any significant state or local tax incident to the Combination Agreement Transactions. After the Combination Agreement Transactions, however, the Company will be subject to state franchise taxes and probably other state and local taxes to which the income of the Joint Venture allocable to Edge Group and the holders of interests in Edge Group II and the Gulfedge Units has not been subject. Apart from federal income taxes, no attempt has been made to determine any tax that may be imposed on a holder by the country, state or other jurisdiction in which he resides or is a citizen.

  THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS INTENDED TO BE A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSIDERATIONS OF THE COMBINATION AGREEMENT TRANSACTIONS. EACH HOLDER OF INTERESTS IN EDGE GROUP II, HOLDERS OF GULFEDGE UNITS, EDGE GROUP, AND HOLDERS OF OLD EDGE COMMON STOCK SHOULD CONSULT HIS OWN TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO HIM OF THE COMBINATION AGREEMENT TRANSACTIONS.

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                      COMPARISON OF SECURITYHOLDER RIGHTS

INTRODUCTION

  Upon completion of the Merger, the shareholders of Old Edge, a Texas corporation, will become stockholders of the Company, a Delaware corporation. Partners, both limited and general, in Edge Group II, a Connecticut limited partnership, who elect to exchange their interests in such partnership pursuant to the Edge Group II Exchange Offer will become stockholders of the Company. Limited partners of Gulfedge, a Texas limited partnership, who elect to exchange their interests in such partnership pursuant to the Gulfedge Exchange Offer will become stockholders of the Company. Upon completion of the transactions contemplated by the Edge Group Purchase Offer, Edge Group will become a stockholder of the Company instead of an owner of an interest in the Joint Venture, a Texas general partnership. Accordingly, the rights of the former shareholders of Old Edge, the former partners of Edge Group II and Gulfedge and of Edge Group will be governed by Delaware law, as well as the Certificate of Incorporation and Bylaws of the Company.

  The following summary compares a number of differences between the rights of stockholders of the Company and the rights of shareholders in Old Edge, partners of Edge Group II, limited partners of Gulfedge and the Joint Venture interest held by Edge Group. This summary is qualified in its entirety by the more complete legal description of the Common Stock contained under "Description of Capital Stock of the Company" and the information contained in the Bylaws and Certificate of Incorporation of the Company, the Bylaws and the Articles of Incorporation of Old Edge, the partnership agreements of each of Edge Group II and Gulfedge and the Joint Venture Agreement, all of which are included as exhibits to the Registration Statement of which this Joint Proxy and Consent Solicitation Statement/Prospectus is a part.

FEDERAL INCOME TAXATION

  The Company will be classified as a corporation for federal income tax purposes, and as such, will be taxed with respect to its income after allowable deductions and credits. Stockholders will not be taxed with respect to the Company's income, but will generally be taxed with respect to dividends received from the Company. Old Edge is classified as a corporation for federal income tax purposes and is subject to federal income tax on the same basis as the Company. Edge Group II, Gulfedge and the Joint Venture are not taxpaying entities. Rather, each partner includes his share of the income and, subject to certain limitations, the losses of such partnership in computing such partner's taxable income without regard to the cash distributed to the partner. Generally, cash distributions to partners are not taxable, except to the extent the amount of the distribution exceeds such partner's adjusted basis in his partnership interest.

MANAGEMENT

  The Company. The business and affairs of the Company will be managed by or under the direction of the Board of Directors of the Company. The Company's Board of Directors is divided into three classes with staggered terms of office, initially ending in 1997, 1998 and 1999, respectively. Thereafter, the term for each class will expire on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class. Each director holds the office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified. A director may only be removed for cause and then only upon the affirmative vote of the holders of at least a majority of all outstanding capital stock entitled to vote. Any newly created directorships or vacancies on the Company's Board of Directors resulting for any reason shall be filled by affirmative vote of the remaining directors. Cumulative voting is prohibited by the Certificate of Incorporation of the Company.

  Old Edge. The business and affairs of Old Edge are managed by or under the direction of the Board of Directors of Old Edge. Since its inception, the directors of Old Edge have been selected pursuant to the Shareholders' Agreement entered into in connection with the formation of Old Edge and a May 1991 agreement between Calaway Oil and Gas, a company wholly owned by Mr. John
E. Calaway, and Mr. Stanley Raphael

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wherein Calaway Oil and Gas agreed to vote shares of Old Edge Common Stock owned or controlled by it for Mr. Raphael as a director (the "Raphael Voting Agreement" and, together with the Shareholders' Agreement, the "Voting Agreements").

  The Shareholders' Agreement provides that, among other things, Edge Holding Company agrees to vote the shares of Old Edge Common Stock issued to it in connection with such agreement, or acquired by it thereafter, for the election of five nominees for director of Old Edge to be designated by Calaway Oil and Gas. Calaway Oil and Gas agrees that at least one of such five designees will be an independent director. Calaway Oil and Gas also agrees, pursuant to the Shareholders' Agreement, to vote the shares of Old Edge Common Stock issued to it in connection with such agreement, or acquired by it thereafter, for the election of three nominees for director of Old Edge to be designated by Edge Holding Company. These voting agreement provisions between Edge Holding Company and Calaway Oil and Gas terminate on the earlier of April 8, 2001 or such time as any Old Edge Common Stock is publicly traded. In addition, Calaway Oil and Gas' obligation to vote for Edge Holding Company's three designees terminates if Edge Holding Company distributes its Old Edge Common Stock to its partners without the reservation of voting rights in Edge Holding Company's favor. Finally, on the occurrence of any of (i) the death or incompetence of Mr. John E. Calaway, (ii) Calaway Oil and Gas ceases to own either through itself or affiliates (as defined therein) at least 40,000 shares of Old Edge Common Stock, or (iii) Old Edge merges or consolidates and Mr. James D. Calaway and Mr. John E. Calaway, in the aggregate, do not have "control" as defined in the Securities Exchange Act, of the resulting entity; then for a period of ten days from the occurrence of any such event and notice thereof to Mr. Sfondrini, as the general partner of Edge Holding Company, Edge Holding Company shall have the right to terminate, among others, the provisions of the Shareholders' Agreement described above. Calaway Oil and Gas has informed the Company that no notice of any of the events described in (i),
(ii) or (iii) above has been provided to Mr. Sfondrini and that it believes that none of such events has occurred.

  The Shareholders' Agreement provides that each subscriber of Old Edge Common Stock in connection therewith agrees to vote all of the shares of Old Edge Common Stock issued to such subscriber under such agreement or acquired thereafter for one nominee for director of Old Edge designated by RIMCO.

  The Shareholders' Agreement also contains several voting agreements between Calaway Oil and Gas and other subscribers, providing in each case for voting rights in favor of Calaway Oil and Gas with respect to all matters presented for action to the shareholders of Old Edge. Each such provision terminates on the earliest to occur of (i) the death or incompetence of Mr. John E. Calaway,
(ii) Mr. John E. Calaway shall cease to be the President of the Company for a period longer than six months, (iii) Calaway Oil and Gas shall cease to own (either through itself or affiliates (as defined therein)) at least 40,000 shares of Old Edge Common Stock, (iv) Old Edge merges or consolidates and Mr. James D. Calaway and Mr. John E. Calaway, in the aggregate, do not have control, as defined in the Securities Exchange Act, of the resulting entity, or (v) any common stock of Old Edge is publicly traded. At least one shareholder has previously taken the position that there has been a termination of such provisions. Solely with respect to the shareholders' vote on the Merger, Calaway Oil and Gas has agreed to waive its rights, if any, under such provisions.

  The Shareholders' Agreement also provides that KPC Interests, Inc., a company wholly owned by Mr. James D. Calaway, has the right, under similar circumstances, to direct the vote of Jamtex, Inc. The rights, if any, under the Shareholders' Agreement of KPC Interests, Inc. to vote the shares held by Jamtex, Inc. are waived solely with respect to the shareholders' vote on the Merger.

  The Raphael Voting Agreement provides that, with respect to 6578.73 shares of Old Edge Common Stock transferred, in the aggregate, to Mr. Raphael and the Trade Consultants, Inc. Pension Plan, Calaway Oil and Gas will retain voting rights with respect to all matters presented to shareholders of Old Edge. Such voting agreement terminates upon the occurrence of any of the events described in (i), (ii), (iii), (iv) and (v), immediately above. The Raphael Voting Agreement also provides that, for as long as legally permissible, Calaway Oil and Gas will vote all shares owned by it, or with respect to which it holds voting powers, for the election of Mr. Raphael as a

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director of Old Edge. Solely with respect to the shareholders' vote on the
Merger, Calaway Oil and Gas has agreed to waive its rights, if any, under the Raphael Voting Agreement.

  In several instances, shares of Old Edge Common Stock were transferred from Calaway Oil and Gas, subject to the reservation of voting rights with respect to such shares in favor of Calaway Oil and Gas. Solely with respect to the shareholders' vote on the Merger, Calaway Oil and Gas has agreed to waive its rights under all such agreements.

  In several other instances, shares of Old Edge Common Stock have been transferred from one holder of record to another, subject to the reservation of voting rights. Consequently, in some cases, a holder of record of Old Edge Common Stock may not have the right to vote on the Merger, notwithstanding the waiver of voting rights, if any, by Calaway Oil and Gas and KPC Interests, Inc. solely with respect to the shareholders' vote on the Merger. See "Security Ownership of Certain Beneficial Owners and Management--Old Edge."

  In the absence of voting agreements and the reservation of voting rights, each director of Old Edge is elected annually by the shareholders and may be removed and replaced, with or without cause, by shareholders holding a majority of the Old Edge Common Stock. The Voting Agreements will terminate following the Merger. Cumulative voting is prohibited by the Articles of Incorporation of Old Edge.

  Edge Group II. The business and affairs of Edge Group II are managed by the general partners of Edge Group II, currently Mr. Sfondrini and Napamco. Unless Mr. Andrews agrees to serve as general partner, Mr. Sfondrini and Napamco may not withdraw without the consent of the partners whose capital contributions, in the aggregate, represent at least 60% of the capital contributions made to Edge Group II. A general partner may not sell, assign or otherwise transfer such interest without receiving such consent. In connection with the Edge Group II Exchange Offer, Mr. Sfondrini and Napamco seek the consent of the partners of Edge Group II to the transfer to the Company of each of their general partner interests in Edge Group II. Assuming such consent is received, the Company will thereafter serve as the general partner of Edge Group II. The limited partners of Edge Group II do not have the right to remove a general partner.

  Gulfedge. The business and affairs of Gulfedge are managed by Old Edge, the general partner of Gulfedge. Old Edge may not withdraw as general partner without the consent of the partners whose capital contributions, in the aggregate, represent at least 60% of the capital contributions made to Gulfedge and may not sell, assign or otherwise transfer its interest without receiving such consent. The limited partners of Gulfedge do not have the right to remove the general partner.

  Edge Group. As provided for in the Joint Venture Agreement, the business and affairs of the Joint Venture are managed by Old Edge, as managing venturer, subject to obtaining the consent of Edge Group II with respect to certain actions. See "Information Concerning the Joint Venture." The Joint Venture Agreement does not provide for the removal of the managing venturer.

VOTING RIGHTS

  The Company. Under Delaware law and the Company's Certificate of Incorporation, stockholders have voting rights with respect to (i) the election of the relevant class of directors at annual stockholders' meetings,
(ii) the removal of directors for cause, (iii) certain mergers, consolidations and exchanges involving the Company, (iv) the sale of all or substantially all of the Company's assets other than in the ordinary course of business, (v) certain business combinations involving related parties, (vi) the dissolution of the Company and (vii) amendments to the Company's Certificate of Incorporation and Bylaws. Each share of Common Stock entitles its holder to cast one vote on each matter presented to stockholders. Stockholders may not act by written consent. With respect to (i) and (ii), see "--Management"; with respect to (iii), (iv) and (v), see "--Mergers and Other Fundamental Transactions"; with respect to (vi), see "--Mergers and Other Fundamental Transactions" and "--Right to Compel Dissolution"; and with respect to (vii), see "--Amendments to Organizational Documents."

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

  Old Edge. Under Texas law and Old Edge's Articles of Incorporation, and subject to the various voting agreements described under "--Management," shareholders have voting rights with respect to (i) the annual election of directors, (ii) the removal, with or without cause, and replacement of directors, (iii) certain mergers and share exchanges involving Old Edge, (iv) the sale of all or substantially all of the assets of Old Edge other than in the regular course of business, (v) the dissolution of Old Edge and (vi) amendments to Old Edge's Articles of Incorporation and bylaws. Each share of Old Edge Common Stock entitles its holder to cast one vote on each matter presented to shareholders. Shareholders of Old Edge may act without a meeting only by unanimous written consent. With respect to (i) and (ii), see "-- Management"; with respect to (iii) and (iv), see "--Mergers and Other Fundamental Transactions"; with respect to (v), see "--Mergers and Other Fundamental Transactions" and "--Right to Compel Dissolution"; and with respect to (vi), see "Amendments to Organizational Documents."

  Edge Group II. Under Connecticut law and the Edge Group II Partnership Agreement, limited partners have voting rights with respect to (i) certain transfers of a general partner's interest, (ii) the merger of Edge Group II,
(iii) the dissolution of Edge Group II and (iv) amendments to the partnership agreement. The affirmative vote of partners of Edge Group II whose aggregate capital contributions represent at least 60% of the aggregate capital contributions is required with respect to (i) above. A similar degree of consent is required with respect to (iv) above, except in certain circumstances when the consent of all of the partners is required. The affirmative vote of all of the general partners and by limited partners who own at least two-thirds of the interests in the profits of Edge Group II is required with respect to (ii) above. The consent of all of the partners of Edge Group II is required with respect to (iii) above. Partners may act by written consent in all of the foregoing instances.

  Gulfedge. Under Texas law and the Gulfedge Partnership Agreement, limited partners have voting rights with respect to (i) certain transfers of a general partner's interest, (ii) the dissolution of Gulfedge, and (iii) following recommendation by the general partner, amendments to the Gulfedge Partnership Agreement. The affirmative vote of partners of Gulfedge whose aggregate capital contributions represent at least 60% of the aggregate capital contributions is required with respect to (i) above. A similar degree of consent is required with respect to (iii) above, except in certain circumstances when the consent of all of the partners is required. The consent of all of the partners of Gulfedge is required with respect to (iii) above. Partners may act by written consent in all of the foregoing instances.

  Edge Group. The Joint Venture Agreement provides that it may be amended with the consent of all participants therein. The Joint Venture Agreement provides for Old Edge, as managing venturer, to make all decisions with respect to operations of the business, subject to obtaining the approval of Edge Group II with respect to certain matters. The Joint Venture Agreement does not otherwise provide for voting rights of the participants.

SPECIAL MEETINGS

  The Certificate of Incorporation of the Company provides that special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President or a majority of the Board of Directors of the Company. Special meetings of shareholders of Old Edge may be called by the Company's Chairman of the Board of Directors, the President, the Board of Directors or holders of at least 10% of the shares entitled to vote at the meeting. The laws of Connecticut and Texas, respectively, do not provide for meetings, special or otherwise, of partners in the absence of such a provision in the relevant partnership agreement. The Edge Group II and Gulfedge Partnership Agreements make no provision for meetings of the partners, special or otherwise. The Joint Venture Agreement and Texas law make no provision for meetings, special or otherwise, of participants in the Joint Venture.

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

  Amendments to the Certificate of Incorporation of the Company must be approved by the board of directors and by a majority of all stockholders entitled to vote and by a majority of all outstanding shares of any class

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

whose par value or number of authorized shares is increased or decreased or the powers, preferences or special rights of the shares of such class would be altered or changed thereby so as to affect them adversely. Amendments to the Articles of Incorporation of Old Edge must be approved by the board of directors and by the affirmative vote of the holders of at least two-thirds of all outstanding shares. As Old Edge has only one class of stock authorized, class voting provisions of Texas law are inapplicable. The Shareholders' Agreement provides that, in the event that an amendment to the bylaws of Old Edge is proposed to the shareholders thereof, Calaway Oil and Gas and Edge Holding Company shall decide how to vote in writing ahead of time or both vote their shares against such proposition. Amendments to each of the partnership agreements of Edge Group II and Gulfedge must be approved by the general partner and by partners who represent at least 60% of the aggregate capital contributions, except for amendments to certain provisions of each such agreement, which must be approved by all partners. Amendments to the Joint Venture Agreement must be approved by all of the participants.

MERGERS AND OTHER FUNDAMENTAL TRANSACTIONS

  The Company. Certain mergers, and a consolidation, dissolution or sale of all or substantially all of the assets of the Company must be approved by the holders of at least a majority of all outstanding capital stock entitled to vote. Under Delaware law, stockholders of the surviving corporation in a merger have no right to vote, except under limited circumstances, on the acquisition by merger directly into the surviving corporation of companies that are substantially smaller than the surviving corporation (i.e., where the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares outstanding immediately prior to the acquisition). Dissolution of the Company must be approved by the board of directors and holders of a majority of the outstanding capital stock entitled to vote thereon.

  Subject to certain exceptions, a publicly held Delaware corporation may not engage in a business combination (including a merger) with any "interested stockholder" for three years after such stockholder became an interested stockholder unless (i) the interested stockholder acquired at least 85% of the corporation's voting stock (excluding stock owned by directors who are also officers and stock held in certain employee stock plans) in the transaction that resulted in the stockholder becoming an interested stockholder or (ii) such business combination is approved by the board of directors and at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. An "interested stockholder" is generally defined as any person or entity that owns 15% or more of the corporation's voting stock. See "Description of Capital Stock of the Company."

  Old Edge. Mergers and share exchanges involving Old Edge, sales of all or substantially all of its assets not in the ordinary course of business and its dissolution must generally be approved by the board of directors and by two-thirds of all outstanding shares entitled to vote, except for (i) mergers between a corporation and subsidiaries owned 90% or more by such corporation and (ii) certain mergers in which the rights of holders are not significantly altered. The Shareholders' Agreement provides that, if a matter is presented to the shareholders of Old Edge requiring under Texas law the consent of 66 2/3% of such shares, Calaway Oil and Gas and Edge Holding Company shall decide how to vote in writing ahead of time or both vote their shares against such proposition.

  Edge Group II. The merger of Edge Group II with another limited partnership requires the affirmative vote of all of the general partners and of limited partners who own at least two-thirds of the interests in the profits of Edge Group II. The dissolution of Edge Group II would require the consent of all of the partners of Edge Group II.

  Gulfedge. Under Texas law, a limited partnership may not merge unless the relevant partnership agreement makes specific provision with respect thereto. The Gulfedge Partnership Agreement has no provision concerning merger. The dissolution of Gulfedge would require the consent of all of the partners of Gulfedge.

  Edge Group. The Joint Venture Agreement does not make any provision for the merger or consolidation of the Joint Venture. The sale of all or substantially all of the assets of the Joint Venture requires the consent of

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Old Edge and Edge Group II. See "Information Concerning the Joint Venture."
Dissolution under circumstances other than as provided for in the Joint Venture Agreement would require an amendment to the Joint Venture Agreement, to amend the term thereof, consented to by all of the participants.

DIVIDENDS AND DISTRIBUTIONS

  The Company and Old Edge. The Company does not expect to pay dividends on the Common Stock in the foreseeable future. Dividends may be paid if, as and when declared by the Board of Directors of the Company in its discretion, subject to legal and contractual limitations. Old Edge does not expect to pay dividends on its common stock in the foreseeable future. Dividends may be paid if, as and when declared by the Board of Directors of Old Edge in its discretion, subject to legal and contractual limitations.

  Edge Group II and Gulfedge. Neither Edge Group II nor Gulfedge has paid cash distributions. Neither Edge Group II nor Gulfedge expect to pay distributions in the foreseeable future, unless and until they receive net cash from the Joint Venture. Oil and gas properties will be distributed to Edge Group II and Gulfedge at or prior to the end of the two year windup period. It is expected that Edge Group II and Gulfedge would continue to hold these oil and gas properties. Some revenues would be retained by Edge Group II and Gulfedge as necessary for the operation of these oil and gas properties, and, if necessary, for the further development of the properties. Any remaining net revenue would generally be distributed to the respective partners of these partnerships.

  The Edge Group II Partnership Agreement provides initially for the general partners (in the aggregate) to be allocated 1% of all income, gains, losses, deductions and distributions, with the remaining 99% of such items to be allocated to the limited partners based on their relative capital accounts. Such agreement further provides that, at such time as the limited partners, in the aggregate, have recovered 150% of their capital contribution, the general partners (in the aggregate) are to be allocated 25% of such items, with the remaining 75% being allocated to the limited partners.

  In the case of Edge Group II, the general partners have the right to be reimbursed for all costs and expenses incurred in connection with such partnership. In addition, the general partners, in the aggregate, have the right to a management fee for each of the first five years of the partnership equal to 2% of the aggregate capital contributions of the limited partners. Thereafter, the general partners, in the aggregate, are entitled to 3% of the cash flow of the partnership as a management fee. The Gulfedge Partnership Agreement provides that items of income, gain, losses, deductions and distributions be allocated 1% to the general partner, with the remaining 99% of such items to be allocated to the limited partners, based on their relative capital accounts. Such agreement also provides that Gulfedge reimburse Old Edge for all reasonable expenses and costs incurred in connection with the business of Gulfedge. Old Edge does not have the right to receive any management fees or other form of compensation. Limited partners generally have no right to compel a partnership or the general partners to make distributions. See "--Liquidation Rights."

  Edge Group. The Joint Venture's initial sharing ratio, which determines the allocation of net income and other items, as well as the allocation of distributable cash, was approximately 29.1%, 67.3%, 2.3% and 1.3% for Old Edge, Edge Group II, Gulfedge and Edge Group, respectively. Such ratio is subject to two shifts as described under "Information Concerning the Joint Venture." The Joint Venture Agreement provides that, subject to restrictions on distributions provided for in debt instruments of the Joint Venture, the managing venturer, shall, upon the demand of Edge Group II, as soon as practicable, but no less frequently than annually, make distributions of one-half of the "excess net cash flow," which is the annual net income of the Joint Venture less (i) 20% of the book value of intangible assets and (ii) any amounts paid or anticipated to be paid within the twelve months subsequent to the most recent determination of net income. There have been no distributions to date and the covenants of the Revolving Credit Facility restricted any such distributions of excess net cash flow. It is not anticipated that any distributions will be made prior to the beginning of the two-year windup period of the Joint Venture that commences with its December 1996 dissolution. During such windup period, substantially all of the assets of the Joint Venture will be distributed to the venturers in accordance with the applicable sharing ratios or as provided for in the Joint Venture Agreement, as amended. The terms of the Joint Venture Agreement,

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as amended, specifying the terms of such distributions are described under
"Information Concerning the Joint Venture."

LIQUIDATION RIGHTS

  The Company and Old Edge. Upon liquidation, dissolution or winding up of the affairs of either of the Company or Old Edge, such company's assets remaining after provision for payment of creditors are distributable pro rata among the holders of such company's common stock.

  Edge Group II. Under the Edge Group II Partnership Agreement, property and cash remaining upon liquidation after provision for payment for the partnership's creditors are to be allocated 99% to the limited partners on the basis of their capital contributions and 1% (in the aggregate) to the general partners until the value of all prior distributions and such liquidating distributions to the limited partners is equal to 150% of the limited partners' capital contributions. Thereafter, distributions are allocated 75% to the limited partners on the basis of their relative capital contributions and 25% to the general partners.

  Gulfedge. In a liquidation of Gulfedge, available cash and property would be distributed in proportion to the respective capital accounts of the partners, following provision for the contingent and other liabilities of the partnership.

  Edge Group. The Joint Venture Agreement contains lengthy provisions regarding the allocation of debt and assets upon its dissolution and windup, which are described under "Information Concerning the Joint Venture." Generally, such provisions provide for the distribution of the assets of the Joint Venture to its participants based on applicable sharing ratios.

LIMITED LIABILITY

  Shares of Common Stock will be fully paid and nonassessable. Stockholders generally will not have personal liability for obligations of the Company. Shares of Old Edge Common Stock are fully paid and nonassessable. Shareholders generally do not have personal liability for obligations of Old Edge. The limited partners of Edge Group II and Gulfedge generally do not have personal liability for obligations of their respective partnerships. The general partners of Edge Group II are generally jointly and severally liable for obligations of Edge Group II. Under Texas law, Edge Group's interest in the Joint Venture is a general partner interest and, as such, Edge Group is jointly and severally liable, along with the other participants in the Joint Venture, for obligations of the Joint Venture.

CONTINUITY OF EXISTENCE

  Under Delaware law, the Company has perpetual existence. The Articles of Incorporation of Old Edge provide for perpetual existence. The Edge Group II Partnership Agreement provides for such partnership to continue in existence until December 31, 2025, unless earlier terminated or extended in accordance with such agreement. The Gulfedge Partnership Agreement provides for such partnership to continue in existence until December 31, 2020, unless earlier terminated or extended in accordance with such agreement. The Joint Venture Agreement, as amended, provides for the Joint Venture to continue in existence until December 31, 1996, unless earlier terminated or extended in accordance with such agreement. A Joint Venture windup period of two years is anticipated.

FINANCIAL REPORTING

  Following the Offering, the Company will be subject to the reporting requirements of the Exchange Act and file annual and quarterly reports thereunder. None of Old Edge, Edge Group II, Gulfedge or the Joint Venture is subject to the reporting requirements of the Exchange Act. Pursuant to the Joint Venture Agreement, Old Edge prepares and delivers to Edge Group II certain periodic and annual financial reports and budgets. In addition, the

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Joint Venture Agreement requires the Company, as the managing venturer, to deliver annual and quarterly financial reports to all participants in the Joint Venture.

REDEMPTION

  None of the Common Stock or the partnership interests in Edge Group II, Gulfedge or the Joint Venture are subject to mandatory redemption by either the holder or issuer. Generally, the Old Edge Common Stock is not subject to mandatory redemption by either the holder or Old Edge. Old Edge has an option to purchase 842.8 shares of Old Edge Common Stock on January 15, 1997 at a price of approximately $135.26 per share. Another shareholder of Old Edge has the right to require Old Edge to purchase its 5,263 shares of Old Edge Common Stock at a formula price at any time before March 31, 1998. See "Certain Transactions--RIMCO Interests."

CONVERSION RIGHTS

  None of the Common Stock, the Old Edge Common Stock or the partnership interests in Edge Group II, Gulfedge or the Joint Venture are convertible into any other securities.

RIGHT TO COMPEL DISSOLUTION

  Stockholders of the Company may authorize dissolution without prior action by the board of directors only by unanimous consent of all stockholders. Shareholders of Old Edge may compel the dissolution of the corporation by unanimous written consent. The limited partners of each of Edge Group II and Gulfedge may not compel the dissolution of such partnership absent the consent of all general partners of such partnership. Dissolution of the Joint Venture would require the consent of all of its participants.

LIQUIDITY, MARKETABILITY AND RESTRICTIONS ON TRANSFER

  The Company. The Common Stock will be freely transferrable and application has been made for listing the Common Stock on the Nasdaq National Market. As required by the Underwriters as a condition to the Offering, the Bylaws of the Company prohibit persons receiving shares of Common Stock in the Combination Agreement Transactions from selling any of their shares for a period of at least 180 days after the completion of the Offering. See "Description of Capital Stock of the Company."

  Old Edge, Edge Group II and Gulfedge. There is no public market for any of the outstanding shares of Old Edge, or the partnership interests of Edge Group II, Gulfedge and the Joint Venture. Because such shares and partnership interests are not registered under the Securities Act or under the laws of any state, such shares and partnership interests may not be transferred without registration unless an exemption from all applicable registration requirements is available. In addition, the transfer or assignment of limited partner interests in each of Edge Group II and Gulfedge is prohibited without the consent of the general partner of such partnership. These consents have been obtained for the transfers pursuant to the Combination Agreement Transactions. A limited partner of either of Edge Group II or Gulfedge may assign its rights to distributions pursuant to its partnership interest, without the consent of the general partner thereof.

  Edge Group. The sale, assignment, transfer or encumbrance of interests in the Joint Venture requires the consent of all of the other participants in the Joint Venture. However, a participant in the Joint Venture may pledge its right to up to one-half of the revenue arising from its interest, subject to certain conditions. The consent of each of the other members of the Joint
Venture: Edge Group II, Old Edge and Gulfedge, has been obtained with respect to the proposed transfer of Edge Group's Joint Venture interest to the Company.

CERTAIN LEGAL RIGHTS OF SECURITYHOLDERS AND LIMITATIONS ON LIABILITY OF
MANAGEMENT

  The Company. Delaware law affords stockholders of a corporation the right to institute legal action on behalf of the corporation (a shareholder derivative action) to recover damages from a third party or a director

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when the board of directors of such corporation has failed to institute an action against third parties or directors of the corporation. In addition, a stockholder may institute legal action on behalf of himself or all other similarly situated shareholders (a class action) to recover damages from directors for violations of their fiduciary duties. Stockholders may also have rights to bring actions in federal courts to enforce federal rights.

  Under Delaware law, a corporation's charter or certificate of incorporation may contain a provision which, subject to the limitations described below, would limit or eliminate a director's personal liability to the corporation or its shareholders for monetary damages for breach of his or her fiduciary duty. Delaware law prohibits the limitation of liability of a director (i) for breaches of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for transactions from which the director derived an improper personal benefit or (iv) for the payment of unlawful dividends or expenditure of funds for unlawful stock purchase or redemptions. The Company's Certificate of Incorporation eliminates liability for monetary damages for breach of the director's fiduciary duty of care to the fullest extent permitted under Delaware law.

  Delaware law contains provisions setting forth conditions under which a corporation may indemnify its directors and officers. Delaware law generally provides for indemnification if the person acted in good faith and in a manner he or she reasonably believed to be in, or in some cases at least not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Under Delaware law, indemnification of directors and officers is permissive except that an officer or director of a corporation must be indemnified against expenses if he or she is successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. A corporation may not indemnify, except in certain cases for expenses only, a director or officer of the corporation in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation. Delaware law permits indemnification in such a case if the Delaware Court of Chancery or the court in which such action or suit was brought determines that the person is fairly and reasonably entitled to indemnification ("Adjudicated Indemnification"). Reasonable expenses may be indemnified in advance under certain circumstances under Delaware law. The Company's Bylaws provide that the Company shall indemnify and advance expenses to its directors and executive officers to the fullest extent permitted by law. The Bylaws include related provisions meant to facilitate the indemnitee's receipt of such benefits. In addition, the Company intends to enter into indemnification agreements with its directors and executive officers and purchase directors' and officers' liability insurance.

  Old Edge. The rights of shareholders under Texas law to bring a derivative action or an action for breach of fiduciary duty are analogous to those under Delaware law. Texas law and the Articles of Incorporation of Old Edge prohibit the limitation of liability of a director for (1) a breach of the director's duty of loyalty to the corporation or its shareholders or members; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute.

  Texas law has provisions similar to that of Delaware with respect to permissible, mandatory and prohibited indemnification, except that no exception analogous to Adjudicated Indemnification exists and under Texas law, a corporation also may not indemnify a director or officer in connection with a proceeding in which such a person was found liable on the basis that personal benefit was improperly received by such person. Reasonable expenses may also be indemnified for in advance under certain circumstances under Texas law. The Old Edge Bylaws provide that Old Edge shall indemnify and advance expenses to persons who were or are directors or officers of Old Edge under all circumstances under which indemnification is permissible under current Texas law.

  Edge Group II and Gulfedge. Under Texas and Connecticut law, a limited partner may bring an action against a general partner, upon a showing of the breach of its fiduciary duty, to recover his capital contribution

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

or to seek an accounting and dissolution of the partnership. Rights of action against a general partner by or on behalf of the limited partners, seeking damages or other relief for any breach of these duties are provided for in the partnership agreements of each of Edge Group II and Gulfedge.

  The partnership agreements of each of Edge Group II and Gulfedge provide that the partnership will indemnify a general partner thereof against any loss or liability resulting from good faith acts or omission to act on behalf of the partnership and, in any event, to the extent permissible under the laws of the State of Connecticut or Texas, as the case may be. The partnership agreements of Edge Group II and Gulfedge provide that a general partner thereof shall not have any liability for any failure or misfeasance on his part, other than a willful failure or misfeasance with respect to obligations under such agreement. Each such partnership agreement also specifically provides that, whenever a conflict of interests exists between the general partner and the partnership or a limited partner, the general partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest, any customary or accepted industry practices, and any applicable generally accepted accounting or engineering practices or principles, and in the absence of bad faith by the general partner, the resolution, action or terms so made, taken or provided by the general partner shall not constitute a breach of such partnership agreement, or any other agreement contemplated therein or a breach of any standard of care or duty imposed in such partnership agreement or under Texas or Connecticut law, as the case may be, or any other applicable law, rule or regulation.

  Edge Group. Generally under Texas law, one general partner may sue another for breach of fiduciary duty. The Joint Venture Agreement provides that no venturer shall have any liability to the Joint Venture or to the other venturers for its negligent conduct, and the negligence of a venturer shall not be deemed a breach by a venturer of its fiduciary obligations to the Joint Venture or any other venturer.

  The Joint Venture Agreement provides that the Joint Venture shall indemnify (to the extent of the assets of the Joint Venture and without recourse to any of the venturers) any venturer with respect to any proceeding involving an alleged cause of action for liability or damages arising out of the ordinary and proper conduct of the business of the Joint Venture or, on a limited basis, the conduct of another business in which the Joint Venture has an economic interest. Such agreement provides that the use of the term "proper" does not exclude indemnification for instances involving the negligence, breach of trust or fiduciary duty and specifically provides that the indemnification provision shall apply notwithstanding the negligence of the venturer seeking indemnification. In any action in which the Joint Venture sues any of the venturers or in which one venturer sues any other venturer or the Joint Venture for any reason arising out of or connected with the Joint Venture Agreement, the losing party is required to bear the fees and expenses of the prevailing party. The Joint Venture Agreement provides for the advancement of expenses under certain circumstances. The Joint Venture Agreement, as amended, provides for indemnification of Old Edge in connection with the management or operation of certain properties.

RIGHT TO LIST OF HOLDERS; INSPECTION OF BOOKS AND RECORDS

  Under Delaware law, any stockholder of the Company may, upon written demand and for a proper purpose, inspect and copy the Company's stock ledger, a list of its stockholders, and its other books and records. Under Texas law, upon written request, at reasonable times and for a proper purpose, any person who has been a shareholder for at least six months or is the holder of at least 5% of the outstanding shares of capital stock of Old Edge has the right to examine and copy relevant books of account, minutes and share transfer records, including a list of current shareholders. Under Texas and Connecticut law, each partner of Gulfedge or Edge Group II, respectively, has the right, upon written request, to inspect and copy, among other things, a list of the partners with their respective addresses and ownership interests, the limited partnership's tax returns, and the books and records of account. Under Texas law and the terms of the Joint Venture Agreement, the financial books and records and tax returns are available at the Joint Venture's principal office for inspection and copying by any venturer.

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DISSENTERS' RIGHTS OF APPRAISAL

  The Company and Old Edge. Under Texas law, any shareholder may dissent from mergers and sales of substantially all of the corporation's assets which require shareholder consent, except that a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (i) the shares held by shareholders are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of the merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received. Unless otherwise provided in the certificate of incorporation, under Delaware law stockholders are generally not entitled to dissenters' appraisal rights upon a sale of all or substantially all of the assets of the corporation not made in the usual and regular course of its business, as they are under Texas law. Stockholders of a Delaware corporation are entitled to similar dissenters' rights; however, in certain circumstances, under Delaware law no dissenters' appraisal rights are available to the holders of shares of any class or series of stock of a constituent corporation in a merger or consolidation that, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders. Under Delaware law, stockholders of a constituent corporation surviving a merger are not entitled to appraisal rights if the merger did not require stockholder approval. In addition, under Delaware law, a stockholder is entitled to appraisal rights under the foregoing circumstances if such stockholder is required by the terms of an agreement of merger or consolidation to accept for such shares anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares of the corporations described in the foregoing clauses (a) and (b), or (d) any combination of the foregoing.

  Edge Group II. Neither Connecticut law nor the Edge Group II Partnership Agreement provides a mechanism for partners of Edge Group II to seek a judicial determination of the fair value of their interests in the event of a merger, share exchange or sale of assets.

  Gulfedge and Edge Group. None of Texas law, the Gulfedge Partnership Agreement or the Joint Venture Agreement provides a mechanism for the partners of Gulfedge or the Joint Venture, respectively, to seek a judicial determination of the fair value of their interests in the event of a merger, share exchange or sale of assets.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

  The Company's authorized capital stock consists of 40,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. Following consummation of the Offering and the Combination Transactions there will be approximately 6,682,000 shares of Common Stock outstanding (assuming the over-allotment option of the underwriters for the Offering is not exercised and that all parties accept shares of Common Stock in the Combination Transactions), and no shares of Preferred Stock will be outstanding. The following summary does not purport to be complete, and reference is made to the more detailed provisions of the Company's Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws, which are filed as exhibits to the registration statement of which this Joint Proxy and Consent Solicitation Statement/Prospectus is a part.

COMMON STOCK

  The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, each share being entitled to one vote. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy" for information regarding dividend policy.

PREFERRED STOCK

  The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of Preferred Stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Board of Directors is authorized to fix and determine the powers, designations, preferences and relative, participating, optional or other rights (including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any Series or other securities, redemption provisions and sinking fund provisions) between series and between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights.

  Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the Company's securities are traded.

OTHER MATTERS

  Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware

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

law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

  The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The Company's Bylaws provide indemnification to the Company's officers and directors and certain other persons with respect to certain matters, and the Company has entered into agreements with each of its directors providing for indemnification with respect to certain matters.

  The Certificate of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the President or by a majority of the Board of Directors of the Company.

  The Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors serving for staggered three-year terms. As a result, approximately one-third of the Company's Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders' meeting following the date the acquiror obtains the controlling interest. See "Management."

  The Certificate of Incorporation provides that the number of directors will be no greater than 12 and no less than three. The Certificate of Incorporation further provides that directors may be removed only for cause (as defined in the Certificate of Incorporation), and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of the Certificate of Incorporation authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees. The Company's Bylaws also provide that the Board of Directors will include at least a majority of directors who are not employees of the Company. In addition, the Bylaws provide that the Compensation Committee will consist solely of members who are not employees of the Company and the Audit Committee will include at least a majority of members who are not employees of the Company.

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii)

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

following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. No stockholder will be subject to the restrictions of Section 203 with respect to the Common Stock as a result of the Combination Transactions.

STOCKHOLDER PROPOSALS

  The Company's Bylaws contain provisions requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders, and providing for certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors of the Company. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Securities Transfer & Trust, Inc.

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

                             PLAN OF DISTRIBUTION

  This Joint Proxy and Consent Solicitation Statement/Prospectus covers the issuance of the shares of Common Stock issued in the Combination Agreement Transactions. This Joint Proxy and Consent Solicitation Statement/Prospectus also covers the transfer by the general partners of Edge Group II of a portion of the shares of Common Stock received by the general partners of Edge Group II in exchange for the general partner interests in Edge Group II (i) to Mr. James C. Calaway as the lender and Southwest Minerals, Inc. Defined Pension Plan, Calaway Petroleum Int., Inc., Mr. Michael Gottesman, Antwerp Diamond Distributors, Inc., Geiger Energy and Technology Employee Retirement Fund and Mr. Joel Davis as the participants (collectively with Mr. James C. Calaway, the "1991 Loan Participants") under a Loan Agreement dated April 7, 1991 between the general partners of Edge Group II and Mr. James C. Calaway (the "1991 Loan Agreement"); (ii) to Mr. James C. Calaway as the lender and Ms. Toby Gottesman as the participant (collectively with Mr. James C. Calaway, the "1993 Loan Participants") pursuant to a Loan Agreement dated October 1, 1993 between the general partners of Edge Group II and Mr. James C. Calaway, as amended (the "1993 Loan Agreement"); (iii) to the 1993 Loan Participants pursuant to the Addendum to Loan Agreement dated April 26, 1994 (the "Addendum to the 1993 Loan Agreement") by and among the General Partners and Mr. James
C. Calaway as the lender thereunder; and (iv) to Mr. David B. Benedict pursuant to a Loan Agreement dated February 17, 1993, as amended on March 4, 1996 (the "Benedict Agreement"), between the general partners of Edge Group II and Mr. Benedict. Under the 1991 Loan Agreement, the 1991 Loan Participants are each entitled to receive (i) one-half of the rights of the general partners of Edge Group II to receive revenues and distributions plus one-half of the management fee under the Edge Group II Partnership Agreement, multiplied by (ii) a fraction (A) the numerator of which is an amount equal to the total amount of the loan outstanding under the 1991 Loan Agreement on July 15, 1991 with respect to each 1991 Loan Participant ($80,508.92 for Mr. James
C. Calaway; $156,041.18 for Southwest Minerals Inc. Defined Pension Plan; $286,075.49 for Calaway Petroleum Int., Inc.; $83,231.96 for Mr. Michael Gottesman; $62,416.47 for Antwerp Diamond Distributors; $62,936.61 for Geiger Energy and Technology Employee Retirement Fund; and $24,966.59 for Mr. Joel Davis) divided by $60,500 (the amount initially contributed by each limited partner of Edge Group II with respect to each Edge Group II Unit) and (B) the denominator of which is 189 (the total number of outstanding Edge Group II Units). In the event of a transfer of the general partner interests in Edge Group II, the 1991 Loan Participants are each entitled to receive a portion of the proceeds of such transfer equal to the total amount of such proceeds multiplied by one-half of the fraction referred to in clause (ii) of the preceding sentence. Under the 1993 Loan Agreement, the 1993 Loan Agreement Participants are each entitled to receive an amount equal to (i) the net income after payout of Edge Group II (i.e., after an amount equal to 150% of the total amount contributed by all limited partners of Edge Group II has been distributed to the limited partners of Edge Group II), payable out of the after payout interest of the general partners of Edge Group II, multiplied by
(ii) the product of (A) an amount equal to the total amount loaned under the 1993 Loan Agreement with respect to each 1993 Loan Agreement Participant ($150,000 for Mr. James C. Calaway and $25,000 for Ms. Toby Gottesman) divided by the total amount loaned under the 1993 Loan Agreement ($175,000), multiplied by (B) 0.381344%. In the event of a transfer of the general partner interests in Edge Group II, the 1993 Loan Agreement Participants are each entitled to receive a portion of the proceeds of such transfer equal to (i) the total amount of such proceeds, minus the Payout Amount, minus the Management Fee Amount, multiplied by (ii) four, multiplied by (iii) the product referred to in clause (ii) of the preceding sentence. Under the Addendum to the 1993 Loan Agreement, Mr. James C. Calaway is entitled to receive an amount equal to (i) the net income after payout of Edge Group II, payable out of the after payout interest of the general partners of Edge Group II, multiplied by (ii) 0.245196%. In the event of a transfer of the general partner interests in Edge Group II, Mr. James C. Calaway is entitled to receive a portion of the proceeds of such transfer equal to (i) the total amount of such proceeds, minus the Payout Amount, minus the Management Fee Amount, multiplied by (ii) four, multiplied by (iii) 0.245196%. Under the Benedict Agreement, Mr. Benedict is entitled to receive an amount equal to the product of (i) 1.063830% multiplied by (ii) the amount distributed with respect to the general partner interest in Edge Group II with respect to their after payout interest in Edge Group II. In the event of a transfer of the general partner interests in Edge Group II, Mr. Benedict is entitled to receive a portion of the proceeds of such transfer equal to (i) the total amount of such proceeds, minus the Payout Amount, minus the Management Fee Amount, multiplied by (ii) 1.063830%.

  Assuming an IPO price in the Offering of $16.00 per share of Common Stock, the general partners of Edge Group II will transfer (i) 5,838 shares of Common Stock to Mr. James C. Calaway pursuant to the 1991 Loan Agreement, the 1993 Loan Agreement and the Addendum to the 1993 Loan Agreement, (ii) 2,468 shares of Common Stock to Southwest Minerals Inc. Defined Pension Plan pursuant to the 1991 Loan Agreement, (iii) 4,524 shares of Common Stock to Calaway Petroleum Int., Inc. pursuant to the 1991 Loan Agreement, (iv) 1,316 shares of Common Stock to Mr. Michael Gottesman pursuant to the 1991 Loan Agreement, (v) 987 shares of Common Stock to Antwerp Diamond Distributors pursuant to the 1991 Loan Agreement, (vi) 995 shares of Common Stock to Geiger Energy and Technology Employees Retirement Fund pursuant to the 1991 Loan Agreement, (vii) 395 shares of Common Stock to Mr. Joel Davis pursuant to the 1991 Loan Agreement, (viii) 435 shares of Common Stock to Ms. Toby Gottesman pursuant to the 1993 Loan Agreement and (ix) 2,122 shares of Common Stock to Mr. Benedict pursuant to the Benedict Agreement.

  No commissions, fees or other compensation will be paid in connection with the transfer of such shares to the lenders. The expenses of such transfer will be paid by the Company.

  The Edge Group II Exchange Offer, the Gulfedge Exchange Offer and the Purchase Offer are not being made to, nor will tenders be accepted from or on behalf of, partners of Edge Group II or Gulfedge or Edge Group in any jurisdiction in which the making of the Edge Group II Exchange Offer, the Gulfedge Exchange Offer and the Purchase Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Edge Group II Exchange Offer, the Gulfedge Exchange Offer and the Purchase Offer in any such jurisdiction and extend the Edge Group II Exchange Offer, the Gulfedge Exchange Offer and the Purchase Offer to partners of Edge Group II or Gulfedge or Edge Group in such jurisdiction. In any jurisdiction where securities or blue sky laws require the Edge Group II Exchange Offer, the Gulfedge Exchange Offer and the Purchase Offer to be made by a licensed broker or dealer, the Edge Group II Exchange Offer, the Gulfedge Exchange Offer and the Purchase Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Company not contained in this Joint Proxy and Consent Solicitation Statement/Prospectus or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                 LEGAL MATTERS

  Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas. The federal income tax consequences of the Combination Agreement
Transactions will be passed upon for the Company by          .

                                    EXPERTS

  The Combined Financial Statements of Old Edge, affiliated entities and direct interests and the Financial Statements with respect to each of Old Edge, Edge Group II, Gulfedge and the Joint Venture as of December 31, 1995 and 1994 for each of the three years in the period ended December 31, 1995 and the Balance Sheet of the Company as of December 2, 1996, each of which is included in this Joint Proxy and Consent Solicitation Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The letter report of Ryder Scott included as Annex E to this Joint Proxy and Consent Solicitation Statement/Prospectus and certain information with respect to the Company's, the Joint Venture's, Old Edge's, Edge Group II's, Edge Group's and Gulfedge's oil and natural gas reserves derived therefrom have been included herein in reliance upon such firm as experts with respect to such matters.

                             AVAILABLE INFORMATION

  The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company has filed a Registration Statement on Form S-4 (the "Form S-4 Registration Statement") under the Securities Act with the Commission with respect to the Combination Agreement Transactions. The Company has also filed a Registration Statement on Form S-1 (the "Form S-1 Registration Statement") under the Securities Act with the Commission with respect to the Offering. This Joint Proxy and Consent Solicitation Statement/Prospectus, filed as part of the Form S-4 Registration Statement, does not contain all of the information set forth in the Form S-4 Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission, and reference is hereby made to such omitted information. Statements made in this Joint Proxy and Consent Solicitation Statement/Prospectus concerning any document filed as an exhibit to the Form S-4 Registration Statement are not necessarily complete, and in each instance reference is made to such exhibit for a complete statement of its provisions. The Form S-4 Registration Statement, the Form S-1 Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any portion of the Form S-4 Registration Statement and the Form S-1 Registration Statement can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

                      GLOSSARY OF CERTAIN INDUSTRY TERMS

  The definitions set forth below shall apply to the indicated terms as used in this Joint Proxy and Consent Solicitation Statement/Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

  After Payout. With respect to an oil or gas interest in a property, refers to the time period after which the costs to drill and equip a well have been recovered.

  Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

  Bbls/d. Stock tank barrels per day.

  Bcf. Billion cubic feet.

  Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

  Before Payout. With respect to an oil or gas interest in a property, refers to the time period before which the costs to drill and equip a well have been recovered.

  Completion. The installation of permanent equipment for the production of oil or gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

  Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

  Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

  Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

  Exploratory well. A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

  Farm-in or farm-out. An agreement whereunder the owner of a working interest in an oil and natural gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

  Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

  Finding costs. Costs associated with acquiring and developing proved oil and natural gas reserves which are capitalized by the Company pursuant to generally accepted accounting principles, including all costs involved in acquiring acreage, geological and geophysical work and the cost of drilling and completing wells.

  Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

  MBbls. One thousand barrels of crude oil or other liquid hydrocarbons.

  MBbls/d. One thousand barrels of crude oil or other liquid hydrocarbons per day.

  Mcf. One thousand cubic feet.

  Mcf/d. One thousand cubic feet per day.

  Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

  MBbls. One thousand barrels of crude oil or other liquid hydrocarbons.

  MMcf. One million cubic feet.

  MMcf/d. One million cubic feet per day.

  MMcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been higher or substantially higher for crude oil than natural gas on an energy equivalent basis.

  Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

  Normally pressured reservoirs. Reservoirs with a formation-fluid pressure equivalent to 0.465 psi per foot of depth from the surface. For example, if the formation pressure is 4,650 psi at 10,000 feet, then the pressure is considered to be normal.

  Over-pressured reservoirs. Reservoirs subject to abnormally high pressure as a result of certain types of subsurface formations.

  Petrophysical study. Study of rock and fluid properties based on well log and core analysis.

  Present value. When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to nonproperty-related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

  Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

  Proved developed nonproducing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

  Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

  Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

  Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

  Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

  Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

  Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

  Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

  Royalty interest. An interest in an oil and natural gas property entitling the owner to a share of oil or gas production free of costs of production.

  3-D seismic. Advanced technology method of detecting accumulations of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

  Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

  Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

  Workover. Operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
EDGE PETROLEUM CORPORATION UNAUDITED PRO FORMA COMBINED FINANCIAL
 STATEMENTS:
  Pro Forma Combined Balance Sheet (Unaudited), September 30, 1996........  F-3
  Notes to Unaudited Pro Forma Combined Financial Statements..............  F-5
EDGE PETROLEUM CORPORATION (A DELAWARE CORPORATION):
  Independent Auditors' Report............................................  F-7
  Balance Sheet, December 2, 1996.........................................  F-8
  Notes to Balance Sheet..................................................  F-9
EDGE PETROLEUM CORPORATION (A TEXAS CORPORATION), AFFILIATED ENTITIES AND
 DIRECT INTERESTS:
  Independent Auditors' Report............................................ F-10
  Combined Balance Sheets, December 31, 1995 and 1994..................... F-11
  Combined Statements of Operations for the Years Ended December 31, 1995,
   1994 and 1993.......................................................... F-12
  Combined Statements of Equity for the Years Ended December 31, 1995,
   1994 and 1993.......................................................... F-13
  Combined Statements of Cash Flows for the Years Ended December 31, 1995,
   1994 and 1993.......................................................... F-14
  Notes to Combined Financial Statements.................................. F-15
  Combined Balance Sheets, September 30, 1996 (Unaudited) and December 31,
   1995................................................................... F-25
  Combined Statements of Operations (Unaudited) for the Nine Months Ended
   September 30, 1996 and 1995............................................ F-26
  Combined Statements of Cash Flows (Unaudited) for the Nine Months Ended
   September 30, 1996 and 1995............................................ F-27
  Notes to Unaudited Combined Financial Statements........................ F-28
EDGE JOINT VENTURE II (JOINT VENTURE)
  Independent Auditors' Report............................................ F-29
  Balance Sheets, December 31, 1995 and 1994.............................. F-30
  Statements of Operations for the Years Ended December 31, 1995, 1994 and
   1993................................................................... F-31
  Statements of Venturers' Capital (Deficit) for the Years Ended December
   31, 1995, 1994 and 1993................................................ F-32
  Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and
   1993................................................................... F-33
  Notes to the Financial Statements....................................... F-34
  Balance Sheets, September 30, 1996 (Unaudited) and December 31, 1995.... F-42
  Statements of Operations (Unaudited) for the Nine Months Ended September
   30, 1996 and 1995...................................................... F-43
  Statements of Cash Flows (Unaudited) for the Nine Months Ended September
   30, 1996 and 1995...................................................... F-44
  Notes to Unaudited Financial Statements................................. F-45
EDGE PETROLEUM CORPORATION, A TEXAS CORPORATION (OLD EDGE)
  Independent Auditors' Report............................................ F-46
  Consolidated Balance Sheets, December 31, 1995 and 1994................. F-47
  Consolidated Statements of Operations for the Years Ended December 31,
   1995, 1994 and 1993.................................................... F-48
  Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 1995, 1994 and 1993....................................... F-49
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1995, 1994 and 1993.................................................... F-50
  Notes to the Consolidated Financial Statements.......................... F-51
  Consolidated Balance Sheets, September 30, 1996 (Unaudited) and December
   31, 1995............................................................... F-58
  Consolidated Statements of Operations (Unaudited) for the Nine Months
   Ended September 30, 1996 and 1995...................................... F-59
  Consolidated Statements of Cash Flows (Unaudited) for the Nine Months
   Ended September 30, 1996 and 1995...................................... F-60
  Notes to Consolidated Unaudited Financial Statements.................... F-61
EDGE GROUP II LIMITED PARTNERSHIP (EDGE GROUP II)
  Independent Auditors' Report............................................ F-62
  Consolidated Balance Sheets, December 31, 1995 and 1994................. F-63
  Consolidated Statements of Operations for the Years Ended December 31,
   1995, 1994 and 1993.................................................... F-64
  Consolidated Statements of Partners' Capital (Deficit) for the Years
   Ended December 31, 1995, 1994 and 1993................................. F-65
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1995, 1994 and 1993.................................................... F-66
  Notes to the Consolidated Financial Statements.......................... F-67
  Consolidated Balance Sheets, September 30, 1996 (Unaudited) and December
   31, 1995............................................................... F-75
  Consolidated Statements of Operations (Unaudited) for the Nine Months
   Ended September 30, 1996 and 1995...................................... F-76
  Consolidated Statements of Cash Flows (Unaudited) for the Nine Months
   Ended September 30, 1996 and 1995...................................... F-77
  Notes to Consolidated Unaudited Financial Statements.................... F-78
GULFEDGE LIMITED PARTNERSHIP (GULFEDGE)
  Independent Auditors' Report............................................ F-79
  Balance Sheets, December 31, 1995 and 1994.............................. F-80
  Statements of Operations for the Years Ended December 31, 1995, 1994 and
   1993................................................................... F-81
  Statements of Partners' Capital (Deficit) for the Years Ended December
   31, 1995, 1994 and 1993................................................ F-82
  Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and
   1993................................................................... F-83
  Notes to the Financial Statements....................................... F-84
  Balance Sheets, September 30, 1996 (Unaudited) and December 31, 1995.... F-92
  Statements of Operations (Unaudited) for the Nine Months Ended September
   30, 1996 and 1995...................................................... F-93
  Statements of Cash Flows (Unaudited) for the Nine Months Ended September
   30, 1996 and 1995...................................................... F-94
  Notes to Unaudited Financial Statements................................. F-95

                           EDGE PETROLEUM CORPORATION
                    (A RECENTLY FORMED DELAWARE CORPORATION)

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following unaudited Pro Forma Combined Balance Sheet and notes to unaudited Pro Forma Combined Financial Statements are presented to show the pro forma effects of the proposed Combination (as defined in Note 2) hereto and Offering in which Edge Petroleum Corporation, a recently formed Delaware corporation (the "Company"), will issue up to 4,682,273 shares of its common stock for the combined net assets of Edge Petroleum Corporation (a Texas corporation) ("Old Edge"), affiliated entities and direct interests and will issue 2,000,000 shares of previously unissued common stock in a public offering of shares. For a more complete description of these transactions see Note 2 hereto.

  Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited Pro Forma Combined Financial Statements. The unaudited Pro Forma Combined Balance Sheet of the Company was prepared utilizing the combined historical financial statements of the combined predecessor entities as described in Note 2 hereto. Note 3 to the unaudited Pro Forma Combined Financial Statements discloses the pro forma effects of the Combination and the Offering on the historical income statement of the combined predecessor entities. The unaudited Pro Forma Combined Financial Statements are not necessarily indicative of the results of future operations of the Company and should be read in conjunction with the historical combined financial statements of Old Edge, affiliated entities and direct interests appearing elsewhere in this Prospectus.

                           EDGE PETROLEUM CORPORATION
                    (A RECENTLY FORMED DELAWARE CORPORATION)

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                               SEPTEMBER 30, 1996

                             EDGE
                           PETROLEUM
                          CORPORATION  COMBINED                PRO FORMA                   PRO FORMA
                          DECEMBER 2, PREDECESSOR  PRO FORMA    FOR THE    PRO FORMA        FOR THE
         ASSETS              1996      ENTITIES   ADJUSTMENTS COMBINATION ADJUSTMENTS      OFFERING
         ------           ----------- ----------- ----------- ----------- -----------     -----------
CURRENT ASSETS:
  Cash and cash
   equivalents..........    $1,000    $   930,581             $   931,581 $19,560,010 (4) $20,491,591
  Accounts receivable,
   trade................                1,649,557               1,649,557                   1,649,557
  Accounts receivable,
   joint interest
   owners...............                2,375,953               2,375,953                   2,375,953
  Receivables from
   related parties......                  183,288                 183,288                     183,288
  Other current assets..                  134,967                 134,967                     134,967
  Advance to
   stockholder..........                    3,371                   3,371                       3,371
                            ------    -----------   -------   ----------- -----------     -----------
   Total current assets.     1,000      5,277,717               5,278,717  19,560,010      24,838,727
PROPERTY AND EQUIPMENT,
  Net--full cost method
   of accounting for oil
   and gas property.....               12,384,029              12,384,029                  12,384,029
DEFERRED OFFERING COSTS.                  750,000                 750,000    (750,000)(3)
OTHER ASSETS............                   23,751                  23,751                      23,751
                            ------    -----------   -------   ----------- -----------     -----------
TOTAL ASSETS............    $1,000    $18,435,497             $18,436,497 $18,810,010     $37,246,507
                            ======    ===========   =======   =========== ===========     ===========

                           EDGE PETROLEUM CORPORATION
                    (A RECENTLY FORMED DELAWARE CORPORATION)

           PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)--(CONTINUED)

                               SEPTEMBER 30, 1996

                             EDGE
                           PETROLEUM
                          CORPORATION  COMBINED                     PRO FORMA                   PRO FORMA
     LIABILITIES AND      DECEMBER 2, PREDECESSOR  PRO FORMA         FOR THE    PRO FORMA        FOR THE
  STOCKHOLDERS' EQUITY       1996      ENTITIES   ADJUSTMENTS      COMBINATION ADJUSTMENTS      OFFERING
  --------------------    ----------- ----------- ------------     ----------- -----------     -----------
CURRENT LIABILITIES:
  Accounts payable,
   trade................               $2,459,510                   $2,459,510                  $2,459,510
  Accounts payable to
   related party........                1,372,450 $(1,332,450) (2)      40,000                      40,000
  Accrued interest
   payable..............                   62,625                       62,625                      62,625
  Accrued liabilities...                  342,652                      342,652 $  (250,041)(4)      92,611
  Accounts payable,
   joint interest
   owners...............                2,325,342                    2,325,342                   2,325,342
  Current portion of
   notes payable........                  316,030                      316,030                     316,030
                            ------    ----------- ------------     ----------- -----------     -----------
   Total current
    liabilities.........                6,878,609   (1,332,450)      5,546,159    (250,041)      5,296,118
NOTES PAYABLE...........               10,132,919                   10,132,919  (9,949,949)(4)     182,970
LONG-TERM LIABILITY.....                   11,462                       11,462                      11,462
                            ------    ----------- ------------     ----------- -----------     -----------
   Total liabilities....               17,022,990   (1,332,450)     15,690,540 (10,199,990)      5,490,550
  Common stock, $.01 par
   value; 40,000,000
   shares authorized;
   4,682,273 shares
   issued and
   outstanding pro forma
   for the combination;
   6,682,000 shares
   issued outstanding
   pro forma for the
   offering.............    $   10                      46,820 (1)      46,830      20,000 (4)      66,830
  Additional paid-in
   capital..............       990                   1,365,687 (1)   2,699,127  29,740,000 (4)  31,689,127
                                                     1,332,450 (2)                (750,000)(3)
  Retained earnings.....
  Combined equity of
   predecessor entities.                1,412,507   (1,412,507)(1)
                            ------    ----------- ------------     ----------- -----------     -----------
   Total stockholders'
    equity..............     1,000      1,412,507    1,332,450       2,745,957  29,010,000      31,755,957
                            ------    ----------- ------------     ----------- -----------     -----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY...    $1,000    $18,435,497 $          0     $18,436,497 $18,810,010     $37,246,507
                            ======    =========== ============     =========== ===========     ===========

        See notes to unaudited pro forma combined financial statements.

                          EDGE PETROLEUM CORPORATION
                   (A RECENTLY FORMED DELAWARE CORPORATION)

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The Combination will be accounted for as a reorganization of entities under common control because of the common control of the stockholders of the Company and by virtue of their direct ownership of the entities and interests exchanged. Accordingly, the net assets acquired in the exchange transactions will be recorded at the historical cost basis of the affiliate predecessor owners.

2. BALANCE SHEET PRO FORMA ADJUSTMENTS

  The Pro Forma Combined Balance Sheet is based on the unaudited combined balance sheet of Edge Petroleum Corporation, a Texas corporation, affiliated entities and direct interests (collectively, the "Combined Predecessor Entities") as of September 30, 1996, and gives effect to the consummation of the Combination and the Offering as if such transactions had occurred on September 30, 1996 reflecting the adjustments and assumptions described below:

    (1) Reflects the proposed issuance of up to 4,682,273 shares of common stock of the Company in connection with the exchange offer, merger and acquisition transactions for the combined net assets of the Combined Predecessor Entities (the "Combination"). Accordingly, the combined equity of the Combined Predecessor Entities was reclassified to common stock and additional paid-in capital.

    (2) Reflects the satisfaction of an accrued administrative fee due the General Partner of Edge Group II, a Combined Predecessor Entity, which will be purchased with common stock of the Company, as a component of the exchange offer transactions.

    (3) Reflects the elimination of deferred offering costs accrued by the Predecessor Affiliated Entities which will be reimbursed by the Company from proceeds received from the Offering.

    (4) Reflects the receipt of the net proceeds from the Offering and the application thereof to repay approximately $8.6 million of indebtedness incurred on the revolving credit facility, approximately $1.3 million of subordinated indebtedness and approximately $250,000 of accrued offering costs. It is assumed the remaining proceeds will be used to increase working capital until used for oil and gas exploration activities.

  The following table shows the pro forma combined balance sheet amounts assuming varying levels of acceptance of the exchange offer by limited partnership unit holders in Edge Group II:

                                                70%         80%         90%
                                            ----------- ----------- -----------
      Property and equipment, net.......... $ 9,440,030 $10,273,448 $11,106,865
      Total assets.........................  15,282,137  16,385,596  17,489,056
      Equity...............................   1,813,607   1,973,743   2,133,879

  The amounts shown above assume consummation of the merger transaction with Old Edge and do not include any amounts attributable to Gulfedge, Edge Group or the Calaway Interests, which collectively do not materially affect the results. Holders of at least 70% of the outstanding Edge Group II limited partnership units must tender their interests for the Combination to occur.

3. INCOME STATEMENT PRO FORMA ADJUSTMENTS

  The net proceeds to the Company from this Offering at an assumed initial public offering price of $16.00 per share are estimated to be approximately $29.0 million ($33.8 million if the Underwriters' over allotment option is exercised in full). The Company intends to use a portion of the net proceeds to lend funds to the Joint

                          EDGE PETROLEUM CORPORATION
                   (A RECENTLY FORMED DELAWARE CORPORATION)

    NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS--(CONTINUED) Venture to be used to repay approximately $8.6 million of indebtedness incurred under the Revolving Credit Facility that currently bears interest at 8% and matures on June 1, 1998 and approximately $1.3 million of subordinated indebtedness that currently bears interest at 10% and matures on April 8, 1998. The remainder of the net proceeds will be used to provide working capital to the Company and for general corporate purposes, including funding the Company's exploration, development and acquisition activities. Following application of the proceeds of this Offering, the Company anticipates that its only long-term indebtedness will consist of an aggregate of approximately $441,000 principal amount of equipment loans. Assuming this Offering had been completed at the beginning of the respective periods, interest expense would have been reduced by $320,506 and $674,949 for the year ended December 31, 1995 and the nine month period ended September 30, 1996. As a result, pro forma net income and earnings per share would have been $1,399,286 and $0.26, respectively, for the year ended December 31, 1995 and $1,072,614 and $0.20, respectively, for the nine month period ended September 30, 1996.

                         INDEPENDENT AUDITORS' REPORT

To Edge Petroleum Corporation:

  We have audited the accompanying balance sheet of Edge Petroleum Corporation, a recently formed Delaware corporation (the "Company"), as of December 2, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Edge Petroleum Corporation as of December 2, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
December 2, 1996

                           EDGE PETROLEUM CORPORATION
                    (A RECENTLY FORMED DELAWARE CORPORATION)

                                 BALANCE SHEET

                                                                    DECEMBER 2,
ASSETS                                                                 1996
------                                                              -----------
Cash...............................................................   $1,000
                                                                      ======
STOCKHOLDERS' EQUITY
--------------------
Preferred stock; $.01 par value, 10,000,000 shares authorized; no
 shares issued and outstanding.....................................   $   --
Common stock; $.01 par value, 40,000,000 shares authorized; 1,000
 shares issued and outstanding.....................................       10
Additional paid-in capital.........................................      990
                                                                      ------
  Total stockholders' equity.......................................   $1,000
                                                                      ======



       The accompanying notes are an integral part of this balance sheet.

                          EDGE PETROLEUM CORPORATION
                   (A RECENTLY FORMED DELAWARE CORPORATION)

                            NOTES TO BALANCE SHEET

1. ORGANIZATION

  Edge Petroleum Corporation (the "Company") was organized as a Delaware corporation in August 1996 in connection with a pending combination of certain properties and businesses (the "Combined Assets") in anticipation of the closing of its proposed initial public offering of common stock. The Combined Assets will consist of ownership interests in certain entities (the "Predecessor Entities") and direct interests in oil and gas properties currently held by Edge Joint Venture II (the "Joint Venture"). In the "Combination Transactions," the Company plans to complete (i) a merger (the "Merger") of Old Edge with Edge Mergeco, Inc. ("Mergeco"), a wholly owned subsidiary of the Company organized for this purpose, in which the shareholders of Old Edge will receive common stock, (ii) an exchange offer (the "Edge Group II Exchange Offer") to the general and limited partners of Edge Group II Limited Partnership ("Edge Group II") in which such partners will have the opportunity to exchange their interests in Edge Group II for common stock, (iii) an exchange offer (the "Gulfedge Exchange Offer" and, together with the Edge Group II Exchange Offer, the "Limited Partnership Exchange Offers") to the limited partners of Gulfedge Limited Partnership, of which Old Edge is the general partner ("Gulfedge" and, together with Edge Group II, the "Limited Partnerships"), in which such limited partners will have the opportunity to exchange their interests in Gulfedge for common stock;
(iv) an offer to purchase (the "Purchase Offer") from Edge Group Partnership ("Edge Group") its interest in the Joint Venture, for consideration consisting of common stock; and (v) an exchange (the "Calaway Exchange") of interests in certain oil and gas properties held by Mr. James C. Calaway ("Mr. J.C. Calaway") for common stock. Upon consummation of the Combination Transactions, the Company expects to acquire directly or indirectly substantially all of the interests in the Joint Venture.

2. PREFERRED STOCK

  The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the number of shares of each series to be determined by the Board. The Board of Directors is authorized to fix and determine variations in the voting power designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights, rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between series and between the preferred stock and common stock.

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders of
 Edge Petroleum Corporation,
 a Texas corporation

  We have audited the accompanying combined balance sheets of Edge Petroleum Corporation, a Texas corporation ("Old Edge"), affiliated entities and direct interests (collectively, the "Company") as of December 31, 1994 and 1995, and the related combined statements of operations, equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the entities' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Company at December 31, 1994 and 1995, and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
December 2, 1996

      EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

                            COMBINED BALANCE SHEETS

                                                             DECEMBER 31,
                                                         ----------------------
                         ASSETS                             1994        1995
                         ------                          ----------  ----------
CURRENT ASSETS:
  Cash and cash equivalents............................. $  348,919  $  200,831
  Accounts receivable, trade............................  1,228,018   1,167,920
  Accounts receivable, joint interest owners............    120,252     333,552
  Accounts receivable from related parties..............     95,035     118,515
  Advances to stockholders..............................     30,982      30,826
  Other current assets..................................     53,732      36,954
                                                         ----------  ----------
    Total current assets................................  1,876,938   1,888,598
PROPERTY AND EQUIPMENT, Net--full cost method of
 accounting for oil and gas property....................  4,135,959   7,911,068
OTHER ASSETS............................................    115,041      58,541
                                                         ----------  ----------
TOTAL................................................... $6,127,938  $9,858,207
                                                         ==========  ==========
                 LIABILITIES AND EQUITY
                 ----------------------
CURRENT LIABILITIES:
  Accounts payable, trade............................... $  724,151  $1,144,408
  Accounts payable to related party.....................  1,039,337   1,305,827
  Accrued interest payable..............................     33,422      46,418
  Accrued liabilities...................................    109,675     160,493
  Current portion of notes payable......................    943,767     178,898
                                                         ----------  ----------
    Total current liabilities...........................  2,850,352   2,836,044
NOTES PAYABLE...........................................  3,233,722   5,945,076
LONG-TERM LIABILITY.....................................     77,802      46,245
COMMITMENTS AND CONTINGENCIES...........................         --          --
                                                         ----------  ----------
    Total liabilities...................................  6,161,876   8,827,365
EQUITY (DEFICIT)........................................    (33,938)  1,030,842
                                                         ----------  ----------
TOTAL................................................... $6,127,938  $9,858,207
                                                         ==========  ==========


                  See notes to combined financial statements.

      EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

                       COMBINED STATEMENTS OF OPERATIONS

                                                      DECEMBER 31,
                                           ------------------------------------
                                              1993         1994        1995
                                           -----------  ----------  -----------
OIL AND NATURAL GAS SALES................  $ 1,455,438  $1,993,796  $ 2,040,446
                                           -----------  ----------  -----------
OPERATING EXPENSES:
  Oil and natural gas operating expenses.      166,817     304,627      686,438
  Depreciation, depletion and
   amortization..........................      441,710     593,398      813,402
  General and administrative.............    1,733,949   2,026,499    2,483,560
                                           -----------  ----------  -----------
    Total operating expenses.............    2,342,476   2,924,524    3,983,400
                                           -----------  ----------  -----------
OPERATING LOSS...........................     (887,038)   (930,728)  (1,942,954)
OTHER INCOME AND EXPENSES:
  Interest expense and other, net........     (635,538)   (384,927)    (315,342)
  Gain on sale of oil and gas property...      247,321   2,284,419    3,337,076
                                           -----------  ----------  -----------
NET INCOME (LOSS)........................  $(1,275,255) $  968,764  $ 1,078,780
                                           ===========  ==========  ===========
UNAUDITED PRO FORMA INFORMATION (Note 1).
  Net income (loss) per share............  $       .27  $      .21  $       .23
                                           ===========  ==========  ===========
  Average common shares outstanding (in
   thousands)............................        4,682       4,682        4,682
                                           ===========  ==========  ===========



                  See notes to combined financial statements.

      EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

                         COMBINED STATEMENTS OF EQUITY

BALANCE, JANUARY 1, 1993............................................ $  284,553
  Net loss.......................................................... (1,275,255)
                                                                     ----------
BALANCE, DECEMBER 31, 1993..........................................   (990,702)
  Net income........................................................    968,764
  Treasury stock acquired...........................................    (24,000)
  Treasury stock reissued...........................................     12,000
                                                                     ----------
BALANCE, DECEMBER 31, 1994..........................................    (33,938)
  Net income........................................................  1,078,780
  Treasury stock acquired...........................................    (28,000)
  Treasury stock reissued...........................................     14,000
                                                                     ----------
BALANCE, DECEMBER 31, 1995.......................................... $1,030,842
                                                                     ==========



                  See notes to combined financial statements.

      EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                      DECEMBER 31,
                                            -----------------------------------
                                               1993         1994        1995
                                            -----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................  $(1,275,255) $  968,764  $1,078,780
  Adjustments to reconcile net income
   (loss) to net cash used by operating
   activities:
   Depreciation, depletion and
    amortization..........................      441,710     593,398     813,402
   Gain on sale of oil and gas property...     (247,321) (2,284,419) (3,337,076)
  Changes in assets and liabilities:
   Accounts receivable, trade.............     (323,787)   (268,785)     60,098
   Accounts receivable, working interest
    owners................................     (104,821)     54,302    (213,300)
   Accounts receivable from related
    parties...............................      (17,185)    (62,196)    (23,480)
   Advance to stockholders................      (13,500)    (14,111)        156
   Other current assets...................        3,621      (4,724)     16,778
   Refundable federal income taxes........       10,429
   Other assets...........................                              (41,133)
   Accounts payable, trade................      135,954     145,424     420,257
   Accounts payable to related parties....      291,104     258,066     266,490
   Accrued interest payable...............      (23,551)     32,199      12,996
   Accrued liabilities....................       53,524     (32,345)     50,818
   Deferred management fee revenues.......        1,400     (20,000)
   Long-term liability....................       21,226      30,413     (31,557)
                                            -----------  ----------  ----------
   Net cash (used) by operating
    activities............................   (1,046,452)   (604,014)  (926,771)
                                            -----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas property and equipment
   purchases..............................   (3,660,054) (6,809,437) (8,511,991)
  Proceeds from the sale of oil and gas
   properties.............................    3,403,067   7,071,025   7,358,189
  Proceeds from notes receivable..........                  154,250
  Issue of notes receivable...............      (30,000)   (125,000)
  Certificate of deposit redemption.......       15,000
                                            -----------  ----------  ----------
   Net cash (used) provided by investing
    activities............................     (271,987)    290,838  (1,153,802)
                                            -----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.............      495,000     105,000     313,131
  Payment on notes payable................     (475,000)   (475,000)    (83,691)
  Proceeds from long-term notes payable...                  590,000   5,300,000
  Payment on long-term notes payable......     (422,769)   (652,696) (3,582,955)
  Accounts receivable, subscriptions......    1,823,917      20,000
  Net treasury stock transactions.........                  (12,000)    (14,000)
                                            -----------  ----------  ----------
   Net cash (used) provided by financing
    activities............................    1,421,148    (424,696)  1,932,485
                                            -----------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..............................      102,709    (737,872)   (148,088)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR.....................................      984,082   1,086,791     348,919
                                            -----------  ----------  ----------
CASH AND CASH EQUIVALENTS, END OF YEAR....  $ 1,086,791  $  348,919  $  200,831
                                            ===========  ==========  ==========
SUPPLEMENTAL CASH FLOW DISCLOSURES--Cash
 paid for interest........................  $   669,116  $  381,833  $  307,510

                  See notes to combined financial statements.

     EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  THE COMBINATION TRANSACTIONS--Edge Petroleum Corporation, a recently formed Delaware corporation ("New Edge"), was incorporated in August 1996. In the "Combination Transactions," New Edge plans to complete (i) a merger (the "Merger") of Edge Petroleum Corporation, a Texas corporation ("Old Edge"), with Edge Mergeco, Inc. ("Mergeco"), a wholly owned subsidiary of New Edge organized for this purpose, in which the shareholders of Old Edge will receive common stock, (ii) an exchange offer (the "Edge Group II Exchange Offer") to the general and limited partners of Edge Group II Limited Partnership ("Edge Group II") in which such partners will have the opportunity to exchange their interests in Edge Group II for common stock (iii) an exchange offer (the "Gulfedge Exchange Offer") and, together with the Edge Group II Exchange Offer (the "Limited Partnership Exchange Offers") to the limited partners of Gulfedge Limited Partnership, of which Old Edge is the general partner ("Gulfedge" and, together with Edge Group II, the "Limited Partnerships"), in which such limited partners will have the opportunity to exchange their interests in Gulfedge for common stock, (iv) an offer to purchase (the "Purchase Offer") from Edge Group Partnership ("Edge Group") its interest in the Edge Joint Venture II (the "Joint Venture"), for consideration consisting of common stock and (v) an exchange (the "Calaway Exchange") of interests in certain oil and gas properties held by Mr. James C. Calaway ("Mr. J.C. Calaway") for common stock. Upon consummation of the Combination Transactions, New Edge expects to acquire directly or indirectly substantially all of the interest in the Joint Venture.

  PRINCIPLES OF COMBINATION--The accompanying combined financial statements include the accounts of Old Edge and the combined affiliated interests of the limited partnerships in the Joint Venture all of which share common ownership and management (collectively, the "Company"). The Combination Transactions allows Limited Partnership holders and Edge Group the option to "stand pat"; therefore, all of the interests may not be acquired in the Combination Transaction. Consequently, these financial statements may not reflect the financial results or financial condition of the Company. The combined accounts are prepared using the historical costs and results of operations of the affiliated entities as if such entities had always been combined. All intercompany balances have been eliminated.

  NATURE OF OPERATIONS--The Company is an independent oil and gas exploration and production company with operations primarily along the onshore United States Gulf Coast. In its exploration efforts the Company emphasizes an integrated geologic interpretation method incorporating 3-D seismic technology and advanced visualization and data analysis techniques utilizing state-of-the-art computer hardware and software. The Company is focusing a majority of its resources toward the development of its South Texas projects.

  The term of the Joint Venture was to have expired on April 8, 1996 according to the Joint Venture Agreement; however, the venturers extended the dissolution date to December 31, 1996. The Joint Venture will continue to operate under the terms of the Joint Venture, as amended.

  OIL AND GAS PROPERTY--During 1996, the Company changed its method of accounting from the successful efforts method to the full cost method of accounting for oil and gas property and adjusted all historical periods to reflect the change in accounting. Management believes that the full cost method of accounting better reflects the results of its oil and natural gas exploration activities.

  Investments in oil and gas properties are accounted for using the full cost method of accounting. All costs associated with the acquisition, exploration and development of oil and gas properties are capitalized.

  Oil and gas properties are amortized on the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of impairment is added to the proved oil and gas property costs to be amortized. The

     EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS amortizable base includes estimated future development costs and, where significant, dismantlement, restoration and abandonment costs, net of estimated salvage values. The depletion rate per Mcfe for 1993, 1994 and 1995 was $0.43, $0.42 and $0.49, respectively.

  Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

  In addition, the capitalized costs of proved oil and gas properties are subject to a "ceiling test," which limits such costs to the estimated present value, discounted at a 10 percent interest rate, of future net cash flows from proved reserves, based on current economic and operating conditions. If capitalized costs exceed this limit, the excess is charged to depreciation, depletion and amortization. For the years ended December 31, 1995, 1994 and 1993, no write-down of the Company's oil and gas assets was necessary.

  Depreciation of other property and equipment is provided using the straight-line method based on estimated useful lives ranging from five to ten years.

  DEFERRED LOAN AND ORGANIZATION COSTS--Deferred loan costs are capitalized as deferred assets and amortized over five years or the term of the loan. Organization costs have been capitalized and are amortized on a straight-line basis over five years.

  HEDGING ACTIVITIES--The Company periodically uses derivative financial instruments to manage price risk related to natural gas sales and not for speculative purposes. For book purposes, gains and losses related to the hedging of anticipated transactions are recognized in income when the hedged transaction occurs. The natural gas swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. Gains and losses realized by the Company under such swap arrangements were immaterial in 1995. There was no hedging activity in 1994 or 1993.

  STATEMENTS OF CASH FLOWS--The statements of cash flows are presented using the indirect method and consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

  FINANCIAL INSTRUMENTS--The Company's financial instruments consist of cash, receivables, payables, long-term debt and natural gas commodity hedges. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value as the individual borrowings were negotiated or renegotiated during or after 1993 and/or bear interest at floating market interest rates. The carrying amount of natural gas commodity hedges approximates fair value based on the expected settlement amounts of these transactions in 1996.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates include depreciation, depletion and amortization of proved producing oil and gas properties; estimates of proved oil and gas reserve volumes; and discounted future net cash flows (see Note 8).

  CONCENTRATION OF CREDIT RISK--Substantially all of the Company's accounts receivable result from oil and natural gas sales or joint interest billings to third parties in the oil and gas industry. This concentration of

     EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS customers and joint interest owners may impact the Company's overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Historically, the Company has not experienced credit losses on such receivables.

  NET INCOME (LOSS) PER SHARE--The unaudited pro forma net income (loss) per share and weighted average shares outstanding are based upon the estimated shares to be issued in connection with the Combination Transactions at an estimated market price of $16.00 per share.

2. PROPERTY AND EQUIPMENT

  At December 31, 1994 and 1995, property and equipment consisted of the following:

                             1994         1995
                          -----------  -----------
Oil and gas property....  $ 4,934,737  $ 9,029,777
Computer equipment......      601,183    1,004,509
Other property and
 equipment..............      166,523      184,018
                          -----------  -----------
Total property and
 equipment..............    5,702,443   10,218,304
Accumulated
 depreciation, depletion
 and amortization.......   (1,566,484)  (2,307,236)
                          -----------  -----------
Property and equipment,
 net....................  $ 4,135,959  $ 7,911,068
                          ===========  ===========

  Oil and natural gas properties not subject to amortization consist of the cost of undeveloped leaseholds, exploratory and developmental wells in progress, and secondary recovery projects before the assignment of proved reserves. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of oil and gas leases not held by production, production response to secondary recovery activities and available funds for exploration and development. The following table summarizes the cost of the properties not subject to amortization by year the cost was incurred.

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Year cost incurred:
     Remainder........................................  $  280,335   $  226,979
     1993.............................................     341,445      276,411
     1994.............................................   1,214,255      744,744
     1995.............................................         --       696,677
                                                        ----------   ----------
                                                        $1,836,035   $1,944,811
                                                        ==========   ==========

  During 1994 the Joint Venture issued a note payable for $91,695 to the seller of certain seismic data. Subsequently, the Joint Venture entered into a sales agreement with the same entity to sell the Joint Venture's interest in an undeveloped oil and gas property for $1,491,695 resulting in a gain of $1,288,363. As a component of the sales agreement, the note payable was used to reduce the proceeds from the sale.

3. LONG-TERM DEBT

  On April 8, 1991, the Joint Venture borrowed $4,500,000 from RIMCO, a shareholder of Old Edge, at an annual interest rate of 15.5%. The interest rate was reduced to 10% effective October 1, 1993 and the debt owed to RIMCO was repaid in March 1995.

     EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

  During July 1995, the Joint Venture entered into a revolving credit facility (the "Revolving Credit Facility") with a bank to finance temporary working capital requirements. The Revolving Credit Facility provides up to $20,000,000 in available borrowings limited by a borrowing base (as defined by the Revolving Credit Facility) which was $4,500,000 at December 31, 1995. At December 31, 1995, borrowings outstanding under the Revolving Credit Facility totaled $4,500,000. The Revolving Credit Facility provides for interest at the lender's prime rate plus 0.75% (9.25% at December 31, 1995). The borrowing base is subject to review by the bank on a quarterly basis and may be adjusted subject to the provisions of the Revolving Credit Facility. At September 30, 1996, the borrowing base increased to $10,225,000 under similar terms.

  In January 1995, the Joint Venture entered into a Subordinated Loan Agreement (the "Subordinated Loan") with a shareholder of Old Edge. Such agreement provides for a $1 million term loan and a $1 million line of credit. Drawdowns under the line of credit require 30 days' notice. At December 31, 1995, the aggregate amount outstanding under the Subordinated Loan was $1.3 million, including $0.3 million outstanding under the line of credit. The principal is due, unless earlier retired by the Joint Venture, upon the earlier of April 8, 1998 or the conclusion of the Joint Venture's wind-up period. Interest at 10% per annum is due monthly. The Subordinated Loan is secured by certain oil and gas properties, equipment and other assets of the Joint Venture, but is subordinate to the Revolving Credit Facility. The mortgage and security agreement restricts the transfer of properties, creation of liens and other matters. The Subordinated Loan is without recourse to the venturers. Under the Subordinated Loan Agreement, the shareholder has a right to receive specified reversionary and overriding royalty interests on prospects of the Joint Venture and certain rights to convert such interests into common stock which is triggered by the execution of certain transactions by the Joint Venture as defined within the Subordinated Loan Agreement.

  At December 31, 1994 and 1995, notes payable and long-term debt consisted of the following:

                                                           1994        1995
                                                        ----------  ----------
Revolving credit facility, lenders' prime rate plus
 0.75%, interest payable monthly, maturing June 1,
 1997.................................................              $4,500,000
RIMCO note payable, 10% interest, interest payable
 monthly, repaid in 1995..............................  $3,300,000
RIMCO deferred interest notes payable, 10% interest,
 interest payable quarterly, repaid in 1995...........     282,955
Note payable to bank, lenders' prime rate plus 0.75%,
 payable in monthly principal installments of $7,500
 plus accrued interest, matures March 1, 1997.........                 180,000
Note payable to bank, lenders' prime rate plus 1.5%,
 payable in monthly principal installments of $5,547
 plus accrued interest, matures March 1, 1997.........                  83,207
Note payable, 9% interest, payable in quarterly
 installments of $13,750 plus interest, repaid in
 1995.................................................      13,750
Note payable, 10.996% interest, payable in monthly
 installments of principal and interest of $2,326,
 matures June 22, 1998................................      80,784      60,767
Subordinated note payable to a shareholder of Old
 Edge, 10% interest, interest payable monthly, matures
 April 8, 1998........................................     500,000   1,300,000
                                                        ----------  ----------
Total.................................................   4,177,489   6,123,974
Current portion.......................................    (943,767)   (178,898)
                                                        ----------  ----------
Long-term portion.....................................  $3,233,722  $5,945,076
                                                        ==========  ==========

  Substantially all of the Joint Venture's property and equipment are pledged as collateral on certain notes payable.

     EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

  At December 31, 1995, notes payable require minimum principal payments as follows:

      1996........................................................... $  178,898
      1997...........................................................  4,631,557
      1998...........................................................  1,313,519
                                                                      ----------
        Total........................................................ $6,123,974
                                                                      ==========

  The Revolving Credit Facility and certain other note agreements provide for certain financial covenants and restrictions on the Joint Venture including, but not limited to, limitations on additional borrowings, sales of its oil and gas properties or other collateral, a prohibition of dividends and certain distributions of cash or properties, a prohibition on certain liens, a limitation on annual lease payments, and a requirement to maintain minimum tangible net worth and other financial ratios. For the quarters ending March 31, 1996 and June 30, 1996 the Joint Venture was not in compliance with the original cash flow/debt service ratio covenant. The Joint Venture has received a waiver for such non-compliance, and the provisions of the covenants were subsequently amended in August 1996 to be less stringent.

4. COMMITMENTS AND CONTINGENCIES

  The Company is, from time to time, party to certain lawsuits and claims arising in the ordinary course of business. While the outcome of lawsuits and claims cannot be predicted with certainty, management does not expect these matters to have a materially adverse effect on the financial condition, results of operations or cash flows of the Company.

  At December 31, 1995, Old Edge was obligated under a noncancelable operating lease for office space. Rent expense for the years ended December 31, 1993, 1994 and 1995 was $156,207, $164,436 and $165,317, respectively.

  Following is a schedule of the remaining future minimum lease payments under this lease:

      1996............................................................. $112,536
      1997.............................................................  127,224

5.PRO FORMA INCOME TAXES (UNAUDITED)

  The following pro forma (provision) benefit in lieu of income tax amounts have been presented for disclosure purposes only. These amounts represent the companies' estimated provision for income taxes under the assumption that the Company has been a taxpaying entity since inception of the Joint Venture (April 8, 1991). The Joint Venture is not a taxpaying entity, and the applicable taxes are directly taxable to the individual affiliate owners of the Joint Venture. Old Edge is a taxpaying entity and, accordingly, the applicable taxes were paid by Old Edge.

  Under SFAS No. 109, deferred income taxes are recognized based on the estimated future tax effect of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted laws. At December 31, 1995, the estimated tax basis of the Company's net assets is approximately $3.8 million above the recorded financial statement amounts. In addition, the Company had net operating loss carryforwards of approximately $1.9 million. Had the combined companies been a tax paying entity a deferred tax asset of approximately $2.0 million would be available for future use to offset future tax liabilities of the Company, subject to any limitations imposed by the Combination. Upon consummation of the Combination Transactions, the Company will become a taxable corporation. Due to the uncertainty of future earnings, a valuation allowance may be used to offset the net tax asset.

     EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

  The difference between the statutory federal income taxes and the Company's pro forma effective taxes is summarized as follows:

                                                         DECEMBER 31,
                                                -------------------------------
                                                   1993      1994       1995
                                                ---------- ---------  ---------
      Statutory federal income taxes..........  $       -- $ 339,067  $ 377,573
      Unrecognized net operating loss
       carryforward...........................          --  (339,067)  (377,573)
                                                ---------- ---------  ---------
      Pro forma (provision) benefit in lieu of
       income taxes...........................  $       -- $      --  $      --
                                                ========== =========  =========

  The ultimate tax basis and related difference from financial basis cannot be ultimately determined until consummation of the Combination Transactions and such basis difference will change depending upon the level and nature of operations and the amount of taxable income and deductions allocated to the individual owners, limited partners and interests of the affiliated entities through the date of the Combination. Such basis differences could vary materially from the estimate.

6. EQUITY

  In 1991, Old Edge entered into an agreement with a related party to repurchase 5,263 shares of its outstanding common stock. The repurchase obligation is effective if holders of such shares demand repurchase between January 1995 and January 1998. However, Old Edge will have no obligation to repurchase these shares if it has registered common stock under the Securities Exchange Act of 1933 prior to demand for repurchase. The amount to be paid for these shares equals the percentage obtained by dividing 5,263 shares by the total number of outstanding shares of Old Edge and multiplying this percentage by the greater of (1) the net cash flow of Old Edge (as defined in the agreement) or (2) the adjusted net worth of Old Edge (as defined in the agreement). As of December 31, 1995, this repurchase obligation approximated $174,000.

  During 1994, a third party entered into an agreement to acquire shares of Old Edge's outstanding common stock from a shareholder. These shares are held in escrow as security for a nonrecourse promissory note issued to the third party by the shareholder. The final payment is due January 15, 1997. Upon payment of each annual principal amount, a proportionate number of shares will be released by the shareholder from escrow to the third party. A stock repurchase agreement gives Old Edge the option of participating in these annual principal payments. Upon participation, Old Edge would take possession of its pro rata share of the stock acquired. Should Old Edge elect not to participate in a principal payment, Old Edge shall be deemed to have forfeited the ownership rights in the stock for which the payment pertains. As of December 31, 1995, approximately 844 shares had been repurchased by Old Edge through the agreement.

  In 1994, Old Edge adopted the 1994 Incentive Stock Option Plan which provides for the granting of options to certain key employees to purchase up to 6,000 shares of Old Edge common stock. The recipient, timing and number of shares are determined by the Board of Directors of Old Edge. The exercise price of any options granted may not be less than 110% of the fair market value of Old Edge's stock at the date of grant. In 1994 options to acquire 4,386 shares of Old Edge common stock were granted at prices ranging from $45.60 to $91.20 per share. No options were granted in 1995. The options expire in April 2004. No options were exercised or forfeited during 1994 or 1995.

  In October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS No. 123"). SFAS No. 123 is a new standard of accounting for stock-based compensation and establishes a fair value method of accounting for awards granted after December 31, 1995 under stock compensation plans. SFAS No. 123 encourages, but does not require, companies to adopt the fair value method of accounting in place of the existing

     EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS method of accounting for stock-based compensation whereupon compensation costs are recognized only in situations where stock compensation plans award intrinsic value to recipients at the date of grant. Companies that do not adopt the fair value method of accounting prescribed in SFAS No. 123 must, nonetheless, make annual pro forma disclosures of the estimated effects on net income and earnings per share in their year-end 1996 financial statements as if the fair value method had been used for grants after December 31, 1994.

7. RELATED PARTY TRANSACTIONS

  At December 31, 1994, the Joint Venture owed shareholders of Old Edge
$2,965.

  At December 31, 1994 and 1995, certain of its directors owed Old Edge $30,982 and $27,455, respectively, included in advances to stockholders. At December 31, 1994 and 1995, employees owed Old Edge $3,492, which was included in receivables from related parties. At December 31, 1994, Old Edge owed $2,488 to one of its directors which was included in payables to related parties.

  Edge Group II incurred management fees from the General Partner of $266,490 for each of the three years ended December 31, 1995. Included in accounts payable to related party at December 31, 1994 and 1995 is $999,337 and $1,265,827, respectively, representing accrued management fees due the General Partner.

  During 1994 the Joint Venture sold $241,395 in undeveloped oil and gas prospects to a partnership of which an officer of Old Edge is a partner and sold $60,000 in undeveloped oil and gas prospects to a stockholder of Old Edge.

  During 1991, Old Edge entered into a consulting agreement with a stockholder whereby Old Edge is obligated to pay $40,000 annually for the remainder of this individual's life in exchange for consulting services.

  Old Edge receives revenue from various related parties for maintaining certain oil and gas properties. Representation fees amounted to $23,372, $24,000 and $24,000, for the years ended December 31, 1993, 1994 and 1995, respectively. At December 31, 1994 and 1995, included in receivables from related parties, was $10,492 and $3,306, respectively, of representation fees due Old Edge.

  At December 31, 1994 and 1995, the Joint Venture was liable to a shareholder for $500,000 and $1,300,000, respectively, of notes payable and $3,205 and $33,758, respectively, of accrued interest (see Note 3).

  In May 1992, the Joint Venture became the managing venturer of the Essex Royalty Joint Venture ("Essex") and Old Edge entered into a management agreement with Essex. In September 1994, the Joint Venture became the managing venturer of the Essex Royalty Joint Venture II ("Essex II") and Old Edge entered into a management agreement with Essex II. During 1993, the Joint Venture issued a $30,000 note receivable to Essex which was collected in 1994. During 1994, the Joint Venture loaned $125,000 to Essex II. This loan, plus accrued interest, was repaid during 1994. Under the management agreements with Essex and Essex II (collectively, the "Essex Joint Ventures"), Old Edge receives a monthly management fee for managing oil and gas joint ventures. For the years ended December 31, 1993, 1994 and 1995, Old Edge recorded management fee proceeds totaling $60,000, $80,000 and $120,000, respectively, and have netted these amounts within general and administrative expense. In addition, these agreements stipulate that Old Edge is entitled to be reimbursed for certain general and administrative expenses. Such expenses invoiced by Old Edge to the Essex Joint Ventures for the years ended December 31, 1993, 1994 and 1995 amounted to $36,750, $18,750 and $40,250, respectively. At December 31, 1994 and 1995, Old Edge had a receivable from the Essex Joint Ventures of $63,600 and $115,000, respectively, relating to these expenses and management fees.

     EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

8. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

  This footnote provides unaudited information required by SFAS No. 69, "Disclosures About Oil and Gas Producing Activities."

  CAPITALIZED COSTS--Capitalized costs and accumulated depreciation, depletion and amortization relating to the Company's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below:

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       -----------------------
                                                          1994        1995
                                                       ----------  -----------
      Proved producing oil and gas properties......... $3,098,692  $ 7,084,966
      Accumulated depreciation, depletion and
       amortization...................................   (806,757)  (1,364,414)
                                                       ----------  -----------
      Net capitalized costs........................... $2,291,935  $ 5,720,552
                                                       ==========  ===========

  COSTS INCURRED--Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below:

                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                  1993       1994       1995
                                               ---------- ---------- ----------
      Property acquisition costs:
        Unproved.............................. $2,914,010 $5,496,613 $3,658,573
        Proved................................      6,873     26,236     91,025
        Exploration cost......................    527,194    670,270  2,642,025
        Development costs.....................     20,569    238,341  1,149,548
                                               ---------- ---------- ----------
        Total costs incurred.................. $3,468,646 $6,431,460 $7,541,171
                                               ========== ========== ==========

  RESERVES--Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

  Proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes for the periods presented are based on estimates prepared by Ryder Scott Company, independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

      EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

  The Company's net ownership interests in estimated quantities of proved oil and natural gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below:

                                                        OIL, CONDENSATE AND
                                                        NATURAL GAS LIQUIDS
                                                              (BBLS)
                                                      -------------------------
                                                       1993     1994     1995
                                                      -------  -------  -------
Proved developed and undeveloped reserves:
  Beginning of year.................................. 174,805  169,947  368,160
  Revisions of previous estimates.................... (43,959)  28,492  158,460
  Purchases of oil and gas properties................           84,116    6,296
  Extensions and discoveries.........................  64,771  146,213  278,268
  Sales of oil and gas properties....................                   (36,572)
  Production......................................... (25,670) (60,608) (65,679)
                                                      -------  -------  -------
  End of year........................................ 169,947  368,160  708,933
                                                      =======  =======  =======
Proved developed reserves at end of year............. 169,947  261,327  652,843
                                                      =======  =======  =======

                                                    NATURAL GAS (MCF)
                                              --------------------------------
                                                1993       1994        1995
                                              ---------  ---------  ----------
Proved developed and undeveloped reserves:
  Beginning of year.......................... 1,295,911  2,550,000   3,673,000
  Revisions of previous estimates............   603,015  1,470,213   1,163,151
  Purchases of oil and gas properties........               37,000     214,000
  Extensions and discoveries................. 1,108,158    204,000   6,247,000
  Sales of oil and gas properties............                       (1,910,962)
  Production.................................  (457,084)  (588,213)   (565,189)
                                              ---------  ---------  ----------
  End of year................................ 2,550,000  3,673,000   8,821,000
                                              =========  =========  ==========
Proved developed reserves at end of year..... 2,550,000  3,548,000   6,992,000
                                              =========  =========  ==========

  STANDARDIZED MEASURE--The table of the Standardized Measure of Discounted Future Net Cash Flows relating to the Company's ownership interests in proved oil and gas reserves as of year end is shown below:

                                                   AS OF DECEMBER 31,
                                           ------------------------------------
                                              1993        1994         1995
                                           ----------  -----------  -----------
Future cash inflows......................  $7,955,845  $13,143,411  $31,011,202
Future oil and natural gas operating
 expenses................................    (938,051)  (2,417,571)  (5,906,519)
Future development costs.................                 (164,894)    (641,475)
Future income tax expenses...............    (933,424)  (1,962,963)  (5,883,983)
                                           ----------  -----------  -----------
Future net cash flows....................   6,084,370    8,597,983   18,579,225
10% annual discount for estimating timing
 of cash flows...........................    (818,220)  (1,725,504)  (4,633,593)
                                           ----------  -----------  -----------
Standardized measure of discounted future
 net cash flows..........................  $5,266,150  $ 6,872,479  $13,945,632
                                           ==========  ===========  ===========

  Future cash flows are computed by applying year end prices of oil and natural gas to year end quantities of proved oil and natural gas reserves. Future operating expenses and development costs are computed primarily by the Company's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company's proved oil and natural gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.

     EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

  Future income taxes are based on year end statutory rates, adjusted for operating loss carryforwards and tax credits. A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of the Company's oil and gas properties.

  The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Company's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money, and the risks inherent in reserve estimates.

  CHANGE IN STANDARDIZED MEASURE--Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below:

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1993         1994         1995
                                          -----------  -----------  -----------
Changes due to current year operations:
  Sales of oil and natural gas, net of
   oil and natural gas operating
   expenses.............................  $(1,288,621) $(1,689,169) $(1,354,008)
  Sales of oil and gas properties.......                             (3,113,415)
  Extensions and discoveries............    2,474,136    1,612,402   10,194,038
  Purchases of oil and gas properties...                   485,609      540,345
Changes due to revisions in standardized
 variables:
  Prices and operating expenses.........      192,281     (505,924)     409,852
  Revisions of previous quantity
   estimates............................      553,313    2,060,290    1,935,454
  Estimated future development costs....                      (573)      62,740
  Income taxes..........................     (112,909)  (1,029,439)  (2,424,086)
  Accretion of discount.................      354,143      577,807      794,640
  Production rates (timing) and other...     (180,370)      95,326       27,593
                                          -----------  -----------  -----------
Net change..............................    1,991,973    1,606,329    7,073,153
                                          -----------  -----------  -----------
Beginning of year.......................    3,274,177    5,266,150    6,872,479
                                          -----------  -----------  -----------
End of year.............................  $ 5,266,150  $ 6,872,479  $13,945,632
                                          ===========  ===========  ===========

  Sales of oil and natural gas, net of oil and natural gas operating expenses, are based on historical pre-tax results. Sales of oil and gas properties, extensions and discoveries, purchases of minerals in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented on an after tax basis.

      EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

                            COMBINED BALANCE SHEETS

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1995         1996
                       ASSETS                        ------------ -------------
                                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.........................  $  200,831   $   930,581
  Accounts receivable, trade........................   1,167,920     1,649,557
  Accounts receivable, joint interest owners........     333,552     2,375,953
  Accounts receivable from related parties..........     118,515       183,288
  Advance to stockholders...........................      30,826         3,371
  Other current assets..............................      36,954       134,967
                                                      ----------   -----------
    Total current assets............................   1,888,598     5,277,717
                                                      ----------   -----------
PROPERTY AND EQUIPMENT, Net--full cost method of
 accounting for oil and gas property................   7,911,048    12,384,029
DEFERRED OFFERING COSTS.............................                   750,000
OTHER ASSETS........................................      58,541        23,751
                                                      ----------   -----------
TOTAL...............................................  $9,858,187   $18,435,497
                                                      ==========   ===========
               LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable, trade...........................  $1,144,408   $ 2,459,510
  Accounts payable to related party.................   1,305,827     1,372,450
  Accrued interest payable..........................      46,418        62,625
  Accrued liabilities...............................     160,493       342,652
  Accounts payable, joint interest owners...........                 2,325,342
  Current portion of notes payable..................     178,898       316,030
                                                      ----------   -----------
    Total current liabilities.......................   2,836,044     6,878,609
                                                      ----------   -----------
NOTES PAYABLE.......................................   5,945,076    10,132,919
LONG-TERM LIABILITY.................................      46,245        11,462
COMMITMENTS AND CONTINGENCIES.......................
                                                      ----------   -----------
    Total liabilities...............................   8,827,365    17,022,990
EQUITY..............................................   1,030,842     1,412,507
                                                      ----------   -----------
TOTAL...............................................  $9,858,207   $18,435,497
                                                      ==========   ===========


             See notes to unaudited combined financial statements.

      EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

                 COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                         ----------------------
                                                            1995        1996
                                                         ----------  ----------
OIL AND NATURAL GAS SALES............................... $1,376,905  $5,105,079
                                                         ----------  ----------
OPERATING EXPENSES:
  Oil and natural gas operating expenses................    502,289     711,430
  Depreciation, depletion and amortization..............    525,111   1,212,738
  General and administrative expenses...................  2,069,763   2,125,827
                                                         ----------  ----------
    Total operating expenses............................  3,097,163   4,049,995
                                                         ----------  ----------
OPERATING INCOME (LOSS)................................. (1,720,258)  1,055,084
OTHER INCOME AND EXPENSES:
  Interest expense and other, net.......................   (195,100)   (657,419)
  Gain on sale of oil and gas property..................  3,134,287
                                                         ----------  ----------
NET INCOME.............................................. $1,218,929  $  397,665
                                                         ==========  ==========
UNAUDITED PRO FORMA INFORMATION (NOTE 2)
  Net income per share.................................. $     0.26  $     0.08
                                                         ==========  ==========
  Average common shares outstanding (in thousands)......      4,682       4,682
                                                         ==========  ==========



             See notes to unaudited combined financial statements.

      EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

                 COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        ----------------------
                                                           1995        1996
                                                        ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................... $1,218,929  $  397,665
  Adjustments to reconcile net income to cash flows
   (used) provided by operating activities:
    Depreciation, depletion and amortization...........    525,111   1,212,738
    Gain on sale of oil and gas property............... (3,134,287)
  Changes in assets and liabilities:
    Accounts receivable, trade.........................    619,957    (481,637)
    Accounts receivable, working interest owners.......   (683,838) (2,042,401)
    Accounts receivable from related parties...........    (66,698)    (64,773)
    Other current assets...............................    (14,124)    (98,013)
    Advance to stockholders............................     11,194      27,455
    Other assets.......................................    (41,129)
    Accounts payable, trade............................  1,270,405   1,315,102
    Accounts payable to related party..................    199,868      66,623
    Accrued interest payable...........................    (30,290)     16,207
    Accrued liabilities................................     24,924     182,159
    Payable to working interest owners.................              2,325,342
    Long-term liability................................    (24,240)    (34,783)
                                                        ----------  ----------
      Net cash (used) provided by operating activities.   (124,218)  2,821,685
                                                        ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas property and equipment purchases......... (5,406,978) (7,880,777)
  Proceeds from the sale of oil and gas properties.....  6,673,240   2,229,868
                                                        ----------  ----------
      Net cash provided (used) by investing activities.  1,266,262  (5,650,909)
                                                        ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable..........................  2,383,101   4,487,000
  Payment on notes payable............................. (3,650,296)   (162,026)
  Treasury stock transactions, net.....................    (14,000)    (16,000)
  Deferred offering costs..............................               (750,000)
                                                        ----------  ----------
      Net cash (used) provided by financing activities. (1,281,195)  3,558,974
                                                        ----------  ----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...   (139,151)    729,750
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........    348,919     200,831
                                                        ----------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD............... $  209,768  $  930,581
                                                        ==========  ==========
SUPPLEMENTAL CASH FLOW DISCLOSURES--Cash paid for
 interest.............................................. $  230,099  $  658,763

             See notes to unaudited combined financial statements.

     EDGE PETROLEUM CORPORATION, AFFILIATED ENTITIES AND DIRECT INTERESTS

               NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. GENERAL

  In the opinion of management, the unaudited combined financial statements for Edge Petroleum Corporation, affiliated entities and direct interests (the "Company") include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial position as of September 30, 1996, and the results of operations and cash flows for each of the nine-month period ended September 30, 1996 and 1995. The combined balance sheet as of December 31, 1995 is derived from the December 31, 1995 audited combined financial statements. Although management believes the disclosures in the financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations and cash flows for the nine-month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. These unaudited combined financial statements should be read in conjunction with the audited combined financial statements of the Company as of December 31, 1995.

2. NET INCOME PER SHARE

  The unaudited pro forma net income per share and weighted average shares outstanding are based upon the estimated shares to be issued in connection with the Combination Transactions at an estimated market price of $16.00 per share.

3. SUBSEQUENT EVENTS

  SECURITIES OFFERING--In December 1996, the Company plans to file two registration statements with the Securities and Exchange Commission--one for an underwritten initial public offering of shares of common stock and one to register shares to be issued in the Combination Transactions.

                         INDEPENDENT AUDITORS' REPORT

To the Venturers of Edge Joint Venture II:

  We have audited the accompanying balance sheets of Edge Joint Venture II (the "Joint Venture") as of December 31, 1994 and 1995, and the related statements of operations, venturers' capital and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Joint Venture as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Houston, Texas
December 2, 1996

                             EDGE JOINT VENTURE II

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1994        1995
                                                        ----------- -----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................ $   288,458 $    59,318
  Accounts receivable, trade...........................   1,223,517   1,142,562
  Accounts receivable, working interest owners.........     120,252     333,552
  Other current assets.................................      37,633      27,527
                                                        ----------- -----------
    Total current assets...............................   1,669,860   1,562,959
                                                        ----------- -----------
PROPERTY AND EQUIPMENT, Net-full cost method of
 accounting for oil and gas property...................   4,115,062   7,895,292
OTHER ASSETS...........................................     110,665      54,603
                                                        ----------- -----------
TOTAL.................................................. $ 5,895,587 $ 9,512,854
                                                        =========== ===========
          LIABILITIES AND VENTURERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable, trade.............................. $   607,583 $ 1,038,696
  Payable to Old Edge..................................      68,442      46,295
  Accrued interest payable.............................      33,422      46,418
  Current portion of long-term debt....................     943,767     178,898
                                                        ----------- -----------
    Total current liabilities..........................   1,653,214   1,310,307
                                                        ----------- -----------
LONG-TERM DEBT.........................................   3,233,722   5,945,076
VENTURERS' CAPITAL.....................................   1,008,651   2,257,471
                                                        ----------- -----------
TOTAL.................................................. $ 5,895,587 $ 9,512,854
                                                        =========== ===========

                       See notes to financial statements.

                             EDGE JOINT VENTURE II

                            STATEMENTS OF OPERATIONS

                                                     DECEMBER 31,
                                          ------------------------------------
                                             1993         1994        1995
                                          -----------  ----------  -----------
OIL AND NATURAL GAS SALES................ $ 1,437,837  $1,977,242  $ 2,016,230
                                          -----------  ----------  -----------
COST AND EXPENSES:
  Oil and natural gas operating
   expenses..............................     164,140     300,458      683,315
  General and administrative expenses....   1,498,381   1,827,362    2,311,936
  Depreciation, depletion and
   amortization..........................     402,324     556,898      792,475
                                          -----------  ----------  -----------
    Total cost and expenses..............   2,064,845   2,684,718    3,787,726
                                          -----------  ----------  -----------
LOSS FROM OPERATIONS.....................    (627,008)   (707,476)  (1,771,496)
OTHER INCOME AND EXPENSES:
  Interest expense, net..................    (636,780)   (399,998)    (316,760)
  Gain on sale of oil and gas property...     247,321   2,284,419    3,337,076
                                          -----------  ----------  -----------
NET INCOME (LOSS)........................ $(1,016,467) $1,176,945  $ 1,248,820
                                          ===========  ==========  ===========

                       See notes to financial statements.

                             EDGE JOINT VENTURE II

                   STATEMENTS OF VENTURERS' CAPITAL (DEFICIT)

                                                      DECEMBER 31,
                                           ------------------------------------
                                              1993        1994         1995
                                           ----------  -----------  -----------
BALANCE AT BEGINNING OF YEAR.............. $  848,173  $  (168,294) $ 1,008,651
NET INCOME (LOSS)......................... (1,016,467)   1,176,945    1,248,820
                                           ----------  -----------  -----------
BALANCE AT END OF YEAR.................... $ (168,294) $ 1,008,651  $ 2,257,471
                                           ==========  ===========  ===========

                       See notes to financial statements.

                             EDGE JOINT VENTURE II

                            STATEMENTS OF CASH FLOWS

                                                     DECEMBER 31,
                                          -------------------------------------
                                             1993         1994         1995
                                          -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.....................  $(1,016,467) $ 1,176,945  $ 1,248,820
  Adjustments to reconcile net (loss)
   income to net cash provided (used) by
   operating activities:
    Depreciation, depletion and
     amortization.......................      402,324      556,898      792,475
    Gain on sale of oil and gas
     property...........................     (247,321)  (2,284,419)  (3,337,076)
    Changes in assets and liabilities:
      Accounts receivable, trade........     (330,051)    (268,408)      80,955
      Accounts receivable, working
       interest owners..................     (104,821)      54,302     (213,300)
      Accounts receivable from related
       party............................      (19,941)      19,941
      Receivable from Old Edge..........       16,764
      Other current assets..............         (697)     (13,948)     (31,465)
      Accounts payable, trade...........      141,244      137,792      431,113
      Payable to Old Edge...............       92,739      (24,297)     (22,147)
      Accrued interest payable..........      (23,551)      32,199       12,996
      Liability to related party........      (58,639)
                                          -----------  -----------  -----------
        Net cash used by operating
         activities.....................   (1,148,417)    (612,995)  (1,037,629)
                                          -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas property and equipment
   purchases............................   (3,655,889)  (6,803,716)  (8,496,185)
  Proceeds from the sale of oil and gas
   properties...........................    3,403,067    7,071,025    7,358,189
  Purchase of note receivable from
   related party........................      (30,000)    (125,000)
  Collection of notes receivable from
   related party........................                   155,000
  Certificate of deposit redemption.....       15,000
                                          -----------  -----------  -----------
        Net cash provided (used) by
         investing activities...........     (267,822)     297,309   (1,137,996)
                                          -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable...........      475,000      105,000      313,131
  Payments on notes payable.............     (475,000)    (455,000)     (83,691)
  Proceeds from long-term debt..........                   590,000    5,300,000
  Payments on long-term debt............     (422,769)    (652,696)  (3,582,955)
  Collections on subscriptions
   receivable...........................    1,995,000
                                          -----------  -----------  -----------
        Net cash provided (used) by
         financing activities...........    1,572,231     (412,696)   1,946,485
                                          -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS............................      155,992     (728,382)    (229,140)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR...................................      860,848    1,016,840      288,458
                                          -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..  $ 1,016,840  $   288,458  $    59,318
                                          ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES TO CASH FLOW
 INFORMATION:
  Cash paid for interest................  $   669,116  $   381,833  $   307,510

                       See notes to financial statements.

                             EDGE JOINT VENTURE II

                       NOTES TO THE FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations--The Joint Venture is an independent oil and natural gas exploration and production company with operations primarily along the onshore United States Gulf Coast. In its exploration efforts the Joint Venture emphasizes an integrated geologic interpretation method incorporating 3-D seismic technology and advanced visualization and data analysis techniques utilizing state-of-the-art computer hardware and software. The Joint Venture is focusing a majority of its resources toward the development of its South Texas projects. These long-term projects offer the potential to add substantial incremental reserves as the Joint Venture continues to develop its other project-specific drilling opportunities in South Texas, South Louisiana, the Mississippi Salt Basin, the South Alabama Smackover and Frisco City Trends.

  Organization--On April 8, 1991, the Joint Venture, a general partnership, was formed by Edge Petroleum Corporation, a Texas corporation ("Old Edge"), Edge Group II Limited Partnership ("Edge Group II"), Edge Group Partnership and Gulfedge Limited Partnership. The Joint Venture purchased the assets and assumed the liabilities of a related entity, Edge Group Joint Venture I. Certain of the partners of Edge Group II were entitled to receive the proceeds of the sale and authorized the application of their portion of the proceeds as their capital contribution to the Joint Venture. This flow of funds was deemed to have occurred at closing as a part of the organization of the Joint Venture and its acquisition of the indicated assets.

  The predecessor to the Joint Venture was a partnership which conducted the same type of business as the Joint Venture. This predecessor partnership terminated on April 8, 1991 in accordance with the provisions of the partnership agreement. The Joint Venture was formed in order to carry on the business of the predecessor partnership.

  Old Edge is the managing venturer of the Joint Venture. Without the approval of Edge Group II, Old Edge is restricted from creating debt or mortgages on the Joint Venture, selling all or substantially all of the Joint Venture's assets or taking any additional action not in compliance with the Joint Venture Agreement or that would restrict it from doing business. Edge Group II has the right to approve all lease acquisitions, capital purchases and budgets.

  The term of the Joint Venture was to have expired on April 8, 1996 according to the Joint Venture Agreement; however, the Venturers extended the dissolution date to December 31, 1996. The Joint Venture will continue to operate under the terms of the original Joint Venture Agreement as amended.

  Property & Equipment--During 1996, the Joint Venture changed its method of accounting from the successful efforts method to the full cost method of accounting for oil and gas property and adjusted all historical periods to reflect the change in accounting. Management believes that the full cost method of accounting better reflects the results of its oil and gas exploration activities.

  Oil and gas properties are amortized on the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of impairment is added to the proved oil and gas property costs to be amortized. The amortizable base includes estimated future development costs and, where significant, dismantlement, restoration and abandonment costs, net of estimated salvage values. The depletion rate per Mcfe for 1993, 1994 and 1995 was $0.43, $0.42, and $0.49, respectively.

                             EDGE JOINT VENTURE II

  Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

  In addition, the capitalized costs of proved oil and gas properties are subject to a "ceiling test," which limits such costs to the estimated present value, discounted at a 10 percent interest rate, of future net cash flows from proved reserves, based on current economic and operating conditions. For the years ended December 31, 1995, 1994 and 1993, no write-down of the Joint Venture's oil and gas assets was necessary. If capitalized costs exceed this limit, the excess is charged to depreciation, depletion and amortization.

  Depreciation of other property and equipment is provided using the straight-line method based on estimated useful lives ranging from five to ten years.

  Deferred Loan and Organization Costs--Deferred loan costs are capitalized as deferred assets and amortized over the term of the loan. Organization costs have been capitalized and are amortized on a straight-line basis over five years.

  Income Taxes--Federal and state income taxes are the liability of the individual partners and not of the Joint Venture. Therefore, no provision or liability for federal and state income taxes has been provided in the financial statements.

  Hedging Activities--The Joint Venture periodically uses derivative financial instruments to manage price risk related to natural gas sales and not for speculative purposes. For book purposes, gains and losses related to the hedging of anticipated transactions are recognized in income when the hedged transaction occurs. The natural gas swap agreements generally provide for the Joint Venture to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. Gains and losses realized by the Company under such swap arrangements were immaterial in 1995. There was no hedging activity in 1994 or 1993.

  Statements of Cash Flows--The Joint Venture has presented its cash flows using the indirect method and considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Financial Instruments--The Joint Venture's financial instruments consist of cash, receivables, payables, long-term debt and natural gas commodity hedges. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value as the individual borrowings were negotiated or renegotiated during or after 1993 and/or bear interest at floating market interest rates. The carrying amount of natural gas commodity hedges approximates fair value based on the expected settlement amounts of these transactions in 1996.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates include depreciation, depletion and amortization, estimates of proved oil and gas reserve volumes and discounted future net cash flows (see Note 5).

 Concentration of Credit Risk--Substantially all of the Joint Venture's accounts receivable result from natural gas and oil sales or joint interest billings to third parties in the oil and gas industry. This concentration of customers and joint interest owners may impact the Joint Venture's overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Historically the Joint Venture has not experienced credit losses on such receivables.

                             EDGE JOINT VENTURE II

2. PROPERTY AND EQUIPMENT

  At December 31, 1994 and 1995, property and equipment consisted of the following:

                                                         1994         1995
                                                      -----------  -----------
   Oil and gas property.............................. $ 4,934,737  $ 9,029,797
   Computer equipment................................     601,183    1,004,509
   Other property and equipment......................       7,781        9,471
                                                      -----------  -----------
   Total property and equipment......................   5,543,701   10,043,777
   Accumulated depreciation, depletion and
    amortization.....................................  (1,428,639)  (2,148,485)
                                                      -----------  -----------
   Property and equipment, net....................... $ 4,115,062  $ 7,895,292
                                                      ===========  ===========

  Oil and natural gas properties not subject to amortization consist of the cost of undeveloped leaseholds, exploratory and developmental wells in progress, and secondary recovery projects before the assignment of proved reserves. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of oil and gas leases not held by production, production response to secondary recovery activities and available funds for exploration and development. The following table summarizes the cost of the properties not subject to amortization by year the cost was incurred.

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Year cost incurred:
     Remainder........................................  $  280,335   $  226,979
     1993.............................................     341,445      276,411
     1994.............................................   1,214,255      744,744
     1995.............................................         --       696,677
                                                        ----------   ----------
                                                        $1,836,035   $1,944,811
                                                        ==========   ==========

  During 1994 the Joint Venture entered into a note payable for $91,695 issued to the seller of certain seismic data. Subsequently, the Joint Venture entered into a sales agreement with the same entity to sell the Joint Venture's interest in an unevaluated property for $1,491,695 resulting in a gain of $1,288,363. As a component of the sales agreement the note payable was used to reduce the proceeds from the sale.

3. LONG-TERM DEBT

  The Joint Venture borrowed $4,500,000 on April 8, 1991 from RIMCO, a shareholder of Old Edge. The interest rate was reduced to 10% effective October 1, 1993 and repaid in March 1995.

  During July 1995, the Joint Venture entered into a revolving credit facility (the "Revolving Credit Facility") with a bank to finance temporary working capital requirements. The Revolving Credit Facility provides up to $20,000,000 in available borrowings limited by a borrowing base (as defined by the Revolving Credit Facility) which was $4,500,000 at December 31, 1995. At December 31, 1995 the Joint Venture borrowed and has outstanding $4,500,000 under this Revolving Credit Facility. The Revolving Credit Facility provides for interest at the lenders' prime rate plus 0.75% (9.25% at December 31, 1995). The borrowing base is subject to review by the bank at the close of each quarter and may be adjusted subject to the provisions of the Revolving Credit Facility. At September 30, 1996, the borrowing base was increased to $10,250,000 under similar terms.

                             EDGE JOINT VENTURE II

  In January 1995, the Joint Venture entered into a Subordinated Loan Agreement (the "Subordinated Loan") with a shareholder of Old Edge. Such agreement provides for a $1 million term loan and a $1 million line of credit. Drawdowns under the line of credit require 30 days' notice. At December 31, 1995, the aggregate amount outstanding under the Subordinated Loan was $1.3 million, including $0.3 million outstanding under the line of credit. The principal is due, unless earlier retired by the Joint Venture, upon the earlier of April 8, 1998 or the conclusion of the Joint Venture's wind-up period. Interest at 10% per annum is due monthly. The Subordinated Loan is secured by certain oil and gas properties, equipment and other assets of the Joint Venture, but is subordinate to the Revolving Credit Facility. The mortgage and security agreement restricts the transfer of properties, creation of liens and other matters. The Subordinated Loan is without recourse to the venturers. Under the Subordinated Loan, the shareholder has a right to receive specified reversionary and overriding royalty interests on prospects of the Joint Venture and certain rights to convert such interests into common stock which is triggered by the execution of certain transactions by the Joint Venture as defined within the Subordinated Loan.

  At December 31, 1994 and 1995, notes payable and long-term debt consisted of the following:

                                                           1994        1995
                                                        ----------  ----------
Revolving credit facility payable, lenders' prime rate
 plus 0.75%, interest payable monthly, maturing June
 1, 1997..............................................              $4,500,000
RIMCO note payable, 10% interest, interest payable
 monthly, repaid in 1995..............................  $3,300,000
RIMCO interest-deferred notes payable, 10% interest,
 interest payable quarterly, repaid in 1995...........     282,955
Note payable, lenders' prime rate plus 0.75%, payable
 in monthly principal installments of $7,500 plus
 accrued interest, matures March 1, 1997..............                 180,000
Note payable, lenders' prime rate plus 1.5%, payable
 in monthly principal installments of $5,547 plus
 accrued interest, matures March 1, 1997..............                  83,207
Note payable, 9% interest, payable in quarterly
 installments of $13,750 plus interest, repaid in
 1995.................................................      13,750
Note payable, 10.996% interest, payable in monthly
 installments of principal and interest of $2,326,
 matures June 22, 1998................................      80,784      60,767
Subordinate note payable to a shareholder of Old Edge,
 10% interest, interest payable monthly, matures April
 8, 1998..............................................     500,000   1,300,000
                                                        ----------  ----------
Total.................................................   4,177,489   6,123,974
Current portion.......................................    (943,767)   (178,898)
                                                        ----------  ----------
Long-term portion.....................................  $3,233,722  $5,945,076
                                                        ==========  ==========

  Substantially all of the Joint Venture's property and equipment are pledged as collateral on certain notes payable.

  In future years ending December 31, these notes payable require minimum principal payments as follows:

      1996........................................................... $  178,898
      1997...........................................................  4,631,557
      1998...........................................................  1,313,519
                                                                      ----------
        Total........................................................ $6,123,974
                                                                      ==========

  The Revolving Credit Facility and certain other note agreements provide for certain financial covenants and restrictions on the Joint Venture including, but not limited to, limitations on additional borrowings, sales of its

                             EDGE JOINT VENTURE II
oil and gas properties or other collateral, a prohibition of dividends and certain distributions of cash or properties to the venturers, a prohibition on certain liens, a limitation on annual lease payments, and a requirement to maintain minimum tangible net worth of $4,000,000 and other financial ratios. For the quarters ending March 31, 1996 and June 30, 1996 the Joint Venture was not in compliance with the original cash flow/debt service rates covenant. The Joint Venture has received a waiver from the bank for such non-compliance, which was subsequently amended to be less stringent.

4. RELATED PARTY TRANSACTIONS

  The Joint Venture has agreed to reimburse the expenses incurred by its managing venturer, Old Edge. This venturer employs geologists, landmen, draftsmen, accountants and executives and provides office facilities and related overhead. The principal business of Old Edge is to manage the affairs of the Joint Venture, and as a result, it invoices the Joint Venture for substantially all of its expenses. Such expenses invoiced to the Joint Venture for the years ended December 31, 1994 and 1995 totaled $2,215,895 and $2,370,168, respectively. At December 31, 1994 and 1995 the Joint Venture owed Old Edge $68,442 and $46,295, respectively.

  At December 31, 1994 and 1995, the Joint Venture had a receivable from a related party of $5,000. At December 31, 1994, the Joint Venture owed a shareholder of Old Edge $2,965.

  At December 31, 1994 and 1995, the Joint Venture was liable for $500,000 and $1,300,000, respectively, of notes payable and $3,205 and $33,758, respectively, of accrued interest to a shareholder of old Edge (see Note 3).

  On May 1, 1992, the Joint Venture became the managing venturer of the Essex Royalty Joint Venture ("Essex"). On December 17, 1993 the Joint Venture issued a $30,000 note receivable to Essex. This note receivable was collected during 1994.

  On September 22, 1994, the Joint Venture became the managing venturer of Essex Royalty Joint Venture II ("Essex II"). During 1994 the Joint Venture loaned Essex II $125,000. This loan, plus accrued interest, was repaid during 1994.

  During 1994 the Joint Venture had sales of undeveloped oil and gas property to a partnership of which an officer of Old Edge is a partner. Such sales amounted to $241,395 for the year ended December 31, 1994.

  During 1994 the Joint Venture had sales of undeveloped oil and gas property to a stockholder which amounted to $60,000.

                             EDGE JOINT VENTURE II

5. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

  This footnote provides unaudited information required by Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

  Capitalized Costs--Capitalized costs and accumulated depreciation, depletion and amortization relating to the Company's oil and natural gas producing activities, all of which are conducted within the continental United States, are summarized below:

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                        1994          1995
                                                     -----------  ------------
   Proved producing oil and gas properties.......... $ 3,098,692  $  7,193,752
   Accumulated depreciation, depletion and
    amortization....................................    (806,757)   (1,272,814)
                                                     -----------  ------------
   Net capitalized costs............................ $ 2,291,935  $  5,920,938
                                                     ===========  ============

  Costs Incurred--Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below:

                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                  1993       1994       1995
                                               ---------- ---------- ----------
Property acquisition costs:
  Unproved.................................... $2,914,010 $5,496,613 $3,658,573
  Proved......................................      6,873     26,236     91,025
  Exploration cost............................    527,194    670,270  2,642,025
  Development costs...........................     20,569    238,341  1,149,548
                                               ---------- ---------- ----------
Total costs incurred.......................... $3,468,646 $6,431,460 $7,541,171
                                               ========== ========== ==========

  Reserves--Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

  Proved oil and natural gas reserve quantities and the related discounted future net cash flows for the periods presented are based on estimates prepared by Ryder Scott Company, independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

                             EDGE JOINT VENTURE II

  The Joint Venture's net ownership interests in estimated quantities of proved oil and natural gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below:

                                                      OIL, CONDENSATE
                                                  AND NATURAL GAS LIQUIDS
                                                           (BBLS)
                                               --------------------------------
                                                 1993       1994        1995
                                               ---------  ---------  ----------
Proved developed and undeveloped reserves:
  Beginning of year...........................   174,805    169,947     368,160
  Revisions of previous estimates.............   (44,269)    27,989     157,681
  Purchases of oil and gas properties.........               84,116       6,296
  Extensions and discoveries..................    64,771    146,213     278,268
  Sales of oil and gas properties.............                          (36,572)
  Production..................................   (25,360)   (60,105)    (64,900)
                                               ---------  ---------  ----------
  End of year.................................   169,947    368,160     708,933
                                               =========  =========  ==========
Proved developed reserves at end of year......   169,947    261,327     652,843
                                               =========  =========  ==========
                                                        NATURAL GAS
                                                           (MCF)
                                               --------------------------------
                                                 1993       1994        1995
                                               ---------  ---------  ----------
Proved developed and undeveloped reserves:
  Beginning of year........................... 1,295,911  2,550,000   3,673,000
  Revisions of previous estimates.............   597,487  1,465,329   1,156,443
  Purchases of oil and gas properties.........               37,000     214,000
  Extensions and discoveries.................. 1,108,158    204,000   6,247,000
  Sales of oil and gas properties.............                       (1,910,962)
  Production..................................  (451,556)  (583,329)   (558,481)
                                               ---------  ---------  ----------
  End of year................................. 2,550,000  3,673,000   8,821,000
                                               =========  =========  ==========
Proved developed reserves at end of year...... 2,550,000  3,548,000   6,992,000
                                               =========  =========  ==========

  Standardized Measure--The table of the Standardized Measure of Discounted Future Net Cash Flows relating to the Joint Venture's ownership interests in proved oil and gas reserves as of year-end is shown below:

                                                 AS OF DECEMBER 31,
                                         -------------------------------------
                                            1993         1994         1995
                                         -----------  -----------  -----------
Future cash inflows..................... $ 7,995,845  $13,143,411  $31,011,202
Future oil and gas operating expenses...    (938,051)  (2,417,571)  (5,906,519)
Future development costs................                 (164,894)    (641,475)
                                         -----------  -----------  -----------
Future net cash flows...................   7,057,794   10,560,946   24,463,208
10% annual discount for estimating
 timing of cash flows...................  (1,279,728)  (2,614,551)  (7,020,596)
                                         -----------  -----------  -----------
Standardized measure of discounted
 future net cash flows.................. $ 5,778,066  $ 7,946,395  $17,442,612
                                         ===========  ===========  ===========

  Future cash flows are computed by applying year end prices of oil and natural gas to year end quantities of proved oil and natural gas reserves. Future operating expenses and development costs are computed primarily by the Joint Venture's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Joint Venture's proved oil and natural gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.

                             EDGE JOINT VENTURE II

  A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of the Joint Venture's oil and gas properties.

  The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Joint Venture's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money, and the risks inherent in reserve estimates.

  Change in Standardized Measure-Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below:

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1993         1994         1995
                                          -----------  -----------  -----------
Changes due to current year operations:
  Sales of oil and natural gas, net of
   oil and natural gas operating
   expenses.............................  $(1,273,697) $(1,676,784) $(1,332,915)
  Sales of oil and gas properties.......                             (3,113,415)
  Extensions and discoveries............    2,474,136    1,612,402   10,194,038
  Purchases of oil and gas properties...                   485,609      540,345
Changes due to revisions in standardized
 variables:
  Prices and operating expenses.........      192,281     (505,924)     409,852
  Revisions of previous quantity
   estimates............................      553,313    2,060,290    1,935,454
  Estimated future development costs....                      (573)      62,740
  Accretion of discount.................      354,143      577,807      794,640
  Production rates (timing) and other...      (63,535)    (384,498)       5,478
                                          -----------  -----------  -----------
Net change..............................    2,236,641    2,168,329    9,496,217
                                          -----------  -----------  -----------
Beginning of year.......................    3,541,425    5,778,066    7,946,395
                                          -----------  -----------  -----------
End of year.............................  $ 5,778,066  $ 7,946,395  $17,442,612
                                          ===========  ===========  ===========

  Sales of oil and natural gas, net of oil and natural gas operating expenses, are based on historical results. Sales of oil and gas properties, extensions and discoveries, purchases of minerals in place, and the changes due to revisions in standardized variables are reported on a discounted basis.

                                  * * * * * *

                             EDGE JOINT VENTURE II

                                 BALANCE SHEETS

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1995         1996
                                                     ------------ -------------
                                                                   (UNAUDITED)
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $   59,318   $   396,147
  Accounts receivable, trade........................   1,142,562     1,647,470
  Accounts receivable, working interest owners......     333,552     1,083,860
  Other current assets..............................      27,527       112,707
                                                      ----------   -----------
    Total current assets............................   1,562,959     3,240,184
                                                      ----------   -----------
PROPERTY AND EQUIPMENT-Net full cost method of
 accounting for oil and gas property................   7,895,292    12,374,424
DEFERRED OFFERING COSTS.............................                   750,000
OTHER ASSETS........................................      54,603        19,813
                                                      ----------   -----------
TOTAL...............................................  $9,512,854   $16,384,421
                                                      ==========   ===========
         LIABILITIES AND VENTURERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable, trade...........................  $1,038,696   $ 2,353,943
  Payable to Old Edge...............................      46,295       742,930
  Accrued interest payable..........................      46,418        62,625
  Accrued liabilities...............................                   250,041
  Current portion of long-term debt.................     178,898       316,030
                                                      ----------   -----------
    Total current liabilities.......................   1,310,307     3,725,569
                                                      ----------   -----------
LONG-TERM DEBT......................................   5,945,076    10,132,919
VENTURERS' CAPITAL..................................   2,257,471     2,525,933
                                                      ----------   -----------
TOTAL...............................................  $9,512,854   $16,384,421
                                                      ==========   ===========

                  See notes to unaudited financial statements.

                             EDGE JOINT VENTURE II

                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        -----------------------
                                                           1995         1996
                                                        -----------  ----------
OIL AND NATURAL GAS SALES.............................. $ 1,363,505  $5,084,080
                                                        -----------  ----------
COST AND EXPENSES:
  Oil and natural gas operating expenses...............     500,337     709,735
  General and administrative expenses..................   1,934,440   2,234,016
  Depreciation, depletion and amortization.............     516,586   1,206,567
                                                        -----------  ----------
    Total cost and expenses............................   2,951,363   4,150,318
                                                        -----------  ----------
INCOME (LOSS) FROM OPERATIONS..........................  (1,587,858)    933,762
OTHER INCOME AND EXPENSES:
  Interest expense, net................................    (196,108)   (665,300)
  Gain on sale of proved oil and gas property..........   3,134,287
                                                        -----------  ----------
NET INCOME............................................. $ 1,350,321  $  268,462
                                                        ===========  ==========

                  See notes to unaudited financial statements.

                             EDGE JOINT VENTURE II

                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................... $ 1,350,321  $   268,462
  Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
    Depreciation, depletion and amortization.........     516,586    1,206,562
    Gain on sale of oil and gas property.............  (3,134,287)
    Changes in assets and liabilities:
      Accounts receivable, trade.....................     620,112     (504,908)
      Accounts receivable, working interest owner....    (683,838)    (750,308)
      Other current assets...........................     (49,729)     (85,605)
      Accounts payable, trade........................   1,278,425    1,315,247
      Payable to Old Edge............................     (20,060)     696,635
      Accrued interest payable.......................     (30,290)      16,207
      Accrued liabilities............................                  250,041
                                                      -----------  -----------
        Net cash provided by operating activities....    (152,760)   2,412,333
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment purchases...................  (5,545,404)  (7,880,347)
  Proceeds from the sale of oil and gas property.....   6,823,240    2,229,868
                                                      -----------  -----------
        Net cash provided (used) by investing
         activities..................................   1,277,836   (5,650,479)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable........................   2,383,101    4,487,000
  Payments on notes payable..........................  (3,650,296)    (162,025)
  Deferred offering cost.............................                 (750,000)
                                                      -----------  -----------
        Net cash (used) provided by financing
         activities..................................  (1,267,195)   3,574,975
                                                      -----------  -----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS.........................................    (142,119)     336,829
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......     288,458       59,318
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD............. $   146,339  $   396,147
                                                      ===========  ===========
SUPPLEMENTAL DISCLOSURES TO CASH FLOW INFORMATION--
 Cash paid for interest.............................. $   230,099  $   658,763

                  See notes to unaudited financial statements.

                             EDGE JOINT VENTURE II

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. GENERAL

  In the opinion of management, the unaudited financial statements for Edge Joint Venture II (the "Joint Venture") include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial position as of September 30, 1996, and the results of operations and cash flows for each of the nine-month periods ended September 30, 1996 and 1995. The balance sheet as of December 31, 1995 is derived from the December 31, 1995 audited financial statements. Although management believes the disclosures in the financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations and cash flows for the nine-month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. These unaudited financial statements should be read in conjunction with the audited financial statements of the Joint Venture as of December 31, 1995.

2. SUBSEQUENT EVENT

  Securities Offering--In December 1996, Edge Petroleum Corporation, a newly formed Delaware corporation (the "Company"), plans to file two registration statements with the Securities and Exchange Commission; one for an underwritten initial public offering of shares of common stock and one to register common stock to be issued in the Combination Transactions in which as part of the Combination Transactions, the Limited Partners of the Joint Venture will elect whether or not to participate in an exchange offer to receive common stock of the Company for their interest in the Joint Venture. Upon consummation of the combination transactions, the Company expects to secure directly or indirectly substantially all the interests in the Joint Venture

                                  * * * * * *

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Edge Petroleum Corporation and Subsidiary:

  We have audited the accompanying consolidated balance sheets of Edge Petroleum Corporation, a Texas corporation, and subsidiary ("Old Edge") as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Old Edge's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Old Edge as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
December 2, 1996

         EDGE PETROLEUM CORPORATION AND SUBSIDIARY, A TEXAS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                         ---------------------
                                                           1994        1995
                                                         ---------  ----------
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................. $  60,130  $  141,296
  Accounts receivable, trade............................     2,414      23,271
  Receivable from Edge Joint Venture II.................    68,442      46,295
  Receivable from related parties.......................    94,285     117,765
  Advance to stockholders...............................    30,982      30,826
  Other current assets..................................    16,099       9,427
                                                         ---------  ----------
    Total current assets................................   272,352     368,880
                                                         ---------  ----------
PROPERTY AND EQUIPMENT, Net.............................    20,897      15,776
INVESTMENT IN EDGE JOINT VENTURE II.....................   293,195     656,152
OTHER ASSETS............................................     9,376       8,938
                                                         ---------  ----------
TOTAL................................................... $ 595,820  $1,049,746
                                                         =========  ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, trade............................... $  97,714  $   86,858
  Payable to related parties............................    40,000      40,000
  Accrued liabilities...................................     6,052      48,870
                                                         ---------  ----------
    Total current liabilities...........................   143,766     175,728
                                                         ---------  ----------
LONG-TERM LIABILITY.....................................    77,802      46,245
DEFERRED INCOME TAXES...................................                87,036
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; 150,000 shares
   authorized, 105,263 shares issued and outstanding;
   5,263 shares redeemable..............................     1,053       1,053
  Contributed capital in excess of par value............   634,695     634,695
  Retained earnings (deficit)...........................  (249,496)    130,989
  Treasury stock 211 shares and 422 shares at December
   31, 1994 and 1995, respectively, at cost.............   (12,000)    (26,000)
                                                         ---------  ----------
    Total stockholders' equity..........................   374,252     740,737
                                                         ---------  ----------
TOTAL................................................... $ 595,820  $1,049,746
                                                         =========  ==========

                See notes to consolidated financial statements.

                   EDGE PETROLEUM CORPORATION AND SUBSIDIARY,
                              A TEXAS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         DECEMBER 31,
                                                  -----------------------------
                                                    1993       1994      1995
                                                  ---------  --------  --------
REVENUE:
  Oil and natural gas sales...................... $  17,601  $ 16,554  $ 24,216
  Representation fees............................    23,372    24,000    24,000
  Management fees................................    60,000    80,000   120,000
                                                  ---------  --------  --------
    Total revenue................................   100,973   120,554   168,216
                                                  ---------  --------  --------
EXPENSES:
  Oil and natural gas operating expenses.........     2,677     4,169     3,123
  General and administrative.....................    39,432    24,520    41,014
  Depreciation...................................    39,386    36,500    20,927
                                                  ---------  --------  --------
    Total expenses...............................    81,495    65,189    65,064
                                                  ---------  --------  --------
INCOME FROM OPERATIONS...........................    19,478    55,365   103,152
OTHER INCOME AND EXPENSES:
  Other income...................................              13,749
  Interest income................................       956     1,255     1,412
  Interest expense...............................    (1,468)      (23)
INCOME (LOSS) FROM INVESTMENT IN
 EDGE JOINT VENTURE II...........................  (295,426)  342,068   362,957
                                                  ---------  --------  --------
INCOME (LOSS)--Before incomes taxes..............  (276,460)  412,414   467,521
INCOME TAX EXPENSE--Deferred.....................                        87,036
                                                  ---------  --------  --------
NET INCOME (LOSS)................................ $(276,460) $412,414  $380,485
                                                  =========  ========  ========

                See notes to consolidated financial statements.

                   EDGE PETROLEUM CORPORATION AND SUBSIDIARY,
                              A TEXAS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     CONTRIBUTED
                                     CAPITAL IN  RETAINED
                              COMMON  EXCESS OF  EARNINGS   TREASURY
                              STOCK   PAR VALUE  (DEFICIT)   STOCK      TOTAL
                              ------ ----------- ---------  --------  ---------
BALANCE AT JANUARY 1, 1993..  $1,053  $634,695   $(385,450)           $ 250,298
  Net loss..................                      (276,460)            (276,460)
                              ------  --------   ---------  --------  ---------
BALANCE AT JANUARY 1, 1994..   1,053   634,695    (661,910)             (26,162)
  Treasury stock purchase,
   422 shares...............                                $(24,000)   (24,000)
  Issue of treasury stock,
   211 shares...............                                  12,000     12,000
  Net income................                       412,414              412,414
                              ------  --------   ---------  --------  ---------
BALANCE AT JANUARY 1, 1995..   1,053   634,695    (249,496)  (12,000)   374,252
  Treasury stock purchase,
   422 shares...............                                 (28,000)   (28,000)
  Issue of treasury stock,
   211 shares...............                                  14,000     14,000
  Net income................                       380,485              380,485
                              ------  --------   ---------  --------  ---------
BALANCE AT DECEMBER 31,
 1995.......................  $1,053  $634,695   $ 130,989  $(26,000) $ 740,737
                              ======  ========   =========  ========  =========

                See notes to consolidated financial statements.

                   EDGE PETROLEUM CORPORATION AND SUBSIDIARY,
                              A TEXAS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        DECEMBER 31,
                                                -------------------------------
                                                  1993       1994       1995
                                                ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................  $(276,460) $ 412,414  $ 380,485
  Adjustments to reconcile net income (loss)
   to net cash provided (used) by operating
   activities:
    Depreciation..............................     39,386     36,500     20,927
    (Income) loss from investment in Edge
     Joint Venture II.........................    295,426   (342,068)  (362,957)
    Deferred income taxes.....................                           87,036
  Changes in assets and liabilities:
    Accounts receivable, trade................      6,264       (377)   (20,857)
    Receivable from Edge Joint Venture II.....    (92,739)    24,297     22,147
    Receivable from related parties...........      2,756    (82,137)   (23,480)
    Advances to stockholders..................    (13,500)   (14,111)       156
    Other current assets......................      4,318      9,224      6,672
    Other assets..............................                              438
    Accounts payable, trade...................     (5,290)    10,257    (10,856)
    Payable to related parties................    (26,747)    (8,424)
    Deferred management fee revenue...........      1,400    (20,000)
    Accrued liabilities.......................     43,524    (44,345)    42,818
    Refundable income taxes...................     10,429
    Payable to Edge Joint Venture II..........    (16,764)
    Long-term liability.......................     21,226     30,413    (31,557)
                                                ---------  ---------  ---------
      Net cash provided (used) by operating
       activities.............................     (6,771)    11,643    110,972
                                                ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES--Capital
 expenditures.................................     (4,165)    (5,721)   (15,806)
                                                ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Treasury stock purchase.....................               (24,000)   (28,000)
  Proceeds from issuance of treasury stock....                12,000     14,000
                                                ---------  ---------  ---------
      Net cash (used) by financing
       activities.............................               (12,000)   (14,000)
                                                ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..................................    (10,936)    (6,078)    81,166
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..     77,144     66,208     60,130
                                                ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR........  $  66,208  $  60,130  $ 141,296
                                                =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION--
  Cash received for income taxes..............  $ (10,429) $  (7,749)

                See notes to consolidated financial statements.

        EDGE PETROLEUM CORPORATION AND SUBSIDIARY, A TEXAS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization--Edge Petroleum Corporation, a Texas corporation ("Old Edge") was organized on April 8, 1991 when it issued 105,263 shares of its common stock in consideration for oil and gas properties, 100% of the common stock of Old EPC, Inc. (the "Subsidiary") and $500,000 in cash. The oil and gas properties were contributed by related parties; these assets have been recorded at the historical cost basis of those stockholders who made the contribution. The common stock of the Subsidiary contributed to Old Edge has been accounted for as a reorganization of entities under common control.

  Old Edge is the managing venturer of Edge Joint Venture II (the "Joint Venture"). Under the Joint Venture Agreement (the "Agreement"), Old Edge is restricted from creating debt or mortgages on the Joint Venture, selling all or substantially all of the Joint Venture's assets, except in the normal course of business, and taking any additional action not in compliance with the Agreement or that would restrict the Joint Venture from doing business without the approval of Edge Group II Limited Partnership ("Edge Group II"). Edge Group II has the right to approve all purchases of oil and gas leases for Joint Venture prospects, Joint Venture purchases of capital items and Joint Venture budgets.

  The term of the Joint Venture was to have expired on April 8, 1996 according to the Agreement; however, the venturers extended the dissolution date to December 31, 1996. The Joint Venture will continue to operate under the terms of the Agreement, as amended.

  Consolidated Financial Statements--The accompanying consolidated financial statements include the accounts of Old Edge and its wholly owned subsidiary. All intercompany balances have been eliminated in consolidation.

  Investment in the Joint Venture--Old Edge records the income or losses of the Joint Venture using the equity method of accounting.

  Property and Equipment--Depreciation of property and equipment is provided using the straight-line method of accounting based on estimated useful lives ranging from five to ten years.

  Statements of Cash Flows--Old Edge has presented its cash flows using the indirect method and considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

  Concentration of Credit Risk--Substantially all of Old Edge's accounts receivable result from natural gas and oil sales or joint interest billings to third parties in the oil and natural gas industry. This concentration of customers and joint interest owners may impact the Old Edge's overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Historically Old Edge has not experienced credit losses on such receivables.

         EDGE PETROLEUM CORPORATION AND SUBSIDIARY, A TEXAS CORPORATION

2. INVESTMENT IN EDGE JOINT VENTURE II

  Following are the balance sheets of the Joint Venture at December 31, 1994 and 1995:

                                                             1994       1995
                                                          ---------- ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................. $  288,458 $   59,318
  Accounts receivable, trade.............................  1,223,517  1,142,562
  Accounts receivable, working interest owners...........    120,252    333,552
  Other current assets...................................     37,633     27,527
                                                          ---------- ----------
    Total current assets.................................  1,669,860  1,562,959
                                                          ---------- ----------
PROPERTY AND EQUIPMENT, NET Full cost method of
 accounting for oil and gas property.....................  4,115,062  7,895,292
OTHER ASSETS.............................................    110,665     54,603
                                                          ---------- ----------
TOTAL.................................................... $5,895,587 $9,512,854
                                                          ========== ==========
LIABILITIES AND VENTURERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable, trade................................ $  607,583 $1,038,696
  Payable to Edge Petroleum Corporation..................     68,442     46,295
  Accrued interest payable...............................     33,422     46,418
  Current portion of long-term debt......................    943,767    178,898
                                                          ---------- ----------
    Total current liabilities............................  1,653,214  1,310,307
LONG-TERM DEBT...........................................  3,233,722  5,945,076
VENTURERS' CAPITAL.......................................  1,008,651  2,257,471
                                                          ---------- ----------
TOTAL.................................................... $5,895,587 $9,512,854
                                                          ========== ==========

  For the years ended December 31, 1993, 1994 and 1995, the statements of income were as follows:

                                             1993         1994        1995
                                          -----------  ----------  -----------
OIL AND GAS SALES........................ $ 1,437,837  $1,977,242  $ 2,016,230
                                          -----------  ----------  -----------
COST AND EXPENSES:
  Oil and gas operating expenses.........     164,140     300,458      683,315
  General and administrative expenses....   1,498,381   1,827,362    2,311,936
  Depreciation, depletion and
   amortization..........................     402,324     556,899      792,475
                                          -----------  ----------  -----------
    Total cost and expenses..............   2,064,845   2,684,718    3,787,726
                                          -----------  ----------  -----------
LOSS FROM OPERATIONS.....................    (627,008)   (707,476)  (1,771,496)
OTHER INCOME AND EXPENSES:
  Interest expense, net..................    (636,780)   (399,998)    (316,760)
  Gain on sale of oil and gas property...     247,321   2,284,419    3,337,076
                                          -----------  ----------  -----------
NET INCOME (LOSS)........................ $(1,016,467) $1,176,945  $ 1,248,820
                                          ===========  ==========  ===========

        EDGE PETROLEUM CORPORATION AND SUBSIDIARY, A TEXAS CORPORATION

  Old Edge's investment in the Joint Venture is as follows:

      Negative equity in the Joint Venture at January 1, 1994....... $ (48,873)
      Net income--1994..............................................   342,068
                                                                     ---------
      Investment in the Joint Venture at January 1, 1995............   293,195
      Net income--1995..............................................   362,957
                                                                     ---------
      Investment in the Joint Venture at December 31, 1995..........  $656,152
                                                                     =========

  The above balance sheets and statements of income represent 100% of the Joint Venture's assets, and liabilities and operations. Old Edge has an initial ownership interest of approximately 29.064% and as the General Partner is contingently liable for certain debts and obligations of the Joint Venture.

3. PROPERTY AND EQUIPMENT

  At December 31, 1994 and 1995, property and equipment consisted of the following:

                                                               1994      1995
                                                             --------  --------
   Leasehold improvements................................... $ 52,954  $ 64,527
   Furniture and fixtures...................................   81,490    84,582
   Office equipment.........................................   24,298    25,438
                                                             --------  --------
   Total property and equipment.............................  158,742   174,547
   Accumulated depreciation and amortization................ (137,845) (158,771)
                                                             --------  --------
     Total.................................................. $ 20,897  $ 15,776
                                                             ========  ========

4. LONG-TERM LIABILITY

  Old Edge received an abatement on the operating lease arrangement for its office space, which is described in Note 6. The long-term liability relates to the future obligations on such lease and is being amortized over the life of the lease.

5. COMMON STOCK

  In 1994, Old Edge entered into an agreement with a related party to repurchase 5,263 shares of its outstanding common stock. The repurchase obligation is effective if the holders of such shares demand repurchase between January 1995 and January 1998. However, Old Edge will have no obligation to repurchase these shares if it has registered common stock under the Securities Exchange Act of 1933 prior to the demand for repurchase. The amount to be paid for these shares equals the percentage obtained by dividing 5,263 shares by the total number of outstanding shares of Old Edge and multiplying this percentage by the greater of (1) the net cash flow of Old Edge (as defined in the agreement) times eight or (2) the adjusted net worth of Old Edge as defined in the agreement.

  During 1994, a third party entered into an arrangement to acquire shares of Old Edge's outstanding common stock from a shareholder. These shares are held in escrow as security for a nonrecourse promissory note issued to the third party by the shareholder. The final payment is due January 15, 1997. Upon payment of each annual principal amount, a proportionate number of shares will be released by the shareholder from escrow to the third party. A stock repurchase agreement gives Old Edge the option of participating in these annual principal payments. Upon participation, Old Edge would take possession of its pro rata share of the stock acquired. Should Old Edge elect not to participate in a principal payment, Old Edge shall be deemed to have forfeited the

        EDGE PETROLEUM CORPORATION AND SUBSIDIARY, A TEXAS CORPORATION ownership rights in the stock for which the payment pertains. As of December 31, 1995, approximately 844 shares had been repurchased by Old Edge through the arrangement.

  In October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS No. 123"). SFAS No. 123 is a new standard of accounting for stock-based compensation and establishes a fair value method of accounting for awards granted after December 31, 1995 under stock compensation plans. SFAS No. 123 encourages, but does not require, companies to adopt the fair value method of accounting in place of the existing method of accounting for stock-based compensation whereupon compensation costs are recognized only in situations where stock compensation plans award intrinsic value to recipients at the date of grant. Companies that do not adopt the fair value method of accounting prescribed in SFAS No. 123 must, nonetheless, make annual pro forma disclosures of the estimated effects on net income and earnings per share in their year-end 1996 financial statements as if the fair value method had been used for grants after December 31, 1994.

6. COMMITMENTS AND CONTINGENCIES

  At December 31, 1995, Old Edge was obligated under a noncancelable operating lease for office space. Following is a schedule of Old Edge's remaining future minimum lease payments under this lease:

      1996............................................................. $112,536
      1997.............................................................  127,224

  Rent expense for the years ended December 31, 1993, 1994 and 1995 was $156,207, $164,436 and $165,317, respectively, which is partially reimbursed by the Joint Venture.

  Under the terms of a loan agreement entered into by and between the Joint Venture and a shareholder of Old Edge, the shareholder reserves the right to convert his interest in certain oil and gas properties into common stock of Old Edge which is triggered by execution of certain transactions by the Joint Venture, as defined by the loan agreement.

7. RELATED-PARTY TRANSACTIONS

  Old Edge is the managing general partner of the Joint Venture. Old Edge employs geologists, landmen, draftsmen, accountants and executives and provides office facilities and related overhead in order to manage the affairs of the Joint Venture. The principal business of Old Edge is to manage the affairs of the Joint Venture, and, as a result, it invoices the Joint Venture for substantially all of its expenses. Such expenses invoiced by Old Edge for the years ended December 31, 1993, 1994 and 1995 totaled $1,748,490, $2,215,895 and $2,370,168, respectively. At December 31, 1994 and 1995, the
Joint Venture owed Old Edge $68,442 and $46,295, respectively.

  At December 31, 1994 and 1995, included in advances to shareholders was $30,982 and $27,455, respectively, due from directors of Old Edge.

  In 1991, Old Edge entered into a consulting agreement with a shareholder of Old Edge whereby Old Edge is obligated to pay $40,000 annually for the remainder of this individual's life in exchange for consulting services.

  At December 31, 1994, included in payables to related parties was $2,488, representing an amount owed to a director of Old Edge.

  Old Edge received revenue from various related parties for maintaining certain oil and gas properties. Representation fees amounted to $23,372, $24,000 and $24,000 for the years ended December 31, 1993, 1994 and 1995, respectively. At December 31, 1994 and 1995, included in receivables from related parties was $10,942 and $3,306, respectively, for representation fees due Old Edge.

        EDGE PETROLEUM CORPORATION AND SUBSIDIARY, A TEXAS CORPORATION

  At December 31, 1994 and 1995, included in receivable from related parties was $3,492 due from an employee.

  Old Edge entered into management agreements with Essex Royalty Joint Venture I and Essex Royalty Joint Venture II (the "Essex Joint Ventures") on May 1, 1992 and September 1, 1994, respectively, whereby Old Edge will receive a monthly management fee for managing the oil and gas joint ventures. For the years ended December 31, 1993, 1994 and 1995, Old Edge recorded management fee income in the amount of $60,000, $80,000 and $120,000, respectively. In addition, these agreements stipulate that Old Edge is entitled to be reimbursed for certain general and administrative expenses. Such expenses invoiced by Old Edge to the Essex Joint Ventures for the years ended December 31, 1993, 1994 and 1995 amounted to $36,750, $18,750 and $40,250, respectively. At December 31, 1994 and 1995, Old Edge had a receivable from the Essex Joint Ventures of $63,600 and $115,000, respectively, relating to these expenses and management fees.

8. INCOME TAXES

  Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes. Significant components of Old Edge's deferred tax liabilities and assets as of December 31, 1994 and 1995 are as follows:

                                                               1994      1995
                                                             --------  --------
Deferred tax liability:
  Loss allowed for tax purposes in excess of book loss from
   Old Edge's partnership interest in the Joint Venture..... $279,455  $784,789
  Other.....................................................      651       538
                                                             --------  --------
Total.......................................................  280,106   785,327
                                                             --------  --------
Deferred tax assets:
  Net operating tax loss carryforwards......................  439,968   646,340
  Other.....................................................   49,725    51,951
  Less valuation allowance.................................. (209,587)
                                                             --------  --------
Total deferred tax assets...................................  280,106   698,291
                                                             --------  --------
Net deferred tax liability.................................. $    --   $ 87,036
                                                             ========  ========

  Old Edge's provision for income taxes differs from the amount computed by applying the expected statutory rate. This difference is due to the utilization of net operating loss carryforwards the tax benefit of which was previously unrecognized in the financial statements.

  As of December 31, 1995, Old Edge has net operating tax loss carryforwards of $1,900,999 which will begin to expire in the year 2007.

9. STOCK OPTION PLAN

  In 1994, Old Edge adopted the 1994 Incentive Stock Option Plan, which provides to certain key employees the granting of options to purchase up to 6,000 shares of Old Edge's common stock. The recipient, timing and number of shares are determined by the Board of Directors. The exercise price of any options granted may not be less than 110 percent of the fair market value of Old Edge's stock at the date of grant. In 1994 options to acquire 4,386 shares of Old Edge's common stock were granted. No options were granted during 1995. No options were exercised or forfeited during 1995 or 1994. The options expire April 2004 at prices ranging from $45.60 to $91.20 per share.

        EDGE PETROLEUM CORPORATION AND SUBSIDIARY, A TEXAS CORPORATION

10. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

  As discussed in Note 1, Old Edge records its investment in the Joint Venture using the equity method of accounting. This footnote provides unaudited information of Old Edge's share of the Joint Venture resulting from its investment. This information is required by Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

  Capitalized Costs--Net capitalized costs relating to oil and natural gas producing activities, all of which are conducted within the continental United States, are summarized below:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1994        1995
                                                        -----------------------
   Net capitalized costs............................... $  666,128 $  1,720,861
                                                        ========== ============

  Costs Incurred--Total costs incurred in oil and gas property acquisition, exploration and development activities are summarized below:

                                                    YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                   1993       1994       1995
                                                ---------- ---------- ----------
Total costs incurred........................... $1,008,127 $1,869,240 $2,191,766
                                                ========== ========== ==========

  Reserves--Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

  Proved oil and natural gas reserve quantities and the related discounted future net cash flows for the periods presented are based on estimates prepared by Ryder Scott Company, independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

  Old Edge's share of the Joint Venture's net ownership interests in estimated quantities of proved oil and natural gas reserves at year-end, all of which are located in the continental United States, are summarized below:

                                                           OIL, CONDENSATE
                                                       AND NATURAL GAS LIQUIDS
                                                               (BBLS)
                                                     ---------------------------
                                                      1993     1994      1995
                                                     ------- --------- ---------
Proved developed and undeveloped reserves...........  49,393   107,002   206,044
                                                     ======= ========= =========
Proved developed reserves...........................  49,393    75,952   189,742
                                                     ======= ========= =========
                                                             NATURAL GAS
                                                                (MCF)
                                                     ---------------------------
                                                      1993     1994      1995
                                                     ------- --------- ---------
Proved developed and undeveloped reserves........... 741,132 1,067,521 2,563,735
                                                     ======= ========= =========
Proved developed reserves........................... 741,132 1,031,191 2,032,155
                                                     ======= ========= =========

        EDGE PETROLEUM CORPORATION AND SUBSIDIARY, A TEXAS CORPORATION

  Standardized Measure--The Standardized Measure of Discounted Future Net Cash Flows relating to Old Edge's share of the Joint Venture's ownership interests in proved oil and gas reserves as of year-end is shown below:

                                                      AS OF DECEMBER 31,
                                               --------------------------------
                                                  1993       1994       1995
                                               ---------- ---------- ----------
Standardized measure of discounted future net
 cash flows................................... $1,679,337 $2,309,540 $5,069,521
                                               ========== ========== ==========

  A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of the oil and gas properties.

  The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of Old Edge's share of the Joint Venture's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money, and the risks inherent in reserve estimates.

                                   * * * * *

                   EDGE PETROLEUM CORPORATION AND SUBSIDIARY,
                              A TEXAS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1995         1996
                                                     ------------ -------------
                                                                   (UNAUDITED)
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $  141,296   $  534,217
  Accounts receivable, trade........................      23,271       18,562
  Accounts receivable, working interest owners......                1,273,531
  Receivable from Edge Joint Venture II.............      46,295      742,930
  Receivable from related parties...................     117,765      182,538
  Advance to stockholder............................      30,826        3,371
  Other current assets..............................       9,427       22,260
                                                      ----------   ----------
    Total current assets............................     368,880    2,777,409
                                                      ----------   ----------
PROPERTY AND EQUIPMENT, Net.........................      15,776        9,605
INVESTMENT IN EDGE JOINT VENTURE II.................     656,152      734,178
OTHER ASSETS........................................       8,938        8,938
                                                      ----------   ----------
TOTAL...............................................  $1,049,746   $3,530,130
                                                      ==========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, trade...........................  $   86,858   $   86,713
  Accounts payable, working interest owners.........                2,325,342
  Payable to related parties........................      40,000       40,000
  Accrued liabilities...............................      48,870       42,611
                                                      ----------   ----------
    Total current liabilities.......................     175,728    2,494,666
                                                      ----------   ----------
LONG-TERM LIABILITY.................................      46,245       11,462
DEFERRED INCOME TAXES...............................      87,036      161,316
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; 150,000 shares
   authorized, 105,263 shares issued and
   outstanding; 5,263 shares redeemable.............       1,053        1,053
  Contributed capital in excess of par value........     634,695      634,695
  Retained earnings.................................     130,989      268,938
  Treasury stock: 211 shares and 422 shares at
   December 31, 1994 and 1995, respectively, at
   cost.............................................     (26,000)     (42,000)
                                                      ----------   ----------
    Total stockholders' equity......................     740,737      862,686
                                                      ----------   ----------
TOTAL...............................................  $1,049,746   $3,530,130
                                                      ==========   ==========

           See notes to unaudited consolidated financial statements.

                   EDGE PETROLEUM CORPORATION AND SUBSIDIARY,
                              A TEXAS CORPORATION

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            -------------------
                                                              1995      1996
                                                            --------  ---------
REVENUE:
  Oil and natural gas sales................................ $ 13,400  $  20,999
  Representation fees......................................   18,000     22,500
  Management fees and other................................   90,000    150,118
                                                            --------  ---------
    Total revenue..........................................  121,400    193,617
                                                            --------  ---------
EXPENSES:
  Oil and natural gas operating expenses...................    1,952      1,695
  General and administrative...............................   37,365     59,429
  Depreciation.............................................    8,525      6,171
                                                            --------  ---------
    Total expenses.........................................   47,842     67,295
                                                            --------  ---------
INCOME FROM OPERATIONS.....................................   73,558    126,322
OTHER INCOME AND EXPENSES--Interest income.................    1,002      7,881
INCOME FROM INVESTMENT IN EDGE JOINT VENTURE II............  392,457     78,026
                                                            --------  ---------
NET INCOME--Before income taxes............................  467,017    212,229
INCOME TAX EXPENSE--Deferred...............................  (86,942)   (74,280)
                                                            --------  ---------
NET INCOME................................................. $380,075  $ 137,949
                                                            ========  =========

           See notes to unaudited consolidated financial statements.

                   EDGE PETROLEUM CORPORATION AND SUBSIDIARY,
                              A TEXAS CORPORATION

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                         ---------------------
                                                           1995        1996
                                                         ---------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................................. $ 380,075  $  137,949
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation..........................................     8,525       6,171
  Income from investment in Edge Joint Venture II.......  (392,457)    (78,026)
  Deferred income taxes.................................    86,942      74,280
Changes in assets and liabilities:
  Accounts receivable, trade............................      (155)      4,709
  Accounts receivable, working interest owners..........            (1,273,531)
  Receivable from Edge Joint Venture II.................    20,060    (696,635)
  Receivable from related parties.......................   (66,698)    (64,773)
  Advances to stockholders..............................    11,194      27,455
  Other current assets..................................    (5,963)    (12,833)
  Other assets..........................................       439
  Accounts payable, trade...............................    (8,020)       (145)
  Accounts payable, working interest owners.............             2,325,342
  Accrued liabilities...................................    18,924      (6,259)
  Long-term liability...................................   (24,240)    (34,783)
                                                         ---------  ----------
    Net cash provided by operating activities...........    28,626     408,921
                                                         ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES--Capital
 expenditures...........................................   (11,574)        --
                                                         ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Treasury stock purchase................................   (28,000)    (32,000)
 Proceeds from issuance of treasury stock...............    14,000      16,000
                                                         ---------  ----------
    Net cash used by financing activities...............   (14,000)    (16,000)
                                                         ---------  ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...............     3,052     392,921
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..........    60,130     141,296
                                                         ---------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD................ $  63,182  $  534,217
                                                         =========  ==========

           See notes to unaudited consolidated financial statements.

        EDGE PETROLEUM CORPORATION AND SUBSIDIARY, A TEXAS CORPORATION

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  In the opinion of management, the unaudited consolidated financial statements for Old Edge include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial position as of September 30, 1996, and the results of operations and cash flows for each of the nine-month periods ended September 30, 1996 and 1995. The consolidated balance sheet as of December 31, 1995 is derived from the December 31, 1995 audited consolidated financial statements. Although management believes the disclosures in the financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations and cash flows for the nine-month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Old Edge as of December 31, 1995.

2. SUBSEQUENT EVENT

  Securities Offering--In December 1996 Edge Petroleum Corporation, a newly formed Delaware corporation (the "Company"), wholly owned by Old Edge plans to file two registration statements with the Securities and Exchange Commission; one for an underwritten initial public offering of shares of common stock and one to register common stock to be issued in the Combination Transactions. As part of the Combination Transactions, Old Edge has entered into a merger agreement pursuant to which it will merge with a subsidiary of the Company and became a wholly owned subsidiary of the Company. Simultaneously with the public offering, Old Edge will seek shareholder approval for the merger. Upon consummation of the Combination Transactions, the Company expects to directly or indirectly secure substantially all the interests in the Joint Venture.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Edge Group II Limited Partnership:

  We have audited the accompanying consolidated balance sheets of Edge Group II Limited Partnership ("Edge Group II") as of December 31, 1994 and 1995, and the related statements of operations, partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Edge Group II's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Edge Group II as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
December 2, 1996

                       EDGE GROUP II LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................... $   194,607  $    40,167
  Accounts receivable, trade..........................     826,125      771,603
  Accounts receivable, working interest owners........      80,990      224,647
  Accounts receivable from related parties............         750          750
  Other current assets................................      25,346       18,539
                                                       -----------  -----------
    Total current assets..............................   1,127,818    1,055,706
                                                       -----------  -----------
PROPERTY AND EQUIPMENT, Net--full cost method of ac-
 counting for oil and gas property....................   2,771,494    5,317,479
OTHER ASSETS..........................................      71,165       33,408
                                                       -----------  -----------
TOTAL................................................. $ 3,970,477  $ 6,406,593
                                                       ===========  ===========
     LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable, trade............................. $   428,060  $   718,414
  Payable to related parties..........................   1,047,065    1,298,640
  Accrued expenses....................................     144,133       99,262
  Current portion of long-term debt...................     635,627      120,488
                                                       -----------  -----------
    Total current liabilities.........................   2,254,885    2,236,804
                                                       -----------  -----------
LONG-TERM DEBT........................................   2,177,912    4,004,009
PARTNERS' CAPITAL (DEFICIT)...........................    (462,320)     165,780
                                                       -----------  -----------
TOTAL................................................. $ 3,970,477  $ 6,406,593
                                                       ===========  ===========

                See notes to consolidated financial statements.

                       EDGE GROUP II LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     DECEMBER 31,
                                          ------------------------------------
                                             1993        1994         1995
                                          ----------  -----------  -----------
OIL AND GAS SALES........................ $  968,383  $ 1,331,672  $ 1,357,931
                                          ----------  -----------  -----------
COST AND EXPENSES:
  Oil and gas operating expenses.........    110,548      202,359      460,213
  Depreciation, depletion and
   amortization..........................    270,965      375,070      533,732
  General and administrative.............  1,027,177    1,247,855    1,503,586
  Management fees........................    266,490      266,490      266,490
                                          ----------  -----------  -----------
    Total cost and expenses..............  1,675,180    2,091,774    2,764,021
                                          ----------  -----------  -----------
LOSS FROM OPERATIONS.....................   (706,797)    (760,102)  (1,406,090)
OTHER INCOME AND EXPENSE:
  Interest expense, net..................   (427,119)    (269,308)    (213,331)
  Gain on sale of proved oil and gas
   property..............................    166,571    1,538,556    2,247,521
                                          ----------  -----------  -----------
NET INCOME (LOSS)........................ $ (967,345) $   509,146  $   628,100
                                          ==========  ===========  ===========

                See notes to consolidated financial statements.

                       EDGE GROUP II LIMITED PARTNERSHIP

             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

                                                        DECEMBER 31,
                                                -------------------------------
                                                  1993       1994       1995
                                                ---------  ---------  ---------
BALANCE, BEGINNING OF YEAR..................... $  (4,121) $(971,466) $(462,320)
NET INCOME (LOSS)..............................  (967,345)   509,146    628,100
                                                ---------  ---------  ---------
BALANCE, END OF YEAR........................... $(971,466) $(462,320) $ 165,780
                                                =========  =========  =========

                See notes to consolidated financial statements.

                       EDGE GROUP II LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     DECEMBER 31,
                                          -------------------------------------
                                             1993         1994         1995
                                          -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.....................  $  (967,345) $   509,146  $   628,100
  Adjustments to reconcile net (loss)
   income to net cash provided (used) by
   operating activities:
  Depreciation, depletion and amortiza-
   tion.................................      270,965      375,070      533,732
  Gain on sale of oil and gas property..     (166,571)  (1,538,556)  (2,247,521)
  Changes in assets and liabilities:
    Accounts receivable, trade..........     (222,289)    (180,772)      54,522
    Accounts receivable, working inter-
     est owners.........................      (70,597)      36,572     (143,657)
    Accounts receivable from related
     parties............................       (2,139)      32,885
    Other current assets................         (470)      (9,394)       6,807
    Other assets........................                                (27,997)
    Accounts payable, trade.............       95,128       90,177      290,354
    Payable to related parties..........     (231,910)     230,125      251,575
    Accrued liabilities.................         (863)      38,686      (44,871)
                                          -----------  -----------  -----------
      Net cash used by operating activi-
       ties.............................   (1,296,091)    (416,061)    (698,956)
                                          -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas property and equipment
   purchases............................   (2,462,242)  (4,582,506)  (5,823,207)
  Proceeds from sale of oil and gas
   property.............................    2,291,966    4,762,335    5,056,765
  Purchase of note receivable from re-
   lated party..........................      (20,205)     (84,188)
  Collection of notes receivable from
   related party........................                   104,393
  Certificate of deposit redemption.....       10,103
                                          -----------  -----------  -----------
      Net cash (used) provided by in-
       vesting activities...............     (180,378)     200,034     (766,442)
                                          -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable...........      319,913       70,718      210,894
  Payments on notes payable.............     (319,913)    (326,443)     (56,366)
  Proceeds from long-term debt..........                   397,365    3,569,550
  Payments on long-term debt............     (284,735)    (439,590)  (2,413,120)
  Accounts receivable subscriptions.....    1,823,917       20,000
                                          -----------  -----------  -----------
      Net cash provided (used) by fi-
       nancing activities...............    1,539,182     (277,950)   1,310,958
                                          -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS............................       62,713     (493,977)    (154,440)
CASH AND CASH EQUIVALENTS BEGINNING OF
 YEAR...................................      625,871      688,584      194,607
                                          -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..  $   688,584  $   194,607  $    40,167
                                          ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES TO CASH FLOW
 INFORMATION:
  Cash paid for interest................  $   257,212  $   257,165  $   207,108

                See notes to consolidated financial statements.

                       EDGE GROUP II LIMITED PARTNERSHIP

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization--On January 1, 1990, Edge Group II Limited Partnership ("Edge Group II") was formed to enter into a joint venture agreement with Edge Petroleum Corporation, a Texas corporation ("Old Edge") and two other venturers for the purpose of generating and selling oil and gas prospects in the continental United States. Limited partnership interests in 189 units of $70,500 each were sold to finance Edge Group II's interest in the Edge Joint Venture II (the "Joint Venture"). The initial objective of the Joint Venture was to (a) recoup its costs on the sale of undeveloped oil and gas prospects,
(b) make a cash profit on the sale, and (c) retain a carried interest in the exploratory well, and development wells, if any, drilled on the prospect.

  The general partners of Edge Group II are John Sfondrini, individual general partner, and Napamco (which is wholly owned by John Sfondrini), corporate general partner (the "General Partners"). The Edge Group II limited partners (the "Limited Partners") contributed 100% of the capital of Edge Group II to the Joint Venture. Until such time as the Limited Partners have recovered 150% of their capital contributions from distributions, income, gain, deductions, and losses, distributions will be allocated 99% to the Limited Partners and 1% to the General Partners. Thereafter, such distributive items will be allocated 75% to the Limited Partners and 25% to the General Partners. As stipulated within the Limited Partnership Agreement of Edge Group II (the "Partnership Agreement"), the General Partners are to receive an annual fee of $266,940 to manage the activities of Edge Group II (see Note 4).

  Investment in Edge Joint Venture II--On April 8, 1991, the Joint Venture, a general partnership, was formed by Old Edge, Edge Group II, Edge Group Partnership and Gulfedge Limited Partnership. The Joint Venture purchased the assets and assumed the liabilities of a related entity, Edge Group Joint Venture I. Certain partners of Edge Group II were entitled to receive the proceeds of the sale and authorized the application of their portion of the proceeds as their capital contribution to the Joint Venture. This flow of funds was deemed to have occurred at closing as a part of the organization of the Joint Venture and its acquisition of the indicated assets.

  Old Edge is the managing venturer of the Joint Venture. Without the approval of Edge Group II, Old Edge is restricted from creating debt or mortgages on the Joint Venture, selling all or substantially all of the Joint Venture's assets or taking additional action not in compliance with the Joint Venture Agreement or that would restrict it from doing business. Edge Group II has the right to approve all lease acquisitions, capital purchases and budgets of the Joint Venture.

  The term of the Joint Venture was to have expired on April 8, 1996 according to the Joint Venture Agreement; however, the venturers extended the dissolution date to December 31, 1996. The Joint Venture will continue to operate under the terms of the original Joint Venture agreement, as amended.

  Edge Group II will continue in existence until December 31, 2025, unless terminated earlier in accordance with the Partnership Agreement.

  Consolidated Financial Statements--Edge Group II has an initial 67.35% interest in the Joint Venture and exercises significant influence over its operations. Edge Group II accounts for its investment in the Joint Venture using the proportionate consolidation method of accounting. Accordingly, the accompanying consolidated financial statements include the accounts of Edge Group II and a pro-rata (67.357%) portion of the Joint Venture's assets, liabilities and results of operations. All intercompany balances have been eliminated in consolidation.

  Property & Equipment--During 1996, Edge Group II changed its method of accounting from the successful efforts method to the full cost method of accounting for oil and gas properties and adjusted all historical periods

                       EDGE GROUP II LIMITED PARTNERSHIP
to reflect the change in accounting. Management believes that the full cost method of accounting better reflects the results of its oil and gas exploration activities.

  The Joint Venture's investments in oil and gas properties are accounted for using the full cost method of accounting. All costs associated with the acquisition, exploration and development of oil and gas properties are capitalized.

  Oil and gas properties are amortized on the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of impairment is added to the proved oil and gas property costs to be amortized. The amortizable base includes estimated future development costs and, where significant, dismantlement, restoration and abandonment costs, net of estimated salvage values. The depletion rate per Mcfe for 1993, 1994 and 1995 was $0.43, $0.42, and $0.49, respectively.

  Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

  In addition, the capitalized costs of proved oil and gas properties are subject to a "ceiling test," which limits such costs to the estimated present value, discounted at a 10 percent interest rate, of future net cash flows from proved reserves, based on current economic and operating conditions. If capitalized costs exceed this limit, the excess is charged to depreciation, depletion and amortization. For the years ended December 31, 1995, 1994 and 1993, no write-down of the Joint Venture's oil and gas assets was necessary.

  Depreciation of other property and equipment is provided using the straight-line method based on estimated useful lives ranging from five to ten years.

  Deferred Loan and Organization Costs--Organization costs have been capitalized and are amortized on a straight-line basis over five years. Deferred loan costs have been capitalized as deferred assets and amortized over the term of the loan. Organization costs have been capitalized and are amortized on a straight line basis over five years.

  Income Taxes--Federal and state income taxes are the liability of the individual partners and not of the Partnership. Therefore, no provision or liability for federal and state income taxes has been provided in the financial statements.

  Statements of Cash Flows--Edge Group II has presented its cash flows using the indirect method and considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Financial Instruments--Edge Group II's financial instruments consist of cash, receivables, payables, long-term debt and natural gas commodity hedges. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value as the individual borrowings were negotiated or renegotiated during or after 1993 and/or bear interest at floating market interest rates. The carrying amount of natural gas commodity hedges approximates fair value based on the expected settlement amounts of these transactions in 1996.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates include depreciation, depletion and amortization of proved producing oil and gas properties, estimates of proved oil and gas reserve volumes; and discounted future net cash flows (see Note 5).

                       EDGE GROUP II LIMITED PARTNERSHIP

  Concentration of Credit Risk--Substantially all of Edge Group II's accounts receivable result from oil and natural gas sales or joint interest billings to third parties in the oil and natural gas industry. This concentration of customers and joint interest owners may impact Edge Group II's overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Historically Edge Group II has not experienced credit losses on such receivables.

2. PROPERTY AND EQUIPMENT

  At December 31, 1994 and 1995, Edge Group II's share of property and equipment consisted of the following:

                                                          1994        1995
                                                       ----------  -----------
   Oil and gas property............................... $3,323,545  $ 6,081,568
   Computer equipment.................................    404,897      676,537
   Other property and equipment.......................      5,241        6,379
                                                       ----------  -----------
   Total property and equipment.......................  3,733,683    6,764,484
   Accumulated depreciation, depletion and
    amortization......................................   (962,189)  (1,447,005)
                                                       ----------  -----------
   Property and equipment, net........................ $2,771,494  $ 5,317,479
                                                       ==========  ===========

  Oil and natural gas properties not subject to amortization consist of the cost of undeveloped leaseholds, exploratory and developmental wells in progress, and secondary recovery projects before the assignment of proved reserves. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of oil and gas leases not held by production, production response to secondary recovery activities and available funds for exploration and development. The following table summarizes the cost of the properties not subject to amortization by year the cost was incurred.

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
      Year cost incurred:
        Remainder.....................................  $  188,806   $  152,870
        1993..........................................     229,963      186,163
        1994..........................................     817,801      501,585
        1995..........................................          --      469,212
                                                        ----------   ----------
                                                        $1,236,570   $1,309,830
                                                        ==========   ==========

  During 1994 the Joint Venture issued a note payable for $91,695 issued to the seller of certain seismic data. Subsequently, the Joint Venture entered into a sales agreement with the same entity to sell the Joint Venture's interest in an unevaluated property for $1,491,695 resulting in a gain of $1,288,363. Edge Group II's share of cash proceeds and gain was $942,900 and $867,712, respectively. As a component of the sales agreement, the note payable was used to reduce the proceeds from the sale.

3. LONG-TERM DEBT

  The Joint Venture borrowed $4,500,000 on April 8, 1991 from RIMCO, a stockholder of the managing venturer. The interest rate was reduced to 10% effective October 1, 1993 and was repaid in March 1995. Edge Group II's share of the RIMCO note was $2,222,550 at December 31, 1994.

                       EDGE GROUP II LIMITED PARTNERSHIP

  During July 1995, the Joint Venture entered into a revolving credit facility (the "Revolving Credit Facility") with a bank to finance temporary working capital requirements. The Revolving Credit Facility provides up to $20,000,000 in available borrowings limited by a borrowing base (as defined in the Revolving Credit Facility) which was $4,500,000 at December 31, 1995. At December 31, 1995 the Joint Venture borrowed and has outstanding $4,500,000 under this Revolving Credit Facility. The Revolving Credit Facility provides for interest at the lender's prime rate plus 0.75% (9.25% at December 31, 1995). Edge Group II's share of the Revolving Credit Facility is approximately $3,030,750 at December 31, 1995. The borrowing base is subject to review by the bank at the close of each quarter and may be adjusted subject to the provisions of the Revolving Credit Facility. At September 30, 1996, the Joint Venture's borrowing base increased to $10,250,000 under similar terms.

  In January 1995, the Joint Venture entered into a Subordinated Loan Agreement (the "Subordinated Loan") with a shareholder of Old Edge. Such agreement provides for a $1 million term loan and a $1 million line of credit. Drawdowns under the line of credit require 30 days notice. At December 31, 1995, the aggregate amount outstanding under the Subordinated Loan was $1.3 million, including $0.3 million outstanding under the line of credit. The principal is due, unless earlier retired by the Joint Venture, upon the earlier of April 8, 1998 or the conclusion of the Joint Venture's wind-up period. Interest at 10% per annum is due monthly. The Subordinated Loan is secured by certain oil and gas properties, equipment and other assets of the Joint Venture, but is subordinate to the Revolving Credit Facility. The mortgage and security agreement restricts the transfer of properties, creation of liens and other matters. The Subordinated Loan is without recourse to the venturers. Under the Subordinated Loan Agreement, the shareholder has a right to receive specified reversionary and overriding royalty interests on prospects of the Joint Venture and certain rights to convert such interests into Common Stock which is triggered by the execution of certain transactions by the Joint Venture as defined within the Subordinated Loan Agreement. Edge Group II's share of this loan is $336,750 and $875,550 at December 31, 1994 and 1995, respectively.

                       EDGE GROUP II LIMITED PARTNERSHIP

  At December 31, 1994 and 1995, Edge Group II's share of the Joint Venture's notes payable and long-term debt consisted of the following:

                                                          1994        1995
                                                       ----------  ----------
Credit facility payable, 9.25% interest, interest
 payable monthly, maturing June 1, 1997...............             $3,030,750
RIMCO note payable, 10% interest, interest payable
 monthly, repaid in 1995.............................. $2,222,550
RIMCO interest-deferred notes payable, 10% interest,
 interest payable quarterly, repaid in 1995...........    190,570
Note payable, lenders' prime rate plus 0.75%, payable
 in monthly principal installments of $5,051 plus
 accrued interest, matures March 1, 1997..............                121,230
Note payable, lenders' prime rate plus 1.5%, payable
 in monthly principal installments of $3,736 plus
 accrued interest, matures March 1, 1997..............                 56,040
Note payable, 9% interest, payable in quarterly
 installments of $9,261 plus interest, repaid in
 1995.................................................      9,261
Note payable, 10.996% interest, payable in monthly
 installments of principal and interest of $1,567,
 matures June 22, 1998................................     54,408      40,927
Subordinate note payable to a shareholder of EPC, 10%
 interest, interest payable monthly, matures April 8,
 1996.................................................    336,750     875,550
                                                       ----------  ----------
Total.................................................  2,813,539   4,124,497
Current portion.......................................   (635,627)   (120,488)
                                                       ----------  ----------
Long-term portion..................................... $2,177,912  $4,004,009
                                                       ==========  ==========

  Substantially all of the Joint Venture's property and equipment are pledged as collateral on certain notes payable.

  In future years ending December 31, Edge Group II's share of these notes payable require minimum principal payments as follows:

       1996.......................................................... $  120,488
       1997..........................................................  3,119,354
       1998..........................................................    884,655
                                                                      ----------
         Total....................................................... $4,124,497
                                                                      ==========

  The Revolving Credit Facility and certain other note agreements of the Joint Venture provide for certain financial covenants and restrictions on the Joint Venture including, but not limited to, limitations on additional borrowings, sales of its oil and gas properties or other collateral, a prohibition of dividends and certain distributions of cash or properties to the venturers, a prohibition on certain liens, a limitation on annual lease payments, and a requirement to maintain minimum tangible net worth of $4,000,000, $2,694,000 net to Edge Group II's interest, and other financial ratios. At December 31, 1995 and for the quarters ending March 31, 1996 and June 30, 1996, the Joint Venture was not in compliance with certain Revolving Credit Facility covenants. The bank has waived the Joint Venture's compliance with these covenants for all periods affected.

4. RELATED PARTY TRANSACTIONS

  Edge Group II incurred management fees of $266,490 for each of the three years ended December 31, 1995. Included in accrued expenses at December 31, 1994 and 1995 is $999,337 and $1,265,827, respectively, representing accrued management fees due the General Partners.

                       EDGE GROUP II LIMITED PARTNERSHIP

  The Joint Venture has agreed to reimburse the expenses incurred by its managing venturer, Old Edge. This venturer employs geologists, landmen, draftsmen, accountants and executives and provides office facilities and related overhead. The principal business of Old Edge is to manage the activities of the Joint Venture, and as a result, it invoices the Joint Venture for substantially all of its expenses. Such expenses invoiced to the Joint Venture for the years ended December 31, 1994 and 1995 totaled $2,215,895 and $2,370,168, respectively. Edge Group II's share of reimbursed expenses was $1,492,405 and $1,596,308 for the year ended December 31, 1994 and 1995, respectively. At December 31, 1994 and 1995 the Joint Venture owed Old Edge $68,442 and $46,295, respectively. Edge Group II's share of this payable to Old Edge was $46,096 and $31,180 for the year ended December 31, 1994 and 1995, respectively.

  At December 31, 1994 and 1995, the Joint Venture had a receivable from a related party of $5,000. At December 31, 1994, the Joint Venture owed a shareholder of Old Edge $2,965. Edge Group II's share of this related party receivable and payable was $3,368 and $1,997, respectively.

  At December 31, 1994 and 1995, the Joint Venture was liable for $500,000 and $1,300,000, respectively, of notes payable and $3,205 and $33,758, respectively, of accrued interest to a shareholder of Old Edge (see Note 3). Edge Group II's share of the notes payable was $336,750 and $875,550 at December 31, 1994 and 1995, respectively, and their share of accrued interest was $2,159 and $22,736 at December 31, 1994 and 1995, respectively.

  On May 1, 1992, the Joint Venture became the managing venturer of the Essex Royalty Joint Venture ("Essex"). On December 17, 1993 the Joint Venture issued a $30,000 note receivable to Essex. Edge Group II's share of this note receivable was $20,205. This note receivable was collected during 1994.

  On September 22, 1994, the Joint Venture became the managing venturer of Essex Royalty Joint Venture II ("Essex II"). During 1994 the Joint Venture loaned Essex II $125,000. Edge Group II's share of this loan was $84,188. This loan, plus accrued interest, was repaid during 1994.

  During 1994 the Joint Venture had sales of drilling prospects to a partnership of which an officer of Old Edge is a partner. Such sales amounted to $241,395 for the year ended December 31, 1994. Edge Group II's share of such sales was $162,580.

  During 1994 the Joint Venture had sales of drilling prospects to a stockholder of Old Edge which amounted to $60,000. Edge Group II's share of such sales was $40,410.

5. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

  This footnote provides unaudited information required by Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

  Capitalized Costs--Capitalized costs and accumulated depreciation, depletion and amortization relating to the Partnership's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below:

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1994         1995
                                                      -----------  -----------
   Proved producing oil and gas properties........... $ 2,086,969  $ 4,844,992
   Accumulated depreciation, depletion and amortiza-
    tion.............................................    (543,350)    (857,240)
                                                      -----------  -----------
   Net capitalized costs............................. $ 1,543,619  $ 3,987,752
                                                      ===========  ===========

                       EDGE GROUP II LIMITED PARTNERSHIP

  Costs Incurred--Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below:

                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                  1993       1994       1995
                                               ---------- ---------- ----------
Property acquisition costs:
  Unproved prospects.......................... $1,962,586 $3,701,969 $2,464,049
  Proved......................................      4,629     17,700     61,305
  Exploration costs...........................    355,065    451,427  1,779,404
  Development costs...........................     13,853    160,523    774,221
                                               ---------- ---------- ----------
Total costs incurred.......................... $2,336,133 $4,331,619 $5,078,979
                                               ========== ========== ==========

  Reserves--Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

  Proved oil and gas reserve quantities and the related discounted future net cash flows before income taxes for the periods presented are based on estimates prepared by Ryder Scott Company, independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

  Edge Group II's net ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below:

                                                          OIL, CONDENSATE
                                                      AND NATURAL GAS LIQUIDS
                                                              (BBLS)
                                                      -------------------------
                                                       1993     1994     1995
                                                      -------  -------  -------
Proved developed and undeveloped reserves:
  Beginning of year.................................. 117,731  114,459  247,955
  Revisions of previous estimates.................... (29,815)  18,851  106,198
  Purchases of oil and gas properties................           56,652    4,240
  Extensions and discoveries.........................  43,623   98,474  187,413
  Sales of oil and gas properties....................                   (24,631)
  Production......................................... (17,080) (40,481) (43,710)
                                                      -------  -------  -------
  End of year........................................ 114,459  247,955  477,465
                                                      =======  =======  =======
Proved developed reserves at end of year............. 114,459  164,631  439,690
                                                      =======  =======  =======

                                                        NATURAL GAS
                                                           (MCF)
                                               --------------------------------
                                                 1993       1994        1995
                                               ---------  ---------  ----------
Proved developed and undeveloped reserves:
  Beginning of year...........................   872,796  1,717,425   2,473,766
  Revisions of previous estimates.............   402,407    986,899     778,864
  Purchases of oil and gas properties.........               24,920     144,129
  Extensions and discoveries..................   746,344    137,394   4,207,355
  Sales of oil and gas properties.............                       (1,287,033)
  Production..................................  (304,122)  (392,872)   (376,136)
                                               ---------  ---------  ----------
    End of year............................... 1,717,425  2,473,766   5,940,945
                                               =========  =========  ==========
Proved developed reserves at end of year...... 1,717,425  2,389,578   4,709,112
                                               =========  =========  ==========

                       EDGE GROUP II LIMITED PARTNERSHIP

  Standardized Measure--The table of the Standardized Measure of Discounted Future Net Cash Flows relating to the Partnership's ownership interests in proved oil and gas reserves as of year end is shown below:

                                                   AS OF DECEMBER 31,
                                           ------------------------------------
                                              1993        1994         1995
                                           ----------  -----------  -----------
Future cash inflows......................  $5,385,202  $ 8,852,087  $20,886,045
Future oil and gas operating expenses....    (631,777)  (1,628,234)  (3,978,041)
Future development costs.................                 (111,056)    (432,033)
                                           ----------  -----------  -----------
Future net cash flows....................   4,753,425    7,112,797   16,475,971
10% annual discount for estimating timing
 of cash flows...........................    (861,897)  (1,760,900)  (4,728,371)
                                           ----------  -----------  -----------
Standardized measure of discounted future
 net cash flows..........................  $3,891,528  $ 5,351,897  $11,747,600
                                           ==========  ===========  ===========

  Future cash flows are computed by applying year end prices of oil and natural gas to year end quantities of proved oil and natural gas reserves. Future production and development costs are computed primarily by the Joint Venture's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Edge Group II's indirect net proved oil and natural gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.

  A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of the Edge Group II's Partnership's indirect net oil and gas properties.

  The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Edge Group II's indirect net oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money, and the risks inherent in reserve estimates.

  Change in Standardized Measure--Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below:

                                               YEAR ENDED DECEMBER 31,
                                          ------------------------------------
                                             1993        1994         1995
                                          ----------  -----------  -----------
Changes due to current year operations:
  Sales of oil and natural gas, net of
   oil and natural gas operating
   expenses.............................. $ (857,835) $(1,129,314) $  (897,718)
  Sales of oil and gas properties........                           (2,096,885)
  Extensions and discoveries.............  1,659,595    1,085,953    6,865,685
  Purchases of oil and gas properties....                 327,058      363,922
Changes due to revisions in standardized
 variables:
  Prices and operating expenses..........    148,035     (361,010)     276,161
  Revisions of previous quantity
   estimates.............................    373,332    1,394,340    1,303,553
  Estimated future development costs.....                    (386)      42,255
  Accretion of discount..................    238,515      389,153      535,190
  Production rates (timing) and other....    (55,264)    (245,425)       3,540
                                          ----------  -----------  -----------
Net change...............................  1,506,378    1,460,369    6,395,703
                                          ----------  -----------  -----------
Beginning of year........................  2,385,150    3,891,528    5,351,897
                                          ----------  -----------  -----------
End of year.............................. $3,891,528  $ 5,351,897  $11,747,600
                                          ==========  ===========  ===========

  Sales of oil and natural gas, net of oil and natural gas operating expenses, are based on historical results. Sales of oil and gas properties, extensions and discoveries, purchases of minerals in place and the changes due to revisions in standardized variables are reported on a discounted basis.

                                  * * * * * *

                       EDGE GROUP II LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1995         1996
                                                     ------------ -------------
                                                                   (UNAUDITED)
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $   40,167   $   267,022
  Accounts receivable, trade........................     771,603     1,111,658
  Accounts receivable, working interest owners......     224,647       729,980
  Accounts receivable from related parties..........         750           750
  Other current assets..............................      18,539        75,908
                                                      ----------   -----------
    Total current assets............................   1,055,706     2,185,318
                                                      ----------   -----------
PROPERTY AND EQUIPMENT, Net--full cost method of
 accounting for oil and gas property................   5,317,479     8,334,175
DEFERRED OFFERING COSTS.............................                   505,125
OTHER ASSETS........................................      33,408         9,977
                                                      ----------   -----------
TOTAL...............................................  $6,406,593   $11,034,595
                                                      ==========   ===========
         LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable, trade...........................  $  718,414   $ 1,604,290
  Payable to related parties........................   1,298,640     1,834,446
  Accrued expenses..................................      99,262       289,581
  Current portion of long-term debt.................     120,488       212,846
                                                      ----------   -----------
    Total current liabilities.......................   2,236,804     3,941,163
                                                      ----------   -----------
LONG-TERM DEBT......................................   4,004,009     6,824,521
PARTNERS' CAPITAL...................................     165,780       268,911
                                                      ----------   -----------
TOTAL...............................................  $6,406,593   $11,034,595
                                                      ==========   ===========

           See notes to unaudited consolidated financial statements.

                       EDGE GROUP II LIMITED PARTNERSHIP

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        -----------------------
                                                           1995         1996
                                                        -----------  ----------
OIL AND GAS SALES...................................... $   918,321  $3,424,128
                                                        -----------  ----------
COST AND EXPENSES:
  Oil and gas operating expenses.......................     336,977     478,007
  Depreciation, depletion and amortization.............     347,921     812,623
  General and administrative...........................   1,312,655   1,515,670
  Management fees......................................     199,867      66,623
                                                        -----------  ----------
    Total cost and expenses............................   2,197,420   2,872,923
                                                        -----------  ----------
INCOME (LOSS) FROM OPERATIONS..........................  (1,279,099)    551,205
OTHER INCOME AND EXPENSE:
  Interest expense, net................................    (132,079)   (448,074)
  Gain on sale of proved oil and gas property..........   2,110,942
                                                        -----------  ----------
NET INCOME............................................. $   699,764  $  103,131
                                                        ===========  ==========

           See notes to unaudited consolidated financial statements.

                       EDGE GROUP II LIMITED PARTNERSHIP

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        -----------------------
                                                           1995         1996
                                                        -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $   699,764  $  103,131
  Adjustments to reconcile net income to net cash
   (used) provided by operating activities:
  Depreciation, depletion and amortization............      347,921     812,623
  Gain on sale of proved oil and gas property.........   (2,110,942)
  Changes in assets and liabilities:
    Accounts receivable, trade........................      417,645    (196,398)
    Accounts receivable, working interest owners......     (460,565)   (648,990)
    Other current assets..............................       (5,496)    (57,369)
    Other assets......................................      (27,996)
    Accounts Payable, Trade...........................      861,020     885,876
    Payable to related parties........................      186,357     535,807
    Accrued liabilities...............................      (10,651)    190,317
                                                        -----------  ----------
    Net cash (used) provided by operating activities..     (102,943)  1,624,997
                                                        -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas property and equipment purchases........   (3,734,827) (5,307,703)
  Proceeds from sale of oil and gas property..........    4,595,452   1,501,816
                                                        -----------  ----------
    Net cash provided (used) by investing activities..      860,625  (3,805,887)
                                                        -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.........................    1,605,018   3,021,995
  Payments on notes payable...........................   (2,458,474)   (109,125)
  Deferred offering costs.............................                 (505,125)
                                                        -----------  ----------
    Net cash (used) provided by financing activities..     (853,456)  2,407,745
                                                        -----------  ----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..      (95,774)    226,855
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD........      194,607      40,167
                                                        -----------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD..............  $    98,833  $  267,022
                                                        ===========  ==========
SUPPLEMENTAL DISCLOSURES TO CASH FLOW INFORMATION:
  Cash paid for interest..............................  $   154,972  $  443,677

           See notes to unaudited consolidated financial statements.

                       EDGE GROUP II LIMITED PARTNERSHIP

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  In the opinion of management, the unaudited consolidated financial statements for Edge Group II Limited Partnership ("Edge Group II") and its initial pro rata share (67.35%) of the assets, liabilities, revenues and expenses of Edge Joint Venture II in which it is the majority owner (the "Partnership") include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial position as of September 30, 1996, and the results of operations and cash flows for each of the nine-month periods ended September 30, 1996 and 1995. The consolidated balance sheet as of December 31, 1995 is derived from the December 31, 1995 audited consolidated financial statements. Although management believes the disclosures in the financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations and cash flows for the nine-month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Edge Group II as of December 31, 1995.

2. SUBSEQUENT EVENTS

  Securities Offering--In December 1996 Edge Petroleum Corporation, a newly formed Delaware corporation (the "Company"), plans to file two registration statements with the Securities and Exchange Commission; one for an underwritten initial public offering of shares of common stock and one to register common stock to be issued in the Combination Transactions in which the General Partners and Limited Partners of Edge Group II may elect to participate in an exchange offer to receive common stock of the Company for their interest in Edge Group II. Upon consummation of the Combination Transactions, the Company expects to secure directly or indirectly substantial all the interests in the Joint Venture.

                         INDEPENDENT AUDITORS' REPORT

To the Partners ofGulfedge Limited Partnership:

  We have audited the accompanying balance sheets of Gulfedge Limited Partnership ("Gulfedge") as of December 31, 1994 and 1995, and the related statements of operations and partners' capital and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Gulfedge's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Gulfedge as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Houston, Texas
December 2, 1996

                          GULFEDGE LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                                1994     1995
                                                              -------- --------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................. $  6,583 $  1,354
  Accounts receivable, trade.................................   27,921   26,073
  Accounts receivable, working interest owners...............    2,744    7,612
  Other current assets.......................................      859      628
                                                              -------- --------
    Total current assets.....................................   38,107   35,667
                                                              -------- --------
PROPERTY AND EQUIPMENT, Net-full cost method of accounting
 for oil and gas property....................................   93,906  180,171
OTHER ASSETS.................................................    2,525    1,246
                                                              -------- --------
TOTAL........................................................ $134,538 $217,084
                                                              ======== ========
              LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable, trade.................................... $ 13,865 $ 23,703
  Payable to Old Edge........................................    1,562    1,057
  Accrued interest payable...................................      763    1,059
  Current portion of long-term debt..........................   21,537    4,082
                                                              -------- --------
    Total current liabilities................................   37,727   29,901
                                                              -------- --------
LONG-TERM DEBT...............................................   73,793  135,667
PARTNERS' CAPITAL............................................   23,018   51,516
                                                              -------- --------
TOTAL........................................................ $134,538 $217,084
                                                              ======== ========

                       See notes to financial statements.

                          GULFEDGE LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                                                           DECEMBER 31,
                                                     --------------------------
                                                       1993     1994     1995
                                                     --------  -------  -------
OIL AND NATURAL GAS SALES........................... $ 32,811  $45,121  $46,010
                                                     --------  -------  -------
COST AND EXPENSES:
  Oil and natural gas operating expenses............    3,746    6,856   15,593
  General and administrative expenses...............   34,193   41,700   52,758
  Depreciation, depletion and amortization..........    9,181   12,708   18,085
                                                     --------  -------  -------
    Total cost and expenses.........................   47,120   61,264   86,436
                                                     --------  -------  -------
LOSS FROM OPERATIONS................................  (14,309) (16,143) (40,426)
OTHER INCOME AND EXPENSES:
  Interest expense, net.............................  (14,531)  (9,128)  (7,229)
  Gain on sale of oil and gas property..............    5,644   52,130   76,153
                                                     --------  -------  -------
NET INCOME (LOSS)................................... $(23,196) $26,859  $28,498
                                                     ========  =======  =======

                       See notes to financial statements.

                          GULFEDGE LIMITED PARTNERSHIP

                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

                                                           DECEMBER 31,
                                                     --------------------------
                                                       1993     1994     1995
                                                     --------  -------  -------
BALANCE AT BEGINNING OF YEAR........................ $ 19,355  $(3,841) $23,018
NET INCOME (LOSS)...................................  (23,196)  26,859   28,498
                                                     --------  -------  -------
BALANCE AT END OF YEAR.............................. $ (3,841) $23,018  $51,516
                                                     ========  =======  =======

                       See notes to financial statements.

                          GULFEDGE LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1993      1994      1995
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.............................. $(23,196) $ 26,859  $ 28,498
  Adjustments to reconcile net (loss) income to
   net cash (used) provided by operating
   activities:
    Depreciation, depletion and amortization.....    9,181    12,708    18,085
    Gain on sale of oil and gas property.........   (5,644)  (52,130)  (76,153)
    Changes in assets and liabilities:
    Accounts receivable, trade...................   (7,532)   (6,125)    1,848
    Accounts receivable, working interest
     owners......................................   (2,392)    1,239    (4,868)
    Accounts receivable from related party.......     (455)      455
    Receivable from Old Edge.....................      383
    Other current assets.........................      (16)     (318)     (718)
    Accounts payable, trade......................    3,223     3,144     9,838
    Payable to Old Edge..........................    2,116      (554)     (505)
    Accrued interest payable.....................     (537)      735       296
    Liability to related party...................   (1,338)
                                                  --------  --------  --------
      Net cash used by operating activities......  (26,207)  (13,987)  (23,679)
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas property and equipment purchases...  (83,427) (155,262) (193,883)
  Proceeds from the sale of oil and gas
   properties....................................   77,658   161,361   167,914
  Purchase of note receivable from related
   party.........................................     (685)   (2,852)
  Collection of notes receivable from related
   party.........................................              3,537
  Certificate of deposit redemption..............      342
                                                  --------  --------  --------
      Net cash provided (used) provided by
       investing activities......................   (6,112)    6,784   (25,969)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable....................   10,840     2,396     7,146
  Payments on notes payable......................  (10,840)  (10,383)   (1,910)
  Proceeds from long-term debt...................             13,464   120,946
  Payments on long-term debt.....................   (9,648)  (14,895)  (81,763)
  Collections on subscriptions receivable........   45,526
                                                  --------  --------  --------
      Net cash provided (used) by financing
       activities................................   35,878    (9,418)   44,419
                                                  --------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.....................................    3,559   (16,621)   (5,229)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.....   19,645    23,204     6,583
                                                  --------  --------  --------
CASH AND CASH EQUIVALENTS, END OF YEAR........... $ 23,204  $  6,583  $  1,354
                                                  ========  ========  ========
SUPPLEMENTAL DISCLOSURES TO CASH FLOW
 INFORMATION-Cash paid for interest.............. $ 15,269  $  8,713  $  7,017

                       See notes to financial statements.

                         GULFEDGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization--On April 1, 1991, Gulfedge Limited Partnership ("Gulfedge") was formed to enter into a joint venture with Edge Petroleum Corporation, a Texas corporation ("Old Edge"), Edge Group II Limited Partnership ("Edge Group II") and Edge Group Partnership ("Edge Group") for the purpose of engaging in the business of prospect generation and sales, and activities relating thereto, within the continental United States and offshore state waters. Limited partnership interests in seven units of $64,500 each which includes a $10,000 promissory note for each unit due on or before July 1, 1992, were sold to finance Gulfedge's interest in Edge Joint Venture II (the "Joint Venture"). The initial objective of the Joint Venture was to (i) recoup its cost in the sale of prospects; (ii) make a cash profit on the sale; and (iii) retain a carried interest in the exploratory well, and development wells, if any, drilled on the prospect.

  Investment in Edge Joint Venture II--On April 8, 1991, the Joint Venture, a general partnership, was formed by Gulfedge, Old Edge, Edge Group II, and Edge Group. The Joint Venture purchased the assets and assumed the liabilities of a related entity, Edge Group Joint Venture I. Gulfedge contributed capital into the Joint Venture to receive a capital account of $327,000. Gulfedge accounts for its investment in the Joint Venture using the proportionate consolidation method of accounting.

  Old Edge is the managing venturer of the Joint Venture and general partner of Gulfedge. Without the approval of Edge Group II, Old Edge is restricted from creating debt or mortgages on the Joint Venture, selling all or substantially all of the Joint Venture's assets or taking any additional action not in compliance with the Joint Venture agreement. Once the Joint Venture reaches payout (as defined in the Joint Venture agreement), Old Edge shall receive a 26.9% back-in interest on the other partners' interest.

  The term of the Joint Venture was to have expired on April 8, 1996 according to the Joint Venture agreement; however, the venturers extended the dissolution date to December 31, 1996. The Joint Venture will continue to operate under terms of the original Joint Venture agreement, as amended.

  Gulfedge will continue in existence until December 31, 2020, unless sooner terminated pursuant to any provisions of the Texas Revised Limited Partnership Act.

  Oil and Gas Property--Included in oil and gas property is Gulfedge's proportionate share of the Joint Venture's oil and gas property. During 1996, Gulfedge changed its method of accounting from the successful efforts method to the full cost method of accounting for oil and gas property and adjusted all historical periods to reflect the change in accounting. Management believes that the full cost method of accounting better reflects the results of its oil and gas exploration activities. Gulfedge's share of the change in accounting increased (decreased) net income (loss) by $562, $(15,193) and $11,263 for 1993, 1994 and 1995, respectively.

  Investments in oil and gas properties are accounted for using the full cost method of accounting. All costs associated with the acquisition, exploration and development of oil and gas properties are capitalized.

  Oil and gas properties are amortized on the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of impairment is added to the proved oil and gas property costs to be amortized. The amortizable base includes estimated future development costs and, where significant, dismantlement, restoration and abandonment costs, net of estimated salvage values. The depletion rate per Mcfe for 1993, 1994 and 1995 was $0.43, $0.42, and $0.49, respectively.

                         GULFEDGE LIMITED PARTNERSHIP

  Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

  In addition, the capitalized costs of proved oil and gas properties are subject to a "ceiling test," which limits such costs to the estimated present value, discounted at a 10 percent interest rate, of future net cash flows from proved reserves, based on current economic and operating conditions. If capitalized costs exceed this limit, the excess is charged to depreciation, depletion and amortization. For the years ended December 31, 1995, 1994 and 1993, no write-down of the Gulfedge's oil and gas assets was necessary.

  Depreciation of other property and equipment is provided using the straight-line method based on estimated useful lives ranging from five to ten years.

  Income Taxes--Federal and state income taxes are the liability of the individual partners and not of Gulfedge. Therefore, no provision or liability for federal and state income taxes has been provided in the financial statements.

  Statements of Cash Flows--Gulfedge has presented its cash flows using the indirect method and considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Financial Instruments--Gulfedge's Company's financial instruments consist of cash, receivables, payables, long-term debt and natural gas commodity hedges. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value as the individual borrowings were negotiated or renegotiated during or after 1993 and/or bear interest at floating market interest rates. The carrying amount of natural gas commodity hedges approximates fair value based on the expected settlement amounts of these transactions in 1996.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates include depreciation, depletion and amortization, estimates of proved oil and gas reserve volumes and discounted future net cash flows (see Note 5).

  Concentration of Credit Risk--Substantially all of Gulfedge's accounts receivable result from natural gas and oil sales or joint interest billings to third parties in the oil and natural gas industry. This concentration of customers and joint interest owners may impact Gulfedge's overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Historically Gulfedge has not experienced credit losses on such receivables.

2. PROPERTY AND EQUIPMENT

  At December 31, 1994 and 1995, Gulfedge's share of property and equipment consisted of the following:

                                                               1994      1995
                                                             --------  --------
   Oil and gas property..................................... $112,611  $206,060
   Computer equipment.......................................   13,719    22,923
   Other property and equipment.............................      178       216
                                                             --------  --------
   Total property and equipment.............................  126,508   229,199
   Accumulated depreciation, depletion and amortization.....  (32,602)  (49,028)
                                                             --------  --------
   Property and equipment, net.............................. $ 93,906  $180,171
                                                             ========  ========

                         GULFEDGE LIMITED PARTNERSHIP

  Oil and natural gas properties not subject to amortization consist of the cost of undeveloped leaseholds, exploratory and developmental wells in progress, and secondary recovery projects before the assignment of proved reserves. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by Gulfedge and other operators, the terms of oil and gas leases not held by production, production response to secondary recovery activities and available funds for exploration and development. The following table summarizes the cost of the properties not subject to amortization by year the cost was incurred.

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Year cost incurred:
     Remainder........................................   $ 6,397      $ 5,180
     1993.............................................     7,792        6,308
     1994.............................................    27,709       16,995
     1995.............................................       --        15,898
                                                         -------      -------
                                                         $41,898      $44,381
                                                         =======      =======

  During 1994 the Joint Venture entered into a note payable for $91,695 issued to the seller of certain seismic data. Subsequently, the Joint Venture entered into a sales agreement with the same entity to sell the Joint Venture's interest in an unevaluated property for $1,491,695 resulting in a gain of $1,288,363. As a component of the sales agreement the note payable was used to reduce the proceeds from the sale. Gulfedges share of cash proceeds and gain was $34,000 and $29,400, respectively.

3. LONG-TERM DEBT

  The Joint Venture borrowed $4,500,000 on April 8, 1991 from RIMCO, a stockholder of the managing venturer. The interest rate was reduced to 10% effective October 1, 1993 and repaid in March 1995.

  During July 1995, the Joint Venture entered into a revolving credit facility (the "Revolving Credit Facility") with a bank to finance temporary working capital requirements. The Revolving Credit Facility provides up to $20,000,000 in available borrowings limited by a borrowing base (as defined by the Revolving Credit Facility) which was $4,500,000 at December 31, 1995. At December 31, 1995 Gulfedge borrowed and has outstanding $4,500,000 under this Revolving Credit Facility. The Revolving Credit Facility provides for interest at the lenders' prime rate plus 0.75% (9.25% at December 31, 1995). Gulfedge's share of the Revolving Credit Facility is approximately $102,690 at December 31, 1995. The borrowing base is subject to review by the bank at the close of each quarter and may be adjusted subject to the provisions of the Revolving Credit Facility. At September 30, 1996, the Joint Venture's borrowing base increased to $10,250,000 under similar terms.

  In January 1995, the Joint Venture entered into a Subordinated Loan Agreement (the "Subordinated Loan") with a shareholder of Old Edge. Such agreement provides for a $1 million term loan and a $1 million line of credit. Drawdowns under the line of credit require 30 days' notice. At December 31, 1995, the aggregate amount outstanding under the Subordinated Loan was approximately $37,000, including $7,000 outstanding under the line of credit. The principal is due, unless earlier retired by the Joint Venture, upon the earlier of April 8, 1998 or the conclusion of the Joint Venture's wind-up period. Interest at 10% per annum is due monthly. The Subordinated Loan is secured by certain oil and gas properties, equipment and other assets of the Joint Venture, but is subordinate to the Revolving Credit Facility. The mortgage and security agreement restricts the transfer of properties, creation of liens and other matters. The Subordinated Loan is without recourse to the venturers. Under the Subordinated Loan, the shareholder has a right to receive specified reversionary and overriding royalty interests on prospects of the Joint Venture and certain rights to convert such interests into common stock which is triggered by the execution of certain transactions by the Joint Venture as defined within the Subordinated Loan.

                         GULFEDGE LIMITED PARTNERSHIP

  At December 31, 1994 and 1995, Gulfedge's share of the Joint Venture notes payable and long-term debt consisted of the following:

                                                               1994      1995
                                                              -------  --------
Revolving credit facility payable, lenders' prime rate plus
 0.75%, interest payable monthly, maturing June 1, 1997.....           $102,690
RIMCO note payable, 10% interest, interest payable monthly,
 repaid in 1995.............................................  $75,306
RIMCO interest-deferred notes payable, 10% interest,
 interest payable quarterly, repaid in 1995.................    6,457
Note payable, lenders' prime rate plus 0.75%, payable in
 monthly principal installments of $7,500 plus accrued
 interest, matures March 1, 1997............................              4,108
Note payable, lenders' prime rate plus 1.5%, payable in
 monthly principal installments of $5,547 plus accrued
 interest, matures March 1, 1997............................              1,899
Note payable, 9% interest, payable in quarterly installments
 of $13,750 plus interest, repaid in 1995...................      314
Note payable, 10.996% interest, payable in monthly
 installments of principal and interest of $2,326, matures
 June 22, 1998..............................................    1,843     1,386
Subordinate note payable to a shareholder of Old Edge, 10%
 interest, interest payable monthly, matures April 8, 1998..   11,410    29,666
                                                              -------  --------
Total.......................................................   95,330   139,749
Current portion.............................................  (21,537)   (4,082)
                                                              -------  --------
Long-term portion...........................................  $73,793  $135,667
                                                              =======  ========

  Substantially all of the Joint Venture's property and equipment are pledged as collateral on certain notes payable.

  In future years ending December 31, Gulfedge's share of these notes payable require minimum principal payments as follows:

      1996............................................................. $  4,082
      1997.............................................................  105,692
      1998.............................................................   29,975
                                                                        --------
        Total.......................................................... $139,749
                                                                        ========

  The Revolving Credit Facility and certain other note agreements provide for certain financial covenants and restrictions on the Joint Venture including, but not limited to, limitations on additional borrowings, sales of its oil and gas properties or other collateral, a prohibition of dividends and certain distributions of cash or properties to the venturers, a prohibition on certain liens, a limitation on annual lease payments, and a requirement to maintain minimum tangible net worth of $4,000,000, $91,280 net to Gulfedge's interest and other financial ratios. For the quarters ending March 31, 1996 and June 30, 1996 the Joint Venture was not in compliance with certain Revolving Credit Facility covenants. The Bank has waived the Joint Venture's compliance with these covenants for all periods affected.

4. RELATED PARTY TRANSACTIONS

  The Joint Venture has agreed to reimburse the expenses incurred by its managing venturer, Old Edge. This venturer employs geologists, landmen, draftsmen, accountants and executives and provides office facilities and

                         GULFEDGE LIMITED PARTNERSHIP
related overhead. The principal business of Old Edge is to manage the affairs of the Joint Venture, and as a result, it invoices the Joint Venture for substantially all of its expenses. Such expenses invoiced to the Joint Venture for the years ended December 31, 1994 and 1995 totaled $2,215,895 and $2,370,168, respectively. Gulfedge's share of reimbursed expenses was $50,587 and $54,087 for the year ended December 31, 1994 and 1995, respectively. At December 31, 1994 and 1995 the Joint Venture owed Old Edge $68,442 and $46,295, respectively. Gulfedge's share of this payable to Old Edge was $1,562 and $1,056 at December 31, 1994 and 1995, respectively.

  At December 31, 1994 and 1995, the Joint Venture had a receivable from a related party of $5,000. At December 31, 1994, the Joint Venture owed a shareholder $2,965. Gulfedge's share of this related party receivable and payable was $114 and $68, respectively.

  At December 31, 1994 and 1995, the Joint Venture was liable for $500,000 and $1,300,000, respectively, of notes payable and $3,205 and $33,758, respectively, of accrued interest to a shareholder of Old Edge (see Note 3). The Joint Venture's share of the notes payable was $11,410 and $29,666 at December 31, 1994 and 1995, respectively and their share of accrued interest was $73 and $750, respectively.

  On May 1, 1992, the Joint Venture became the managing venturer of the Essex Royalty Joint Venture ("Essex"). On December 17, 1993 the Joint Venture issued a $30,000 note receivable to Essex. Gulfedge's share of this note receivable was $685. This note receivable was collected during 1994.

  On September 22, 1994, the Joint Venture became the managing venturer of Essex Royalty Joint Venture II ("Essex II"). During 1994 the Joint Venture loaned Essex II $125,000. Gulfedge's share of this loan was $2,853. This loan, plus accrued interest, was repaid during 1994.

  During 1994 the Joint Venture had sales of undeveloped oil and gas property to a partnership of which an officer of EPC is a partner. Such sales amounted to $241,395 for the year ended December 31, 1994. Gulfedge's share of such sales was $5,509.

  During 1994 the Joint Venture had sales of undeveloped oil and gas property to a stockholder which amounted to $60,000. Gulfedge's share of such sales was $1,369.

5. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

  This footnote provides unaudited information required by Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

  Capitalized Costs--Capitalized costs and accumulated depreciation, depletion and amortization relating to the Gulfedge's indirect net oil and natural gas producing activities, all of which are conducted within the continental United States, are summarized below:

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                        1994          1995
                                                     -----------  ------------
   Proved producing oil and gas properties.......... $    70,712  $    164,161
   Accumulated depreciation, depletion and
    amortization....................................     (18,410)      (29,046)
                                                     -----------  ------------
   Net capitalized costs............................ $    52,302  $    135,115
                                                     ===========  ============

                         GULFEDGE LIMITED PARTNERSHIP

  Costs Incurred--Gulfedge's share of the Joint Venture's costs incurred in oil and gas property acquisition, exploration and development activities are summarized below:

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        1993     1994     1995
                                                       ------- -------- --------
Property acquisition costs:
  Unproved............................................ $66,498 $125,433 $ 83,489
  Proved..............................................     157      599    2,077
  Exploration cost....................................  12,031   15,296   60,291
  Development costs...................................     469    5,439   26,233
                                                       ------- -------- --------
    Total costs incurred.............................. $79,155 $146,767 $172,090
                                                       ======= ======== ========

  Reserves--Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

  Proved oil and natural gas reserve quantities and the related discounted future net cash flows for the periods presented are based on estimates prepared by Ryder Scott Company, independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

  Gulfedge's indirect net ownership interests in estimated quantities of proved oil and natural gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below:

                                                          OIL, CONDENSATE
                                                      AND NATURE GAS LIQUIDS
                                                              (BBLS)
                                                      -------------------------
                                                       1993     1994     1995
                                                      -------  -------  -------
Proved developed and undeveloped reserves:
  Beginning of year..................................   3,989    3,878    8,402
  Revisions of previous estimates....................  (1,010)     639    3,598
  Purchases of oil and gas properties................            1,920      144
  Extensions and discoveries.........................   1,478    3,337    6,350
  Sales of oil and gas properties....................                      (835)
  Production.........................................    (579)  (1,372)  (1,481)
                                                      -------  -------  -------
  End of year........................................   3,878    8,402   16,178
                                                      -------  -------  -------
Proved developed reserves at end of year.............   3,878    5,963   14,898
                                                      -------  -------  -------
                                                         NATURAL GAS (MCF)
                                                      -------------------------
                                                       1993     1994     1995
                                                      -------  -------  -------
Proved developed and undeveloped reserves:
  Beginning of year..................................  29,573   58,191   83,817
  Revisions of previous estimates....................  13,635   33,439   26,390
  Purchases of oil and gas properties................              844    4,883
  Extensions and discoveries.........................  25,288    4,655  142,557
  Sales of oil and gas properties....................                   (43,608)
  Production......................................... (10,305) (13,312) (12,745)
                                                      -------  -------  -------
  End of year........................................  58,191   83,817  201,294
                                                      -------  -------  -------
Proved developed reserves at end of year.............  58,191   80,965  159,557
                                                      -------  -------  -------

                         GULFEDGE LIMITED PARTNERSHIP

  Standardized Measure--The table of the Standardized Measure of Discounted Future Net Cash Flows relating to Gulfedge's ownership interests in proved oil and gas reserves as of year-end is shown below:

                                                       AS OF DECEMBER 31,
                                                   ----------------------------
                                                     1993      1994      1995
                                                   --------  --------  --------
Future cash inflows..............................  $182,465  $299,933  $707,676
Future oil and gas operating expenses............   (21,406)  (55,169) (134,787)
Future development costs.........................              (3,763)  (14,638)
                                                   --------  --------  --------
Future net cash flows............................   161,059   241,001   558,251
10% annual discount for estimating timing of cash
 flows...........................................   (29,203)  (59,664) (160,210)
                                                   --------  --------  --------
Standardized measure of discounted future net
 cash flows......................................  $131,856  $181,337  $398,041
                                                   ========  ========  ========

  Future cash flows are computed by applying year end prices of oil and natural gas to year end quantities of proved oil and natural gas reserves. Future operating expenses and development costs are computed primarily by the Joint Venture's petroleum engineers by estimating the expenditures to be incurred in developing and producing Gulfedge's indirect net proved oil and natural gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.

  A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of Gulfedge's indirect net oil and gas properties.

  The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of Gulfedge's indirect net oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money, and the risks inherent in reserve estimates.

  Change in Standardized Measure--Changes in standardized measure of future net cash flows relating to Gulfedge's indirect net proved oil and natural gas reserves are summarized below:

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1993      1994      1995
                                                  --------  --------  --------
Changes due to current year operations:
  Sales of oil and natural gas, net of oil and
   natural gas operating expenses................ $(29,066) $(38,264) $(30,417)
  Sales of oil and gas properties................                      (71,048)
  Extensions and discoveries.....................   56,460    36,795   232,628
  Purchases of oil and gas properties............             11,082    12,331
Changes due to revisions in standardized varia-
 bles:
  Prices and operating expenses..................    4,388   (11,545)    9,353
  Revisions of previous quantity estimates.......   12,627    47,016    44,167
  Estimated future development costs.............                (13)    1,432
  Accretion of discount..........................    8,082    13,186    18,134
  Production rates (timing) and other............   (1,450)   (8,774)      125
                                                  --------  --------  --------
Net change.......................................   51,041    49,483   216,705
                                                  --------  --------  --------
Beginning of year................................   80,815   131,856   181,339
                                                  --------  --------  --------
End of year...................................... $131,856  $181,339  $398,044
                                                  ========  ========  ========

                          GULFEDGE LIMITED PARTNERSHIP

  Sales of oil and natural gas, net of oil and natural gas operating expenses, are based on historical results. Sales of oil and gas properties, extensions and discoveries, purchases of minerals in place, and the changes due to revisions in standardized variables are reported on a discounted basis.

                                  * * * * * *

                          GULFEDGE LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1995         1996
                                                     ------------ -------------
                                                                   (UNAUDITED)
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................   $  1,354     $  9,040
  Accounts receivable, trade........................     26,073       37,595
  Accounts receivable, working interest owners......      7,612       24,734
  Other current assets..............................        628        2,572
                                                       --------     --------
    Total current assets............................     35,667       73,941
                                                       --------     --------
PROPERTY AND EQUIPMENT-Net-full cost method of ac-
 counting for oil and gas property..................    180,171      282,385
DEFERRED OFFERING COSTS.............................                  17,115
OTHER ASSETS........................................      1,246          452
                                                       --------     --------
TOTAL...............................................   $217,084     $373,893
                                                       ========     ========
         LIABILITIES AND VENTURERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable, trade...........................   $ 23,703     $ 53,717
  Payable to Old Edge...............................      1,057       16,954
  Accrued interest payable..........................      1,059        1,429
  Accrued liabilities...............................                   5,706
  Current portion of long-term debt.................      4,082        7,212
                                                       --------     --------
    Total current liabilities.......................     29,901       85,018
                                                       --------     --------
LONG-TERM DEBT......................................    135,667      231,233
VENTURERS' CAPITAL..................................     51,516       57,642
                                                       --------     --------
TOTAL...............................................   $217,084     $373,893
                                                       ========     ========

                  See notes to unaudited financial statements.

                          GULFEDGE LIMITED PARTNERSHIP

                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
OIL AND NATURAL GAS SALES................................... $ 31,115  $116,019
                                                             --------  --------
COST AND EXPENSES:
  Oil and natural gas operating expenses....................   11,418    16,196
  General and administrative expenses.......................   44,144    50,980
  Depreciation, depletion and amortization..................   11,788    27,534
                                                             --------  --------
    Total cost and expenses.................................   67,350    94,710
                                                             --------  --------
INCOME (LOSS) FROM OPERATIONS...............................  (36,235)   21,309
OTHER INCOME AND EXPENSES:
  Interest expense, net.....................................   (4,476)  (15,182)
  Gain on sale of proved oil and gas property...............   71,524
                                                             --------  --------
NET INCOME.................................................. $ 30,813  $  6,127
                                                             ========  ========

                  See notes to unaudited financial statements.

                          GULFEDGE LIMITED PARTNERSHIP

                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1995      1996
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................... $ 30,813  $  6,127
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation, depletion and amortization...............   11,788    27,534
    Gain on sale of oil and gas property...................  (71,524)
    Changes in assets and liabilities:
      Accounts receivable, trade...........................   14,151   (11,522)
      Accounts receivable, working interest owner..........  (15,605)  (17,122)
      Other current assets.................................   (1,135)   (1,954)
      Accounts payable, trade..............................   29,174    30,014
      Payable to Old Edge..................................     (458)   15,897
      Accrued interest payable.............................     (691)      370
      Accrued liabilities..................................              5,706
                                                            --------  --------
        Net cash provided (used) by operating activities...   (3,487)   55,050
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment purchases......................... (126,545) (179,830)
  Proceeds from the sale of oil and gas property...........  155,706    50,886
                                                            --------  --------
        Net cash provided (used) by investing activities...   29,161  (128,944)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable..............................   54,382   102,393
  Payments on notes payable................................  (83,300)   (3,698)
  Deferred offering cost...................................            (17,115)
                                                            --------  --------
        Net cash provided (used) by financing activities...  (28,918)   81,580
                                                            --------  --------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.......   (3,244)    7,686
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............    6,583     1,354
                                                            --------  --------
CASH AND CASH EQUIVALENTS, END OF PERIOD................... $  3,339  $  9,040
                                                            ========  ========
SUPPLEMENTAL DISCLOSURES TO CASH FLOW INFORMATION-
  Cash paid for interest................................... $  5,251  $ 15,033

                  See notes to unaudited financial statements.

                         GULFEDGE LIMITED PARTNERSHIP

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. GENERAL

  In the opinion of management, the unaudited financial statements for Gulfedge Limited Partnership ("Gulfedge") include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial position as of September 30, 1996, and the results of operations and cash flows for each of the nine-month periods ended September 30, 1996 and 1995. The balance sheet as of December 31, 1995 is derived from the December 31, 1995 audited financial statements. Although management believes the disclosures in the financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations and cash flows for the nine-month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. These unaudited financial statements should be read in conjunction with the audited financial statements of Gulfedge as of December 31, 1995.

2. SUBSEQUENT EVENT

  Securities Offering--In November 1996, Edge Petroleum Corporation, a newly formed Delaware corporation (the "Company"), plans to file two registration statements with the Securities and Exchange Commission; one for an underwritten initial public offering of shares of common stock and one to register common stock to be issued in a series of simultaneous transactions (the "Combination Transactions") in which as part of the Combination Transactions, the Limited Partners of Gulfedge will elect whether or not to participate in an exchange offer to receive common stock of the Company for their interest in Gulfedge. Upon consummation of the combination transactions, the Company expects to secure directly or indirectly substantially all the interests in the Joint Venture.

                                  * * * * * *

                                                                      APPENDIX A

     THIS COMBINATION AGREEMENT (this "Agreement"), dated as of December 3, 1996, is by and among (i) Edge Group II Limited Partnership, a Connecticut limited partnership ("Edge Group II"), (ii) Gulfedge Limited Partnership, a Texas limited partnership ("Gulfedge"), (iii) Edge Group Partnership, a Connecticut general partnership ("Edge Group"), (iv) Edge Petroleum Corporation, a Texas corporation ("Old Edge"), (v) Edge Mergeco, Inc., a Texas corporation ("Mergeco"), and (vi) Edge Petroleum Corporation, a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Company was formed for the purpose of combining (the "Combination") certain of the oil and gas properties and exploration and development operations owned and conducted by Old Edge, Edge Group II, Gulfedge and Edge Group (collectively, the "Edge Entities") at or about the time of the closing of the initial public offering (the "Offering") of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to the Securities Exchange Act of 1933, as amended (the "Securities Act"), as will be described in the Company's registration statement on Form S-1, to be filed with the Securities and Exchange Commission (the "SEC"); and

     WHEREAS, the Edge Entities own substantially all of their oil and gas properties and conduct substantially all of their exploration and development operations through their respective interests in Edge Joint Venture II, a Texas general partnership (the "Joint Venture"); and

     WHEREAS, to effect the Combination, the Company plans to complete (i) a merger (the "Merger") of Old Edge with Mergeco, a wholly owned subsidiary of the Company organized for this purpose, in which the shareholders of Old Edge (the "Old Edge Shareholders") will receive Common Stock of the Company, (ii) an exchange offer (the "Edge Group II Exchange Offer") to the general and limited partners of Edge Group II in which such partners will have the opportunity to exchange their interest in Edge Group II for Common Stock, (iii) an exchange offer (the "Gulfedge Exchange Offer" and, together with the Edge Group II Exchange Offer, the "Limited Partnership Exchange Offers") to the limited partners of Gulfedge in which such partners will have the opportunity to exchange their interest in Gulfedge for Common Stock, and (iv) an offer to purchase (the "Edge Group Purchase Offer") from Edge Group its general partner interest in the Joint Venture for consideration consisting of Common Stock (collectively, the Edge Group Purchase Offer, the Merger and the Limited Partnership Exchange Offers are referred to herein as the "Combination Agreement Transactions") ; and

     WHEREAS, the parties hereto intend that, if the Combination is completed pursuant to the terms of this Agreement, the Company will succeed to ownership, directly or indirectly, of substantially all of the interests in the Joint Venture; and

     WHEREAS, the parties hereto desire to set forth the terms and conditions of the Combination and to provide for certain relationships and obligations among the parties hereto following the Effective Time (as defined in Section 1.3):

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the aforesaid parties hereto hereby agree as follows:

                ARTICLE I.  THE MERGER; CLOSING; EFFECTIVE TIME

     SECTION 1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Mergeco shall be merged with and into Old Edge and the separate existence of Mergeco shall thereupon cease. Old Edge shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the

"Surviving Corporation") and shall continue to be governed by the laws of the State of Texas, and the separate existence of Old Edge with all its rights, privileges, immunities, and franchises shall continue unaffected by the Merger. The Merger shall have the effect specified in the Texas Business Corporation Act (the "TBCA") with respect to Mergeco and with respect to the Surviving Corporation.

     SECTION 1.2 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Baker & Botts, L.L.P., 910 Louisiana, Houston, Texas 77002 (or at such other place as the parties hereto shall mutually agree), on the same day (the "Closing Date") as the closing of the Offering, the Edge Group II Exchange Offer, the Gulfedge Exchange Offer (if consummated) and the Edge Group Purchase Offer (if consummated), provided that the conditions set forth in
Article XIII hereof shall have been fulfilled or waived in accordance with this Agreement.

     SECTION 1.3 EFFECTIVE TIME.   At the Closing, Old Edge and Mergeco will
cause the articles of merger (the "Articles of Merger") attached hereto as Exhibit A to be filed with the Secretary of State of the State of Texas as required by, and executed in accordance with, the TBCA. The Merger shall become effective at the time (the "Effective Time") when the Secretary of State of the State of Texas has issued a certificate of merger in respect of the Merger.

     SECTION 1.4 DEFINITIONS. As used herein, the following terms shall have the meanings indicated:

          "Edge Group Partnership Agreement" shall mean the Agreement of General Partnership of Edge Group.

          "The Edge Group II General Partners' Number of Shares" shall mean a number of shares of Common Stock equal to the whole number nearest to the sum of
(i) the GP's 1% Shares (which shares are attributable to the general partners' 1% interest in distributions before Edge Group II distributes to its partners $20,188,636 (the "Payout Amount")), (ii) the GP's Management Fee Shares (which shares are attributable to the general partners' accrued but unpaid and future cash flow-based management fees), and (iii) the GP's After Payout Shares (which shares are attributable to the general partners' 25% interest in distributions after Edge Group II distributes to its partners the Payout Amount). The GP's 1% Shares are a number of shares of Common Stock equal to the quotient of (i) $201,886 (which equals 1% of the Payout Amount) divided by (ii) the initial public offering price in the Offering per share of Common Stock (the "IPO price"). The GP's Management Fee Shares are a number of shares of Common Stock equal to the quotient of (i) the sum of (A) $1,332,450 (which equals the general partners' accrued but unpaid management fees) plus (B) 3% multiplied by 2,209,306 (which equals the total number of shares of Common Stock allocable to Edge Group II) multiplied by the IPO price (which product in (B) is attributable to the general partners' future cash flow-based management fees) (such sum in
(i) is referred to herein as the "Management Fee Amount") divided by (ii) the IPO price. The GP's After Payout Shares are a number of shares of Common Stock equal to the quotient of (i) 25% of the difference between (A) the product of the IPO price multiplied by 2,209,306 and (B) the sum of (x) the Payout Amount plus (y) the Management Fee Amount divided by (ii) the IPO price.

          "The Edge Group II GP Transfer Consent" shall mean the Consent of the Partners (as defined in Section 2.1(d) of the Edge Group II Limited Partnership Agreement), which requires the written consent or approval of Partners (General and Limited) whose aggregate Capital Contributions represent at least sixty percent (60%) of the aggregate Capital Contributions as required for the transfer of the general partner interest in Edge Group II.

          "The Edge Group II Limited Partners' Number of Shares" shall mean a number of shares of Common Stock equal to the difference between 2,209,306 (the aggregate number of shares of Common Stock being offered in exchange for all limited and general partner interests in Edge Group II) and the aggregate number of the Edge Group II General Partners' Number of Shares.

"Edge Group II Limited Partnership Agreement" shall mean the Agreement of Limited Partnership of Edge Group II.

"Gulfedge Limited Partnership Agreement" shall mean the Agreement of Limited Partnership of Gulfedge.

"Joint Venture Agreement" shall mean the Joint Venture Agreement of the Joint Venture entered into as of April 8, 1991, as amended by the Extension of Joint Venture Agreement dated as of April 8, 1996.

"Old Edge Common Stock" shall mean shares of common stock, par value $0.01 per share, of Old Edge.

"Old Edge Exchange Ratio" shall mean 22.307862, which is the number of shares of Common Stock that is received for each share of Old Edge Common Stock pursuant to Section 3.1(c).

                ARTICLE II.  ARTICLES OF INCORPORATION, BYLAWS,
            AND DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

          SECTION 2.1 THE ARTICLES OF INCORPORATION. The Articles of Incorporation of Old Edge (the "Articles") in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the TBCA, except for Article One of the Articles, which shall be amended at the Effective Time to provide that the name of the Surviving Corporation shall be Edge Petroleum Corporation of Texas.

          SECTION 2.2 BYLAWS. The Bylaws of Old Edge in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the TBCA, except for Article Three of the Bylaws, which shall be amended at the Effective Time to provide that the Board of Directors of the Surviving Corporation shall be composed of four (4) members.

          SECTION 2.3 DIRECTORS AND OFFICERS. The directors of the Surviving Corporation shall be James E. Calaway, John D. Calaway, John Sfondrini and Vincent Andrews. The officers of Old Edge in office immediately prior to the Effective Time shall thereafter continue to be the officers of the Surviving Corporation. Each such officer and director will hold office in accordance with the Articles and Bylaws of the Surviving Corporation.

                            ARTICLE III. THE MERGER

          SECTION 3.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any share of Old Edge Common Stock:

          (a) each share of Old Edge Common Stock that is held by Old Edge or any subsidiary thereof as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (b) each share of common stock of Mergeco outstanding immediately prior to the Effective Time shall be converted into and become 100 shares of common stock of the Surviving Corporation (all of which shall be held by the Company) and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

          (c) subject to Section 3.3, each share of Old Edge Common Stock outstanding immediately prior to the Effective Time (other than shares referred to in Clause (a)) shall be converted into the right to receive 22.307862 shares of Common Stock (the "Merger Consideration"), from the Company;

          (d) each share of Common Stock of the Company outstanding immediately prior to the Effective Time (all of which shares are owned by Old Edge) shall be canceled, and no payment shall be made with respect thereto; and

          (e) subject to and as more fully provided in Section 12.4 each unexpired option to purchase Old Edge Common Stock that is outstanding at the Effective Time, whether or not exercisable, shall automatically and without any action on the part of the holder thereof be converted into an option to purchase a number of shares of Common Stock equal to the number of shares of Old Edge Common Stock that could be purchased under such option multiplied by the Old Edge Exchange Ratio at a price per share of Common Stock equal to the per share exercise price of such option divided by the Old Edge Exchange Ratio.

          SECTION 3.2 SURRENDER AND EXCHANGE OF SHARES. (a) Promptly after the Effective Time, the Surviving Corporation will send to each recordholder of shares of Old Edge Common Stock immediately prior to the Effective Time, other than Dissenting Shareholders (as defined in Section 3.3) (i) a letter of transmittal for use in exchanging certificates representing shares of Old Edge Common Stock for the Merger Consideration and (ii) instructions for use in effecting the surrender of the certificates representing shares of Old Edge Common Stock in exchange for certificates representing shares of Common Stock. Upon surrender of certificates for Old Edge Common Stock for cancellation to the Surviving Corporation, together with a duly executed letter of transmittal and such other documents as the Surviving Corporation shall reasonably require, the holder of such certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Common Stock into which the shares of Old Edge Common Stock theretofore represented by the certificates for Old Edge Common Stock so surrendered shall have been converted pursuant to the provisions of Section 3.1, and the certificates for Old Edge Common Stock so surrendered shall be canceled. The letter of transmittal shall (i) specify, among other things, that delivery shall be effected, and risk of loss and title to the Old Edge Common Stock shall pass, only upon actual delivery of the certificates for shares of Old Edge Common Stock to the Surviving Corporation and (ii) include provisions ensuring the rights of each party hereunder including customary provisions and a statement that satisfies the requirements of Treas. Reg. (S) 1.1445-2(b)(2) certifying that the holder submitting such letter of transmittal is not a "foreign person" and provide that if such statement is not made, appropriate tax withholding will be made from the Merger Consideration.

          (b) Until surrendered in accordance with the terms hereof, each certificate for shares of Old Edge Common Stock shall after the Effective Time represent for all purposes only the right to receive the Merger Consideration. Unless and until so surrendered, no dividends or other distributions payable to the holders of Common Stock, as to any time on or after the Effective Time, will be paid to the holder of such outstanding certificates.

          (c) If any portion of the Merger Consideration is to be issued to a person other than the registered holder of the shares of Old Edge Common Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such issuance that any certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Surviving Corporation any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such shares of Old Edge Common Stock or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

          (d) From and after the Effective Time, there shall be no further registration of transfers on the books of Old Edge of shares of Old Edge Common Stock that were outstanding immediately prior to the Effective Time.

          (e) Notwithstanding the foregoing, neither the Company nor the Surviving Corporation shall be liable to any holder of shares of Old Edge Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of shares of Old Edge Common Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interests of any person previously entitled thereto.

          SECTION 3.3 DISSENTING SHARES. Notwithstanding Section 3.1, shares of Old Edge Common Stock outstanding immediately prior to the Effective Time and held by a holder who makes a written demand for the payment of the fair value of such holder's shares in the manner provided under the TBCA (a "Dissenting Shareholder") shall not be converted into the right to receive the Merger Consideration, unless such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to payment of the fair value of his shares of Old Edge Common Stock under the TBCA. If after the Effective Time such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to payment of the fair value of his shares of Old Edge Common Stock under the TBCA, such shares of Old Edge Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. Old Edge shall give the Company prompt notice of any objections or demands received by Old Edge from any shareholder exercising his right to dissent, and, prior to the Effective Time, the Company shall have the right to participate in all negotiations and proceedings with respect thereto. Prior to the Effective Time, Old Edge shall not, except with the prior written consent of the Company, make any payment with respect to, or settle or offer or agree to settle, any such demands.

          SECTION 3.4 NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued in the Merger. Each holder of Old Edge shares will be issued a whole share of Common Stock in lieu of any fractional share interest to which such holder would otherwise be entitled. For purposes of determining the number of shares of Common Stock to be issued in the Merger, Old Edge Common Stock held by one person in multiple accounts shall be aggregated.

                   ARTICLE IV.  EDGE GROUP II EXCHANGE OFFER

          SECTION 4.1 EXCHANGE OFFER. As soon as practicable after the effective date of the Registration Statement (as defined in Section 7.6), the Company shall make an offer (the "Edge Group II Exchange Offer") to the general and limited partners of Edge Group II in which the limited partners will have the opportunity to exchange their interest in Edge Group II for an aggregate number of shares of Common Stock equal to the Edge Group II Limited Partners' Number of Shares, and the general partners will have the opportunity to exchange their interest in Edge Group II for an aggregate number of shares of Common Stock equal to the Edge Group II General Partners' Number of Share. For example, shares of Common Stock offered in exchange for all the outstanding general and limited partner interests in Edge Group II would be allocated between the limited and general partners of Edge Group II as follows: if the IPO price were $15.00 per share, the limited partners would be entitled to receive in the aggregate 1,863,666 shares and the general partners would be entitled to receive in the aggregate 345,640 shares; If the IPO price were $16.00 per share, the limited partners would be entitled to receive in the aggregate 1,847,641 shares, and the general partners would be entitled to receive in the aggregate 361,665 shares.

          SECTION 4.2 CONSENT TO EDGE GROUP II EXCHANGE OFFER. By their execution of this Agreement, John Sfondrini and Napamco, Ltd. hereby consent to the transfer of any limited partner interest in Edge Group II to the Company or its permitted assigns pursuant to the Edge Group II Exchange Offer.

          SECTION 4.3 PAYMENT OF EDGE GROUP II PAYABLES. The Company will pay at Closing $97,000 in payables for professional services rendered to Edge Group II as follows: Collin Cody - $72,000 and J. Michael Gottesman - $25,000 (for services rendered prior to April 8, 1996).


                      ARTICLE V.  GULFEDGE EXCHANGE OFFER

          SECTION 5.1 EXCHANGE OFFER. As soon as practicable after the effective date of the Registration Statement, the Company shall make an offer (the "Gulfedge Exchange Offer") to the limited partners of Gulfedge in which such partners will have the opportunity to exchange their interest in Gulfedge for an aggregate of 74,317 shares of Common Stock.

          SECTION 5.2 CONSENT TO GULFEDGE EXCHANGE OFFER. By its execution of this Agreement, Old Edge hereby consents to the transfer of any limited partner interest in Gulfedge to the Company or its permitted assigns pursuant to the Gulfedge Exchange Offer.

                     ARTICLE VI.  EDGE GROUP PURCHASE OFFER

          SECTION 6.1 EXCHANGE OFFER. As soon as practicable after the effective date of the Registration Statement, the Company shall make an offer (the "Edge Group Purchase Offer") to purchase from Edge Group its general partner interest (the "Joint Venture GP Interest") in the Joint Venture for consideration consisting of an aggregate of 42,896 shares of Common Stock. Execution of this Agreement by Edge Group does not constitute acceptance of the Edge Group Purchase Offer.

          SECTION 6.2 CONSENT TO PURCHASE OFFER. By execution of this Agreement, each of Old Edge, Edge Group II and Gulfedge, in their capacity as general partners of the Joint Venture, hereby consent to Edge Group's sale of the Joint Venture GP Interest to the Company or its permitted assigns pursuant to the terms of the Edge Group Purchase Offer.

          ARTICLE VII.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to each of the other parties hereto as follows:

          SECTION 7.1 ORGANIZATION; QUALIFICATION. The Company is a corporation duly organized under the Delaware General Corporation Law (the "DGCL") and is validly existing and in good standing under the laws of the State of Delaware. Mergeco is a corporation duly organized under the TBCA and is validly existing and in good standing under the laws of the State of Texas. The Company and Mergeco have all requisite corporate power and authority to own, operate or lease their properties and to carry on their business as now being conducted.

          SECTION 7.2 CAPITALIZATION OF THE COMPANY. As of the Closing Date, the authorized capital stock of the Company will consist solely of 40,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. Immediately prior to the Effective Time, one share of Common Stock and no shares of preferred stock will be outstanding. All outstanding shares of capital stock of the Company are, and the shares of Common Stock to be issued pursuant to this Agreement and the Offering, where issued in accordance with the terms hereof and thereof, will be, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          SECTION 7.3 CAPITALIZATION OF MERGECO. As of the Closing Date, the authorized capital stock of Mergeco will consist solely of one share of common stock, par value $0.01 per share. Immediately prior to the Effective Time, one share of common stock will be outstanding.

          SECTION 7.4 NO CONFLICTS. Consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Agreement will not conflict with, result in a breach of, require notice under or constitute a default under either the Company's or Mergeco's Charter or Bylaws or any judgment, order, injunction, decree or ruling of any court or governmental authority or under any material agreement, indenture or instrument to which the Company or Mergeco is a party. No consent, approval, order or authorization of, or registration, declaration or filing with, any court or governmental authority or other third party is required on the part of the Company or Mergeco in connection with the execution and delivery of this Agreement or for the consummation of the transactions contemplated by this Agreement, other than as described in this Agreement other than the filing of the Registration Statement with the SEC, filings with any blue sky or state regulatory authorities and filings with the Secretary of State of the State of Texas in connection with the Merger.

          SECTION 7.5 AUTHORITY AND AUTHORIZATION; BINDING EFFECT. The Company and Mergeco have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and Mergeco. This Agreement has been duly executed and delivered by the Company and Mergeco and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company and Mergeco enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          SECTION 7.6 REGISTRATION STATEMENT. The Company will file a registration statement on Form S-4 in respect of the Common Stock to be issued in the Combination Agreement Transactions ("Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), which shall include a joint proxy and consent solicitation/prospectus (the joint proxy and consent solicitation statement/prospectus included in the Registration Statement on its effective date is referred to herein as the "Joint Proxy and Consent Solicitation Statement/Prospectus"). Such Joint Proxy and Consent Solicitation Statement/Prospectus shall constitute a proxy statement under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Special Meeting, a consent solicitation statement under the Exchange Act with respect to the Edge Group II GP Transfer Consent, and a prospectus under the Securities Act with respect to the Common Stock to be issued in the Combination Agreement Transactions. As of the effective date of the Registration Statement and any amendment thereto, the Registration Statement will conform in all material respects to the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder. As of the effective date of such Registration Statement, the time of mailing of the Joint Proxy and Consent Solicitation Statement/Prospectus and as of the Effective Time of the Merger, the Registration Statement and the Joint Proxy and Consent Solicitation Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made or omitted in reliance upon and in conformity with information furnished to the Company by any of the Edge Entities.

          SECTION 7.7 LITIGATION, ETC. (a) There is no action, claim or proceeding pending or, to the knowledge of the Company, threatened to which the Company is or would be party before any court or governmental authority acting in an adjudicative capacity or any arbitration or arbitration tribunal with respect to which there is a reasonable likelihood of a determination having, or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on the Company, (b) the Company is not subject to any outstanding order, writ, injunction or decree having, or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on the Company, and (c) since its formation, there have been no claims made or actions or proceedings brought against any officer or director of the Company arising out of or pertaining to any action or omission within the scope of his employment or position with the Company, which claim, action or proceeding is material to the Company.

          SECTION 7.8 NO OPERATIONS. The Company and Mergeco have not conducted any operations since their respective dates of incorporation or incurred any liabilities, except in connection with this Agreement, the Offering, the Combination and that certain Purchase and Sale Agreement dated as of December 2, 1996 between the Company and James C. Calaway.

            ARTICLE VIII. REPRESENTATIONS AND WARRANTIES OF OLD EDGE

          Old Edge hereby represents and warrants to each of the parties hereto as follows:

          SECTION 8.1 ORGANIZATION; QUALIFICATION. Old Edge is a corporation duly organized under the TBCA and is validly existing and in good standing under the laws of the State of Texas. Old Edge has all requisite corporate power and authority to own, operate or lease its properties and to carry on its business as now being conducted.

          SECTION 8.2 CAPITALIZATION. As of the Closing Date, the authorized capital stock of Old Edge will consist solely of 150,000 shares of Common Stock, par value $0.01 per share, of which 104,630.6 shares of Common Stock will be outstanding. Old Edge does not, and will not as of the Closing Date, have any outstanding subscriptions, options or other arrangements or commitments obligating it to issue any additional shares of capital stock other than (i) the following stock options: (a) an option to purchase 2,193 shares issued to James
D. Calaway; and (b) an option to purchase 2,193 shares issued to Richard S. Dale, and (ii) under that Stock Purchase Agreement between Old Edge and each of Rimco Partners, L.P. II, Rimco Partners, L.P. III and Rimco/MYL, L.P., as subscribers effective as of April 1991, which enables such subscribers to acquire shares of Old Edge Common Stock as necessary to enable them to retain their percentage of common stock on a fully diluted basis. All outstanding shares of capital stock of Old Edge are validly issued, fully paid and nonassessable and not subject to preemptive rights.

          SECTION 8.3 NO CONFLICTS. Consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Agreement will not conflict with, result in a breach of, require notice or consent under or constitute a default under Old Edge's Articles of Incorporation or Bylaws or any judgment, order, injunction, decree or ruling of any court or governmental authority or under any material agreement, indenture or instrument to which Old Edge is a party. No consent, approval, order or authorization of, or registration, declaration or filing with, any court or governmental authority or other third party is required on the part of Old Edge in connection with the execution and delivery of this Agreement or for the consummation of the transactions contemplated by this Agreement other than the filing of the Registration Statement with the SEC, filings with any blue sky or state regulatory authorities and filings with the Secretary of State of the State of Texas in connection with the Merger.

          SECTION 8.4 AUTHORITY AND AUTHORIZATION; BINDING EFFECT. Old Edge has all requisite corporate power and authority to execute and deliver this Agreement and, subject to Old Edge Shareholder Approval (as defined in Section 12.1), to consummate the transactions contemplated hereby. The Board of Directors of Old Edge has at a meeting duly called and held and at which a quorum was present and acting throughout, by the requisite affirmative vote of the directors of Old Edge (i) determined that the Merger is in the best interests of Old Edge and its shareholders and (ii) approved this Agreement and the Merger. No other corporate proceedings on the part of Old Edge are necessary to authorize the execution and delivery of this Agreement or, except for Old Edge Shareholder Approval, the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Old Edge and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Old Edge enforceable against Old Edge in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          SECTION 8.5 REGISTRATION STATEMENT. To the extent that any statements or omissions made in the Registration Statement or Joint Proxy and Consent Solicitation Statement/Prospectus are made in reliance on and in conformity with information furnished to the Company by Old Edge, such Registration Statement and Joint Proxy and Consent Solicitation Statement/Prospectus on the effective date and at the Effective Time of the Merger shall conform in all material respects with the requirements of the Securities Act and Exchange Act and the rules and regulations of the SEC thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          SECTION 8.6 LITIGATION, ETC. (a) There is no action, claim, or proceeding pending or, to the knowledge of Old Edge, threatened, to which Old Edge is or would be a party before any court or governmental authority acting in an adjudicative capacity or any arbitrator or arbitration tribunal with respect to which there is a reasonable likelihood of a determination having, or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on Old Edge, (b) Old Edge is not subject to any outstanding order, writ, injunction or decree having, or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on Old Edge, and
(c) there have been no claims made or actions or proceedings brought against any officer or director of Old Edge arising out of or pertaining to any action or omission within the scope of his employment or position with Old Edge, which claim, action or proceeding is material to Old Edge.

          SECTION 8.7 OWNERSHIP OF JOINT VENTURE INTEREST. Old Edge owns its interest in the Joint Venture that is specified in the Joint Venture Agreement free and clear of all liens, encumbrances and defects (together, "Liens") except those Liens described in the Joint Venture Agreement.

          SECTION 8.8 FINANCIAL STATEMENTS OF OLD EDGE. Each of the balance sheets of Old Edge included in the Registration Statement (including the related notes and schedules) fairly presents, in all material respects, the financial position of Old Edge as of its date, and each of the statements of income and changes in financial position included in the Registration Statement (including any related notes and schedules) fairly presents the results of operations, stockholders' equity, retained earning and changes in financial position, as the case may be, of Old Edge for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount of effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Since December 31, 1995, no dividends, distributions, repurchases of interests or any other payment has been made to any equityholder of Old Edge as such. Old Edge did not have on December 31, 1995 or the date of any subsequent balance sheet of Old Edge, any material contingent liabilities, liabilities for taxes, obligations, guarantees or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheet, including the notes thereto, of Old Edge as of said date. Since December 31, 1995, there has been no material adverse change in the financial condition, assets or operation of the business of Old Edge from that set forth in the preliminary joint proxy and consent solicitation statement/prospectus to be filed with the SEC ("Preliminary Joint Proxy and Consent Solicitation Statement/Prospectus").

          SECTION 8.9 COMPLIANCE WITH LAWS. The operations of Old Edge do not violate any federal, state, local or other laws or regulations or any order or requirement of any court or governmental agency or authority in any material respect, including without limitation those laws, regulations, orders or requirements relating to environment or health. Such operations are not subject to any existing, pending or, to the knowledge of Old Edge, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental agency or authority under any federal, state or local environmental law, rule or regulation, except in each case for any matter that would not have a material adverse effect on Old Edge.

         ARTICLE IX.  REPRESENTATIONS AND WARRANTIES OF EDGE GROUP II

          Edge Group II hereby represents and warrants to each of the parties hereto as follows:

          SECTION 9.1 FORMATION; QUALIFICATION. Edge Group II is a limited partnership duly formed under Connecticut law and is validly existing and in good standing under the laws of the State of Connecticut. Edge Group II has all requisite partnership power and authority to own, operate or lease its properties and to carry on its business as now being conducted.

          SECTION 9.2 CAPITALIZATION. John Sfondrini and Napamco, Ltd. are the sole general partners of Edge Group II and own all the general partner interests in Edge Group II free and clear of all Liens, except those Liens described in
Schedule 9.2 hereto. All the outstanding limited and general partner interests of Edge Group II are duly authorized, validly issued, and were issued free of preemptive rights and not subject to requirements to make any capital contributions that have not previously been made. There are no outstanding subscriptions, options or other arrangements or commitments obligating Edge Group II to issue any additional limited or general partner interests. As of the Closing Date, 189 units (each unit representing a capital contribution of $70,500) will be outstanding, and Edge Group II will not have any outstanding subscriptions, options or other arrangements or commitments obligating it to issue any additional limited or general partner interests.

          SECTION 9.3 NO CONFLICTS. Except as described in Schedule 9.2 and taking into account the consent granted in Section 4.2, and assuming receipt of the Edge Group II GP Transfer Consent, as of the Closing Date, consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Agreement will not materially conflict with, result in a material breach of, require notice or consent under or constitute a material breach under the Edge Group II Limited Partnership Agreement or Edge Group II's certificate of limited partnership or any judgment, order, injunction, decree or ruling of any court or governmental authority or under any material agreement, indenture or instrument to which Edge Group or the general partners of Edge Group II is a party. No consent, approval, order or authorization of, or registration, declaration or filing with, any court or governmental authority or other third party is required on the part of Edge Group II or the general partners of Edge Group II in connection with the execution and delivery of this Agreement or for the consummation of the transactions contemplated by this Agreement, other than the GP Transfer Consent and as described in Section 4.2 of this Agreement. There are no agreements or arrangements regarding the management or internal governance of Edge Group II or relating to the allocation of its assets, revenues or costs other than the Partnership Agreement of Edge Group II.

          SECTION 9.4 AUTHORITY AND AUTHORIZATION; BINDING EFFECT. Edge Group II has all requisite partnership power and authority to enter into and perform the provisions of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Edge Group II, subject to the receipt of the Edge Group II GP Transfer Consent. Subject to such approval, this Agreement has been duly executed and delivered by Edge Group II and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Edge Group II enforceable against Edge Group II in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          SECTION 9.5 REGISTRATION STATEMENT. To the extent that any statements or omissions made in the Registration Statement or Joint Proxy and Consent Solicitation Statement/Prospectus are made in reliance on and in conformity with written information furnished to the Company by Edge Group II, such Registration Statement and Joint Proxy and Consent Solicitation Statement/ Prospectus on the effective date and at the Effective Time of the Combination conform in all material respects with the requirement of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          SECTION 9.6 LITIGATION, ETC. (a) There is no action claim, or proceeding pending or, to the knowledge of Edge Group II, threatened, to which Edge Group II is or would be a party before any court or governmental authority acting in an adjudicative capacity or any arbitrator or arbitration tribunal with respect to which there is a reasonable likelihood of a determination having, or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on Edge Group II, (b) Edge Group II is not subject to any outstanding order, writ, injunction or decree having, or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on Edge Group II, and (c) since December 31, 1995, there have been no claims made or actions or proceedings brought against any officer or director of the general partners of Edge Group II arising out of or pertaining to any action or omission within the scope of his employment or position as an officer or director of the general partner of Edge Group II, which claim, action or proceeding is material to Edge Group II.

          SECTION 9.7 OWNERSHIP OF JOINT VENTURE INTEREST. Edge Group II owns its interest in the Joint Venture that is specified in the Joint Venture Agreement free and clear of all Liens, except those Liens described in the Joint Venture Agreement.

          SECTION 9.8 FINANCIAL STATEMENTS OF EDGE GROUP II. Each of the balance sheets of Edge Group II included in the Registration Statement (including the related notes and schedules) fairly presents, in all material respects, the financial position of Edge Group II as of its date, and each of the statements of income and changes in financial position included in the Registration Statement (including any related notes and schedules) fairly presents the results of operations, partners' equity, retained earnings and changes in financial position, as the case may be, of Edge Group II for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Since December 31, 1995, no dividends, distributions, repurchases of interests or any other payment has been made to any equityholder of Edge Group II as such. Edge Group II did not have on December 31, 1995 or the date of any subsequent balance sheet of Edge Group II, any material contingent liabilities, liabilities for taxes, obligations, guarantees or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheet, including the notes thereto, of Edge Group II as of said date. Since December 31, 1995, there has been no material adverse change in the financial condition, assets or operation of the business of Edge Group II from that set forth in the Preliminary Joint Proxy and Consent Solicitation Statement/Prospectus.

          SECTION 9.9 COMPLIANCE WITH LAWS. The operations of Edge Group II do not violate any federal, state, local or other laws or regulations or any order or requirement of any court or governmental agency or authority in any material respect, including without limitation those laws, regulations, orders or requirements relating to environment or health. Such operations are not subject to any existing, pending or, to the knowledge of Edge Group II, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental agency or authority under any federal, state or local environmental law, rule or regulation, except in each case for any matter that would not have a material adverse effect on Edge Group II.

            ARTICLE X.  REPRESENTATIONS AND WARRANTIES OF GULFEDGE

          Gulfedge hereby represents and warrants to each of the parties hereto as follows:

          SECTION 10.1 FORMATION; QUALIFICATION. Gulfedge is a limited partnership duly formed under the Texas Revised Limited Partnership Act and is validly existing and in good standing under the laws of the State of Texas. Gulfedge has all requisite partnership power and authority to own, operate or lease its properties and to carry on its business as now being conducted.

          SECTION 10.2 CAPITALIZATION. Old Edge is the sole general partner of Gulfedge. All the outstanding limited or general partner interests of Gulfedge are duly authorized, validly issued, free of preemptive rights and not subject to requirements to make any capital contributions that have not previously been made. There are no outstanding subscriptions, options or other arrangements or commitments obligating Gulfedge to issue any additional limited or general partner interests. As of the Closing Date, 7 units (each unit representing an initial capital contribution of $64,500) will be outstanding, and Gulfedge will not have any outstanding subscriptions, options or other arrangements or commitments obligating it to issue any additional limited or general partner interests.

          SECTION 10.3 NO CONFLICTS. Consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Agreement will not materially conflict with, result in a material breach of, require notice or consent under or constitute a material breach under Gulfedge's partnership agreement or certificate of limited partnership or any judgment, order, injunction, decree or ruling of any court or governmental authority or under any material agreement, indenture or instrument to which Gulfedge is a party. No consent, approval, order or authorization of, or registration, declaration or filing with, any court or governmental authority or other third party is required on the part of Gulfedge in connection with the execution and delivery of this Agreement or for the consummation of the transactions contemplated by this Agreement, other than as described in this Agreement.

          SECTION 10.4 AUTHORITY AND AUTHORIZATION; BINDING EFFECT. Gulfedge has all requisite partnership power and authority to enter into and perform the provisions of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Gulfedge. This Agreement has been duly executed and delivered by Gulfedge and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Gulfedge enforceable against Gulfedge in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          SECTION 10.5 REGISTRATION STATEMENT. To the extent that any statements or omissions made in the Registration Statement or Joint Proxy and Consent Solicitation Statement/Prospectus are made in reliance on and in conformity with written information furnished to the Company by Gulfedge, such Registration Statement and Joint Proxy and Solicitation Statement/Prospectus on the effective date and at the Effective Time of the Combination conform in all material respects with the requirement of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          SECTION 10.6 LITIGATION, ETC. (a) There is no action, claim, or proceeding pending or, to the knowledge of Gulfedge, threatened, to which Gulfedge is or would be a party before any court or governmental authority acting in an adjudicative capacity or any arbitrator or arbitration tribunal with respect to which there is a reasonable likelihood of a determination having, or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on Gulfedge, (b) Gulfedge is not subject to any outstanding order, writ, injunction or decree having, or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on Gulfedge, and (c) since December 31, 1995, there have been no claims made or actions or proceedings brought against any officer or director of the general partners of Gulfedge arising out of or pertaining to any action or omission within the scope of his employment or position as an officer or director of the general partner of Gulfedge, which claim, action or proceeding is material to Gulfedge.

          SECTION 10.7 OWNERSHIP OF JOINT VENTURE INTEREST. Gulfedge owns its interest in the Joint Venture that is specified in the Joint Venture Agreement free and clear of all Liens, except those Liens described in the Joint Venture Agreement.

          SECTION 10.8 FINANCIAL STATEMENTS OF GULFEDGE. Each of the balance sheets of Gulfedge included in the Registration Statement (including the related notes and schedules) fairly presents, in all material respects, the financial position of Gulfedge as of its date, and each of the statements of income and changes in financial position included in the Registration Statement (including any related notes and schedules) fairly presents the results of operations, partners' equity, retained earnings and changes in financial position, as the case may be, of Gulfedge for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Since December 31, 1995, no dividends, distributions, repurchases of interests or any other payment has been made to any equityholder of Gulfedge as such. Gulfedge did not have on December 31, 1995 or the date of any subsequent balance sheet of Gulfedge, any material contingent liabilities, liabilities for taxes, obligations, guarantees or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheet, including the notes thereto, of Gulfedge as of said date. Since December 31, 1995, there has been no material adverse change in the financial condition, assets or operation of the business of Gulfedge from that set forth in the Preliminary Joint Proxy and Consent Solicitation Statement/Prospectus.

          SECTION 10.9 COMPLIANCE WITH LAWS. The operations of Gulfedge do not violate any federal, state, local or other laws or regulations or any order or requirement of any court or governmental agency or authority in any material respect, including without limitation those laws, regulations, orders or requirements relating to environment or health. Such operations are not subject to any existing, pending or, to the knowledge of Gulfedge, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental agency or authority under any federal, state or local environmental law, rule or regulation, except in each case for any matter that would not have a material adverse effect on Gulfedge.

           ARTICLE XI.  REPRESENTATIONS AND WARRANTIES OF EDGE GROUP

          Edge Group hereby represents and warrants to each of the parties hereto as follows:

          SECTION 11.1 FORMATION; QUALIFICATION. Edge Group is a general partnership duly formed under Connecticut law and is validly existing under the laws of the State of Connecticut. Edge Group has all requisite partnership power and authority to own, operate or lease its properties and to carry on its business as now being conducted. The partners of Edge Group are Edge Limited Partnership, a Connecticut limited partnership ("Edge I"), Edge II Limited Partnership, a Connecticut limited partnership ("Edge II"), and Edge III Limited Partnership, a Connecticut limited partnership ("Edge III"), as its general partners. John Sfondrini is the Authorized Person and as such is authorized to act for and bind Edge Group.

          SECTION 11.2 CAPITALIZATION. The authorized partner interests of Edge Group are solely owned by the persons described in Section 11.1. As of the date hereof and the Closing Date, Edge Group does not and will not have any outstanding subscriptions, options or other arrangements or commitments obliging it to issue any additional partner interest.

          SECTION 11.3 NO CONFLICTS. If Edge Group determines to accept the Edge Group Purchase Offer, consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Agreement will not materially conflict with, result in a material breach of, require notice or consent under or constitute a material default under the Edge Group Partnership Agreement or any judgment, order, injunction, decree or ruling of any court or governmental authority or under any material agreement, indenture or instrument to which Edge Group is a party. No consent, approval, order or authorization of, or registration, declaration or filing with, any court or governmental authority or other third party is required on the part of Edge Group in connection with the execution and delivery of this Agreement or, if Edge Group determines to accept the Edge Group Purchase Offer, for the consummation of the transactions contemplated by this Agreement, other than as described in this Agreement.

          SECTION 11.4 AUTHORITY AND AUTHORIZATION; BINDING EFFECT. Edge Group has all requisite partnership power and authority to enter into and perform the provisions of this Agreement. The execution and delivery of this Agreement and, if Edge Group determines to accept the Edge Group Purchase Offer, the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Edge Group. This Agreement has been duly executed and delivered by Edge Group and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Edge Group enforceable against Edge Group in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          SECTION 11.5 REGISTRATION STATEMENT. To the extent that any statements or omissions made in the Registration Statement or Joint Proxy and Solicitation Statement/Prospectus are made in reliance on and in conformity with information furnished to the Company by Edge Group, such Registration Statement and Joint Proxy and Solicitation Statement/Prospectus on the effective date and at the Effective Time of the Combination conform in all material respects with the requirements of the Securities Act and Exchange Act and the rules and regulations of the SEC thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          SECTION 11.6 LITIGATION, ETC. (a) There is no action, claim or proceeding pending or, to the knowledge of Edge Group, threatened, to which Edge Group is or would be a party before any court or governmental authority acting in an adjudicative capacity or any arbitrator or arbitration tribunal with respect to which there is a reasonable likelihood as a determination having, or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on Edge Group, (b) Edge Group is not subject to any outstanding order, writ, injunction or decree having, or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on Edge Group, and (c) since December 31, 1995, there have been no claims made or actions or proceedings brought against any officer or director of a partner of Edge Group arising out of or pertaining to any action or omission within the scope of his employment or position as an officer or director of a partner of Edge Group, which claim, action or proceeding is material to Edge Group.

          SECTION 11.7 OWNERSHIP OF JOINT VENTURE INTEREST. Edge Group owns its interest in the Joint Venture that is specified in the Joint Venture Agreement free and clear of all Liens, except those Liens described in the Joint Venture Agreement.

          SECTION 11.8 FINANCIAL STATEMENTS OF EDGE GROUP. Each of the balance sheets of Edge Group's interest in the Joint Venture included in the Registration Statement (including the related notes and schedules) fairly presents, in all material respects, the financial position of Edge Group's interest in the Joint Venture as of its date, and each of the statements of income and changes in financial position included in the Registration Statement (including any related notes and schedules) fairly presents the results of operations, partners' equity, retained earnings and changes in financial position, as the case may be, of Edge Group's interest in the Joint Venture for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Edge Group's interest in the Joint Venture did not have on December 31, 1995 or the date of any subsequent balance sheet of Edge Group's interest in the Joint Venture, any material contingent liabilities, liabilities for taxes, obligations, guarantees or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheet, including the notes thereto, of Edge Group's interest in the Joint Venture as of said date. Since December 31, 1995, there has been no material adverse change in the financial condition, assets or operation of the business of Edge Group from that set forth in the Preliminary Joint Proxy and Consent Solicitation Statement/Prospectus.

          SECTION 11.9 COMPLIANCE WITH LAWS. The operations of Edge Group do not violate any federal, state, local or other laws or regulations or any order or requirement of any court or governmental agency or authority in any material respect, including without limitation those laws, regulations, orders or requirements relating to environment or health. Such operations are not subject to any existing, pending or, to the knowledge of Edge Group, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental agency or authority under any federal, state or local environmental law, rule or regulation, except in each case for any matter that would not have a material adverse effect on Edge Group.

                    ARTICLE XII.  COVENANTS AND AGREEMENTS

          SECTION 12.1 EQUITYHOLDER APPROVAL. (a) Old Edge shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its shareholders at a meeting of shareholders (the "Special Meeting") and, subject to the fiduciary duties of the Board of Directors of Old Edge under applicable law, shall use its reasonable best efforts to obtain shareholder approval and adoption (the "Old Edge Shareholder Approval") of this Agreement and the transactions contemplated hereby. Such meeting of shareholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of Old Edge under applicable law, Old Edge shall, through its Board of Directors, recommend to its shareholders approval of the transactions contemplated by this Agreement.

          (b) The Company has authorized and caused an officer of the Company to vote the Company's shares of common stock of Mergeco for adoption and approval of this Agreement and the transactions contemplated hereby and shall take all additional actions as the sole stockholder of Mergeco necessary to adopt and approve this Agreement and the transactions contemplated hereby.

          (c) Subject to the fiduciary duties of the general partners under applicable law, the general partners of Edge Group II and Gulfedge shall recommend to their respective limited partners that they accept the Edge Group II Exchange Offer and the Gulfedge Exchange Offer, respectively, and the Edge Group II general partners shall vote in favor of the Edge Group II GP Transfer Consent. The general partners of Edge Group II and Gulfedge, subject to the fiduciary duties of such general partners under applicable law, shall use their reasonable best efforts to assist the Company in obtaining such acceptance and such consent.

          SECTION 12.2 CONDUCT OF BUSINESS. The Company, Old Edge, Edge Group II, Edge Group (solely with respect to its interest in the Joint Venture, as applicable) and Gulfedge agree that prior to the Effective Time, and except as otherwise contemplated herein or consented to in writing by the other parties, each shall (a) conduct its business in the ordinary course and shall use reasonable efforts to preserve intact its present business organization, maintain the services of its present officers and employees and preserve the relations with its customers, suppliers and others having business relations with it; (b) except as explicitly provided herein, not pay or declare dividends or other distributions, split, combine or otherwise reclassify its capital stock or partnership interest or directly or indirectly repurchase or otherwise acquire shares of its capital stock; (c) not issue any capital stock, partnership interest or debt securities having voting rights for directors or any rights, options, securities convertible or exchangeable therefor, except under existing employee stock option plans or presently outstanding convertible or exchangeable securities; and (d) not amend or modify its certificates or articles of incorporation, by-laws, partnership agreements or other governing documents.

          SECTION 12.3 THIRD PARTY CONSENTS; SECTION 203 OF THE DGCL. Each of the parties hereto will use its best efforts to obtain such consents of third parties to agreements which would otherwise be violated by any provisions hereof, to take all actions necessary to effect the transactions contemplated hereby, and to make such filings with governmental authorities necessary to consummate the transactions contemplated by this Agreement including, without limitation, the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall take all action necessary to insure that Section 203 of the DGCL. does not become applicable to the Combination or to any former partner or stockholder of Old Edge, Edge Group II, Gulfedge or Edge Group (or any of their respective affiliates) by reason of their receipt or ownership of Common Stock received in the Combination.

          SECTION 12.4 OPTION PLANS. Prior to the Effective Time, the Company and Old Edge shall take such action as may be necessary to cause each unexpired and unexercised option to purchase shares of Old Edge Common Stock (each an "Old Edge Option") to be automatically converted at the Effective Time into an option (each a "Company Option") to purchase a number of shares of Common Stock equal to the number of shares of Old Edge Common Stock that could have been purchased under the Old Edge Option multiplied by the Old Edge Exchange Ratio, at a price per share of Common Stock equal to the option exercise price determined pursuant to the Old Edge Option divided by the Old Edge Exchange Ratio and subject to the same terms and conditions as the Old Edge Option. The date of grant of a substituted Option shall be the date on which the corresponding Old Edge Option was granted. At the Effective Time, all references in the stock option agreement to Old Edge shall be deemed to refer to the Company. The Company shall assume all of Old Edge's obligations with respect to Old Edge Options as so amended and shall, from and after the Effective Time, make available for issuance upon exercise of the Company Options all shares of Common Stock covered thereby.

          SECTION 12.5 REGISTRATION RIGHTS AGREEMENT. The Company hereby agrees to enter into a registration rights agreement (the "Registration Rights Agreement") with Edge Holding Company Limited Partnership, a Connecticut limited partnership ("Edge Holding Company"), on reasonable and customary terms, which terms will include a provision that, upon the request of Edge Holding Company, the Company will file a registration statement under the Securities Act to register the Common Stock being issued to Edge Holding Company pursuant to the Merger for distribution to the partners of Edge Holding Company. This demand registration may be effected at any time after six months after the Closing.
The Registration Rights Agreement will terminate on the first anniversary of the Closing, or earlier if the securities subject to the Registration Rights Agreement have been (i) distributed to the public pursuant to a registration statement covering such securities that has been declared effective under the Securities Act or (ii) distributed to the public in accordance with the provisions of Rule 144 (or any similar provision then in force) under the Securities Act. An aggregate of approximately 858,858 outstanding shares of Common Stock will be subject to the Registration Rights Agreement. The Company shall pay all costs associated with such registration (including, without limitation, all registration, qualification, listing and filing fees, printing expenses, fees and expenses of counsel for the

Company, and the expense of any special audits incident to or required by any such registration (and including the reasonable fees and expenses of one legal counsel for any Edge Holding Company)) other than underwriting commissions and transfer taxes, if any, attributable to the shares distributed. The Company will indemnify Edge Holding Company, and Edge Holding Company will indemnify the Company, against certain liabilities in respect of any registration statement or offering covered by the Registration Rights Agreement.

                            ARTICLE XIII. CONDITIONS

          SECTION 13.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE COMBINATION. The respective obligations of each party to effect the Combination shall be subject to the fulfillment (or waiver) at or prior to the Effective Time of the following conditions:

          (a) INITIAL PUBLIC OFFERING. The Company shall have consummated the Offering and the IPO price shall have been at least equal to $15.00 per share.

          (b) MERGER APPROVAL. The Old Edge Shareholder Approval shall have been obtained.

          (c) MINIMUM TENDER OF EDGE GROUP II PARTNERSHIP INTERESTS. The general partners and at least that number of limited partners of Edge Group II holding 70% of the outstanding partnership interests in Edge Group II shall have accepted the Company's exchange offer and tendered their partnership interests in Edge Group II to be exchanged for shares of Common Stock.

          (d) EDGE GROUP II GP TRANSFER CONSENT. Edge Group II shall have obtained the Edge Group II GP Transfer Consent.

          (e) COMBINATION AGREEMENT TRANSACTIONS. The Merger, the Edge Group II Exchange Offer and the Offering all close simultaneously, and no more than 15% of the shareholders of Old Edge shall have exercised their dissenters' rights as provided for under the TBCA with respect to the Merger.

          (f) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in Articles VII, VIII, IX, X, and XI shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such time (except for representations and warranties made of as a specified date or time, which shall be true and correct in all material respects as of such specified date or time); at the Closing each of the parties hereto shall deliver a certificate signed by such party, or an officer or general partner thereof (as applicable), certifying the foregoing.

          (g) PERFORMANCE OF COVENANTS. Each party hereto shall have performed and complied in all material respect with the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing.

          (h) NO ORDERS. There shall not be issued and in effect at the closing any order restraining, prohibiting or delaying consummation of the transactions contemplated by this Agreement.

                           ARTICLE XIV.  TERMINATION

          SECTION 14.1 TERMINATION. This Agreement may be terminated and the Combination contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the Old Edge Shareholders or approval of any other matter by any equityholder of the Parties:

          (a) By mutual consent of the Company, Edge Group II, Gulfedge, Edge Group, and Old Edge;

          (b) By any of the parties, (i) if the Effective Time has not occurred by July 30, 1997, unless the Combination has not occurred due to the failure of the party seeking to terminate this Agreement to perform its agreements and covenants under this Agreement required to be performed by it at or prior to the Effective Time or (ii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

          (c) By the Company, if the Company determines that there is a reasonable probability that the Offering will not be consummated on terms that satisfy the condition to Closing contained in Section 13.1(a), which determination must be based upon written advice of the Underwriters of the Offering to all the Parties.

          SECTION 14.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by a party as provided in Section 14.1, written notice thereof shall promptly be given to the other parties and this Agreement shall forthwith terminate without further action of the parties hereto. If this Agreement is terminated as provided, however, there shall be no liabilities or obligations hereunder on the part of the parties, except that nothing herein shall relieve any party hereto from liability for any breach of this Agreement that resulted in the termination.

                     ARTICLE XV.  MISCELLANEOUS AND GENERAL

          SECTION 15.1 SURVIVAL. The representations and warranties in Articles VII, VIII, IX, X and XI and any statement made in any certificate required under
Section 13.1 shall expire at the Effective Time. All other agreements contained herein shall survive the consummation of the Combination.

          SECTION 15.2 MODIFICATION OR AMENDMENT. At any time before or after approval of the Merger by the Old Edge Shareholders, or approval of any other matter by any equityholder of the parties, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized representatives of the respective parties.

          SECTION 15.3 INDEMNIFICATION. (a) Whether or not any of the Combination Agreement Transactions are consummated, the Company hereby agrees to indemnify (i) the general partners of the partners of Edge Group and the general partners of Edge Group II and Gulfedge (collectively, the "General Partners") and (ii) the directors and officers of Old Edge, acting in their capacity as an officer or director, as the case may be, of Old Edge in its corporate capacity or in its capacity as the general partner of Gulfedge, (the "Old Edge Directors and Officers"), and hold the General Partners and the Old Edge Directors and Officers (each individually, an "Indemnitee") harmless from and against, and shall reimburse them on demand for, any and all losses, damages, liabilities, claims, demands, deficiencies, judgements, settlements, whether or not arising out of third-party claims, including without limitation the reasonable fees and expenses of counsel and other related costs and expenses ("Losses") resulting from or arising out of the Combination Agreement Transactions, including but not limited to (i) all liabilities of Edge Group, Edge Group II, Gulfedge and Old Edge in connection with the Combination Agreement Transactions and (ii) all liabilities to the limited partners of Edge Group II, Gulfedge or the limited partners of the partners of Edge Group in connection with the Combination Agreement Transactions; provided that the Company shall not be required by this Agreement to indemnify (1) the general partners of a breaching partnership or, if Old Edge commits a breach, the officers and directors of Old Edge for Termination Related Losses (as defined herein) in the event that this Agreement shall be terminated by any party pursuant to Section 14.1(b)(i) due to the failure of the Effective Time to occur by July 30, 1997 as a result of such breach of this Agreement by such partnership or Old Edge, as applicable or (2) any of the General Partners or any of the Old Edge Directors and Officers for any Losses to an Indemnitee resulting from, arising out of or in such Indemnitee's capacity as an equityholder of any of Edge Group II, Gulfedge, Edge Group or Old Edge (such Losses in (2) are referred to herein as "Equityholder Losses"). "Termination Related Losses" are Losses resulting from the termination or breach of this Agreement.

          (b) If a claim by a third party is made against a party indemnified pursuant to this Section 15.3, and if such indemnified party intends to seek indemnity with respect thereto under this Section 15.3, the indemnified party shall promptly notify the indemnifying party of such claim; provided that the failure of the indemnified party to notify the indemnifying party of any such claim shall not relieve the indemnifying party of its obligations under this Section 15.3, except to the extent the indemnifying party is actually prejudiced by such failure. In case any action or proceeding including any such claim is brought against the indemnified party, the indemnifying party shall be entitled to participate therein and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party to the extent it may wish: provided that in the event the indemnifying party so assumes the defense, the indemnified party shall still have the right to employ separate counsel at its own expense in any such action and to participate in the defense thereof. Without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld, the indemnifying party will not consent to the entry of any judgment or enter into any settlement of any such claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff thereof to such indemnified party of a release from any and all liability in respect of such claim or litigation. The indemnified party will not enter into any settlement or pay (except pursuant to a final court order or judgment) any such claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party or parties.

          (c) Without limiting the generality of any other provision hereunder, it is the express intent of this Agreement that the General Partners and the Old Edge Directors and Officers be indemnified regardless of such General Partner's or such Old Edge Director and Officer's acts of negligence or gross negligence, to the extent that such indemnification is allowed pursuant to the terms of this Agreement; provided, that, notwithstanding the foregoing or any other provision hereof, the Company shall not indemnify any General Partner or any of the Old Edge Directors and Officers under this Section 15.3 for any action taken or any failure to act by such General Partner or such Old Edge Director and Officer, regardless of whether acting in their individual or corporate capacity or in their capacity as a general partner of Edge Group, Edge Group II or Gulfedge, as the case may be, after the date of this Agreement if such action or failure to act is in breach of any provision hereof or if such action or inaction constituted intentional misconduct or a willful violation of law.

          SECTION 15.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original, and all such counterparts taken together shall constitute the same agreement.

          SECTION 15.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

          SECTION 15.6 FURTHER ASSURANCES. The parties hereto without additional consideration shall execute and deliver or shall cause to be executed and delivered such further documents and certificates and to take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. In particular, without limiting the generality of the foregoing sentence, at any time after the Effective Time, any party hereto will execute and deliver or shall cause to be executed and delivered any deeds, bills of sale, assignments, assurances, or any other actions or things as are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Company or the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets acquired or to be acquired by the Company or the Surviving Corporation as a result of or in connection with the Combination Agreement Transactions or otherwise to carry out this Agreement.

          SECTION 15.7 ENTIRE AGREEMENT, ETC. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise except that the Company may assign to a direct or indirect subsidiary (including any entity that becomes a subsidiary as a result of the Combination Agreement Transactions) its right to purchase (i) any interest in Edge Group II or Gulfedge or (ii) Edge Group's interest in the Joint Venture; provided that such assignment shall not relieve the Company of its obligations hereunder, including the obligation to issue Common Stock in payment of any such interest and (c) is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.

          SECTION 15.8 CAPTIONS. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          SECTION 15.9 NOTICES. Any notice or other communication required or permitted under this Agreement shall be by facsimile actually received or in writing and mailed by certified or registered mail, return receipt requested, postage prepaid. Any such notice shall be deemed given upon its receipt at the following address:

                            (a)  If the Company:

                                 Edge Petroleum Corporation
                                 Texaco Heritage Plaza
                                 1111 Bagby, Suite 2100
                                 Houston, Texas 77002
                                 Tel:   (713) 654-8960
                                 Fax:   (713) 654-7722

                                 with a copy to:

                                 Gene J. Oshman
                                 Baker & Botts L.L.P.
                                 3000 One Shell Plaza
                                 910 Louisiana
                                 Houston, Texas 77002

                                 Tel:   (713) 229-1178
                                 Fax:   (713) 229-1522

                            (b)  If to Old Edge:

                                 Edge Petroleum Corporation
                                 Texaco Heritage Plaza
                                 1111 Bagby, Suite 2100
                                 Houston, Texas 77002

                                 Tel:   (713) 654-8960
                                 Fax:   (713) 654-7722

                                 with a copy to:

                                 Gene J. Oshman
                                 Baker & Botts L.L.P.
                                 3000 One Shell Plaza
                                 910 Louisiana
                                 Houston, Texas 77002

                                 Tel:   (713) 229-1178
                                 Fax:   (713) 229-1522

                            (c)  If to Edge Group II:

                                 John Sfondrini
                                 36 Catoonah Street, Unit #16
                                 P.O. Box 1248
                                 Ridgefield, Connecticut 06875

                                 Tel:   (203) 894-8244

                                 with a copy to:

                                 J. Michael Gottesman
                                 477 Madison Avenue
                                 New York, New York 10002

                                 Tel:   (212) 308-2320
                                 Fax:   (212) 308-2323

                            (d)  If to Gulfedge:

                                 Gulfedge Limited Partnership
                                 Texaco Heritage Plaza
                                 1111 Bagby, Suite 2100
                                 Houston, Texas 77002

                                 Tel:   (713) 654-8960
                                 Fax:   (713) 654-7722

                            (e)  If to Edge Group:

                                 John Sfondrini
                                 36 Catoonah Street, Unit #16
                                 P.O. Box 1248
                                 Ridgefield, Connecticut 06875

                                 Tel:   (203) 894-8244

                                 with a copy to:

                                 J. Michael Gottesman
                                 477 Madison Avenue
                                 New York, New York 10002

                                 Tel:   (212) 308-2320
                                 Fax:   (212) 308-2323

Any party may, by notice given in accordance with this section to the other parties, designate another address or person for receipt of notices hereunder.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first hereinabove written.


EDGE PETROLEUM CORPORATION,                    EDGE PETROLEUM CORPORATION,
   a Delaware corporation                            a Texas corporation


By: /s/ James D. Calaway                       By:    /s/ John E. Calaway
   ---------------------------                        ------------------------
Name: James D. Calaway                         Name:  John E. Calaway
Title:  President                              Title:  President



EDGE GROUP II LIMITED                          GULFEDGE LIMITED PARTNERSHIP
  PARTNERSHIP


By:  /s/ John Sfondrini                        By: Edge Petroleum Corporation
   ---------------------------                     a Texas corporation
Name:   John Sfondrini
Title:  Managing General Partner               Title:  General Partner

and
                                               By:  /s/ John E. Calaway
                                                  --------------------------
By:     Napamco, Ltd.                          Name:   John E. Calaway
Title:  General Partner                        Title:  President

        By:  /s/ John Sfondrini
           --------------------------
        Name: John Sfondrini
        Title:  President



     [Signature Page to Combination Agreement between Edge Group II Limited Partnership, a Connecticut limited partnership, Gulfedge Limited Partnership, a Texas limited partnership, Edge Group Partnership, a Connecticut general partnership, Edge Petroleum Corporation, a Texas corporation, Edge Mergeco, Inc., a Texas corporation and Edge Petroleum Corporation, a Delaware corporation.]

EDGE MERGECO, INC.


By:  /s/ James D. Calaway
   -------------------------
Name: James D. Calaway
Title:  President


EDGE GROUP PARTNERSHIP

By:  /s/ John Sfondrini
   -----------------------
Name: John Sfondrini
Title: Authorized Person

and

By:     EDGE LIMITED PARTNERSHIP ("Edge I"),
        EDGE II LIMITED PARTNERSHIP ("Edge
        II") and EDGE III LIMITED PARTNERSHIP
        ("Edge III")
Title:  General Partners



        By:  /s/ John Sfondrini
           -------------------------------------
        Name:  John Sfondrini
        Title: General Partner of Edge I, Edge II and Edge III

        and

        By:    Napamco, Ltd.
        Title: General Partner of Edge I, Edge II and Edge III



               By:  /s/ John Sfondrini
                  ------------------------------
               Name:  John Sfondrini
               Title: President


     [Signature Page to Combination Agreement between Edge Group II Limited Partnership, a Connecticut limited partnership, Gulfedge Limited Partnership, a Texas limited partnership, Edge Group Partnership, a Connecticut general partnership, Edge Petroleum Corporation, a Texas corporation, Edge Mergeco, Inc., a Texas corporation and Edge Petroleum Corporation, a Delaware corporation.]

                                                                       Exhibit A
                                                                       ---------



                               ARTICLES OF MERGER

                                    MERGING

                               EDGE MERGECO, INC.
                             (A TEXAS CORPORATION)

                                 WITH AND INTO

                           EDGE PETROLEUM CORPORATION
                             (A TEXAS CORPORATION)

                THE SURVIVING CORPORATION OF SUCH MERGER TO BE:

                           EDGE PETROLEUM CORPORATION
              (TO BE RENAMED EDGE PETROLEUM CORPORATION OF TEXAS)

                               ARTICLES OF MERGER


Pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act (the "TBCA"), the undersigned corporations adopt the following Articles of Merger for the purpose of effecting a merger (the "Merger") in accordance with the provisions of Article 5.01 of the TBCA.

1. The Combination Agreement (which contains the requisite elements of a Plan of Merger as set forth in Article 5.01 of the TBCA), adopted in accordance with the provisions of Article 5.04 of the TBCA and providing for the combination of Edge Petroleum Corporation and Edge Mergeco, Inc. and resulting in Edge Petroleum Corporation (renamed in the Merger to be Edge Petroleum Corporation of Texas) being the surviving corporation is attached hereto as Exhibit A and is incorporated herein by reference (the "Plan of Merger").

2. The name of each of the undersigned corporations and other entity or entities, the type of such corporation or other entity and the laws under which such corporation or other entity was organized are:

     Name of Corporation or
         Other Entity                     Type of Entity                 State
    -----------------------               ---------------               -------
Edge Petroleum Corporation                 corporation                   Texas
----------------------------              ---------------               -------
Edge Mergeco, Inc.                         corporation                   Texas
----------------------------              ---------------               -------



3. As to each of the undersigned domestic corporations, the approval of whose shareholders is required, number of outstanding the shares of each class or series of stock of such corporation entitled to vote, with other shares or as a class, on the Plan of Merger are as follows:

                           Number of Shares    Class or       Number of Shares
  Name of Corporation        Outstanding         Series     Entitled to Vote as
  -------------------      -----------------   --------      a Class or Series
                                                            --------------------

Edge Petroleum Corporation      104,630.6         N/A               N/A
--------------------------   --------------   -----------   --------------------
Edge Mergeco, Inc.                1,000           N/A               N/A
--------------------------   --------------   -----------   --------------------

4. As to each of the undersigned domestic corporations, the approval of whose shareholders is required, number of shares, not the entitled to vote only as a class, voted for and against the Plan of Merger, respectively, and, if the shares of any class or series are entitled to vote as a class, the number of shares of each such class or series voted for and against the Plan of Merger, are as follows:

                                                          Number of Shares
                           Total   Total                 Entitled to Vote as
  Name of                  Voted   Voted     Class or      Class or Series
Corporation                 For    Against    Series   Voted for  Voted Against
------------               ------  --------   -------  ---------  -------------
Edge Petroleum Corporation                     N/A        N/A          N/A
-------------------------- ------  --------   -------  ------------------------
Edge Mergeco, Inc.                             N/A        N/A          N/A
-------------------------- ------  --------   -------  ------------------------

5. The Plan of Merger and the performance of its terms were duly authorized by all action required by the laws under which each foreign corporation or other entity that is a party to the Plan of Merger was incorporated or organized and by its constituent documents.

          IN WITNESS WHEREOF, the undersigned have caused these Articles of Merger to be executed this ______ day of _______________, 1997.

                                             Edge Petroleum Corporation


                                             By:
                                                -------------------------
                                                John E. Calaway
                                                President



                                                Edge Mergeco, Inc.


                                                By:
                                                   -----------------------
                                                   James D. Calaway
                                                   President

                                  Schedule 9.2

                       Liens on General Partner Interests
                                       in
                                 Edge Group II

1. Loan Agreement dated April 7, 1991 between the General Partners of Edge Group II and James C. Calaway as the lender and Southwest Minerals, Inc. Defined Pension Plan, Calaway Petroleum, Inc., Mr. Michael Gottesman, Antwerp Diamond Distributors, Inc., Ms. Marlin Geiger and Mr. Joel Davis as the participants;

2. Loan Agreement dated October 1, 1993 between the General Partners of Edge Group II and James C. Calaway and the addendum thereto; and

3.   Agreement between the General Partners of Edge Group II and David B.
Benedict.

                                                                      APPENDIX B
                              LETTER OF ACCEPTANCE

                   FOR GENERAL AND LIMITED PARTNER INTERESTS

                                       IN

                       EDGE GROUP II LIMITED PARTNERSHIP

                       A CONNECTICUT LIMITED PARTNERSHIP

                       PURSUANT TO THE EXCHANGE OFFER OF

                           EDGE PETROLEUM CORPORATION

                             A DELAWARE CORPORATION

     Capitalized terms used but not defined herein have the meanings given to them in the Joint Proxy and Consent Solicitation Statement/Prospectus dated _______________, 1997, of Edge Petroleum Corporation, a Delaware corporation (the "Company"), as supplemented or amended (the "Joint Proxy and Consent Solicitation Statement/Prospectus"). Reference to any gender herein includes a reference to all genders and to the neuter.

     This Letter of Acceptance must be received by the Company by 5:00 p.m., Central Time, on _______________, 1997, or if the Edge Group II Exchange Offer is extended, by that extended time and date (the "Expiration Date"). Please execute this Letter of Acceptance in the SIGNATURE BOX and indicate your approval or disapproval of the Change of Edge Group II General Partners. Exchanging Offerees who disapprove of the Change of Edge Group II General Partners may not participate in the Edge Group II Exchange Offer unless such requirement with respect to this Letter of Acceptance is waived by the Company. Send or deliver the completed Letter of Acceptance to the Company at the following address:

                 Edge Petroleum Corporation
                 Texaco Heritage Plaza
                 1111 Bagby, Suite 2100
                 Houston, Texas 77002

  DELIVERY OF THIS LETTER OF ACCEPTANCE IS AT THE RISK OF THE OFFEREE. IF SENT BY U.S. MAIL, IT IS RECOMMENDED THAT AN OFFEREE USE REGISTERED MAIL, RETURN RECEIPT REQUESTED.

                                     PART I

 ACCEPTANCE OF THE EDGE GROUP II  EXCHANGE OFFER, REPRESENTATIONS, WARRANTIES,
            COVENANTS, APPOINTMENT OF PROXIES AND POWER OF ATTORNEY

  The offeree signing in the SIGNATURE BOX below (the "Exchanging Offeree") hereby accepts the Edge Group II Exchange Offer on the terms and subject to the conditions set forth in this Letter of Acceptance and in the Joint Proxy and Consent Solicitation Statement/ Prospectus, receipt of a copy of which is hereby acknowledged and

  (a) with respect to all the Exchanging Offeree's Edge Group II Units described in Part III below, if any, (i) tenders to the Company all those Edge Group II Units, (ii) subject to acceptance of the tender made hereby, sells, transfers and assigns to the Company all right, title and interest in each Edge Group II Unit tendered hereby (including without limitation all rights to receive distributions with respect thereto) and (iii) unless such Exchanging Offeree has appropriately indicated his or her disapproval of the Change of Edge Group II General Partners, consents to the Change of Edge Group II General Partners; and

          (b) with respect to all the Exchanging Offeree's general partner interests in Edge Group II listed in Part III below, if any, (i) tenders to the Company all those general partner interests in Edge Group II and (ii) subject to acceptance of such tender, sells, transfers and assigns to the Company all right, title and interest in all those general partner interests in Edge Group II so tendered (including without limitation all rights to receive distributions thereon).

  The Company reserves the rights to transfer or assign, in whole or from time to time in part, to one or more entities directly or indirectly wholly owned by the Company the right to purchase interests in Edge Group II tendered pursuant to the Edge Group II Exchange Offer, but any such transfer or assignment shall not relieve the Company of its obligations under the Edge Group II Exchange Offer, or prejudice the rights of Exchanging Offerees to receive shares of Common Stock for interests in Edge Group II properly tendered and accepted for exchange.

  This Letter of Acceptance may be withdrawn by written notice to the Company at any time on or before the Expiration Date.

  The Exchanging Offeree, by executing this Letter of Acceptance, represents and warrants to the Company that (a) he or she has, and as of the Closing Date will have, the right and authority to transfer all his or her interests in Edge Group II, (b) he or she has, and as of the Closing Date will have, the right and authority to consent to the adoption of the Change of Edge Group II General Partners, (c) all his or her general partner interests, if any, in Edge Group II and all his or her Edge Group II Units, if any, are, and as of the Closing Date will be, free and clear of all liens, restrictions, charges, encumbrances and adverse claims and (d) the general partner interests and the Edge Group II Units described in Part III below constitute all of his or her interests in Edge Group II. THE EXCHANGING OFFEREE CONSENTS TO, APPROVES AND RATIFIES THE TERMS OF THE EDGE GROUP II EXCHANGE OFFER AND THE OTHER COMBINATION TRANSACTIONS, INCLUDING THE NUMBER OF SHARES OF COMMON STOCK THAT WILL BE ISSUED TO THE GENERAL PARTNERS. ACCORDINGLY, BY TENDERING EDGE GROUP II UNITS, THE EXCHANGING OFFEREE APPROVES THE OVERALL TERMS AND STRUCTURE OF THE EDGE GROUP II EXCHANGE OFFER AND GIVES UP ANY RIGHT TO CHALLENGE ANY ASPECT OF THE GENERAL PARTNERS' AND THEIR AFFILIATES' (INCLUDING OLD EDGE AND ITS MANAGEMENT) ACTIONS REGARDING THE COMBINATION TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, THE ALLOCATION OF SHARES AMONG ANY PARTIES RECEIVING SHARES IN THE COMBINATION TRANSACTIONS AND FURTHER SPECIFICALLY INCLUDING ANY DECISIONS REGARDING THE SHARES OF COMMON STOCK BEING OFFERED BY THE COMPANY FOR THE GENERAL PARTNER INTERESTS IN EDGE
GROUP II.   All representations, warranties and covenants contained herein shall survive the Closing Date and all other transactions contemplated by this Letter of Acceptance or by the Joint Proxy and Consent Solicitation Statement/Prospectus.

  The Exchanging Offeree, by executing this Letter of Acceptance, irrevocably appoints the Company or any designee of the Company, with full power of substitution as his or her true and lawful agent and attorney-in-fact, in his or her name, place and stead (a) to execute, acknowledge, swear to, deliver, record, file and send (i) any instruments amending the partnership agreement or certificate of limited partnership of Edge Group II necessary or desirable to effect the transactions contemplated by and described in the Joint Proxy and Consent Solicitation Statement/Prospectus and any other instruments, documents, certificates, or notices that such agent and attorney-in-fact determines are necessary or desirable under the laws of the United States of America (including without limitation the Internal Revenue Code), any state or any political subdivision or agency thereof to continue the valid existence of Edge Group II as a limited partnership or to begin or continue its rights to do business in any jurisdiction and (ii) any other instruments, documents, agreements, certificates or notices that agent and attorney-in-fact determines are necessary or desirable to effect the transactions contemplated by this Letter of Acceptance or the Joint Proxy and Consent Solicitation Statement/Prospectus and
(b) to receive all benefits and otherwise exercise all rights of beneficial ownership of interests in Edge Group II tendered hereby, all in accordance with the terms of the Edge Group II Exchange Offer. The power of attorney contained in this paragraph shall become effective upon acceptance by the Company of this Letter of Acceptance, shall be deemed coupled with an interest, shall be irrevocable, shall survive the death, incapacity, dissolution or termination of existence of the Exchanging Offeree and shall be binding upon the Exchanging Offeree's heirs, legal representatives, successors and assigns.

  The Exchanging Offeree obligates himself or herself and his or her heirs, legal representatives, successors and assigns to execute and deliver, or procure and furnish from third parties, all additional instruments and documents that the Company may require to evidence his or her title to the interests in Edge Group II described in part III hereof to transfer to and vest in the Company the tendered partner interests in Edge Group II, and to effect any other transaction contemplated by the Joint Proxy and Consent Solicitation Statement/Prospectus. Without limiting or prejudicing any remedies that the Company may have hereunder at law or in equity, the obligations of the Exchanging Offeree hereunder may be specifically enforced.

  This Letter of Acceptance shall be governed by and construed in accordance with the substantive laws of the State of Texas without regard to its choice of law rules. Any term or provision of this Letter of Acceptance that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity, legality or enforceability by the Company of the remainder of this Letter of Acceptance.



                                    PART II
                          NAME AND ADDRESS OF OFFEREE


Name:
     -----------------------------
Address:
        --------------------------

----------------------------------

----------------------------------

                                    PART III
                            DESCRIPTION OF INTERESTS

  Set forth below is the number or Edge Group II Units and the general partner
interests in Edge Group II that the Exchanging Offeree owns.   An Exchanging
Offeree must execute and deliver this Letter of Acceptance with respect to all interests he or she owns in Edge Group II.

NUMBER OF EDGE GROUP II                             GENERAL PARTNER
        UNITS                                          INTERESTS
-------------------------                           ----------------

                                 SIGNATURE BOX
                 (PLEASE ALSO COMPLETE THE SUBSTITUTE FORM W-9
              AND THE CERTIFICATION OF NON-FOREIGN STATUS BELOW)



    Please sign exactly as your name is printed in Part II
    above, unless printed incorrectly.  Signatures in       ----------------------------------------------
    Letters of Acceptance from trusts, joint ventures,      Full Name of Exchanging Offeree (Please Print)
    corporations, limited partnerships, general
    partnerships and other such entities must be
    accompanied by evidence or an opinion of counsel        ----------------------------------------------
    acceptable to the Company that the entity has met all           Full Name of Co-Owner, if any
    requirements of its governing instruments.  Each
    joint owner of a general or limited partner interest
    must sign.  By signing in this SIGNATURE BOX,           ----------------------------------------------
    the Exchanging Offeree hereby agrees to all of the             Signature of Exchanging Offeree
    provisions contained in Part I of this Letter of
    Acceptance.
                                                            ----------------------------------------------
                                                                    Signature of Co-Owner, if any

                                                            Business Telephone:
                                                            (  )
                                                            ----------------------------------------------
                                                            Home Telephone:
                                                            (  )
                                                            ----------------------------------------------
                                                            Dated:____________, 1997

     To approve the Change of Edge Group II General Partners (check one box):
            [ ]   FOR            [ ]   AGAINST           [ ]   ABSTAIN
    IF NO BOX IS CHECKED, THE EXCHANGING OFFEREE WILL BE DEEMED TO HAVE VOTED FOR THE APPROVAL OF
    THE CHANGE OF EDGE GROUP II GENERAL PARTNERS.



                          *IMPORTANT TAX INFORMATION*

          Please be advised that, regardless of whether your have previously furnished a taxpayer identification number (social security number for individual, or employer identification number for corporation(s)) (a "TIN") or the certification on Form W-9 with respect to dividend payments, you must again furnish this number, certified to be correct under penalties of perjury, to assure that backup withholding of 31% will not be implemented. Certification should be made to the Company on the Substitute Form W-9 below. If the certificates representing shares of Common Stock covered by this Letter of Acceptance will be registered in more than one name or will not be registered in the name of the actual holder, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.


----------------------------------------------------------------------------------------------------------------------------------
SUBSTITUTE                   PART 1 -- PLEASE PROVIDE YOUR TIN IN THE                      Social Security Number or
FORM W-9                     BOX AT THE RIGHT AND CERTIFY BY SIGNING AND                Employer Identification Number
Please fill in your Name     DATING BELOW, OR IF A TIN HAS NOT BEEN
 and Address:                ISSUED TO YOU, PLEASE CHECK THE BOX IN PART
___________________          3 BELOW.
___________________
___________________
-----------------------------------------------------------------------------------------------------------------------------------

DEPARTMENT OF TREASURY                     PART 2 -- For payees exempt from backup withholding, see the
PAYER'S REQUEST FOR TAXPAYER               enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute
IDENTIFICATION NUMBER (TIN)                Form W-9
-----------------------------------------------------------------------------------------------------------------------------------
CERTIFICATION -- Under penalties of perjury, I certify that:
(1)  The number shown on this form is my correct Taxpayer Identification  Number (or I am waiting for a number to be issued to me) and
(2)  I am not subject to backup withholding under the provisions of Section 3406 of the Internal Revenue Code of 1986, as amended, either because (i) I am exempt from backup withholding, (ii) I have not been notified by the Internal Revenue Service ("IRS")
     that I am subject to backup withholding as a result of a failure to report all interest or dividends or (iii) the IRS has notified me that I am no longer subject to backup withholding.

CERTIFICATION INSTRUCTIONS -- You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    PART 3
SIGNATURE__________________________________  DATE ___________________, 199__                                Awaiting TIN [ ]

-----------------------------------------------------------------------------------------------------------------------------------


               YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU
                CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER


  I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding that I have checked the box in Part 3 (and have completed this Certificate of Awaiting Taxpayer Identification Number), all reportable payments made to me prior to the time I provide the Company with a properly certified taxpayer identification number may be subject to a 31% backup withholding tax.


SIGNATURE  _______________________________ DATE ________________________

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU.

  TAX IDENTIFICATION NUMBER. Federal income tax law generally requires that the Exchanging Offeree must provide the Company (as payor) with his correct Taxpayer Identification Number ("TIN") on Substitute Form W-9 above, which in the case of an Exchanging Offeree who is an individual is his or her social security number. If the shares of Common Stock of the Company relating to this Letter of Acceptance will be held in more than one name or will not be held in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer's Identification Number on Substitute Form W-9 (the "W-9 Guidelines") for additional instructions. If the Company is not provided with the current TIN, or if any other information is not correctly provided, such Exchanging Offeree may be subject to up to a $500 penalty imposed by the Internal Revenue Service (plus additional penalties if an Exchanging Offeree makes a false certification). Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

  Exempt holders of Common Stock of the Company (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. (In order to satisfy the Company that a foreign individual qualifies as an exempt recipient, that holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Company). See the enclosed W-9 Guidelines for additional instructions.

  To prevent backup withholding, each Exchanging Offeree must provide his correct TIN by completing the Substitute Form W-9 set forth above, certifying that the TIN provided is correct and that (i) the Exchanging Offeree is exempt from backup withholding, (ii) the Exchanging Offeree has not been notified by the Internal Revenue Service that Exchanging Offeree is subject to backup withholding as a result of a failure to report all interest or dividends or
(iii) the Internal Revenue Service has notified the Exchanging Offeree that he is no longer subject to backup withholding. Notwithstanding that the box in
Part 3 is checked (and the Certificate of Awaiting Taxpayer Identification Number is completed) the Company may withhold 31% of any dividends paid prior to the time it is provided with a properly certified TIN. Backup withholding will continue until such Exchanging Offeree furnishes his TIN to the Company.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payor -- Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payor.

                                                                                                     Give the EMPLOYER
                                       Give the SOCIAL                                                 IDENTIFICATION
For this type of account:           SECURITY number of --      For this type of account:                number of --
------------------------------  -----------------------------  -----------------------------  --------------------------------
1.  An individual's account     The individual                 9.  A valid trust, estate,     Legal entity (Do not furnish
                                                                   or pension trust           the identifying number of the
2.  Two or more individuals     The actual owner of the                                       personal representative or
    (joint account)             account or, if combined                                       trustee unless the legal entity
                                funds, the first individual                                   itself is not designated in the
                                on the account/1/                                             account title.)/5/


3.  Husband and wife (joint     The actual owner of the        10.  Corporate account         The corporation
    account)                    account or, if joint funds,
                                the first individual on the
                                account/1/

4.  Custodian account of a      The minor/2/                   11.  Association, club,        The organization
    minor (Uniform Gift to                                          religious, charitable,
    Minors Act)                                                     educational, or other tax-
                                                                    exempt organization

5.  Adult and minor (joint      The adult or, if the minor     12.  Partnership account       The partnership
    acccount)                   is the only contributor, the        held in the name of
                                minor/1/                            the business

6.  Account in the name of      The ward, minor or             13.  A broker or registered    The broker or nominee
 guardian or committee          incompetent person/3/               nominee
 for a designated ward,
 minor, or incompetent
 person

7.  (a)  The usual revocable    The grantor person/1/          14.  Account with the          The public entity
         savings trust account                                      Department of
         (grantor is also                                           Agriculture in the name
         trustee)                                                   of a public entity (such
    (b)  So-called trust        The actual owner/1/                 as a state or local
         account that is not a                                      government, school
         legal or valid trust                                       district, or prison) that
         under state law                                            receives agricultural
                                                                    program payments
-------------------------------------


   /1/  List first and circle the name of the person whose number your furnish.

   /2/  Circle the minor's name and furnish the minor's social security number.

   /3/  Circle the ward's, minor's or incopetent person's name and furnish such person's social security number.



                                                                                                     Give the EMPLOYER
                                       Give the SOCIAL                                                 IDENTIFICATION
For this type of account:           SECURITY number of --      For this type of account:                number of --
------------------------------  -----------------------------  -----------------------------  --------------------------------

 8.  Sole proprietorship
     account                        The owner/4/


OBTAINING A NUMBER

     If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (IRS) and apply for a number.

     PAYEES AND PAYMENT EXEMPT FROM BACKUP WITHHOLDING -- The following is a list of payees exempt from backup withholding and for which no information reporting is required. For broker transactions, payees listed in items (1) through (13), and a person registered under the Investment Advisers Act of 1940
who regularly acts as a broker are exempt.   Payments subject to reporting under
sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7), except that a corporation that provides medical and health care services or bills and collects payments for such services is not exempt from withholding or information reporting:

(1)  A corporation.
(2) An organization exempt from tax under section 501(a), or an individual retirement plan (IRA), or a custodial account under section 403(b)(7).
(3)  The United States or any of its agencies or instrumentalities.
(4) A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
(5) A foreign government or any of its political subdivisions, agencies or instrumentalities.
(6)  An international organization or any of its agencies or instrumentalities.
(7)  A foreign central bank of issue.
(8) A dealer in securities or commodities required to register in the U.S. or a possession of the U.S.
(9) A futures commission merchant registered with the Commodity Futures Trading Commission.
(10) A real estate investment trust.
(11) An entity registered at all times during the tax year under the Investment Company Act of 1940.
(12) A common trust fund operated by a bank under section 584(a).
(13) A financial institution.

     Exempt payees described above should complete substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYOR, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER IN PART 1, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND SIGN AND DATE THE FORM.

     Payments that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041(A)(a), 6042, 6044, 6045, 6049, 6050A, and 6050N.

-------------------------------

   /4/  Show the name of the owner.

   /5/ List first and circle the name of the legal trust, estate, or pension trust.

Notes: If no name is circle when there is more than one name, the number will be considered to be that of the first name listed.

     PRIVACY ACT NOTICE -- Section 6109 requires you to furnish your correct taxpayer identification number (TIN) to persons who must file information returns with IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, or contribution you made to an individual retirement arrangement
(IRA). IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. You must provide your TIN whether or not you are required to file a tax return. Payors must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a TIN to a payor. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER -- If you fail to furnish your correct taxpayer identification number to a payor, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING -- If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

                    FOR ADDITIONAL INFORMATION CONTACT YOUR
                 TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                    PART IV
                      CERTIFICATION OF NON-FOREIGN STATUS


     Section 1445 of the Internal Revenue Code provides that the Company, as transferee of a U.S. real property interest, must withhold tax if the Exchanging Offeree is a foreign person. In general, a foreign person is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust, or foreign estate, but not a resident alien individual.

     To inform the Company that withholding of tax is not required under Section 1445, Section 1 below must be completed by each Exchanging Offeree who is an individual, and Section 2 below must be completed on behalf of each Exchanging Offeree that is an entity.

SECTION 1 - CERTIFICATION BY INDIVIDUALS [to be completed ONLY by an Exchanging Offeree who is an individual]

     I,  _____________________________________ [name of Exchanging Offeree]
hereby certify the following:

1.  I am not a nonresident alien for purposes of U.S. income taxation;

2.  My social security number is _____________________; and

3.  My home address is__________________________________________________.

     I understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement I have made here could be punished by fine, imprisonment, or both.

     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

_____________________________________          _______________
Signature of Exchanging Offeree                      Date

SECTION 2 - CERTIFICATION BY ENTITIES [to be completed ONLY on behalf of an Exchanging Offeree that is an entity]

     The undersigned (who is a responsible officer in the case of a corporation, a general partner in the case of a partnership, or a trustee, executor, or equivalent fiduciary in the case of a trust or estate) hereby certifies the following on behalf of ______________________ [name of Exchanging Offeree]:

1. _________________________ [name of Exchanging Offeree] is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. The U.S. employer identification number of _________________________[name of Exchanging Offeree] is ______________________.

3. The office address of ______________________________[name of Exchanging Offeree] is
___________________________________________________________________________.

     _____________________________[name of Exchanging Offeree] understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of ________________________ [name of Exchanging Offeree].


_______________________________                                 _____________
Signature                                                           Date
_______________________________
Title

                                                                      APPENDIX C
                              LETTER OF ACCEPTANCE

                         FOR LIMITED PARTNER INTERESTS

                                       IN

                          GULFEDGE LIMITED PARTNERSHIP

                          A TEXAS LIMITED PARTNERSHIP

                       PURSUANT TO THE EXCHANGE OFFER OF

                           EDGE PETROLEUM CORPORATION

                             A DELAWARE CORPORATION

     Capitalized terms used but not defined herein have the meanings given to them in the Joint Proxy and Consent Solicitation Statement/Prospectus dated _______________, 1997, of Edge Petroleum Corporation, a Delaware corporation (the "Company"), as supplemented or amended (the "Joint Proxy and Consent Solicitation Statement/Prospectus"). Reference to any gender herein includes a reference to all genders and to the neuter.

     This Letter of Acceptance must be received by the Company by 5:00 p.m., Central Time, on _______________, 1997, or if the Gulfedge Exchange Offer is extended, by that extended time and date (the "Expiration Date"). Please execute this Letter of Acceptance in the SIGNATURE BOX and send or deliver the completed Letter of Acceptance to the Company at the following address:

                         Edge Petroleum Corporation
                         Texaco Heritage Plaza
                         1111 Bagby, Suite 2100
                         Houston, Texas 77002

  DELIVERY OF THIS LETTER OF ACCEPTANCE IS AT THE RISK OF THE OFFEREE. IF SENT BY U.S. MAIL, IT IS RECOMMENDED THAT AN OFFEREE USE REGISTERED MAIL, RETURN RECEIPT REQUESTED.

                                     PART I

    ACCEPTANCE OF THE GULFEDGE  EXCHANGE OFFER, REPRESENTATIONS, WARRANTIES,
            COVENANTS, APPOINTMENT OF PROXIES AND POWER OF ATTORNEY

  The offeree signing in the SIGNATURE BOX below (the "Exchanging Offeree") hereby accepts the Gulfedge Exchange Offer on the terms and subject to the conditions set forth in this Letter of Acceptance and in the Joint Proxy and Consent Solicitation Statement/ Prospectus, receipt of a copy of which is hereby acknowledged, and with respect to all his or her Gulfedge Units described in
Part III below, if any, (i) tenders to the Company all those Gulfedge Units and
(ii) subject to acceptance of the tender made hereby, sells, transfers and assigns to the Company all right, title and interest in each Gulfedge Unit tendered hereby (including without limitation all rights to receive distributions with respect thereto).

  The Company reserves the rights to transfer or assign, in whole or from time to time in part, to one or more entities directly or indirectly wholly owned by the Company the right to purchase interests in Gulfedge tendered pursuant to the Gulfedge, but any such transfer or assignment shall not relieve the Company of its obligations under the Gulfedge Exchange Offer, or prejudice the rights of Exchanging Offerees to receive shares of Common Stock for interests in Gulfedge properly tendered and accepted for exchange.

  This Letter of Acceptance may be withdrawn by written notice to the Company at any time on or before the Expiration Date.

  The Exchanging Offeree, by executing this Letter of Acceptance, represents and warrants to the Company that (a) he or she has, and as of the Closing Date will have, the right and authority to transfer all his or her interests in Gulfedge,
(b) all his or her Gulfedge Units are, and as of the Closing Date will be, free and clear of all liens, restrictions, charges, encumbrances and adverse claims and (c) the Gulfedge Units described in Part III below constitute all of his or her interests in Gulfedge. THE EXCHANGING OFFEREE CONSENTS TO, APPROVES AND RATIFIES THE TERMS OF THE GULFEDGE EXCHANGE OFFER AND THE OTHER COMBINATION TRANSACTION. ACCORDINGLY, BY TENDERING GULFEDGE UNITS, THE EXCHANGING OFFEREE APPROVES THE OVERALL TERMS AND STRUCTURE OF THE GULFEDGE EXCHANGE OFFER AND GIVES UP ANY RIGHT TO CHALLENGE ANY ASPECT OF OLD EDGE'S AND ITS OFFICERS', DIRECTORS', AND OTHER AFFILIATES' ACTIONS REGARDING THE COMBINATION TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, THE ALLOCATION OF SHARES AMONG ANY PARTIES RECEIVING SHARES IN THE COMBINATION TRANSACTIONS. All representations, warranties and covenants contained herein shall survive the Closing Date and all other transactions contemplated by this Letter of Acceptance or by the Joint Proxy and Consent Solicitation Statement/Prospectus.

  The Exchanging Offeree, by executing this Letter of Acceptance, irrevocably appoints the Company or any designee of the Company, with full power of substitution as his or her true and lawful attorney-in-fact, in his or her name, place and stead (a) to execute, acknowledge, swear to, deliver, record, file and send (i) any instruments amending the partnership agreement or certificate of limited partnership of Gulfedge necessary or desirable to effect the transactions contemplated by and described in the Joint Proxy and Consent Solicitation Statement/Prospectus and any other instruments, documents, certificates, or notices that such agent and attorney-in-fact determines are necessary or desirable under the laws of the United States of America (including without limitation the Internal Revenue Code), any state or any political subdivision or agency thereof to continue the valid existence of Gulfedge as a limited partnership or to begin or continue its rights to do business in any jurisdiction and (ii) any other instruments, documents, agreements, certificates or notices that agent and attorney-in-fact determines are necessary or desirable to effect the transactions contemplated by this Letter of Acceptance or the Joint Proxy and Consent Solicitation Statement/Prospectus and (b) to receive all benefits and otherwise exercise all rights of beneficial ownership of interests in Gulfedge tendered hereby, all in accordance with the terms of the Gulfedge Exchange Offer. The power of attorney contained in this paragraph shall become effective upon acceptance by the Company of this Letter of Acceptance, shall be deemed coupled with an interest, shall be irrevocable, shall survive the death, incapacity, dissolution or termination of existence of the Exchanging Offeree and shall be binding upon the Exchanging Offeree's heirs, legal representatives, successors and assigns.

  The Exchanging Offeree obligates himself or herself and his or her heirs, legal representatives, successors and assigns to execute and deliver, or procure and furnish from third parties, all additional instruments and documents that the Company may require to evidence his or her title to the interests in Gulfedge described in Part III hereof to transfer to and vest in the Company the tendered partner interests in Gulfedge, and to effect any other transaction contemplated by the Joint Proxy and Consent Solicitation Statement/Prospectus. Without limiting or prejudicing any remedies that the Company may have hereunder at law or in equity, the obligations of the Exchanging Offeree hereunder may be specifically enforced.

  This Letter of Acceptance shall be governed by and construed in accordance with the substantive laws of the State of Texas without regard to its choice of law rules. Any term or provision of this Letter of Acceptance that is invalid of unenforceable in any situation in any jurisdiction shall not affect the validity, legality or enforceability by the Company of the remainder of this Letter of Acceptance.

                                    PART II
                          NAME AND ADDRESS OF OFFEREE


Name:
     -----------------------------
Address:
        --------------------------

----------------------------------

----------------------------------

                                    PART III
                            DESCRIPTION OF INTERESTS

  Set forth below is the number of Gulfedge Units the Exchanging Offeree owns. An Exchanging Offeree must execute and deliver this Letter of Acceptance with respect to all interests he or she owns in Gulfedge.

                            NUMBER OF GULFEDGE UNITS
                            ------------------------


 ----------------------------------------------------------------------------------------------------------
                                              SIGNATURE BOX
                             (PLEASE ALSO COMPLETE THE SUBSTITUTE FORM W-9
                            AND THE CERTIFICATION OF NON-FOREIGN STATUS BELOW)

    Please sign exactly as your name is printed in Part II
    above, unless printed incorrectly.  Signatures in       ----------------------------------------------
    Letters of Acceptance from trusts, joint ventures,      Full Name of Exchanging Offeree (Please Print)
    corporations, limited partnerships, general
    partnerships and other such entities must be
    accompanied by evidence or an opinion of counsel        ----------------------------------------------
    acceptable to the Company that the entity has met all           Full Name of Co-Owner, if any
    requirements of its governing instruments.  Each
    joint owner of a general or limited partner interest
    must sign.  By signing in this SIGNATURE BOX,           ----------------------------------------------
    the Exchanging Offeree hereby agrees to all of the             Signature of Exchanging Offeree
    provisions contained in Part I of this Letter of
    Acceptance.
                                                            ----------------------------------------------
                                                                    Signature of Co-Owner, if any

                                                            Business Telephone:
                                                            (  )
                                                            ----------------------------------------------
                                                            Home Telephone:
                                                            (  )
                                                            ----------------------------------------------
                                                            Dated:_________________, 1997

 ----------------------------------------------------------------------------------------------------------



                          *IMPORTANT TAX INFORMATION*

          Please be advised that, regardless of whether your have previously furnished a taxpayer identification number (social security number for individual, or employer identification number for corporation(s)) (a "TIN") or the certification on Form W-9 with respect to dividend payments, you must again furnish this number, certified to be correct under penalties of perjury, to assure that backup withholding of 31% will not be implemented. Certification should be made to the Company on the Substitute Form W-9 below. If the certificates representing shares of Common Stock covered by this Letter of Acceptance will be registered in more than one name or will not be registered in the name of the actual holder, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.


------------------------------------------------------------------------------------------------------------------------------------

SUBSTITUTE                   PART 1 -- PLEASE PROVIDE YOUR TIN IN THE                      Social Security Number or
FORM W-9                     BOX AT THE RIGHT AND CERTIFY BY SIGNING AND                Employer Identification Number
Please fill in your Name     DATING BELOW, OR IF A TIN HAS NOT BEEN
 and Address:                ISSUED TO YOU, PLEASE CHECK THE BOX IN PART
___________________          3 BELOW.
___________________
___________________
------------------------------------------------------------------------------------------------------------------------------------

DEPARTMENT OF TREASURY                                                     PART 2 -- For payees exempt from backup withholding, see
PAYER'S REQUEST FOR TAXPAYER                                               the enclosed Guidelines for Certification of Taxpayer
IDENTIFICATION NUMBER (TIN)                                                Identification Number on Substitute Form W-9
------------------------------------------------------------------------------------------------------------------------------------

CERTIFICATION -- Under penalties of perjury, I certify that:
(1)  The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me) and
(2)  I am not subject to backup withholding under the provisions of Section 3406 of the Internal Revenue Code of
     1986, as amended, either because (i) I am exempt from backup withholding, (ii) I have not been notified by the
     Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends or (iii) the IRS has notified me that I am no longer subject to backup withholding.

CERTIFICATION INSTRUCTIONS -- You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).
------------------------------------------------------------------------------------------------------------------------------------

                                                                                         PART 3
SIGNATURE__________________________________    DATE_________________, 199__                     Awaiting TIN [ ]

------------------------------------------------------------------------------------------------------------------------------------


               YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU
                CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER


  I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding that I have checked the box in Part 3 (and have completed this Certificate of Awaiting Taxpayer Identification Number), all reportable payments made to me prior to the time I provide the Company with a properly certified taxpayer identification number may be subject to a 31% backup withholding tax.


SIGNATURE  _______________________________ DATE ________________________

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU.

  TAX IDENTIFICATION NUMBER. Federal income tax law generally requires that a holder of Gulfedge Units who receives shares of Common Stock of the Company must provide the Company (as payor) with such holder's correct Taxpayer Identification Number ("TIN") on Substitute Form W-9 above, which in the case of an Exchanging Offeree who is an individual is his or her social security number. If the shares of Common Stock of the Company relating to this Letter of Acceptance will be held in more than one name or will not be held in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer's Identification Number on Substitute Form W-9 (the "W-9 Guidelines") for additional instructions. If the Company is not provided with the current TIN, or if any other information is not correctly provided, such Exchanging Offeree may be subject to up to a $500 penalty imposed by the Internal Revenue Service (plus additional penalties if an Exchanging Offeree makes a false certification). Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

  Exempt holders of Common Stock of the Company (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. (In order to satisfy the Company that a foreign individual qualifies as an exempt recipient, that holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Company). See the enclosed W-9 Guidelines for additional instructions.

  To prevent backup withholding, each Exchanging Offeree must provide his correct TIN by completing the Substitute Form W-9 set forth above, certifying that the TIN provided is correct and that (i) the Exchanging Offeree is exempt from backup withholding, (ii) the Exchanging Offeree has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of a failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the Exchanging Offeree that he is no longer subject to backup withholding. Notwithstanding that the box in Part 3 is checked (and the Certificate of Awaiting Taxpayer Identification Number is completed) the Company may withhold 31% of any dividends paid prior to the time it is provided with a properly certified TIN. Backup withholding will continue until such Exchanging Offeree furnishes his TIN to the Company.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payor -- Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payor.

                                                                                                     Give the EMPLOYER
                                       Give the SOCIAL                                                 IDENTIFICATION
For this type of account:           SECURITY number of --      For this type of account:                number of --
------------------------------  -----------------------------  -----------------------------  --------------------------------
1.  An individual's account     The individual                 9.  A valid trust, estate,     Legal entity (Do not furnish
                                                                   or pension trust           the identifying number of the
2.  Two or more individuals     The actual owner of the                                       personal representative or
 (joint account)                account or, if combined                                       trustee unless the legal entity
                                funds, the first individual                                   itself is not designated in the
                                on the account/5/                                             account title.)/5/

3.  Husband and wife (joint     The actual owner of the        10.  Corporate account         The corporation
 account)                       account or, if joint funds,
                                the first individual on the
                                account/1/

4.  Custodian account of a      The minor/6/                   11.  Association, club,        The organization
 minor (Uniform Gift to                                             religious, charitable,
 Minors Act)                                                        educational, or other tax-
                                                                    exempt organization

5.  Adult and minor (joint      The adult or, if the minor     12.  Partnership account       The partnership
 account)                       is the only contributor, the        held in the name of
                                minor/1/                            the business

6.  Account in the name of      The ward, minor or             13.  A broker or registered    The broker or nominee
 guardian or committee          incompetent person/7/               nominee
 for a designated ward,
 minor, or incompetent
 person

7.  (a)  The usual revocable    The grantor person/1/          14.  Account with the          The public entity
         savings trust account                                      Department of
         (grantor is also                                           Agriculture in the name
         trustee)                                                   of a public entity (such
    (b)  So-called trust        The actual owner/1/                 as a state or local
         account that is not a                                      government, school
         legal or valid trust                                       district, or prison) that
         under state law                                            receives agricultural
                                                                    program payments

---------------------------------------

/5/  List first and circle the name of the person whose number your furnish.

/6/  Circle the minor's name and furnish the minor's social security number.

/7/  Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.



                                                                                                     Give the EMPLOYER
                                       Give the SOCIAL                                                 IDENTIFICATION
For this type of account:           SECURITY number of --      For this type of account:                number of --
------------------------------  -----------------------------  -----------------------------  --------------------------------
 8.  Sole proprietorship
     acccount                        The owner/8/



OBTAINING A NUMBER

     If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (IRS) and apply for a number.

     PAYEES AND PAYMENT EXEMPT FROM BACKUP WITHHOLDING -- The following is a list of payees exempt from backup withholding and for which no information reporting is required. For broker transactions, payees listed in items (1) through (13), and a person registered under the Investment Advisers Act of 1940
who regularly acts as a broker are exempt.   Payments subject to reporting under
sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7), except that a corporation that provides medical and health care services or bills and collects payments for such services is not exempt from withholding or information reporting:

(1)  A corporation.
(2) An organization exempt from tax under section 501(a), or an individual retirement plan (IRA), or a custodial account under section 403(b)(7).
(3)  The United States or any of its agencies or instrumentalities.
(4) A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
(5) A foreign government or any of its political subdivisions, agencies or instrumentalities.
(6)  An international organization or any of its agencies or instrumentalities.
(7)  A foreign central bank of issue.
(8) A dealer in securities or commodities required to register in the U.S. or a possession of the U.S.
(9) A futures commission merchant registered with the Commodity Futures Trading Commission.
(10) A real estate investment trust.
(11) An entity registered at all times during the tax year under the Investment Company Act of 1940.
(12) A common trust fund operated by a bank under section 584(a).
(13) A financial institution.

     Exempt payees described above should complete substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYOR, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER IN PART 1, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND SIGN AND DATE THE FORM.

     Payments that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041(A)(a), 6042, 6044, 6045, 6049, 6050A, and 6050N.

--------------------------------

    /8/ Show the name of the owner.

   /5/ List first and circle the name of the legal trust, estate, or pension trust.

Notes: If no name is circle when there is more than one name, the number will be considered to be that of the first name listed.

     PRIVACY ACT NOTICE -- Section 6109 requires you to furnish your correct taxpayer identification number (TIN) to persons who must file information returns with IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, or contribution you made to an individual retirement arrangement
(IRA). IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. You must provide your TIN whether or not you are required to file a tax return. Payors must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a TIN to a payor. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER -- If you fail to furnish your correct taxpayer identification number to a payor, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING -- If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

                    FOR ADDITIONAL INFORMATION CONTACT YOUR
                 TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                    PART IV
                      CERTIFICATION OF NON-FOREIGN STATUS


     Section 1445 of the Internal Revenue Code provides that the Company, as transferee of a U.S. real property interest, must withhold tax if the Exchanging Offeree is a foreign person. In general, a foreign person is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust, or foreign estate, but not a resident alien individual.

     To inform the Company that withholding of tax is not required under Section 1445, Section 1 below must be completed by each Exchanging Offeree who is an individual, and Section 2 below must be completed on behalf of each Exchanging Offeree that is an entity.

SECTION 1 - CERTIFICATION BY INDIVIDUALS [to be completed ONLY by an Exchanging Offeree who is an individual]

     I,  _____________________________________ [name of Exchanging Offeree]
hereby certify the following:

1.  I am not a nonresident alien for purposes of U.S. income taxation;

2.  My social security number is _____________________; and

3.  My home address is _________________________________________________.

     I understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement I have made here could be punished by fine, imprisonment, or both.

     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

____________________________________        __________________
Signature of Exchanging Offeree                    Date

SECTION 2 - CERTIFICATION BY ENTITIES [to be completed ONLY on behalf of an Exchanging Offeree that is an entity]

     The undersigned (who is a responsible officer in the case of a corporation, a general partner in the case of a partnership, or a trustee, executor, or equivalent fiduciary in the case of a trust or estate) hereby certifies the following on behalf of ______________________ [name of Exchanging Offeree]:

1. _________________________ [name of Exchanging Offeree] is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. The U.S. employer identification number of _________________________[name of Exchanging Offeree] is ______________________.

3. The office address of ______________________________[name of Exchanging Offeree] is
___________________________________________________________________________.

     _____________________________[name of Exchanging Offeree] understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of ________________________ [name of Exchanging Offeree].


_______________________________                    ________________
Signature                                                Date
_______________________________
Title

                                                                      APPENDIX D
                              LETTER OF ACCEPTANCE

                             FOR PARTNER INTERESTS

                                       IN

                       EDGE JOINT VENTURE II PARTNERSHIP

                          A TEXAS GENERAL PARTNERSHIP

                       PURSUANT TO THE PURCHASE OFFER OF

                           EDGE PETROLEUM CORPORATION

                             A DELAWARE CORPORATION

     Capitalized terms used but not defined herein have the meanings given to them in the Joint Proxy and Consent Solicitation Statement/Prospectus dated _______________, 1997, of Edge Petroleum Corporation, a Delaware corporation (the "Company"), as supplemented or amended (the "Joint Proxy and Consent Solicitation Statement/Prospectus"). Reference to any gender herein includes a reference to all genders and to the neuter.

     This Letter of Acceptance must be received by the Company by 5:00 p.m., Central Time, on _______________, 1997, or if the Edge Group Purchase Offer is extended, by that extended time and date (the "Expiration Date"). Please execute this Letter of Acceptance in the SIGNATURE BOX and send or deliver the completed Letter of Acceptance to the Company at the following address:

                         Edge Petroleum Corporation
                         Texaco Heritage Plaza
                         1111 Bagby, Suite 2100
                         Houston, Texas 77002

  DELIVERY OF THIS LETTER OF ACCEPTANCE IS AT THE RISK OF THE OFFEREE. IF SENT BY U.S. MAIL, IT IS RECOMMENDED THAT AN OFFEREE USE REGISTERED MAIL, RETURN RECEIPT REQUESTED.

                                     PART I

   ACCEPTANCE OF THE EDGE GROUP PURCHASE OFFER, REPRESENTATIONS, WARRANTIES,
            COVENANTS, APPOINTMENT OF PROXIES AND POWER OF ATTORNEY

  Edge Group, by signing in the SIGNATURE BOX below, hereby accepts the Edge Group Purchase Offer on the terms and subject to the conditions set forth in this Letter of Acceptance and in the Joint Proxy and Consent Solicitation Statement/ Prospectus, receipt of a copy of which is hereby acknowledged, and with respect to all Edge Group's Joint Venture Interest described in Part III below (i) tenders to the Company all Edge Group's Joint Venture Interest and
(ii) subject to acceptance of the tender made hereby, sells, transfers and assigns to the Company all right, title and interest in Edge Group's Joint Venture Interest tendered hereby (including without limitation all rights to receive distributions with respect thereto).

  The Company reserves the rights to transfer or assign, in whole or from time to time in part, to one or more entities directly or indirectly wholly owned by the Company the right to purchase interests in the Joint Venture tendered pursuant to the Edge Group Purchase Offer, but any such transfer or assignment shall not relieve the Company of its obligations under the Edge Group Purchase Offer, or prejudice the rights of Edge Group to receive shares of Common Stock for interests in the Joint Venture properly tendered and accepted for exchange.

  This Letter of Acceptance may be withdrawn by written notice to the Company at any time on or before the Expiration Date.

  The Exchanging Offeree, by executing this Letter of Acceptance, represents and warrants to the Company that (a) it has, and as of the Closing Date will have, the right and authority to transfer all its interests in the Joint Venture, (b) all its partner interests in the Joint Venture are, and as of the Closing Date will be, free and clear of all liens, restrictions, charges, encumbrances and adverse claims and (c) the partner interests described in Part III below constitute all of its interests in the Joint Venture. All representations, warranties and covenants contained herein shall survive the Closing Date and all other transactions contemplated by this Letter of Acceptance or by the Joint Proxy and Consent Solicitation Statement/Prospectus.

  Edge Group, by executing this Letter of Acceptance, irrevocably appoints the Company or any designee of the Company, with full power of substitution as its true and lawful agent and attorney-in-fact, in its name, place and stead, (a) to execute, acknowledge, swear to, deliver, record, file and send (i) any instruments amending the partnership agreement or certificate of general partnership of the Joint Venture necessary or desirable to effect the transactions contemplated by and described in the Joint Proxy and Consent Solicitation Statement/Prospectus and any other instruments, documents, certificates, or notices that such agent and attorney-in-fact determines are necessary or desirable under the laws of the United States of America (including without limitation the Internal Revenue Code), any state or any political subdivision or agency thereof to continue the valid existence of the Joint Venture as a general partnership or to begin or continue its rights to do business in any jurisdiction and (ii) any other instruments, documents, agreements, certificates or notices that agent and attorney-in-fact determines are necessary or desirable to effect the transactions contemplated by this Letter of Acceptance or the Joint Proxy and Consent Solicitation Statement/Prospectus and (b) to receive all benefits and otherwise exercise all rights of beneficial ownership of interests in the Joint Venture tendered hereby, all in accordance with the terms of the Edge Group Purchase Offer. The power of attorney contained in this paragraph shall become effective upon acceptance by the Company of this Letter of Acceptance, shall be deemed coupled with an interest, shall be irrevocable, shall survive the death, incapacity, dissolution or termination of existence of the Exchanging Offeree and shall be binding upon the Exchanging Offeree's legal representatives, successors and assigns.

  The Exchanging Offeree obligates itself and its legal representatives, successors and assigns to execute and deliver, or procure and furnish from third parties, all additional instruments and documents that the Company may require to evidence its title to the interests in the Joint Venture described in Part III hereof to transfer to and vest in the Company the tendered partner interests in the Joint Venture, and to effect any other transaction contemplated by the Joint Proxy and Consent Solicitation Statement/Prospectus. Without limiting or prejudicing any remedies that the Company may have hereunder at law or in equity, the obligations of the Exchanging Offeree hereunder may be specifically enforced.

  This Letter of Acceptance shall be governed by and construed in accordance with the substantive laws of the State of Texas without regard to its choice of law rules. Any term or provision of this Letter of Acceptance that is invalid of unenforceable in any situation in any jurisdiction shall not affect the validity, legality or enforceability by the Company of the remainder of this Letter of Acceptance.


                                    PART II
                          NAME AND ADDRESS OF OFFEREE

Name:
     -----------------------------
Address:
        --------------------------

----------------------------------

----------------------------------

                                    PART III
                            DESCRIPTION OF INTERESTS

  Set forth below is the partner interests in the Joint Venture that the
Exchanging Offeree owns.   Edge Group must execute and deliver this Letter of
Acceptance with respect to all interests it owns in the Joint Venture.

                               Partner Interests
                               -----------------


----------------------------------------------------------------------------------------------------------

                                                SIGNATURE BOX
                                (PLEASE ALSO COMPLETE THE SUBSTITUTE FORM W-9
                              AND THE CERTIFICATION OF NON-FOREIGN STATUS BELOW)

    Please sign exactly as your name is printed in Part
    II
    above, unless printed incorrectly.  Signatures in       ----------------------------------------------
    Letters of Acceptance from trusts, joint ventures,      Full Name of Exchanging Offeree (Please Print)
    corporations, limited partnerships, general
    partnerships and other such entities must be
    accompanied by evidence or an opinion of counsel        ----------------------------------------------
    acceptable to the Company that the entity has met all           Full Name of Co-Owner, if any
    requirements of its governing instruments.  Each
    joint owner of a general or limited partner interest
    must sign.  By signing in this SIGNATURE BOX,           ----------------------------------------------
    the Exchanging Offeree hereby agrees to all of the             Signature of Exchanging Offeree
    provisions contained in Part I of this Letter of
    Acceptance.
                                                            ----------------------------------------------
                                                                    Signature of Co-Owner, if any

                                                            Business Telephone:
                                                            (  )
                                                            ----------------------------------------------
                                                            Home Telephone:
                                                            (  )
                                                             ---------------------------------------------
                                                            Dated:__________________________, 1997


----------------------------------------------------------------------------------------------------------

                          *IMPORTANT TAX INFORMATION*

          Please be advised that, regardless of whether your have previously furnished a taxpayer identification number (social security number for individual, or employer identification number for corporation(s)) (a "TIN") or the certification on Form W-9 with respect to dividend payments, you must again furnish this number, certified to be correct under penalties of perjury, to assure that backup withholding of 31% will not be implemented. Certification should be made to the Company on the Substitute Form W-9 below. If the certificates representing shares of Common Stock covered by this Letter of Acceptance will be registered in more than one name or will not be registered in the name of the actual holder, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.


----------------------------------------------------------------------------------------------------------------------------------
SUBSTITUTE                   PART 1 -- PLEASE PROVIDE YOUR TIN IN THE                      Social Security Number or
FORM W-9                     BOX AT THE RIGHT AND CERTIFY BY SIGNING AND                Employer Identification Number
Please fill in your Name     DATING BELOW, OR IF A TIN HAS NOT BEEN
 and Address:                ISSUED TO YOU, PLEASE CHECK THE BOX IN PART
___________________          3 BELOW.
___________________
___________________
-----------------------------------------------------------------------------------------------------------------------------------
DEPARTMENT OF TREASURY                                                     PART 2 -- For payees exempt from backup withholding, see
PAYER'S REQUEST FOR TAXPAYER                                               the enclosed Guidelines for Certification of Taxpayer
IDENTIFICATION NUMBER (TIN)                                                Identification Number on Substitute Form W-9
-----------------------------------------------------------------------------------------------------------------------------------
CERTIFICATION -- Under penalties of perjury, I certify that:
(1)  The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me) and
(2)  I am not subject to backup withholding under the provisions of Section 3406 of the Internal Revenue Code of
     1986, as amended, either  because (i) I am exempt from backup withholding, (ii) I have not been notified by the
     Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends or (iii) the IRS has notified me that I am no longer subject to backup withholding.

CERTIFICATION INSTRUCTIONS -- You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).
------------------------------------------------------------------------------------------------------------------------------------

                                                                                        PART 3
SIGNATURE___________________________________  DATE _______________, 199__                       Awaiting TIN [ ]

------------------------------------------------------------------------------------------------------------------------------------



               YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU
                CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER


  I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding that I have checked the box in Part 3 (and have completed this Certificate of Awaiting Taxpayer Identification Number), all reportable payments made to me prior to the time I provide the Company with a properly certified taxpayer identification number may be subject to a 31% backup withholding tax.


SIGNATURE  _______________________________ DATE ________________________

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU.

  TAX IDENTIFICATION NUMBER. Federal income tax law generally requires that if Edge Group accepts the Edge Group Purchase Offer, it must provide the Company (as payor) with its correct Taxpayer Identification Number ("TIN") on Substitute Form W-9 above. If the shares of Common Stock of the Company relating to this Letter of Acceptance will be held in more than one name or will not be held in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer's Identification Number on Substitute Form W-9 (the "W-9 Guidelines") for additional instructions. If the Company is not provided with the current TIN, or if any other information is not correctly provided, Edge Group may be subject to up to a $500 penalty imposed by the Internal Revenue Service (plus additional penalties if Edge Group makes a false certification). Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

  Exempt holders of Common Stock of the Company (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. (In order to satisfy the Company that a foreign individual qualifies as an exempt recipient, that holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Company). See the enclosed W-9 Guidelines for additional instructions.

  To prevent backup withholding, Edge Group must provide its correct TIN by completing the Substitute Form W-9 set forth above, certifying that the TIN provided is correct and that (i) it is exempt from backup withholding, (ii) it has not been notified by the Internal Revenue Service that it is subject to backup withholding as a result of a failure to report all interest or dividends or (iii) the Internal Revenue Service has notified Edge Group that it is no
longer subject to backup withholding.   Notwithstanding that the box in Part 3
is checked (and the Certificate of Awaiting Taxpayer Identification Number is completed) the Company may withhold 31% of any dividends paid prior to the time it is provided with a properly certified TIN. Backup withholding will continue until Edge Group furnishes its TIN to the Company.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payor -- Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payor.

                                                                                                     Give the EMPLOYER
                                       Give the SOCIAL                                                 IDENTIFICATION
For this type of account:           SECURITY number of --      For this type of account:                number of --
------------------------------  -----------------------------  -----------------------------  --------------------------------
1.  An individual's account     The individual                 9.  A valid trust, estate,     Legal entity (Do not furnish
                                                                   or pension trust           the identifying number of the
2.  Two or more individuals     The actual owner of the                                       personal representative or
 (joint account)                account or, if combined                                       trustee unless the legal entity
                                funds, the first individual                                   itself is not designated in the
                                on the account/9/                                             account title.)/5/

3.  Husband and wife (joint     The actual owner of the        10.  Corporate account         The corporation
 account)                       account or, if joint funds,
                                the first individual on the
                                account/1/

4.  Custodian account of a      The minor/10/                  11.  Association, club,        The organization
 minor (Uniform Gift to                                             religious, charitable,
 Minors Act)                                                        educational, or other tax-
                                                                    exempt organization

5.  Adult and minor (joint      The adult or, if the minor     12.  Partnership account       The partnership
 account)                       is the only contributor, the        held
                                minor/1/                            in the name of the
                                                                    business

6.  Account in the name of      The ward, minor or             13.  A broker or registered    The broker or nominee
    guardian or committee       incompetent person/11/              nominee
    for a designated ward,
    minor, or incompetent
    person

7.  (a)  The usual revocable    The grantor person/1/          14.  Account with the          The public entity
         savings trust account                                      Department of
         (grantor is also                                           Agriculture in the name
         trustee)                                                   of a public entity (such
    (b)  So-called trust        The actual owner/1/                 as a state or local
         account that is not a                                      government, school
         legal or valid trust                                       district, or prison) that
         under state law                                            receives agricultural
                                                                    program payments

--------------------------------------

/9/   List first and circle the name of the person whose number your furnish.

/10/  Circle the minor's name and furnish the minor's social security number.

/11/ Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.


                                                                                                     Give the EMPLOYER
                                       Give the SOCIAL                                                 IDENTIFICATION
For this type of account:           SECURITY number of --      For this type of account:                number of --
------------------------------  -----------------------------  -----------------------------  --------------------------------
 8.  Sole proprietorship
 account                        The owner/12/
------------------------------------------------------------------------------------------------------------------------------


OBTAINING A NUMBER

     If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (IRS) and apply for a number.

     PAYEES AND PAYMENT EXEMPT FROM BACKUP WITHHOLDING -- The following is a list of payees exempt from backup withholding and for which no information reporting is required. For broker transactions, payees listed in items (1) through (13), and a person registered under the Investment Advisers Act of 1940
who regularly acts as a broker are exempt.   Payments subject to reporting under
sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7), except that a corporation that provides medical and health care services or bills and collects payments for such services is not exempt from withholding or information reporting:

(1)  A corporation.
(2) An organization exempt from tax under section 501(a), or an individual retirement plan (IRA), or a custodial account under section 403(b)(7).
(3)  The United States or any of its agencies or instrumentalities.
(4) A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
(5) A foreign government or any of its political subdivisions, agencies or instrumentalities.
(6)  An international organization or any of its agencies or instrumentalities.
(7)  A foreign central bank of issue.
(8) A dealer in securities or commodities required to register in the U.S. or a possession of the U.S.
(9) A futures commission merchant registered with the Commodity Futures Trading Commission.
(10) A real estate investment trust.
(11) An entity registered at all times during the tax year under the Investment Company Act of 1940.
(12) A common trust fund operated by a bank under section 584(a).
(13) A financial institution.

     Exempt payees described above should complete substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYOR, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER IN PART 1, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND SIGN AND DATE THE FORM.

     Payments that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041(A)(a), 6042, 6044, 6045, 6049, 6050A, and 6050N.

     PRIVACY ACT NOTICE -- Section 6109 requires you to furnish your correct taxpayer identification number (TIN) to persons who must file information returns with IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, or contribution you made to an individual retirement arrangement
(IRA). IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. You must provide your TIN whether or not you are required to file a tax return. Payors must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a TIN to a payor. Certain penalties may also apply.

------------------------------

/12/  Show the name of the owner.

/5/ List first and circle the name of the legal trust, estate, or pension trust.

Notes: If no name is circle when there is more than one name, the number will be considered to be that of the first name listed.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER -- If you fail to furnish your correct taxpayer identification number to a payor, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING -- If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

                    FOR ADDITIONAL INFORMATION CONTACT YOUR
                 TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                    PART IV
                      CERTIFICATION OF NON-FOREIGN STATUS


     Section 1445 of the Internal Revenue Code provides that the Company, as transferee of a U.S. real property interest, must withhold tax if Edge Group is a foreign partnership. To inform the Company that withholding of tax is not required under Section 1445, the undersigned (who is a general partner of Edge Group) hereby certifies the following on behalf of Edge Group:

1. Edge Group is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.  The U.S. employer identification number of Edge Group is
______________________.

3.  Edge Group's office address
is__________________________________________________.

     Edge Group understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Edge Group.


_______________________________                 _________________________
Signature                                                  Date

_______________________________
Title

                                                                     APPENDIX E

                                          November 27, 1996

Edge Petroleum Corporation
2100 Texaco Heritage Plaza
Houston, Texas 77002

Gentlemen:

  At your request, we have prepared an estimate of the reserves, future production, and income attributable to certain combined leasehold and royalty interests that are sought to be combined in Edge Petroleum Corporation, a Delaware corporation, and which are currently held by Edge Joint Venture II
(Edge) and James C. Calaway as of September 30, 1996. The subject properties are located in the states of Alabama, Louisiana, Mississippi, and Texas. The income data were estimated using the Securities and Exchange Commission (SEC) guidelines for future cost and price parameters.

  The estimated reserves and future income amounts presented in this report are related to hydrocarbon prices. September 1996 hydrocarbon prices were used in the preparation of this report as required by SEC guidelines; however, actual future prices may vary significantly from these prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. A summary of the results of this study is shown below.

                                SEC PARAMETERS
                    ESTIMATED NET RESERVES AND INCOME DATA
                  CERTAIN LEASEHOLD AND ROYALTY INTERESTS OF
                  EDGE JOINT VENTURE II AND JAMES C. CALAWAY
                           AS OF SEPTEMBER 30, 1996

                                                     PROVED
                                 -----------------------------------------------
                                        DEVELOPED
                                 -----------------------
                                                NON-                    TOTAL
                                  PRODUCING   PRODUCING  UNDEVELOPED   PROVED
                                 ----------- ----------- ----------- -----------
NET REMAINING RESERVES
  Oil/Condensate--Barrels.......     438,829     269,232     41,961      750,022
  Plant Products--Barrels.......      71,050      10,329          0       81,379
  Gas--MMCF.....................       7,359       3,626      2,579       13,564
INCOME DATA
  Future Gross Revenue.......... $23,669,314 $12,193,754 $5,449,802  $41,312,870
  Deductions....................   2,833,691   2,101,502  1,096,312    6,031,505
                                 ----------- ----------- ----------  -----------
  Future Net Income (FNI)....... $20,835,623 $10,092,252 $4,353,490  $35,281,365
  Discounted FNI @ 10%.......... $16,935,423 $ 6,088,764 $2,632,295  $25,656,482

  Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are sales gas expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

  The proved developed non-producing reserves included herein are comprised of behind-pipe and shut-in categories. A substantial portion of the proved undeveloped reserves are associated with wells that have been drilled, but require major expenditures for facilities, pipelines, and completions prior to production. The various producing status categories are defined in the section entitled "Definitions of Producing Status Categories" which is attached with this report.

  The future gross revenue is after the deduction of production taxes. The deductions are comprised of the normal direct costs of operating the wells (including processing fees and ad valorem taxes), recompletion costs and development costs. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. Gas reserves account for approximately 61 percent and liquid hydrocarbon reserves account for the remaining 39 percent of total future gross revenue from proved reserves.

RESERVES INCLUDED IN THIS REPORT

  The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10(a) as clarified by subsequent Commission Staff Accounting Bulletins. Our definition of proved reserves is included in the section entitled "Definitions of Reserves" which is attached with this report.

ESTIMATES OF RESERVES

  In general, the reserves included herein were predominantly estimated by the volumetric method due to the limited production history of the wells considered in this study. However, performance methods were used in certain cases where characteristics of the data indicated this method was more appropriate in our opinion. The reserves estimated by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical performance data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

  The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

FUTURE PRODUCTION RATES

  Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations which are not currently producing. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Edge.

  In general, we estimate that future gas production rates will continue to be the same as the average rate for the latest available 12 months of actual production until such time that the well or wells are incapable of producing at this rate. The well or wells were then projected to decline at their decreasing delivery capacity rate. Our general policy on estimates of future gas production rates is adjusted when necessary to reflect actual gas market conditions in specific cases.

  The future production rates from wells now on production may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies. Wells or locations which are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

HYDROCARBON PRICES

  Edge furnished us with prices in effect at September 30, 1996 and these prices were held constant except for known and determinable escalations. Product prices which were actually used for each property reflect adjustment for gravity, quality, local conditions, and/or distance from market. In accordance with SEC guidelines, changes in liquid and gas prices subsequent to September 30, 1996 were not taken into account in this report. Future prices used in this report are discussed in more detail in the section entitled "Hydrocarbon Pricing Parameters" which is attached with this report.

COSTS

  Operating costs for the leases and wells in this report are based on the operating expense reports of Edge and include only those costs directly applicable to the leases or wells. When applicable, the operating costs include a portion of general and administrative costs allocated directly to the leases and wells under terms of operating agreements. Development costs were furnished to us by Edge and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The current operating and development costs were held constant throughout the life of the properties. At the request of Edge, their estimate of zero net abandonment costs after salvage value was used in this report. Ryder Scott has not performed a detailed study of the abandonment cost nor the salvage value and makes no warranty for Edge's estimate. No deduction was made for indirect costs such as general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

GENERAL

  While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from existing levels, such changes were, in accordance with the rules adopted by the SEC, omitted from consideration in making this evaluation.

  The estimates of reserves presented herein were based upon a detailed study of the properties in which Edge owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities which may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. Edge has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by Edge were accepted without independent verification. The estimates presented in this report are based on data available through September 1996.

  Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

  This report was prepared for the exclusive use of Edge Petroleum Corporation. The data, work papers, and maps used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

                                          Very truly yours,

                                          RYDER SCOTT COMPANY
                                          PETROLEUM ENGINEERS

                                          /s/ Michael F. Stell
                                          -------------------------------------
                                          Michael F. Stell, P.E.
                                          Petroleum Engineer
MFS/sw

Approved:

/s/ Don P. Roesle
-------------------------------------
Don P. Roesle, P.E.
Senior Vice President

                            DEFINITIONS OF RESERVES

PROVED RESERVES (SEC DEFINITION)

  Proved reserves of crude oil, condensate, natural gas, and natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based on future conditions.

  Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. In certain instances, proved reserves are assigned on the basis of a combination of core analysis and electrical and other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluid contacts, if any, and (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

  Reserves that can be produced economically through the application of improved recovery techniques are included in the proved classification when these qualifications are met: (1) successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids.

  Proved natural gas reserves are comprised of non-associated, associated and dissolved gas. An appropriate reduction in gas reserves has been made for the expected removal of natural gas liquids, for lease and plant fuel, and for the exclusion of non-hydrocarbon gases if they occur in significant quantities and are removed prior to sale. Estimates of proved reserves do not include crude oil, natural gas, or natural gas liquids being held in underground or surface storage.

  Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available.

                           RESERVE STATUS CATEGORIES

  Reserve status categories define the development and producing status of wells and/or reservoirs.

PROVED DEVELOPED (SEC DEFINITION)

  Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

  Developed reserves may be subcategorized as producing or non-producing using the SPE/SPEE Definitions:

 Producing

    Producing reserves are expected to be recovered from completion intervals open at the time of the estimate and producing. Improved recovery reserves are considered to be producing only after an improved recovery project is in operation.

 Non-Producing

    Non-producing reserves include shut-in and behind pipe reserves. Shut-in reserves are expected to be recovered from completion intervals open at the time of the estimate, but which had not started producing, or were shut-in for market conditions or pipeline connection, or were not capable of production for mechanical reasons, and the time when sales will start is uncertain. Behind pipe reserves are expected to be recovered from zones behind casing in existing wells, which will require additional completion work or a future recompletion prior to the start of production.

PROVED UNDEVELOPED (SEC DEFINITION)

  Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with reasonable certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

                        HYDROCARBON PRICING PARAMETERS

                                SEC PARAMETERS

OIL AND CONDENSATE

  Edge furnished us with oil and condensate prices in effect at September 30, 1996 and these prices were held constant to depletion of the properties. In accordance with Securities and Exchange Commission guidelines, changes in liquid prices subsequent to September 30, 1996 were not considered in the report.

PLANT PRODUCTS

  Edge furnished us with plant product prices in effect at September 30, 1996 and these prices were held constant to depletion of the properties.

GAS

  Edge furnished us with gas prices in effect at September 30, 1996 and with its forecasts of future gas prices which take into account SEC guidelines, current spot market prices, contract prices, and fixed and determinable price escalations where applicable. In accordance with SEC guidelines, the future gas prices used in this report make no allowances for future gas price increases which may occur as a result of inflation nor do they make any allowance for seasonal variations in gas prices which may cause future yearly average gas prices to differ from September 1996 gas prices. For gas sold under contract, the contract gas price including fixed and determinable escalations, exclusive of inflation adjustments, was used until the contract expires and then was adjusted to the current market price for the area and held at this adjusted price to depletion of the reserves.

                                                                      APPENDIX F

                         TEXAS BUSINESS CORPORATION ACT

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case
may be, for payment of the fair value of the shareholder's shares.    The fair
value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety
(90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action.
If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

  C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to
Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been file within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 Delaware General Corporation Law

  Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

  Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Section 145(d) of the DGCL states that any indemnification under subsections
(a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (2) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders.

  Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it ultimately is determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

  Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in this official capacity and as to action in another capacity while holding such office.

  Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

  Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

 Certificate of Incorporation

  The Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

 Bylaws

  The Bylaws of the Company provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Company or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity thereunder, and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. The Bylaws further provide that the right to indemnification conferred thereby shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under the Bylaws or otherwise. In addition, the Bylaws provide that the Company may, by action of its board of directors, provide indemnification to employees and agents of the Company, individually or as a group, with the same scope and effect as the indemnification to employees and agents of the Company, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in the Bylaws.

  The Bylaws include related provisions meant to facilitate the indemnitee's receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined therein).

 Indemnification Agreements

  The Company has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements provide that the Company shall indemnify the director and hold him harmless from any losses and expenses which, in type or amount, are not insured under the directors and officers' liability insurance maintained by the Company, and generally indemnifies the director against losses and expenses as a result of a claim or claims made against him for any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the director or any of the foregoing alleged by any claimant or any claim against the director solely by reason of him being a director or officer of the Company, subject to certain exclusions. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses.

 Underwriting Agreement

  The Underwriting Agreement to be entered into in connection with the related public offering of the Common Stock of the Company provides for the indemnification of the directors and officers of the Company in certain circumstances.

 Insurance

  The Company intends to obtain a policy of liability insurance to insure its officers and directors against losses resulting from certain acts committed by them in their capacities as officers and directors of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   2.1  --Combination Agreement by and among Edge Group II Limited
          Partnership, Gulfedge Limited Partnership, Edge Group Partnership,
          Old Edge, Edge Mergeco, Inc., and the Company, dated as of December
          3, 1996 (included as Appendix A to the Joint Proxy and Consent
          Solicitation Statement/Prospectus that constitutes a part of this
          Registration Statement).
  *3.1  --Certificate of Incorporation of the Company.
  *3.2  --Bylaws of the Company.
  *4.1  --Form of certificate representing Common Stock.
  *4.2  --Subordinated Promissory Note of the Joint Venture dated January 3,
          1995 in the original principal amount of $2,000,000 payable to James
          C. Calaway, and related agreement, as amended.
  *4.3  --Credit Agreement, as amended, dated as of July 11, 1995, between
          Edge Joint Venture II and Compass Bank--Houston, as lender.
  *4.4  --Security Agreements, as amended, dated as of July 11, 1995 of Edge
          Joint Venture II in favor of Compass Bank--Houston.
          The Company is a party to several debt instruments under which the total amount of securities authorized does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. Pursuant to paragraph 4(iii)(A) of Item 601(b) of Regulation
          S-K, the Company agrees to furnish a copy of such instruments to the
          Commission upon request.
  *5.1  --Opinion of Baker & Botts, L.L.P.
  *8.1  --Opinion of          .
  *9.1  --Agreement dated April 8, 1991 among the persons named therein, with respect to the formation of Old Edge.
 *10.1  --Joint Venture Agreement, as amended, dated April 8, 1991 among Edge
          Group II Limited Partnership, New Edge Petroleum Corporation,
          Gulfedge Limited Partnership and Edge Group Partnership.
 *10.2  --Joint Venture Agreement between Edge Joint Venture II and Essex
          Royalty Limited Partnership II, dated as of May 10, 1994.
 *10.3  --Joint Venture Agreement between Edge Joint Venture II and Essex
          Royalty Limited Partnership, dated as of April 11, 1992.
 *10.4  --Agreement of Limited Partnership of Edge Group II Limited
          Partnership among John Sfondrini, Napamco, Ltd. and the limited partners named therein.
 *10.5  --Agreement of Limited Partnership of Gulfedge Limited Partnership by
          and among Edge Petroleum Corporation, a Texas corporation, as general partner, and the limited partners named therein, dated as of April 1,
          1991.
 *10.6  --Registration Rights Agreement between Edge Holding Company Limited
          Partnership and the Company.
 *10.7  --Form of Indemnification Agreement between the Company and each of its directors.
 *10.8  --Employment Agreement dated April 9, 1991 between Edge Petroleum
          Corporation and John E. Calaway.
 *10.9  --Employment Agreement between the Company and James D. Calaway.
 *10.10 --Employment Agreement between the Company and John E. Calaway.
  10.11 --Purchase Agreement between the Company and James C. Calaway dated as of December 3, 1996.
 *10.12 --Consulting Agreement of James C. Calaway dated March 18, 1989.
 *10.13 --Stock Option Plan of Edge Petroleum Corporation, a Texas
          corporation.
 *10.14 --1996 Incentive Plan of Edge Petroleum Corporation.
 *10.15 --Underwriting Agreement.
 *11.1  --Computation of Net Income Per Common and Common Equivalent Share.
 *21.1  --Subsidiaries of the Company.
  23.1  --Consent of Deloitte & Touche LLP.

 EXHIBIT
 NUMBER                           DESCRIPTION
 -------                          -----------
  *23.2  --Consent of Baker & Botts, L.L.P. (included in Exhibit 5.1).
   23.3  --Consent of Ryder Scott Company.
  *23.9  --Consent of Robert W. Shower, as nominee for director.
   24.1  --Power of Attorney (included on the signature page of this
          Registration Statement).
  *27.1  --Financial Data Schedule.
  *99.1  --Articles of Incorporation, as amended, of Edge Petroleum
          Corporation, a Texas corporation.
  *99.2  --Bylaws of Edge Petroleum Corporation, a Texas corporation.
  *99.3  --Form of Proxy Card.

--------
* To be filed by amendment.

  (b) Financial Statement Schedules.

    Schedule I--Condensed Financial Information of Registrant

  All other schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section (a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 4TH DAY OF DECEMBER, 1996.

                                          EDGE PETROLEUM CORPORATION

                                                  /s/  James D. Calaway
                                          By:__________________________________
                                             James D. Calaway
                                             President

                               POWER OF ATTORNEY

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS MR. JOHN E. CALAWAY AND JAMES D. CALAWAY, AND BOTH OF THEM, EITHER OF WHOM MAY ACT WITHOUT THE JOINDER OF THE OTHER, AS HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT FOR THE SAME OFFERING FILED PURSUANT TO RULE 462 UNDER THE SECURITIES ACT OF 1933, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND ALL OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING APPROPRIATE OR NECESSARY TO BE DONE, AS FULLY AND FOR ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR THEIR SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON DECEMBER 4, 1996.

                SIGNATURE                             TITLE
                ---------                             -----

        /s/   John E. Calaway           Chief Executive Officer and
   ____________________________________ Director (Principal Executive
             John E. Calaway            Officer)

        /s/   Richard S. Dale           Controller, Treasurer and
   ____________________________________ Secretary (Principal Financial
             Richard S. Dale            Officer and Principal Accounting
                                        Officer)

       /s/   James D. Calaway           Director
   ____________________________________
             James D. Calaway

        /s/   Vincent Andrews           Director
   ____________________________________
             Vincent Andrews

       /s/   David B. Benedict          Director
   ____________________________________
            David B. Benedict

                                        Director
   ____________________________________
              Paul McCollam

                SIGNATURE                             TITLE
                ---------                             -----

         /s/   Nils Peterson            Director
   ____________________________________
              Nils Peterson

      /s/   Stanley S. Raphael          Director
   ____________________________________
            Stanley S. Raphael

        /s/   John Sfondrini            Director
   ____________________________________
              John Sfondrini